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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 9, 2001

                       AMERICAN INTERNATIONAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                                                                   13-2592361
   (STATE OR OTHER JURISDICTION OF                   1-8787                           (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           (COMMISSION FILE NUMBER)                 IDENTIFICATION NO.)

                                 70 PINE STREET
                            NEW YORK, NEW YORK 10270
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (212) 770-7000

    ------------------------------------------------------------------------
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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

ITEM 5.  OTHER EVENTS

     American International Group, Inc. (AIG) hereby files supplemental financial statements and financial statement schedules for the three years ended December 31, 2000 and for six months ended June 30, 2001 prepared in accordance with Regulation S-X, together with Supplemental Selected Consolidated Financial Data and Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations, to retroactively reflect the acquisition of American General Corporation as of August 29, 2001. Also included are Exhibit 12, Supplemental Computation of Ratios of Earnings to Fixed Charges, and Exhibit 23, Consents of Independent Accountants.

              AMERICAN INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

               SUPPLEMENTAL SELECTED CONSOLIDATED FINANCIAL DATA

     The following Supplemental Selected Consolidated Financial Data, which has been restated to give retroactive effect to the acquisition of American General Corporation (AGC) on a pooling of interests basis, is presented in accordance with generally accepted accounting principles. This data should be read in conjunction with the supplemental financial statements and accompanying notes included elsewhere herein.

(in millions, except per share amounts)
-----------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                       2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------------------------------------
Revenues(a)................................................  $ 57,035   $ 51,335   $ 45,967   $ 41,480   $ 38,039
General insurance:
  Net premiums written.....................................    17,526     16,224     14,586     13,408     12,692
  Net premiums earned......................................    17,407     15,544     14,098     12,421     11,855
  Adjusted underwriting profit.............................       785        669        531        490        450
  Net investment income....................................     2,701      2,517      2,192      1,854      1,691
  Realized capital gains...................................        38        295        205        128         65
  Operating income.........................................     3,524      3,481      2,928      2,472      2,206
Life insurance:
  Premium income...........................................    17,173     15,480     13,725     13,171     12,067
  Net investment income....................................    10,664      9,505      8,357      6,620      5,821
  Realized capital gains (losses)..........................      (162)      (148)       (74)        (9)         4
  Operating income.........................................     4,822      4,210      3,596      2,954      2,496
Financial services operating income........................     1,678      1,432      1,181        926        710
Asset management operating income..........................     1,161        920        688        502        442
Equity in income of minority-owned insurance operations....        --         --         40        114         99
Other realized capital gains (losses)......................      (190)       (44)        (1)        11         50
Other income (deductions)-net..............................      (972)      (600)      (849)      (596)      (455)
Income before income taxes and minority interest...........    10,023      9,399      7,583      6,383      5,548
Income taxes...............................................     2,971      2,833      2,190      1,927      1,600
Income before minority interest............................     7,052      6,566      5,393      4,456      3,948
Minority interest..........................................      (413)      (380)      (347)      (203)      (124)
Net income.................................................     6,639      6,186      5,046      4,253      3,824
Earnings per common share(b):
  Basic....................................................      2.55       2.37       1.96       1.66       1.49
  Diluted..................................................      2.52       2.34       1.92       1.64       1.47
Cash dividends per common share(c).........................       .14        .13        .11        .10        .09
Total assets...............................................   426,671    383,685    338,783    280,234    246,464
Long-term debt(d)..........................................    38,069     34,583     33,655     26,953     26,458
Capital funds (shareholders' equity).......................    47,439     39,641     38,909     34,168     30,549
-----------------------------------------------------------------------------------------------------------------

(a) Represents the sum of general net premiums earned, life premium income, net investment income, financial services commissions, transaction and other fees, asset management commissions and other fees, equity in income of minority-owned insurance operations, and realized capital gains (losses). Commencing in 1997, agency operations were presented as a component of general insurance and 1996 agency results have been reclassified to conform to this presentation.

(b) Per share amounts for all periods presented have been retroactively adjusted to reflect all stock dividends and splits and reflect the adoption of the Statement of Financial Accounting Standards No. 128 "Earnings per Share."

(c) Cash dividends have not been restated to reflect dividends paid by SunAmerica Inc., the Maryland corporation which was merged into AIG on January 1, 1999, and AGC.

(d) Including commercial paper and excluding that portion of long-term debt maturing in less than one year.

                                                                               1
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SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
                             American International Group, Inc. and Subsidiaries

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Annual Report and other publicly available documents may include, and AIG's officers and representatives may from time to time make, statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only AIG's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of AIG's control. These statements may address, among other things, AIG's strategy for growth, product development, regulatory approvals, market position, financial results and reserves. It is possible that AIG's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Important factors that could cause AIG's actual results to differ, possibly materially, from those in the specific forward-looking statements are discussed throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. AIG is not under any obligation to (and expressly disclaims any such obligations to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

OPERATIONAL REVIEW

GENERAL INSURANCE OPERATIONS

AIG's general insurance subsidiaries are multiple line companies writing substantially all lines of property and casualty insurance.

     Domestic general insurance operations are comprised of the Domestic Brokerage Group (DBG), which includes The Hartford Steam Boiler Inspection and Insurance Company (HSB) and the domestic operations of Transatlantic Holdings, Inc. (Transatlantic), Personal Lines, including 21st Century Insurance Group (21st Century), and Mortgage Guaranty.

     Commencing with the third quarter of 1998, Transatlantic and 21st Century were consolidated into AIG's financial statements, as a result of AIG obtaining majority ownership. HSB was acquired on November 22, 2000 and consolidated into AIG's financial statements during the fourth quarter of 2000.

     DBG is AIG's primary domestic division. DBG writes substantially all classes of business insurance, accepting such business mainly from insurance brokers. This provides DBG the opportunity to select specialized markets and retain underwriting control. Any licensed broker is able to submit business to DBG without the traditional agent-company contractual relationship, but such broker usually has no authority to commit DBG to accept a risk.

     Personal Lines engages in the mass marketing of personal lines insurance, primarily private passenger auto and homeowners and personal umbrella coverages.

     Mortgage Guaranty provides guaranty insurance on conventional first mortgage loans on single family dwellings and condominiums.

     AIG's Foreign General insurance group accepts risks primarily underwritten through American International Underwriters (AIU), a marketing unit consisting of wholly owned agencies and insurance entities. The Foreign General insurance group also includes business written by AIG's foreign-based insurance subsidiaries for their own accounts. The Foreign General insurance group uses various marketing methods to write both business and personal lines insurance with certain refinements for local laws, customs and needs. AIU operates in over 70 countries in Asia, the Pacific Rim, Europe, Africa, Middle East and Latin America. Transatlantic's foreign operations are included in this group. (See also Note 18 of Notes to Financial Statements.)

     General insurance operations for the twelve month periods ending December 31, 2000, 1999 and 1998 were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                 2000       1999       1998
-------------------------------------------------------------
Net premiums written*:
  Domestic                      $11,768    $10,856    $ 9,976
  Foreign                         5,758      5,368      4,610
-------------------------------------------------------------
Total                           $17,526    $16,224    $14,586
-------------------------------------------------------------
Net premiums earned*:
  Domestic                      $11,739    $10,263    $ 9,659
  Foreign                         5,668      5,281      4,439
-------------------------------------------------------------
Total                           $17,407    $15,544    $14,098
-------------------------------------------------------------
Adjusted underwriting profit*:
  Domestic                      $   450    $   368    $    15
  Foreign                           335        301        516
-------------------------------------------------------------
Total                           $   785    $   669    $   531
-------------------------------------------------------------
Net investment income:
  Domestic                      $ 2,076    $ 1,995    $ 1,754
  Foreign                           625        522        438
-------------------------------------------------------------
Total                           $ 2,701    $ 2,517    $ 2,192
-------------------------------------------------------------
Operating income before
  realized capital gains*:
  Domestic                      $ 2,526    $ 2,363    $ 1,769
  Foreign                           960        823        954
-------------------------------------------------------------
Total                             3,486      3,186      2,723
Realized capital gains               38        295        205
-------------------------------------------------------------
Operating income                $ 3,524    $ 3,481    $ 2,928
-------------------------------------------------------------

* Reflects the realignment of certain internal divisions.

     In AIG's general insurance operations, 2000 net premiums written and net premiums earned increased 8.0 percent and 12.0 percent, respectively, from those of 1999. During 2000, AIG

 2
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                             American International Group, Inc. and Subsidiaries

cancelled or non-renewed approximately $380 million of business worldwide that did not meet AIG's underwriting standards. In 1999, net premiums written increased 11.2 percent and net premiums earned increased 10.3 percent when compared to 1998.

     General insurance domestic net premiums written and net premiums earned were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                 2000       1999       1998
-------------------------------------------------------------
Net premiums written:
  DBG*                          $ 8,805    $ 8,297    $ 8,191
  Personal Lines                  2,510      2,162      1,422
  Mortgage Guaranty                 453        397        363
-------------------------------------------------------------
Total*                          $11,768    $10,856    $ 9,976
-------------------------------------------------------------
Net premiums earned:
  DBG*                          $ 8,886    $ 7,788    $ 8,002
  Personal Lines                  2,401      2,079      1,280
  Mortgage Guaranty                 452        396        377
-------------------------------------------------------------
Total*                          $11,739    $10,263    $ 9,659
-------------------------------------------------------------

* Reflects the realignment of certain internal divisions.

     Commencing in the latter part of 1999 and continuing through 2000, the commercial property-casualty market place has experienced rate increases. Virtually all areas of DBG have experienced rate increases. Overall, DBG's net premiums written increased $508 million or 6.1 percent in 2000 over 1999. These increases compared to an increase of $106 million or 1.3 percent in 1999 over 1998.

     Personal Lines' net premiums written increased 16.1 percent or $348 million in 2000 over 1999, compared to an increase of 52.0 percent or $740 million in 1999 over 1998. The growth in 2000 primarily resulted from an increase in the number of policies issued with respect to preferred, standard and non-standard auto risks. 21st Century was consolidated into AIG's Personal Lines results for the twelve months of 1999 and last six months of 1998. Approximately half the growth in 1999 over 1998 was attributable to the inclusion of twelve months of operations of 21st Century. The remainder of the growth was due to the aforementioned growth in policy issuance. AIG has filed for rate increases in a number of states where inadequate rates persist.

     Growth of 7.3 percent for both foreign general insurance net premiums written and net premiums earned in 2000 over 1999 reflect growth of operations in the United Kingdom, Continental Europe and the Far East. Growth of 16.4 percent and 19.0 percent for foreign general insurance net premiums written and net premiums earned, respectively, reflect growth of operations in the same aforementioned geographic regions and the consolidation of Transatlantic's foreign operations for twelve months in 1999 compared to six months in 1998. Foreign general insurance operations produced 32.9 percent of the general insurance net premiums written in 2000, 33.1 percent in 1999 and 31.6 percent in 1998.

     Differences in foreign exchange rates during 2000 relative to 1999 had a negligible effect on foreign general insurance net premiums written when translated from original currencies into U.S. dollars. (See also the discussion under "Capital Resources" herein.)

     Because of the nature and diversity of AIG's operations and the continuing rapid changes in the insurance industry worldwide, together with the factors discussed above, it is difficult to assess further or project future growth in AIG's net premiums written and reserve for losses and loss expenses.

     Net premiums written are initially deferred and earned based upon the terms of the underlying policies. The net unearned premium reserve constitutes deferred revenues which are generally earned ratably over the policy period. Thus, the net unearned premium reserve is not fully recognized as net premiums earned until the end of the policy period.

     AIG, along with most general insurance entities, uses the loss ratio, the expense ratio and the combined ratio as measures of performance. The loss ratio is the sum of losses and loss expenses incurred divided by net premiums earned. The expense ratio is statutory underwriting expenses divided by net premiums written. The combined ratio is the sum of the loss ratio and the expense ratio. These ratios are relative measurements that describe for every $100 of net premiums earned or written, the cost of losses and statutory expenses, respectively. The combined ratio presents the total cost per $100 of premium production. A combined ratio below 100 demonstrates underwriting profit; a combined ratio above 100 demonstrates underwriting loss. The statutory general insurance ratios were as follows:

-------------------------------------------------------------
                                     2000     1999      1998
-------------------------------------------------------------
Domestic:
  Loss Ratio                         81.00    81.30     83.98
  Expense Ratio                      16.94    16.33     16.06
-------------------------------------------------------------
Combined Ratio                       97.94    97.63    100.04
-------------------------------------------------------------
Foreign:
  Loss Ratio                         63.44    64.27     57.32
  Expense Ratio                      30.65    29.95     30.96
-------------------------------------------------------------
Combined Ratio                       94.09    94.22     88.28
-------------------------------------------------------------
Consolidated:
  Loss Ratio                         75.28    75.51     75.59
  Expense Ratio                      21.45    20.84     20.77
-------------------------------------------------------------
Combined Ratio                       96.73    96.35     96.36
-------------------------------------------------------------

     AIG believes that underwriting profit is the true measure of the performance of the core business of a general insurance company.

     Underwriting profit is measured in two ways: statutory underwriting profit and Generally Accepted Accounting Principles (GAAP) underwriting profit.

                                                                               3
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     Statutory underwriting profit is arrived at by reducing net premiums earned by net losses and loss expenses incurred and net expenses incurred. Statutory accounting differs from GAAP, as statutory accounting requires immediate expense recognition and ignores the matching of revenues and expenses as required by GAAP. That is, for statutory purposes, all expenses, most specifically acquisition expenses, are recognized immediately, not consistent with the revenues earned.

     A basic premise of GAAP accounting is the recognition of expenses at the same time revenues are earned, the principle of matching. Therefore, to convert underwriting results to a GAAP basis, acquisition expenses are deferred and recognized together with the related revenues. Accordingly, the statutory underwriting profit has been adjusted as a result of acquisition expenses being deferred as required by GAAP. Thus, "adjusted underwriting profit" is a GAAP measurement which can be viewed as gross margin or an intermediate subtotal in calculating operating income and net income.

     A major part of the discipline of a successful general insurance company is to produce an underwriting profit, exclusive of investment income. If underwriting is not profitable, losses incurred are a major factor. The result is that the premiums are inadequate to pay for losses and expenses and produce a profit; therefore, investment income must be used to cover underwriting losses. If assets and the income therefrom are insufficient to pay claims and expenses over extended periods, an insurance company cannot survive. For these reasons, AIG views and manages its underwriting operations separately from its investment operations.

     The adjusted underwriting profits were $785 million in 2000, $669 million in 1999 and $531 million in 1998. Domestic adjusted underwriting profit increased primarily as a result of the disciplined underwriting of DBG. In 1999, foreign underwriting profit declined primarily as a result of catastrophe losses from European storms. The regulatory, product type and competitive environment as well as the degree of litigation activity in any one country varies significantly. These factors have a direct impact on pricing and consequently profitability as reflected by adjusted underwriting profit and statutory general insurance ratios. (See also Notes 4 and 18 of Notes to Financial Statements.)

     AIG's results reflect the net impact of incurred losses from catastrophes approximating $44 million in 2000, $156 million in 1999 and $110 million in 1998. AIG's gross incurred losses from catastrophes approximated $112 million in 2000, $472 million in 1999 and $625 million in 1998. The impact of losses caused by catastrophes can fluctuate widely from year to year, making comparisons of recurring type business more difficult. The pro forma table below excludes catastrophe losses in order to present comparable results of AIG's recurring core underwriting operations. The pro forma consolidated statutory general insurance ratios would be as follows:

-------------------------------------------------------------
                                      2000     1999     1998
-------------------------------------------------------------
Loss Ratio                            75.03    74.51    74.81
Expense Ratio                         21.45    20.84    20.77
-------------------------------------------------------------
Combined Ratio                        96.48    95.35    95.58
-------------------------------------------------------------

     AIG's historic ability to maintain its combined ratio below 100 is primarily attributable to the profitability of AIG's foreign general insurance operations and AIG's emphasis on maintaining its disciplined underwriting, especially in the domestic specialty markets. In addition, AIG does not seek net premium growth where rates do not adequately reflect its assessment of exposures.

     General insurance net investment income in 2000 increased 7.3 percent when compared to 1999. In 1999, net investment income increased 14.8 percent over 1998. The growth in net investment income in each of the three years was primarily attributable to new cash flow for investment and the consolidation of Transatlantic and 21st Century for twelve months in 1999 compared to six months in 1998. The new cash flow was generated from net general insurance operating cash flow and included the compounding of previously earned and reinvested net investment income. (See also the discussion under "Liquidity" herein and Note 8 of Notes to Financial Statements.)

     General insurance realized capital gains were $38 million in 2000, $295 million in 1999 and $205 million in 1998. These realized gains resulted from the ongoing management of the general insurance investment portfolios within the overall objectives of the general insurance operations and arose primarily from the disposition of equity securities and available for sale fixed maturities as well as redemptions of fixed maturities.

     General insurance operating income in 2000 increased 1.3 percent when compared to 1999. The 1999 results reflect an increase of 18.9 percent from 1998. The contribution of general insurance operating income to income before income taxes and minority interest was 35.2 percent in 2000 compared to 37.0 percent in 1999 and 38.6 percent in 1998.

     AIG is a major purchaser of reinsurance for its general insurance operations. AIG is cognizant of the need to exercise good judgment in the selection and approval of both domestic and foreign companies participating in its reinsurance programs. AIG insures risks in over 70 countries and its reinsurance programs must be coordinated in order to provide AIG the level of reinsurance protection that AIG desires. These reinsurance arrangements do not relieve AIG from its direct obligations to its insureds.

     AIG's general reinsurance assets amounted to $22.90 billion and resulted from AIG's reinsurance arrangements. Thus, a credit exposure existed at December 31, 2000 with respect to reinsurance recoverable to the extent that any reinsurer may not be able to reimburse AIG under the terms of these reinsurance arrangements. AIG manages its credit risk in its reinsurance relationships by

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                             American International Group, Inc. and Subsidiaries

transacting with reinsurers that it considers financially sound, and when necessary AIG holds substantial collateral in the form of funds, securities and/or irrevocable letters of credit. This collateral can be drawn on for amounts that remain unpaid beyond specified time periods on an individual reinsurer basis. At December 31, 2000, approximately 43 percent of the general reinsurance assets were from unauthorized reinsurers. In order to obtain statutory recognition, nearly all of these balances were collateralized. The remaining 57 percent of the general reinsurance assets were from authorized reinsurers and over 95 percent of such balances are from reinsurers rated A-(excellent) or better, as rated by A.M. Best. This rating is a measure of financial strength. The terms authorized and unauthorized pertain to regulatory categories, not creditworthiness.

     AIG maintains an allowance for estimated unrecoverable reinsurance and has been largely successful in its previous recovery efforts. At December 31, 2000, AIG had allowances for unrecoverable reinsurance approximating $76 million. At that date AIG had no significant reinsurance recoverables from any individual reinsurer which is financially troubled (e.g., liquidated, insolvent, in receivership or otherwise subject to formal or informal regulatory restriction).

     AIG's Reinsurance Security Department conducts ongoing detailed assessments of the reinsurance markets and current and potential reinsurers, both foreign and domestic. Such assessments include, but are not limited to, identifying if a reinsurer is appropriately licensed, and has sufficient financial capacity, and the local economic environment in which a foreign reinsurer operates. This department also reviews the nature of the risks ceded and the need for collateral. In addition, AIG's Credit Risk Committee reviews the credit limits for and concentrations with any one reinsurer.

     AIG enters into certain intercompany reinsurance transactions for its general and life operations. AIG enters these transactions as a sound and prudent business practice in order to maintain underwriting control and spread insurance risk among various legal entities. These reinsurance agreements have been approved by the appropriate regulatory authorities. All material intercompany transactions have been eliminated in consolidation.

     At December 31, 2000, the consolidated general reinsurance assets of $22.90 billion include reinsurance recoverables for paid losses and loss expenses of $3.33 billion and $15.66 billion with respect to the ceded reserve for losses and loss expenses, including ceded losses incurred but not reported (IBNR) (ceded reserves). The ceded reserves represent the accumulation of estimates of ultimate ceded losses including provisions for ceded IBNR and loss expenses. The methods used to determine such estimates and to establish the resulting ceded reserves are continually reviewed and updated. Any adjustments therefrom are reflected in income currently. It is AIG's belief that the ceded reserves at December 31, 2000 were representative of the ultimate losses recoverable. In the future, as the ceded reserves continue to develop to ultimate amounts, the ultimate loss recoverable may be greater or less than the reserves currently ceded.

     At December 31, 2000, general insurance reserves for losses and loss expenses (loss reserves) amounted to $40.61 billion. These loss reserves represent the accumulation of estimates of ultimate losses, including IBNR, and loss expenses and amounts of discounting related to certain workers' compensation claims. At December 31, 2000, general insurance net loss reserves increased $117 million from prior year end to $24.95 billion. The net loss reserves represent loss reserves reduced by reinsurance recoverables, net of an allowance for unrecoverable reinsurance. The methods used to determine such estimates and to establish the resulting reserves are continually reviewed and updated. Any adjustments resulting therefrom are reflected in operating income currently. It is management's belief that the general insurance net loss reserves are adequate to cover all general insurance net losses and loss expenses as at December 31, 2000. In the future, if the general insurance net loss reserves develop deficiently, such deficiency would have an adverse impact on such future results of operations.

     In a very broad sense, the general loss reserves can be categorized into two distinct groups: one group being long tail casualty lines of business. Such lines include excess and umbrella liability, directors and officers' liability, professional liability, medical malpractice, general liability, products' liability, and related classes. These lines account for approximately one-half of net losses and loss expenses. The other group is short tail lines of business consisting principally of property lines, certain classes of casualty lines and includes personal lines.

     Estimation of ultimate net losses and loss expenses (net losses) for long tail casualty lines of business is a complex process and depends on a number of factors, including the line and volume of the business involved. In the more recent accident years of long tail casualty lines there is limited statistical credibility in reported net losses. That is, a relatively low proportion of net losses would be reported claims and expenses and an even smaller proportion would be net losses paid. A relatively high proportion of net losses would therefore be IBNR.

     A variety of actuarial methods and assumptions are normally employed to estimate net losses for long tail casualty lines. These methods ordinarily involve the use of loss trend factors intended to reflect the estimated annual growth in loss costs from one accident year to the next. For the majority of long tail casualty lines, net loss trend factors approximated four percent. Loss trend factors reflect many items including changes in claims handling, exposure and policy forms and current and future estimates of monetary inflation and social inflation. Thus, many factors are implicitly considered in estimating the year to year growth in loss costs. Therefore, AIG's carried net long tail loss reserves are judgmentally set as well as tested for reasonableness using the most appropriate loss trend factors for each class of business. In the evaluation of AIG's net loss reserves, loss trend factors vary slightly, depending on the particular class and nature of the business involved. These factors are periodically reviewed and subsequently adjusted, as appropriate, to reflect emerging trends which are based upon past loss experience.

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     Estimation of net losses for short tail business is less complex than for long tail casualty lines. Loss cost trends for many property lines can generally be assumed to be similar to the growth in exposure of such lines. For example, if the fire insurance coverage remained proportional to the actual value of the property, the growth in property's exposure to fire loss can be approximated by the amount of insurance purchased.

     For other property and short tail casualty lines, the loss trend is implicitly assumed to grow at the rate that reported net losses grow from one year to the next. The concerns noted above for longer tail casualty lines with respect to the limited statistical credibility of reported net losses generally do not apply to shorter tail lines.

     AIG continues to receive claims asserting injuries from toxic waste, hazardous substances, and other environmental pollutants and alleged damages to cover the cleanup costs of hazardous waste dump sites (hereinafter referred to collectively as environmental claims) and indemnity claims asserting injuries from asbestos. The vast majority of these asbestos and environmental claims emanate from policies written in 1984 and prior years. AIG has established a specialized claims unit which investigates and adjusts all such asbestos and environmental claims. Commencing in 1985, standard policies contained an absolute exclusion for pollution related damage. However, AIG currently underwrites environmental impairment liability insurance on a claims made basis and excluded such claims from the analyses included herein.

     Estimation of asbestos and environmental claims loss reserves is a difficult process. These asbestos and environmental claims cannot be estimated by conventional reserving techniques as previously described. Quantitative techniques frequently have to be supplemented by subjective considerations including managerial judgment. Significant factors which affect the trends which influence the development of asbestos and environmental claims are the inconsistent court resolutions and judicial interpretations which broaden the intent of the policies and scope of coverage. The current case law can be characterized as still evolving and there is little likelihood that any firm direction will develop in the near future. Additionally, the exposure for cleanup costs of hazardous waste dump sites involves issues such as allocation of responsibility among potentially responsible parties and the government's refusal to release parties. The cleanup cost exposure may significantly change if potential Congressional reauthorization of Superfund dramatically changes the current program.

     In the interim, AIG and other industry members have and will continue to litigate the broadening judicial interpretation of the policy coverage and the liability issues. At the current time, it is not possible to determine the future development of asbestos and environmental claims with the same degree of reliability as is the case for other types of claims. Such development will be affected by the extent to which courts continue to expand the intent of the policies and the scope of the coverage, as they have in the past, as well as by the changes in Superfund and waste dump site coverage issues. Although the estimated liabilities for these claims are subject to a significantly greater margin of error than for other claims, the reserves carried for these claims at December 31, 2000 are believed to be adequate as these reserves are based on the known facts and current law. Furthermore, as AIG's net exposure retained relative to the gross exposure written was lower in 1984 and prior years, the potential impact of these claims is much smaller on the net loss reserves than on the gross loss reserves. In the future, if the environmental claims develop deficiently, such deficiency would have an adverse impact on future results of operations. (See the previous discussion on reinsurance collectibility herein.)

     The majority of AIG's exposures for asbestos and environmental claims are excess casualty coverages, not primary coverages. Thus, the litigation costs are treated in the same manner as indemnity reserves. That is, litigation expenses are included within the limits of the liability AIG incurs. Individual significant claim liabilities, where future litigation costs are reasonably determinable, are established on a case basis.

     A summary of reserve activity, including estimates for applicable IBNR, relating to asbestos and environmental claims separately and combined at December 31, 2000, 1999 and 1998 follows.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

(IN MILLIONS)
------------------------------------------------------------------------------------------------------------------
                                                                   2000              1999               1998
                                                              --------------    ---------------    ---------------
                                                              GROSS     NET     GROSS      NET     GROSS      NET
------------------------------------------------------------------------------------------------------------------
ASBESTOS:
Reserve for losses and loss expenses at beginning of year     $1,093    $306    $  964    $ 259    $  842    $ 195
Losses and loss expenses incurred                                405      80       404      101       375      111
Losses and loss expenses paid                                   (398)    (48)     (275)     (54)     (253)     (47)
------------------------------------------------------------------------------------------------------------------
Reserve for losses and loss expenses at end of year           $1,100    $338    $1,093    $ 306    $  964    $ 259
------------------------------------------------------------------------------------------------------------------
ENVIRONMENTAL:
Reserve for losses and loss expenses at beginning of year     $1,519    $585    $1,535    $ 605    $1,467    $ 592
Losses and loss expenses incurred                                (44)    (45)      127       47       284      107
Losses and loss expenses paid                                   (130)    (23)     (143)     (67)     (216)     (94)
------------------------------------------------------------------------------------------------------------------
Reserve for losses and loss expenses at end of year           $1,345    $517    $1,519    $ 585    $1,535    $ 605
------------------------------------------------------------------------------------------------------------------
COMBINED:
Reserve for losses and loss expenses at beginning of year     $2,612    $891    $2,499    $ 864    $2,309    $ 787
Losses and loss expenses incurred                                361      35       531      148       659      218
Losses and loss expenses paid                                   (528)    (71)     (418)    (121)     (469)    (141)
------------------------------------------------------------------------------------------------------------------
Reserve for losses and loss expenses at end of year           $2,445    $855    $2,612    $ 891    $2,499    $ 864
------------------------------------------------------------------------------------------------------------------

     The gross and net IBNR included in the aforementioned reserve for losses and loss expenses at December 31, 2000, 1999 and 1998 were estimated as follows:

(IN MILLIONS)
------------------------------------------------------------------------------------------------------------------
                                                                   2000               1999               1998
                                                              --------------      -------------      -------------
                                                              GROSS     NET       GROSS    NET       GROSS    NET
------------------------------------------------------------------------------------------------------------------
Combined                                                      $1,042    $314      $930     $352      $979     $359
------------------------------------------------------------------------------------------------------------------

     A summary of asbestos and environmental claims count activity for the years ended December 31, 2000, 1999 and 1998 was as follows:

--------------------------------------------------------------------------------------------------------------------------------
                                           2000                                  1999                             1998
                            -----------------------------------   -----------------------------------   ------------------------
                            ASBESTOS   ENVIRONMENTAL   COMBINED   ASBESTOS   ENVIRONMENTAL   COMBINED   ASBESTOS   ENVIRONMENTAL
--------------------------------------------------------------------------------------------------------------------------------
Claims at beginning of
  year                       6,746        13,432        20,178     6,388        16,560        22,948     6,150        17,422
Claims during year:
  Opened                       650         1,697         2,347       946         2,040         2,986       887         3,502
  Settled                     (101)         (584)         (685)     (225)         (876)       (1,101)      (81)         (677)
  Dismissed or otherwise
    resolved                  (499)       (3,222)       (3,721)     (363)       (4,292)       (4,655)     (568)       (3,687)
--------------------------------------------------------------------------------------------------------------------------------
Claims at end of year        6,796        11,323        18,119     6,746        13,432        20,178     6,388        16,560
--------------------------------------------------------------------------------------------------------------------------------

--------------------------  --------
                              1998
                            --------
                            COMBINED
--------------------------  --------
Claims at beginning of
  year                       23,572
Claims during year:
  Opened                      4,389
  Settled                      (758)
  Dismissed or otherwise
    resolved                 (4,255)
----------------------------------------------
Claims at end of year        22,948
-------------------------------------------------------

--------------------------------------------------------------------------------

     The average cost per claim settled, dismissed or otherwise resolved for the years ended December 31, 2000, 1999 and 1998 was as follows:

------------------------------------------------------------
                                          GROSS        NET
------------------------------------------------------------
2000
Asbestos                                 $663,300    $80,000
Environmental                              34,200      6,000
Combined                                  119,800     16,100
------------------------------------------------------------
1999
Asbestos                                 $467,700    $91,800
Environmental                              27,700     13,000
Combined                                   72,600     21,000
------------------------------------------------------------
1998
Asbestos                                 $389,800    $72,400
Environmental                              49,500     21,500
Combined                                   93,600     28,100
------------------------------------------------------------

     A.M. Best, an insurance rating agency, has developed a survival ratio to measure the number of years it would take a company to exhaust both its asbestos and environmental reserves for losses and loss expenses based on that company's current level of asbestos and environmental claims payments. This is a ratio derived by taking the current ending losses and loss expense reserves and dividing by the average annual payments for the prior three years. Therefore, the ratio derived is a simplistic measure of an estimate of the number of years it would be before the current ending losses and loss expense reserves would be paid off using recent average payments. The higher the ratio, the more years the reserves for losses and loss expenses cover these claims payments. These ratios are computed based on the ending reserves for losses and loss expenses over the respective claims settlements during the fiscal year. Such payments include indemnity payments and legal and loss adjustment payments. It should be noted, however, that this is an extremely simplistic approach to measuring asbestos and environmental reserve levels. Many factors, such as aggressive settlement procedures, mix of business and level of coverage provided, have significant impact on the amount of asbestos and environmental losses and loss expense reserves, ultimate payments thereof and the resultant ratio.

     The developed survival ratios include both involuntary and voluntary indemnity payments. Involuntary payments are primarily attributable to court judgments, court orders, covered claims with no coverage defenses, state mandated cleanup costs, claims where AIG's coverage defenses are minimal, and settlements made less than six months before the first trial setting. Also, AIG considers all legal and loss adjustment payments as involuntary.

     AIG believes voluntary indemnity payments should be excluded from the survival ratio. The special asbestos and environmental claims unit actively manages AIG's asbestos and environmental claims and proactively pursues early settlement of environmental claims for all known and unknown sites. As a result, AIG reduces its exposure to future environmental loss contingencies.

     AIG's survival ratios for involuntary asbestos and environmental claims, separately and combined, were based upon a three year average payment. These ratios for the years ended December 31, 2000, 1999 and 1998 were as follows:

------------------------------------------------------------
                                               GROSS    NET
------------------------------------------------------------
2000
Involuntary survival ratios:
  Asbestos                                      3.6      6.8
  Environmental                                20.0     16.9
  Combined                                      7.6     11.5
------------------------------------------------------------
1999
Involuntary survival ratios:
  Asbestos                                      4.1      6.3
  Environmental                                17.3     17.5
  Combined                                      8.2     11.7
------------------------------------------------------------
1998
Involuntary survival ratios:
  Asbestos                                      3.7      5.2
  Environmental                                17.0     17.2
  Combined                                      7.8     10.8
------------------------------------------------------------

     AIG's operations are negatively impacted under guarantee fund assessment laws which exist in most states. As a result of operating in a state which has guarantee fund assessment laws, a solvent insurance company may be assessed for certain obligations arising from the insolvencies of other insurance companies which operated in that state. AIG generally records these assessments upon notice. Additionally, certain states permit at least a portion of the assessed amount to be used as a credit against a company's future premium tax liabilities. Therefore, the ultimate net assessment cannot reasonably be estimated. The guarantee fund assessments net of credits for 2000, 1999 and 1998 were $15 million, $15 million and $16 million, respectively.

     AIG is also required to participate in various involuntary pools (principally workers' compensation business) which provide insurance coverage for those not able to obtain such coverage in the voluntary markets. This participation is also recorded upon notification, as these amounts cannot reasonably be estimated.

LIFE INSURANCE OPERATIONS

AIG's life insurance subsidiaries offer a wide range of traditional insurance and financial and investment products. Traditional products consist of individual and group life, annuity, endowment and accident and health policies. Financial and investment products consist of single premium annuity, variable annuities, guaranteed investment contracts, universal life and pensions.

     AIG's three principal overseas life operations are American Life Insurance Company (ALICO), American International Assurance Company, Limited together with American International Assurance Company (Bermuda) Limited (AIA) and Nan Shan Life Insurance Company, Ltd. (Nan Shan). ALICO is incorporated in Delaware and all of its business is written outside of the United

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

States. ALICO has operations either directly or through subsidiaries in approximately 50 countries located in Europe, Africa, Latin America, the Caribbean, the Middle East, and the Far East, with Japan being the largest territory. AIA operates primarily in Hong Kong, Singapore, Malaysia and Thailand. Nan Shan operates in Taiwan. For all periods through December 31, 2000, AIG's domestic life operations were comprised of three separate operations, the life insurance subsidiaries of AGC, AIG's domestic life companies and the life insurance subsidiaries of SunAmerica Inc. (SunAmerica), a Delaware corporation which owns substantially all of the subsidiaries which were owned by SunAmerica Inc., the Maryland corporation which was merged into AIG in January 1999. The domestic life subsidiaries of AIG and SunAmerica sell primarily financial and investment type products, while AGC's subsidiaries sell these as well as traditional life products. (See also Note 18 of Notes to Financial Statements.)

     Life insurance operations for the twelve month periods ending December 31, 2000, 1999 and 1998 were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                               2000        1999        1998
-------------------------------------------------------------
Premium income:
  Domestic                   $  4,818    $  4,485    $  4,216
  Foreign                      12,355      10,995       9,509
-------------------------------------------------------------
Total                        $ 17,173    $ 15,480    $ 13,725
-------------------------------------------------------------
Net investment income:
  Domestic                   $  7,467    $  6,796    $  6,045
  Foreign                       3,197       2,709       2,312
-------------------------------------------------------------
Total                        $ 10,664    $  9,505    $  8,357
-------------------------------------------------------------
Operating income before
  realized capital losses:
  Domestic                   $  2,746    $  2,414    $  2,005
  Foreign                       2,238       1,944       1,665
-------------------------------------------------------------
Total                           4,984       4,358       3,670
Realized capital losses          (162)       (148)        (74)
-------------------------------------------------------------
Operating income             $  4,822    $  4,210    $  3,596
-------------------------------------------------------------
Life insurance in-force:
  Domestic                   $477,576    $469,023    $407,101
  Foreign                     494,316     481,910     437,944
-------------------------------------------------------------
Total                        $971,892    $950,933    $845,045
-------------------------------------------------------------

     AIG's life premium income in 2000 represented a 10.9 percent increase from the prior year. This compares with an increase of 12.8 percent in 1999 over 1998. Foreign life operations produced 71.9 percent, 71.0 percent and 69.3 percent of the life premium income in 2000, 1999 and 1998, respectively. (See also Notes 1, 4 and 6 of Notes to Financial Statements.)

     The traditional life products, particularly individual life products, were major contributors to the growth in foreign premium income. These traditional life products, coupled with the increased distribution of financial and investment products contributed to the growth in foreign investment income. A mixture of traditional, accident and health and financial products are being sold in Japan through ALICO.

     Differences in foreign exchange rates during 2000 relative to 1999 had a negligible effect on foreign life premium income when translated from original currencies into U.S. dollars.

     Life insurance net investment income increased 12.2 percent in 2000 compared to an increase of 13.7 percent in 1999. The growth in net investment income in 2000 and 1999 was attributable to both foreign and domestic new cash flow for investment. The new cash flow was generated from life insurance operations and included the compounding of previously earned and reinvested net investment income. (See also the discussion under "Liquidity" herein.)

     Life insurance realized capital losses were $162 million in 2000, $148 million in 1999 and $74 million in 1998. These realized capital losses resulted from the ongoing management of the life insurance investment portfolios within the overall objectives of the life insurance operations and arose primarily from the disposition of equity securities and available for sale fixed maturities as well as redemptions of fixed maturities. The increase in realized capital losses from 1998 to 2000 reflects the impact of higher interest rates, wider spreads between governmental and non-governmental obligations and weaker Asian markets on the customary trading activities of the life insurance investment operations.

     Life insurance operating income in 2000 increased 14.5 percent to $4.82 billion compared to an increase of 17.1 percent in 1999. Excluding realized capital gains and losses from life insurance operating income, the percent increases would be 14.4 percent and 18.7 percent in 2000 and 1999, respectively. The contribution of life insurance operating income to income before income taxes and minority interest amounted to 48.1 percent in 2000 compared to 44.8 percent in 1999 and 47.4 percent in 1998.

     The risks associated with the traditional life and accident and health products are underwriting risk and investment risk. The risk associated with the financial and investment contract products is investment risk.

     Underwriting risk represents the exposure to loss resulting from the actual policy experience adversely emerging in comparison to the assumptions made in the product pricing associated with mortality, morbidity, termination and expenses. AIG's foreign life companies limit their maximum underwriting exposure on traditional life insurance of a single life to approximately one million dollars of coverage and AIG's domestic life companies, including those of AGC, limit their maximum underwriting exposure on traditional life insurance of a single life to $2.5 million of coverage by using yearly renewable term reinsurance. (See also Note 5 of Notes to Financial Statements.)

     The investment risk represents the exposure to loss resulting from the cash flows from the invested assets, primarily long-term fixed rate investments, being less than the cash flows required to

--------------------------------------------------------------------------------

meet the obligations of the expected policy and contract liabilities and the necessary return on investments.

     To minimize its exposure to investment risk, AIG tests the cash flows from the invested assets and the policy and contract liabilities using various interest rate scenarios to assess whether there is a liquidity excess or deficit. If a rebalancing of the invested assets to the policy and contract claims became necessary and did not occur, a demand could be placed upon liquidity. (See also the discussion under "Liquidity" herein.)

     The asset-liability relationship is appropriately managed in AIG's foreign operations, as it has been throughout AIG's history, even though certain territories lack qualified long-term investments or there are investment restrictions imposed by the local regulatory authorities. For example, in Japan and several Southeast Asia territories, the duration of the investments is often for a shorter period than the effective maturity of the related policy liabilities. Therefore, there is a risk that the reinvestment of the proceeds at the maturity of the initial investments may be at a yield below that of the interest required for the accretion of the policy liabilities. At December 31, 2000, the average duration of the investment portfolio in Japan was 6.0 years.

     Additionally, there exists a future investment risk associated with certain policies currently in force which will have premium receipts in the future. That is, the investment of these future premium receipts may be at a yield below that required to meet future policy liabilities. The anticipated average period for the receipt and investment of these future premium receipts is 6.1 years. These durations compare with an estimated average duration of 10.4 years for the corresponding policy liabilities. To maintain an adequate yield to match the interest necessary to support future policy liabilities, constant management focus is required to reinvest the proceeds of the maturing securities and to invest the future premium receipts without sacrificing investment quality. To the extent permitted under local regulation, AIG may invest in qualified longer-term securities outside Japan to achieve a closer matching in both duration and the required yield. AIG is able to manage any asset-liability duration difference through maintenance of sufficient global liquidity and to support any operational shortfall through its international financial network. (See also the discussion under "Liquidity" herein.)

     The asset-liability relationship is appropriately managed in AIG's domestic operations, as there is ample supply of qualified long-term investments.

     AIG uses asset-liability matching as a management tool worldwide to determine the composition of the invested assets and marketing strategies. As a part of these strategies, AIG may determine that it is economically advantageous to be temporarily in an unmatched position due to anticipated interest rate or other economic changes.

FINANCIAL SERVICES OPERATIONS

AIG's financial services subsidiaries engage in diversified financial products and services including premium financing, banking services and consumer finance services.

     International Lease Finance Corporation (ILFC) engages primarily in the acquisition of new and used commercial jet aircraft and the leasing and remarketing of such aircraft to airlines around the world. Also, ILFC provides, for a fee, fleet management services to certain third-party operators. (See also
Note 18 of Notes to Financial Statements.)

     AIG Financial Products Corp. and its subsidiaries (AIGFP) structure financial transactions, including long-dated interest rate and currency swaps and structured borrowings through notes, bonds and guaranteed investment agreements. (See also Note 18 of Notes to Financial Statements.)

     American General Finance, Inc. and its subsidiaries (AGF) provide a wide variety of consumer finance products, including mortgages, consumer loans, retail sales finance and credit related insurance to customers in the United States. (See also Note 18 of Notes to Financial Statements.)

     AIG Trading Group Inc. and its subsidiaries (AIGTG) engage in various commodities trading, foreign exchange trading, interest rate swaps and market making activities. (See also Note 18 of Notes to Financial Statements.)

     Financial services operations for the twelve month periods ending December 31, 2000, 1999 and 1998 were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                    2000      1999      1998
-------------------------------------------------------------
REVENUES:
International Lease Finance
  Corporation                      $2,441    $2,194    $2,002
AIG Financial Products Corp.*       1,056       737       550
American General Finance, Inc.      1,902     1,729     1,609
AIG Trading Group Inc.*               254       227       374
Other                                 301       182       118
-------------------------------------------------------------
Total                              $5,954    $5,069    $4,653
-------------------------------------------------------------
OPERATING INCOME:
International Lease Finance
  Corporation                      $  654    $  590    $  496
AIG Financial Products Corp.          648       482       323
American General Finance, Inc.        385       351       312
AIG Trading Group Inc.                 62       109       123
Other, including intercompany
  adjustments                         (71)     (100)      (73)
-------------------------------------------------------------
Total                              $1,678    $1,432    $1,181
-------------------------------------------------------------

* Represents commissions, transaction and other fees.

     Financial services operating income increased 17.2 percent in 2000 over 1999. This compares with an increase of 21.3 percent in 1999 over 1998.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     Financial services operating income represented 16.7 percent of AIG's income before income taxes and minority interest in 2000. This compares to 15.2 percent and 15.6 percent in 1999 and 1998, respectively.

     ILFC generates its revenues primarily from leasing new and used commercial jet aircraft to domestic and foreign airlines. Revenues also result from the remarketing of commercial jets for its own account, for airlines and for financial institutions. Revenues in 2000 increased 11.3 percent from 1999 compared to a 9.6 percent increase during 1999 from 1998. The revenue growth in each year resulted primarily from the increase in flight equipment available for operating lease, the increase in the relative cost of the leased fleet and the increase in the relative composition of the fleet with wide bodies which typically receive higher lease payments. Approximately 20 percent of ILFC's operating lease revenues are derived from U.S. and Canadian airlines. During 2000, operating income increased 10.8 percent from 1999 and 19.0 percent during 1999 from 1998. ILFC finances its purchases of aircraft primarily through the issuance of a variety of debt instruments. The composite borrowing rates at December 31, 2000, 1999 and 1998 were 6.37 percent, 6.14 percent and 6.03 percent, respectively. (See also the discussions under "Capital Resources" and "Liquidity" herein and Note 18 of Notes to Financial Statements.)

     ILFC is exposed to loss through non-performance of aircraft lessees, through owning aircraft which it would be unable to sell or re-lease at acceptable rates at lease expiration and through committing to purchase aircraft which it would be unable to lease. ILFC manages its lessee non-performance exposure through credit reviews and security deposit requirements. At December 31, 2000, there were 380 aircraft subject to operating leases and there were three aircraft off lease. Two of the off lease aircraft were re-leased in early 2001. (See also the discussions under "Capital Resources" and "Liquidity" herein.)

     AIGFP participates in the derivatives dealer market conducting, primarily as principal, an interest rate, currency, equity and credit derivative products business. AIGFP also enters into structured transactions including long-dated forward foreign exchange contracts, option transactions, liquidity facilities and investment agreements and invests in a diversified portfolio of securities. AIGFP derives substantially all its revenues from proprietary positions entered in connection with counterparty transactions rather than from speculative transactions. Revenues in 2000 increased 43.3 percent from 1999 compared to a
33.9 percent increase during 1999 from 1998. During 2000, operating income increased 34.5 percent from 1999 and increased 49.4 percent during 1999 from 1998. As AIGFP is a transaction-oriented operation, current and past revenues and operating results may not provide a basis for predicting future performance. (See also the discussions under "Capital Resources," "Liquidity" and "Derivatives" herein and Note 18 of Notes to Financial Statements.)

     AGF derives a substantial portion of its revenues from finance charges assessed on outstanding mortgages and finance receivables. Revenues in 2000 increased 10.0 percent from 1999 compared to a 7.5 percent increase during 1999 from 1998. The growth in revenues during 2000 was generally due to the growth in the average finance receivables. During 2000, operating income increased 9.7 percent from 1999 and 12.5 percent during 1999 from 1998. The increase in operating income resulted from the growth in finance charges and improved credit quality of the receivables portfolio, partially offset by higher borrowing costs and lower yields on finance receivables in 2000.

     AGF is exposed to loss when contractual payments are not received. AGF manages its collection exposure through the mix of types of loans and security thereon. (See also Notes 8 and 9 of Notes to Financial Statements.)

     AIGTG derives a substantial portion of its revenues from market making and trading activities, as principals, in foreign exchange, interest rates and precious and base metals. Revenues in 2000 increased 11.6 percent from 1999 compared to a 39.2 percent decrease during 1999 from 1998. During 2000, operating income decreased 43.2 percent from 1999 compared to a 11.4 percent decrease during 1999 from 1998. As AIGTG is a transaction-oriented operation, current and past revenues and operating results may not provide a basis for predicting future performance or for comparing revenues to operating income. (See also the discussions under "Capital Resources," "Liquidity" and "Derivatives" herein and Note 18 of Notes to Financial Statements.)

     AIG Consumer Finance Group, Inc., through its subsidiaries, is engaged in developing a multi-product consumer finance business with an emphasis on emerging markets.

ASSET MANAGEMENT OPERATIONS

AIG's asset management operations offer a wide variety of investment vehicles and services, including variable annuities, mutual funds, and investment asset management. Such products and services are offered to individuals and institutions both domestically and internationally.

     AIG's principal asset management operations are SunAmerica's asset management operations (SAAMCo), AIG Global Investment Group, Inc. and its subsidiaries (Global Investment), AIG Capital Partners, Inc. (Cap Partners) and AGC's asset management operations through The Variable Annuity Life Insurance Company (VALIC). SAAMCo develops and sells variable annuities and other investment products, sells and manages mutual funds and provides financial services. Global Investment manages third-party institutional, retail and private equity funds invested assets on a global basis, and provides custodial services. Cap Partners organizes, and manages the invested assets of institutional investment funds and may also invest in such funds. VALIC provides tax qualified annuities to the employees of educational, healthcare and governmental entities. Each of these subsidiary operations receives fees for investment products and services provided.

--------------------------------------------------------------------------------

     Asset management operations for the twelve month periods ending December 31, 2000, 1999 and 1998 were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                    2000      1999      1998
-------------------------------------------------------------
REVENUES:
AGC                                $2,258    $2,127    $2,013
SunAmerica                            754       602       419
Other                                 463       383       288
-------------------------------------------------------------
Total                              $3,475    $3,112    $2,720
-------------------------------------------------------------
OPERATING INCOME:
AGC                                $  731    $  606    $  497
SunAmerica                            331       233       140
Other                                  99        81        51
-------------------------------------------------------------
Total                              $1,161    $  920    $  688
-------------------------------------------------------------

     The increases in revenues in 2000 and 1999 were primarily attributable to increased fees from the management of the variable annuity business and mutual fund assets by SAAMCo and VALIC.

     Asset management operating income increased 26.2 percent in 2000 over 1999. This compares with an increase of 33.7 percent in 1999 over 1998.

     Asset management operating income represented 11.6 percent of AIG's income before income taxes and minority interest in 2000. This compares to 9.8 percent and 9.1 percent in 1999 and 1998, respectively.

     At December 31, 2000, AIG's third party assets under management, including both retail mutual funds and institutional accounts, approximated $41 billion.

OTHER OPERATIONS

In 1998, AIG's equity in income of minority-owned insurance operations was $40 million and represented 0.5 percent of income before income taxes and minority interest. In 2000 and 1999, AIG did not report equity in income of minority-owned insurance operations as a result of the consolidation of the operations of Transatlantic and SELIC Holdings, Ltd. into general insurance operating results. IPC Holdings, Ltd., the remaining operation included in equity in income of minority-owned insurance operations in previous periods is now reported as a component of other income (deductions) -- net.

     Other realized capital losses amounted to $190 million, $44 million and $1 million in 2000, 1999 and 1998, respectively.

     Other income (deductions)-net includes AIG's equity in certain minor majority-owned subsidiaries and certain partially-owned companies, realized foreign exchange transaction gains and losses in substantially all currencies and unrealized gains and losses in hyperinflationary currencies, as well as the income and expenses of the parent holding company and other miscellaneous income and expenses. In 2000, net deductions amounted to $972 million. In 1999 and 1998, net deductions amounted to $600 million and $849 million, respectively. (See also the discussion under "Recent Developments" herein.)

     Income before income taxes and minority interest amounted to $10.02 billion in 2000, $9.40 billion in 1999 and $7.58 billion in 1998.

     In 2000, AIG recorded a provision for income taxes of $2.97 billion compared to the provisions of $2.83 billion and $2.19 billion in 1999 and 1998, respectively. These provisions represent effective tax rates of 29.6 percent in 2000, 30.1 percent in 1999 and 28.9 percent in 1998. (See Note 3 of Notes to Financial Statements.)

     Minority interest represents minority shareholders' equity in income of certain majority-owned consolidated subsidiaries. Minority interest amounted to $413 million, $380 million and $347 million in 2000, 1999 and 1998, respectively.

     Net income amounted to $6.64 billion in 2000, $6.19 billion in 1999 and $5.05 billion in 1998. The increases in net income over the three year period resulted from those factors described above.

CAPITAL RESOURCES

At December 31, 2000, AIG had total capital funds of $47.44 billion and total borrowings of $54.32 billion. At that date, $50.39 billion of such borrowings were either not guaranteed by AIG or were matched borrowings under obligations of guaranteed investment agreements (GIAs) or matched notes and bonds payable.

     Total borrowings and borrowings not guaranteed or matched at December 31, 2000 and 1999 were as follows:

(IN MILLIONS)
------------------------------------------------------------
DECEMBER 31,                               2000       1999
------------------------------------------------------------
GIAs -- AIGFP                             $13,595    $ 9,430
------------------------------------------------------------
Commercial Paper:
  AGC(a)                                    1,921      1,932
  AGF(a)                                    5,162      4,489
  AIG Funding, Inc. (Funding)                 968        888
  ILFC(a)                                   4,259      2,958
  A.I. Credit Corp.                           597        475
  AIG Finance (Taiwan) Limited(a)             104         83
  AIG Credit Card Company (Taiwan)(a)          36         --
------------------------------------------------------------
  Total                                   $13,047    $10,825
------------------------------------------------------------

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

(IN MILLIONS)
------------------------------------------------------------
DECEMBER 31,                               2000       1999
------------------------------------------------------------
Medium Term Notes:
  AGF(a)                                  $ 3,069    $ 2,213
  ILFC(a)                                   3,175      3,226
  AIG                                         582        481
------------------------------------------------------------
  Total                                     6,826      5,920
------------------------------------------------------------
Notes and Bonds Payable:
  ILFC(a)(b)                                5,529      5,016
  AIGFP                                     8,755      7,895
  AIG                                         720        705
  AGC(a)                                    1,338      1,188
  AGF(a)                                    2,602      3,504
------------------------------------------------------------
  Total                                    18,944     18,308
------------------------------------------------------------
Loans and Mortgages Payable:
  ILFC(a)(c)                                  463        670
  AIG Finance (Hong Kong) Limited(a)          346        566
  AIG Consumer Finance Group, Inc.(a)         662        334
  AIG                                         440        257
------------------------------------------------------------
  Total                                     1,911      1,827
------------------------------------------------------------
  Total Borrowings                         54,323     46,310
------------------------------------------------------------
Borrowings not guaranteed by AIG           28,666     26,179
Matched GIA borrowings                     13,595      9,430
Matched notes and bonds payable -- AIGFP    8,127      7,370
------------------------------------------------------------
                                           50,388     42,979
------------------------------------------------------------
Remaining borrowings of AIG               $ 3,935    $ 3,331
------------------------------------------------------------

(a) AIG does not guarantee or support these borrowings.
(b) Includes borrowings under Export Credit Facility of $2.07 billion.
(c) Capital lease obligations.

See also Note 9 of Notes to Financial Statements.

     During 2000, AIGFP increased the aggregate principal amount outstanding of its notes and bonds payable to $8.76 billion. AIGFP uses the proceeds from the issuance of notes and bonds and GIA borrowings to invest in a diversified portfolio of securities and derivative transactions. The funds may also be temporarily invested in securities purchased under agreements to resell. (See also the discussions under "Operational Review", "Liquidity" and "Derivatives" herein and Notes 1, 8, 9, 12 and 18 of Notes to Financial Statements.)

     AIG Funding, Inc. (Funding), through the issuance of commercial paper, fulfills the short-term cash requirements of AIG and its non-insurance subsidiaries. Funding intends to continue to meet AIG's funding requirements through the issuance of commercial paper guaranteed by AIG. This issuance of Funding's commercial paper is subject to the approval of AIG's Board of Directors. ILFC and A.I. Credit Corp. (AICCO) as well as AIG Credit Card Company (Taiwan) -- (AIGCCC-Taiwan) and AIG Finance (Taiwan) Limited -- (AIGF-Taiwan), both consumer finance subsidiaries in Taiwan, AGC and AGF have issued commercial paper for the funding of their own operations. At December 31, 2000, AIG did not guarantee or support the commercial paper of any of its subsidiaries other than Funding and AICCO. In early 2001, AICCO ceased issuing commercial paper under its program and the agreement which AIG had provided supporting the commercial paper was terminated; AICCO's funding requirements are now met through Funding's program. (See also the discussion under "Derivatives" herein and Note 9 of Notes to Financial Statements.)

     AIG and Funding have entered into syndicated revolving credit facilities (collectively, the Facility) aggregating $1.5 billion. The Facility consists of $1.0 billion in short-term revolving credit facility and a $500 million five year revolving credit facility. The Facility can be used for general corporate purposes and also to provide backup for AIG's commercial paper programs administered by Funding. There are currently no borrowings outstanding under the Facility, nor were any borrowings outstanding as of December 31, 2000.

     AGC and AGF shared in a $6.2 billion unsecured bank credit facility to support their commercial paper borrowings. There were no borrowings under this facility as of December 31, 2000. AGC had $400 million in aggregate principal amount of debt securities registered and available for issuance as of December 31, 2000. AGF had $1.6 billion in aggregate principal amount of debt securities registered and available for issuance at December 31, 2000. AGC uses the proceeds from the issuance of notes and bonds for general corporate purposes. AGF uses the proceeds from the issuance of notes and bonds for the funding of its finance receivables.

     At December 31, 2000, ILFC had increased the aggregate principal amount outstanding of its medium term and term notes to $8.70 billion, a net increase of $462 million, and recorded a net decline in its capital lease obligations of $207 million and a net increase in its commercial paper of $1.30 billion. At December 31, 2000, ILFC had $75 million in aggregate principal amount of debt securities registered for issuance from time to time, which debt had been sold as of March 16, 2001. An additional $2.0 billion principal amount of debt securities was registered as of January 5, 2001, under which $800 million in notes were sold as of March 16, 2001. A $750 million Medium Term Note program was implemented on January 19, 2001 under which $200 million has been sold as of March 16, 2001. In addition, ILFC established a Euro Medium Term Note Program for $2.0 billion, under which $771 million in notes were sold through December 31, 2000.

     ILFC has an Export Credit Facility up to a maximum of $4.3 billion, for approximately 75 aircraft to be delivered through 2001. ILFC has the right, but is not required, to use the facility to fund 85 percent of each aircraft's purchase price. This facility is guaranteed by various European Export Credit Agencies. The interest rate varies from 5.75 percent to 5.90 percent on the first 75 aircraft depending on the delivery date of the aircraft. Through March 9, 2001, ILFC borrowed $2.2 billion under this facility.

--------------------------------------------------------------------------------

Borrowings with respect to this facility are included in Notes and Bonds Payable in the accompanying table of borrowings.

     The proceeds of ILFC's debt financing are primarily used to purchase flight equipment, including progress payments during the construction phase. The primary sources for the repayment of this debt and the interest expense thereon are the cash flow from operations, proceeds from the sale of flight equipment and the rollover and refinancing of the prior debt. (See also the discussions under "Operational Review" and "Liquidity" herein.)

     During 2000, AIG issued $233 million principal amount of Medium Term Notes and $132 million of previously issued notes matured or were called. At December 31, 2000, AIG had $781 million in aggregate principal amount of debt securities registered for issuance from time to time. In early 2001, AIG established a new Medium Term Note program under which these securities may be issued.

     AIG's capital funds increased $7.80 billion during 2000. Unrealized appreciation of investments, net of taxes increased $1.15 billion. During 2000, the cumulative translation adjustment loss, net of taxes, increased $210 million. Thus, accumulated comprehensive income increased $941 million. The change from year to year with respect to the unrealized appreciation of investments, net of taxes was primarily impacted by the decline in domestic interest rates. The cumulative translation adjustment loss, net of taxes was primarily impacted by the general strength in the U.S. dollar relative to certain currencies in Southeast Asia and South America. (See also the discussion under "Operational Review" and "Liquidity" herein.) Retained earnings increased $3.83 billion, resulting from net income less dividends, including stock dividends of $2.04 billion.

     During 2000, AIG repurchased in the open market 10,351,600 shares of its common stock. Through March 22, 2001, AIG repurchased in the open market 2,525,000 shares of its common stock. AIG intends to continue to buy its common shares in the open market for general corporate purposes, including to satisfy its obligations under various employee benefit plans.

     Payments of dividends to AIG by its insurance subsidiaries are subject to certain restrictions imposed by statutory authorities. AIG has in the past reinvested most of its unrestricted earnings in its operations and believes such continued reinvestment in the future will be adequate to meet any foreseeable capital needs. However, AIG may choose from time to time to raise additional funds through the issuance of additional securities. At December 31, 2000, there were no significant statutory or regulatory issues which would impair AIG's financial condition, results of operations or liquidity. To AIG's knowledge, no AIG company is on any regulatory or similar "watch list". (See also the discussion under "Liquidity" herein and Note 11 of Notes to Financial Statements.)

     AIG's insurance subsidiaries, in common with other insurers, are subject to regulation and supervision by the states and jurisdictions in which they do business. The National Association of Insurance Commissioners (NAIC) has developed Risk-Based Capital (RBC) requirements. RBC relates an individual insurance company's statutory surplus to the risk inherent in its overall operations. At December 31, 2000, the adjusted capital of each of AIG's domestic general companies and of each of AIG's domestic life companies exceeded each of their RBC standards by considerable margins.

     A substantial portion of AIG's general insurance business and a majority of its life insurance business are conducted in foreign countries. The degree of regulation and supervision in foreign jurisdictions varies from minimal in some to stringent in others. Generally, AIG, as well as the underwriting companies operating in such jurisdictions, must satisfy local regulatory requirements. Licenses issued by foreign authorities to AIG subsidiaries are subject to modification and revocation. Thus, AIG's insurance subsidiaries could be prevented from conducting future business in certain of the jurisdictions where they currently operate. AIG's international operations include operations in various developing nations. Both current and future foreign operations could be adversely affected by unfavorable political developments up to and including nationalization of AIG's operations without compensation. Adverse effects resulting from any one country may impact AIG's results of operations, liquidity and financial condition depending on the magnitude of the event and AIG's net financial exposure at that time in that country.

LIQUIDITY

AIG's liquidity is primarily derived from the operating cash flows of its general and life insurance operations.

     At December 31, 2000, AIG's consolidated invested assets included $7.02 billion of cash and short-term investments. Consolidated net cash provided from operating activities in 2000 amounted to $8.45 billion.

     Sources of funds considered in meeting the objectives of AIG's financial services operations include guaranteed investment agreements, issuance of long and short-term debt, maturities and sales of securities available for sale, securities sold under repurchase agreements, trading liabilities, securities and spot commodities sold but not yet purchased, issuance of equity, and cash provided from such operations. AIG's strong capital position is integral to managing this liquidity, as it enables AIG to raise funds in diverse markets worldwide. (See also the discussions under "Capital Resources" herein.)

     Management believes that AIG's liquid assets, its net cash provided by operations, and access to the capital markets will enable it to meet any foreseeable cash requirements.

     The liquidity of the combined insurance operations is derived both domestically and abroad. The combined insurance operating cash flow is derived from two sources, underwriting operations and investment operations. In the aggregate, AIG's insurance operations generated approximately $18.3 billion in pre-tax cash flow during 2000. Cash flow includes periodic premium collections, including policyholders' contract deposits, paid loss recoveries less reinsurance

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

premiums, losses, benefits, acquisition and operating expenses. Generally, there is a time lag from when premiums are collected and, when as a result of the occurrence of events specified in the policy, the losses and benefits are paid. AIG's insurance investment operations generated approximately $12.9 billion in investment income cash flow during 2000. Investment income cash flow is primarily derived from interest and dividends received and includes realized capital gains net of realized capital losses.

     In addition to the combined insurance pre-tax operating cash flow, AIG's insurance operations held $6.29 billion in cash and short-term investments at December 31, 2000. The aforementioned operating cash flow and the cash and short-term balances held provided AIG's insurance operations with a significant amount of liquidity.

     This liquidity is available, among other things, to purchase high quality and diversified fixed income securities and to a lesser extent marketable equity securities and to provide mortgage loans on real estate, policy loans and collateral loans. This cash flow coupled with proceeds of approximately $51 billion from the maturities, sales and redemptions of fixed income securities and from the sale of equity securities was used to purchase approximately $64 billion of fixed income securities and marketable equity securities during 2000.

     The following table is a summary of AIG's invested assets by significant segment, including investment income due and accrued of $3.52 billion and $3.13 billion and real estate of $2.08 billion and $1.84 billion, at December 31, 2000 and 1999, respectively:

(DOLLARS IN MILLIONS)
-------------------------------------------------------------
                                         INVESTED     PERCENT
                                           ASSETS    OF TOTAL
-------------------------------------------------------------
2000
General insurance                        $ 42,892      14.1%
Life insurance                            171,019      56.2
Financial services and asset management    89,479      29.4
Other                                         831       0.3
-------------------------------------------------------------
Total                                    $304,221     100.0%
-------------------------------------------------------------
1999
General insurance                        $ 39,135      14.5%
Life insurance                            155,844      57.7
Financial services and asset management    74,398      27.6
Other                                         651       0.2
-------------------------------------------------------------
Total                                    $270,028     100.0%
-------------------------------------------------------------

INSURANCE INVESTED ASSETS

The following tables summarize the composition of AIG's insurance invested assets by insurance segment, including investment income due and accrued and real estate, at December 31, 2000 and 1999:

(DOLLARS IN MILLIONS)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                           PERCENT DISTRIBUTION
                                                           GENERAL         LIFE                 PERCENT    ---------------------
DECEMBER 31, 2000                                        INSURANCE    INSURANCE       TOTAL    OF TOTAL     DOMESTIC     FOREIGN
--------------------------------------------------------------------------------------------------------------------------------
Fixed maturities:
  Available for sale, at market value(a)                  $18,168     $135,212     $153,380      71.7%        71.6%       28.4%
  Held to maturity, at amortized cost                      11,533           --       11,533       5.4        100.0          --
Equity securities, at market value(b)                       4,666        3,112        7,778       3.6         60.0        40.0
Mortgage loans on real estate, policy and collateral
  loans                                                        65       16,860       16,925       7.9         74.0        26.0
Short-term investments, including time deposits, and
  cash                                                      1,448        4,839        6,287       2.9         51.6        48.4
Real estate                                                   408        1,565        1,973       0.9         25.3        74.7
Investment income due and accrued                             584        2,773        3,357       1.6         64.0        36.0
Other invested assets                                       6,020        6,658       12,678       6.0         88.4        11.6
--------------------------------------------------------------------------------------------------------------------------------
Total                                                     $42,892     $171,019     $213,911     100.0%        72.8%       27.2%
--------------------------------------------------------------------------------------------------------------------------------

(a) Includes $846 million of bonds trading securities, at market value.
(b) Includes $1.19 billion of non-redeemable preferred stocks, at market value.

--------------------------------------------------------------------------------

(DOLLARS IN MILLIONS)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                           PERCENT DISTRIBUTION
                                                          GENERAL       LIFE                   PERCENT     ---------------------
DECEMBER 31, 1999                                        INSURANCE    INSURANCE     TOTAL      OF TOTAL    DOMESTIC     FOREIGN
--------------------------------------------------------------------------------------------------------------------------------
Fixed maturities:
  Available for sale, at market value(a)                  $16,903     $120,681     $137,584      70.6%        73.7%       26.3%
  Held to maturity, at amortized cost                      12,078           --       12,078       6.2        100.0          --
Equity securities, at market value(b)                       4,000        3,154        7,154       3.7         54.7        45.3
Mortgage loans on real estate, policy and collateral
  loans                                                        70       16,424       16,494       8.4         72.6        27.4
Short-term investments, including time deposits, and
  cash                                                        977        6,533        7,510       3.9         51.1        48.9
Real estate                                                   381        1,356        1,737       0.9         28.6        71.4
Investment income due and accrued                             576        2,481        3,057       1.5         66.0        34.0
Other invested assets                                       4,150        5,215        9,365       4.8         85.2        14.8
--------------------------------------------------------------------------------------------------------------------------------
Total                                                     $39,135     $155,844     $194,979     100.0%        73.7%       26.3%
--------------------------------------------------------------------------------------------------------------------------------

(a) Includes $1.04 billion of bonds trading securities, at market value.
(b) Includes $805 million of non-redeemable preferred stocks, at market value.

     Generally, insurance regulations restrict the types of assets in which an insurance company may invest.

     With respect to fixed maturities, AIG's general strategy is to invest in high quality securities while maintaining diversification to avoid significant exposure to issuer, industry and/or country concentrations. With respect to general insurance, AIG's strategy is to invest in longer duration fixed maturities to maximize the yields at the date of purchase. With respect to life insurance, AIG's strategy is to produce cash flows required to meet maturing insurance liabilities (See also the discussion under "Operational Review: Life Insurance Operations" herein.)

     The fixed maturity available for sale portfolio is subject to decline in fair value as interest rates rise. Such declines in fair value are presented as a component of comprehensive income in unrealized appreciation of investments, net of taxes.

     The fixed maturities held to maturity portfolio is exposed to adverse interest rate fluctuations. However, AIG has the ability and intent to hold such securities to maturity. Therefore, there would be no detrimental impact to AIG's results of operations or financial condition as a result of such fluctuations.

     At December 31, 2000, approximately 74 percent of the fixed maturities investments were domestic securities. Approximately 31 percent of such domestic securities were rated AAA. Approximately 9 percent were below investment grade or not rated.

     A significant portion of the foreign insurance fixed income portfolio is rated by Moody's, Standard & Poor's (S&P) or similar foreign services. Similar credit quality rating services are not available in all overseas locations. AIG annually reviews the credit quality of the foreign portfolio nonrated fixed income investments, including mortgages. At December 31, 2000, approximately 11 percent of the foreign fixed income investments were either rated AAA or, on the basis of AIG's internal analysis, were equivalent from a credit standpoint to securities so rated. Approximately 16 percent were below investment grade or not rated at that date. A large portion of the foreign insurance fixed income portfolio are sovereign fixed maturity securities supporting the policy liabilities in the country of issuance.

     At December 31, 2000, approximately 15 percent of the fixed maturities portfolio was collateralized mortgage obligations (CMOs), including commercial mortgage backed securities. Substantially all of the CMOs were investment grade and approximately 37 percent of the CMOs were backed by various U.S. government agencies. CMOs are exposed to interest rate risk as the duration and ultimate realized yield would be affected by the accelerated prepayments of the underlying mortgages.

     Any fixed income security may be subject to downgrade for a variety of reasons subsequent to any balance sheet date.

     AIG invests in equities for various reasons, including diversifying its overall exposure to interest rate risk. Equity securities are subject to declines in fair value. Such declines in fair value are presented in unrealized appreciation of investments, net of taxes as a component of comprehensive income.

     Mortgage loans on real estate, policy and collateral loans comprised 7.9 percent of AIG's insurance invested assets at December 31, 2000. AIG's insurance operations' holdings of real estate mortgages amounted to $10.59 billion of which 86.2 percent was domestic. At December 31, 2000, only a nominal amount were in default. It is AIG's practice to maintain a maximum loan to value ratio of 75 percent at loan origination. At December 31, 2000, AIG's insurance holdings of collateral loans amounted to $868 million, all of which were foreign. It is AIG's strategy to enter into mortgage and collateral loans as an adjunct primarily to life insurance fixed maturity investments. AIG's policy loans increased from $5.20 billion at December 31, 1999 to $5.47 billion at December 31, 2000.

     Short-term investments represent amounts invested in various internal and external money market funds, time deposits and cash held.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     AIG's real estate investment properties are primarily occupied by AIG's various operations. The current market value of these properties considerably exceeds their carrying value.

     Other invested assets were primarily comprised of both foreign and domestic private placements, limited partnerships and outside managed funds.

     When permitted by regulatory authorities and when deemed necessary to protect insurance assets, including invested assets, from adverse movements in foreign currency exchange rates, interest rates and equity prices, AIG and its insurance subsidiaries may enter into derivative transactions as end users. To date, such activities have not been significant. (See also the discussion under "Derivatives" herein.)

     In certain jurisdictions, significant regulatory and/or foreign governmental barriers exist which may not permit the immediate free flow of funds between insurance subsidiaries or from the insurance subsidiaries to AIG parent. These barriers generally cause only minor delays in the outward remittance of the funds.

     AIG's insurance operations are exposed to market risk. Market risk is the risk of loss of fair value resulting from adverse fluctuations in interest and foreign currency exchange rates and equity prices.

     Measuring potential losses in fair values has recently become the focus of risk management efforts by many companies. Such measurements are performed through the application of various statistical techniques. One such technique is Value at Risk (VaR). VaR is a summary statistical measure that uses historical interest and foreign currency exchange rates and equity prices and estimates the volatility and correlation of each of these rates and prices to calculate the maximum loss that could occur over a defined period of time given a certain probability.

     AIG believes that statistical models alone do not provide a reliable method of monitoring and controlling market risk. While VaR models are relatively sophisticated, the quantitative market risk information generated is limited by the assumptions and parameters established in creating the related models. Therefore, such models are tools and do not substitute for the experience or judgment of senior management.

     AIG has performed a VaR analysis to estimate the maximum potential loss of fair value for each of AIG's insurance segments and for each market risk within each insurance segment. In this analysis, financial instrument assets include the domestic and foreign invested assets excluding real estate and investment income due and accrued. Financial instrument liabilities include reserve for losses and loss expenses, reserve for unearned premiums, future policy benefits for life and accident and health insurance contracts and policyholders' funds.

     Due to the nature of each insurance segment, AIG manages the general and life insurance operations separately. As a result, AIG manages separately the invested assets of each. Accordingly, the VaR analysis was separately performed for the general and the life insurance operations.

     AIG calculated the VaR with respect to the net fair value of each of AIG's insurance segments as of December 31, 2000 and December 31, 1999. AIG has refined its methodology for calculating VaR and the results of the calculations presented herein were performed using historical simulation. Using historical simulation over the delta-normal approach does not significantly change the results of this disclosure. The historical simulation methodology entails re-pricing all assets and liabilities under explicit changes in market rates within a specific historical time period. In this case, the most recent three years of historical market information for interest rates, foreign exchange rates, and equity index prices were used to construct the historical scenarios. For each scenario, each transaction was re-priced. Portfolio, business unit and finally AIG-wide scenario values were then calculated by netting the values of all the underlying assets and liabilities. The final VaR number represents the maximum potential loss incurred by these scenarios with 95% confidence (i.e., only 5% of historical scenarios show losses greater than the VaR figure). A one month holding period was assumed in computing the VaR figure. At December 31, 2000 and December 31, 1999 the VaR of AIG's insurance segments was approximately $744 million and $863 million for general insurance, respectively, and $1.46 billion and $1.25 billion for life insurance, respectively. The average VaR for 2000 for each of AIG's insurance segments was approximately $811 million for general insurance and $1.36 billion for life insurance. The high and low VaRs for general insurance during 2000 were approximately $954 million and $737 million, respectively. The high and low VaRs for life insurance during 2000 were approximately $1.46 billion and $1.25 billion, respectively.

     The following table presents the VaR of each component of market risk for each of AIG's insurance segments as of December 31, 2000 and December 31, 1999. VaR with respect to combined operations cannot be derived by aggregating the individual risk or segment amounts presented herein.

(IN MILLIONS)
------------------------------------------------------------
                              GENERAL             LIFE
                             INSURANCE         INSURANCE
                            ------------    ----------------
                            2000    1999      2000      1999
------------------------------------------------------------
MARKET RISK:
Interest rate               $454    $338    $1,422    $1,169
Currency                      59      29       373       566
Equity                       603     798       384       462
------------------------------------------------------------

     The average, high and low VaRs for the interest rate component of market risk for the year ended December 31, 2000 were approximately $419 million, $454 million and $338 million, respectively, for general insurance and approximately $1.30 billion, $1.42 billion and $1.17 billion, respectively, for life insurance. The average, high and low VaRs for the currency component were approximately $49 million, $65 million and $29 million, respectively, for general insurance and approximately $430 million,

--------------------------------------------------------------------------------

$566 million and $372 million, respectively, for life insurance; and the average, high and low VaRs for the equity component were approximately $694 million, $828 million and $603 million, respectively, for general insurance and approximately $423 million, $462 million and $384 million, respectively, for life insurance.

FINANCIAL SERVICES AND ASSET MANAGEMENT INVESTED ASSETS

The following table is a summary of the composition of AIG's financial services and asset management invested assets at December 31, 2000 and 1999. (See also the discussions under "Operational Review: Financial Services Operations", "Operational Review: Asset Management Operations", "Capital Resources" and "Derivatives" herein.)

                   (DOLLARS IN MILLIONS)
----------------------------------------------------------------------------------------------------------
                                                                      2000                    1999
                                                              --------------------    --------------------
                                                              INVESTED    PERCENT     INVESTED    PERCENT
                                                               ASSETS     OF TOTAL     ASSETS     OF TOTAL
----------------------------------------------------------------------------------------------------------
Flight equipment primarily under operating leases, net of
  accumulated depreciation                                    $19,325       21.6%     $17,334       23.3%
Finance receivables, net of allowance                          11,378       12.7       10,634       14.3
Unrealized gain on interest rate and currency swaps, options
  and forward transactions                                     10,235       11.5        7,931       10.7
Securities available for sale, at market value                 14,669       16.4       12,954       17.4
Trading securities, at market value                             7,347        8.2        4,391        5.9
Securities purchased under agreements to resell, at contract
  value                                                        14,979       16.7       10,897       14.6
Trading assets                                                  7,045        7.9        5,793        7.8
Spot commodities, at market value                                 363        0.4          683        0.9
Other, including short-term investments                         4,138        4.6        3,781        5.1
----------------------------------------------------------------------------------------------------------
Total                                                         $89,479      100.0%     $74,398      100.0%
----------------------------------------------------------------------------------------------------------

     As previously discussed, the cash used for the purchase of flight equipment is derived primarily from the proceeds of ILFC's debt financings. The primary sources for the repayment of this debt and the interest expense thereon are the cash flow from operations, proceeds from the sale of flight equipment and the rollover and refinancing of the prior debt. During 2000, ILFC acquired flight equipment costing $3.43 billion.

     At December 31, 2000, ILFC had committed to purchase 488 aircraft deliverable from 2001 through 2009 at an estimated aggregate purchase price of $27.3 billion and had options to purchase 51 aircraft deliverable from 2001 through 2008 at an estimated aggregate purchase price of $3.0 billion. As of March 15, 2001, ILFC has entered into leases for all of the aircraft to be delivered in 2001 and 96 of 421 aircraft to be delivered subsequent to 2001. ILFC will be required to find customers for any aircraft presently on order and any aircraft to be ordered, and it must arrange financing for portions of the purchase price of such equipment. In a rising interest rate environment, ILFC negotiates higher lease rates on any new contracts. ILFC has been successful to date both in placing its new aircraft on lease or under sales contract and obtaining adequate financing.

     ILFC is exposed to market risk and the risk of loss of fair value resulting from adverse fluctuations in interest rates. As of December 31, 2000 and December 31, 1999, AIG statistically measured the aforementioned loss of fair value through the application of a VaR model. In this analysis, the net fair value of ILFC was determined using the financial instrument assets which included the tax adjusted future flight equipment lease revenue and the financial instrument liabilities which included the future servicing of the current debt. The estimated impact of the current derivative positions was also taken into account.

     AIG calculated the VaR with respect to the net fair value of ILFC using the historical simulation methodology, as previously described. As of December 31, 2000 and December 31, 1999, the VaR with respect to the aforementioned net fair value of ILFC was approximately $11 million and $50 million, respectively.

     AIGFP's derivative transactions are carried at market value or at estimated fair value when market prices are not readily available. AIGFP reduces its economic risk exposure through similarly valued offsetting transactions including swaps, trading securities, options, forwards and futures. The estimated fair values of these transactions represent assessments of the present value of expected future cash flows. These transactions are exposed to liquidity risk if AIGFP were to sell or close out the transactions prior to maturity. AIG believes that the impact of any such limited liquidity would not be significant to AIG's financial condition or its overall liquidity. (See also the discussion under "Operational Review: Financial Services Operations" and "Derivatives" herein.)

     AIGFP uses the proceeds from the issuance of notes and bonds and GIA borrowings to invest in a diversified portfolio of securities, including securities available for sale, at market, and derivative transactions. The funds may also be temporarily invested in securities purchased under agreements to resell. The proceeds from the disposal of the aforementioned securities available for sale and securities purchased under agreements to resell have been used

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

to fund the maturing GIAs or other AIGFP financings. (See also the discussion under "Capital Resources" herein.)

     Securities available for sale is mainly a portfolio of debt securities, where the individual securities have varying degrees of credit risk. At December 31, 2000, the average credit rating of this portfolio was AA or the equivalent thereto as determined through rating agencies or internal review. AIGFP has also entered into credit derivative transactions to hedge its credit risk associated with $182 million of these securities. There were no securities deemed below investment grade at December 31, 2000. There have been no significant downgrades through March 1, 2001. Securities purchased under agreements to resell are treated as collateralized transactions. AIGFP takes possession of or obtains a security interest in securities purchased under agreements to resell. AIGFP further minimizes its credit risk by monitoring counterparty credit exposure and, when AIGFP deems necessary, it requires additional collateral to be deposited. Trading securities, at market value are marked to market daily and are held to meet the short-term risk management objectives of AIGFP.

     AIGTG conducts, as principal, market making and trading activities in foreign exchange, interest rates and precious and base metals. AIGTG owns inventories in the commodities in which it trades and may reduce the exposure to market risk through the use of swaps, forwards, futures and option contracts. AIGTG uses derivatives to manage the economic exposure of its various trading positions and transactions from adverse movements of interest rates, foreign currency exchange rates and commodity prices. AIGTG supports its trading activities largely through trading liabilities, unrealized losses on swaps, short-term borrowings, securities sold under agreements to repurchase and securities and commodities sold but not yet purchased. (See also the discussions under "Capital Resources" and "Derivatives" herein.)

     The gross unrealized gains and gross unrealized losses of AIGFP and AIGTG included in the financial services assets and liabilities at December 31, 2000 were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                        GROSS         GROSS
                                     UNREALIZED    UNREALIZED
                                        GAINS        LOSSES
-------------------------------------------------------------
Securities available for sale, at
  market value(a)                     $   810        $  777
Unrealized gain/loss on interest
  rate and currency swaps, options
  and forward transactions(b)(c)       10,235         8,581
Trading assets                          8,852         5,744
Spot commodities, at market value          32            --
Trading liabilities                        --         3,372
Securities and spot commodities
  sold but not yet purchased, at
  market value                            491            --
-------------------------------------------------------------

(a) See also Note 8(e) of Notes to Financial Statements.

(b) These amounts are also presented as the respective balance sheet amounts.

(c) At December 31, 2000, AIGTG's replacement values with respect to interest rate and currency swaps were $484 million.

     AIGFP's interest rate and currency risks on securities available for sale, at market, are managed by taking offsetting positions on a security by security basis, thereby offsetting a significant portion of the unrealized appreciation or depreciation. At December 31, 2000, the unrealized gains and losses remaining after the benefit of the offsets were $44 million and $11 million, respectively.

     Trading securities, at market value, and securities and spot commodities sold but not yet purchased, at market value are marked to market daily with the unrealized gain or loss being recognized in income at that time. These securities are held to meet the short-term risk management objectives of AIGFP and AIGTG.

     The senior management of AIG defines the policies and establishes general operating parameters for AIGFP and AIGTG. AIG's senior management has established various oversight committees to review the various financial market, operational and credit issues of AIGFP and AIGTG. The senior managements of AIGFP and AIGTG report the results of their respective operations to and review future strategies with AIG's senior management.

     AIG actively manages the exposures to limit potential losses, while maximizing the rewards afforded by these business opportunities. In doing so, AIG must continually manage a variety of exposures including credit, market, liquidity, operational and legal risks.

     Market risk arises principally from the uncertainty that future earnings are exposed to potential changes in volatility, interest rates, foreign currency exchange rates, and equity and commodity prices. AIG generally controls its exposure to market risk by taking offsetting positions. AIG's philosophy with respect to its financial services operations is to minimize or set limits for open or uncovered positions that are to be carried. Credit risk exposure is separately managed. (See the discussion on the management of credit risk below.)

     AIG's Market Risk Management Department provides detailed independent review of AIG's market exposures, particularly those market exposures of AIGFP and AIGTG. This department determines whether AIG's market risks, as well as those market risks of individual subsidiaries, are within the parameters established by AIG's senior management. Well established market risk management techniques such as sensitivity analysis are used. Additionally, this department verifies that specific market risks of each of certain subsidiaries are managed and hedged by that subsidiary.

     AIGFP is exposed to market risk due to changes in the level and volatility of interest rates and the shape and slope of the yield curve. AIGFP hedges its exposure to interest rate risk by entering into transactions such as interest rate swaps and options and purchasing U.S. and foreign government obligations.

     AIGFP is exposed to market risk due to changes in and volatility of foreign currency exchange rates. AIGFP hedges its foreign currency exchange risk primarily through the use of currency swaps, options, forwards and futures.

--------------------------------------------------------------------------------

     AIGFP is exposed to market risk due to changes in the level and volatility of equity prices which affect the value of securities or instruments that derive their value from a particular stock, a basket of stocks or a stock index. AIGFP reduces the risk of loss inherent in its inventory in equity securities by entering into hedging transactions, including equity swaps and options and purchasing U.S. and foreign government obligations.

     AIGFP does not seek to manage the market risk of each of its transactions through an individual offsetting transaction. Rather, AIGFP takes a portfolio approach to the management of its market risk exposure. AIGFP values its portfolio at market value or estimated fair value when market values are not readily available. These valuations represent an assessment of the present values of expected future cash flows of AIGFP's transactions and may include reserves for such risks as are deemed appropriate by AIGFP's and AIG's management. AIGFP evaluates the portfolio's discounted cash flows with reference to current market conditions, maturities within the portfolio and other relevant factors. Based upon this evaluation, AIGFP determines what, if any, offsetting transactions are necessary to reduce the market risk exposure of the portfolio.

     The aforementioned estimated fair values are based upon the use of valuation models. These models utilize, among other things, current interest, foreign exchange and volatility rates. These valuation models are integrated into the evaluation of the portfolio, as described above, in order to provide timely information for the market risk management of the portfolio.

     Additionally, depending upon the changes in interest rates and other market movements during the day, the system will produce reports for management's consideration for intra-day offsetting positions. Overnight, the system generates reports which recommend the types of offsets management should consider for the following day. Additionally, AIGFP operates in major business centers overseas and is essentially open for business 24 hours a day. Thus, the market exposure and offset strategies are monitored, reviewed and coordinated around the clock. Therefore, offsetting adjustments can be made as and when necessary from any AIGFP office in the world.

     As part of its monitoring and controlling of its exposure to market risk, AIGFP applies various testing techniques which reflect potential market movements. These techniques vary by currency and are regularly changed to reflect factors affecting the derivatives portfolio. In addition to the daily monitoring, AIGFP's senior management and local risk managers conduct a weekly review of the derivatives portfolio and existing hedges. This review includes an examination of the portfolio's risk measures, such as aggregate option sensitivity to movements in market variables. AIGFP's management may change these measures to reflect their judgment and evaluation of the dynamics of the markets. This management group will also determine whether additional or alternative action is required in order to manage the portfolio.

     All of AIGTG's market risk sensitive instruments are entered into for trading purposes. The fair values of AIGTG's financial instruments are exposed to market risk as a result of adverse market changes in interest rates, foreign currency exchange rates, commodity prices and adverse changes in the liquidity of the markets in which AIGTG trades.

     AIGTG's approach to managing market risk is to establish an appropriate offsetting position to a particular transaction or group of transactions depending upon the extent of market risk AIGTG expects to reduce.

     AIGTG's senior management has established positions and stop-loss limits for each line of business. AIGTG's traders are required to maintain positions within these limits. These positions are monitored during the day either manually and/or through on-line computer systems. In addition, these positions are reviewed by AIGTG's management. Reports which present each trading books position and the prior day's profit and loss are reviewed by traders, head traders and AIGTG's senior management. Based upon these and other reports, AIGTG's senior management may determine to adjust AIGTG's risk profile.

     AIGTG attempts to secure reliable current market prices, such as published prices or third party quotes, to value its derivatives. Where such prices are not available, AIGTG uses an internal methodology which includes interpolation or extrapolation from verifiable prices nearest to the dates of the transactions. The methodology may reflect interest and exchange rates, commodity prices, volatility rates and other relevant factors.

     A significant portion of AIGTG's business is transacted in liquid markets. Certain of AIGTG's derivative product exposures are evaluated using simulation techniques which consider such factors as changes in currency and commodity prices, interest rates, volatility levels and the effect of time.

     AIGFP and AIGTG are both exposed to the risk of loss of fair value from adverse fluctuations in interest rate and foreign currency exchange rates and equity and commodity prices. AIG statistically measured the losses of fair value through the application of a VaR model. AIG separately calculated the VaR with respect to AIGFP and AIGTG, as AIG manages these operations separately.

     AIGFP's and AIGTG's asset and liability portfolios for which the VaR analyses were performed included over the counter and exchange traded investments, derivative instruments and commodities. Since the market risk with respect to securities available for sale, at market is substantially hedged, segregation of market sensitive instruments into trading and other than trading was not deemed necessary.

     AIG calculated the VaR with respect to AIGFP and AIGTG as of December 31, 2000 and December 31, 1999. AIG has refined its methodology for calculating VaR and the results of the calculations presented herein were performed using historical simulation. Using historical simulation over the delta-normal approach does not significantly change the results of this disclosure. The historical simulation methodology entails re-pricing all assets and liabilities under explicit changes in market rates within a

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

specific historical time period. In this case, the most recent three years of historical market information for interest rates, foreign exchange rates, and equity index prices were used to construct the historical scenarios. For each scenario, each transaction was re-priced. Portfolio, business unit and finally AIG-wide scenario values were then calculated by netting the values of all the underlying assets and liabilities. The final VaR number represents the maximum potential loss incurred by these scenarios with 95% confidence (i.e., only 5% of historical scenarios show losses greater than the VaR figure).

     The following table presents the VaR on a combined basis and of each component of AIGFP's and AIGTG's market risk as of December 31, 2000 and December 31, 1999. VaR with respect to combined operations cannot be derived by aggregating the individual risk presented herein.

(IN MILLIONS)
------------------------------------------------------------------

                                 AIGFP(A)        AIGTG(B)
                               ------------    ------------
                               2000    1999    2000    1999
-----------------------------------------------------------
MARKET RISK:
Combined                       $15     $24      $6      $5
Interest rate                   15      23       4       3
Currency                        --      --       3       4
Equity/Commodity                --       1      --      --
-----------------------------------------------------------

(a) A one month holding period was used to measure the market exposures of AIGFP.

(b) A one day holding period was used to measure the market exposures of AIGTG.

     The average, high and low VaRs on a combined basis for the year ended December 31, 2000 were approximately $15 million, $24 million and $8 million, respectively, for AIGFP and approximately $5 million, $6 million and $4 million, respectively, for AIGTG. The average, high and low VaRs for the interest rate component of market risk were approximately $15 million, $23 million and $7 million, respectively, for AIGFP and approximately $3 million, $4 million and $3 million, respectively, for AIGTG for that year. The average, high and low VaRs for the currency component were approximately $267,000, $396,000 and $118,000, respectively, for AIGFP and approximately $3 million, $4 million and $2 million, respectively, for AIGTG; and the average, high and low VaRs for the equity/commodity component were approximately $1 million, $2 million and $371,000, respectively, for AIGFP.

DERIVATIVES

Derivatives are financial arrangements among two or more parties whose returns are linked to or "derived" from some underlying equity, debt, commodity or other asset, liability, or index. Derivatives payments may be based on interest rates and exchange rates and/or prices of certain securities, certain commodities, or financial or commodity indices. The more significant types of derivative arrangements in which AIG transacts are swaps, forwards, futures, options and related instruments.

     The most commonly used swaps are interest rate swaps, currency swaps, equity swaps and swaptions. Such derivatives are traded over the counter. An interest rate swap is a contract between two parties to exchange interest rate payments (typically a fixed interest rate versus a variable interest rate) calculated on a notional principal amount for a specified period of time. The notional amount is not exchanged. Currency and equity swaps are similar to interest rate swaps but may involve the exchange of principal amounts at the commencement and termination of the swap. Swaptions are options where the holder has the right but not the obligation to enter into a swap transaction or cancel an existing swap transaction.

     A futures or forward contract is a legal contract between two parties to purchase or sell at a specified future date a specified quantity of a commodity, security, currency, financial index or other instrument, at a specified price. A futures contract is traded on an exchange, while a forward contract is executed over the counter.

     Over the counter derivatives are not transacted in an exchange traded environment. The futures exchanges maintain considerable financial requirements and surveillance to ensure the integrity of exchange traded futures and options.

     An option contract generally provides the option purchaser with the right but not the obligation to buy or sell during a period of time or at a specified date the underlying instrument at a set price. The option writer is obligated to sell or buy the underlying item if the option purchaser chooses to exercise his right. The option writer receives a nonrefundable fee or premium paid by the option purchaser. Options may be traded over the counter or on an exchange.

     Derivatives are generally either negotiated over the counter contracts or standardized contracts executed on an exchange. Standardized exchange traded derivatives include futures and options which can be readily bought or sold over recognized security or commodity exchanges and settled daily through such clearing houses. Negotiated over the counter derivatives include forwards, swaps and options. Over the counter derivatives are generally not traded like exchange traded securities and the terms of over the counter derivatives are non-standard and unique to each contract. However, in the normal course of business, with the agreement of the original counterparty, these contracts may be terminated early or assigned to another counterparty.

     All significant derivatives activities are conducted through AIGFP and AIGTG permitting AIG to participate in the derivatives dealer market acting primarily as principal. In these derivative operations, AIG structures agreements which generally allow its counterparties to enter into transactions with respect to changes in interest and exchange rates, securities' prices and certain commodities and financial or commodity indices. Generally, derivatives are used by AIG's customers such as corporations, financial institutions, multinational organizations, sovereign entities, govern-

--------------------------------------------------------------------------------

ment agencies and municipalities. For example, a futures, forward or option contract can be used to protect the customers' assets or liabilities against price fluctuations.

     A counterparty may default on any obligation to AIG, including a derivative contract. Credit risk is a consequence of extending credit and/or carrying trading and investment positions. Credit risk exists for a derivative contract when that contract has an estimated positive fair value. To help manage this risk, the credit departments of AIGFP and AIGTG operate within the guidelines of the AIG Credit Risk Committee, which sets credit policy and limits for counterparties and provides limits for derivative transactions with counterparties having different credit ratings. In addition to credit ratings, this committee takes into account other factors, including the industry and country of the counterparty. Transactions which fall outside these pre-established guidelines require the approval of the AIG Credit Risk Committee. It is also AIG's policy to establish reserves for potential credit impairment when necessary.

     AIGFP and AIGTG determine the credit quality of each of their counterparties taking into account credit ratings assigned by recognized statistical rating organizations. If it is determined that a counterparty requires credit enhancement, then one or more enhancement techniques will be used. Examples of such enhancement techniques include letters of credit, guarantees, collateral credit triggers and credit derivatives and margin agreements.

     A significant majority of AIGFP's transactions are contracted and documented under ISDA Master Agreements. Management believes that such agreements provide for legally enforceable set-off in the event of default. Also, under such agreements, in connection with a counterparty desiring to terminate a contract prior to maturity, AIGFP may be permitted to set-off its receivables from that counterparty against AIGFP's payables to that same counterparty arising out of all included transactions. Excluding regulated exchange transactions, AIGTG, whenever possible, enters into netting agreements with its counterparties which are similar in effect to those discussed above.

     The following tables provide the notional and contractual amounts of AIGFP's and AIGTG's derivatives transactions at December 31, 2000 and December 31, 1999.

     The notional amounts used to express the extent of AIGFP's and AIGTG's involvement in swap transactions represent a standard of measurement of the volume of AIGFP's and AIGTG's swaps business. Notional amount is not a quantification of market risk or credit risk and it may not necessarily be recorded on the balance sheet. Notional amounts represent those amounts used to calculate contractual cash flows to be exchanged and are not paid or received, except for certain contracts such as currency swaps.

     The timing and the amount of cash flows relating to AIGFP's and AIGTG's foreign exchange forwards and exchange traded futures and options contracts are determined by each of the respective contractual agreements.

     The net replacement value most closely represents the net credit risk to AIGFP or the maximum amount exposed to potential loss after the application of the aforementioned strategies, netting under ISDA Master Agreements and applying collateral held. Prior to the application of these credit enhancements, the gross credit risk with respect to these derivative instruments was $33.4 billion at December 31, 2000 and $16.90 billion at December 31, 1999. Subsequent to the application of such credit enhancements, the net exposure to credit risk or the net replacement value of all interest rate, currency and equity swaps, swaptions and forward commitments approximated $9.51 billion at December 31, 2000 and $7.53 billion at December 31, 1999. The net replacement value for futures and forward contracts approximated $204 million at December 31, 2000 and $5 million at December 31, 1999. The net replacement value most closely represents the net credit risk to AIGFP or the maximum amount exposed to potential loss.

     The following table presents AIGFP's derivatives portfolio by maturity and type of derivative at December 31, 2000 and December 31, 1999:

(IN MILLIONS)
----------------------------------------------------------------------------------------------------------------------------
                                                                   REMAINING LIFE
                                                 ---------------------------------------------------
                                                   ONE       TWO THROUGH    SIX THROUGH    AFTER TEN     TOTAL       TOTAL
                                                   YEAR      FIVE YEARS      TEN YEARS       YEARS        2000        1999
----------------------------------------------------------------------------------------------------------------------------
Interest rate, currency and equity/commodity
  swaps and swaptions:
Notional amount:
  Interest rate swaps                            $ 70,847     $173,892       $ 90,745       $ 8,719     $344,203    $281,682
  Currency swaps                                   34,507       44,271         33,185         5,829      117,792      83,673
  Swaptions and equity swaps                       12,216       30,835         10,692         5,283       59,026      48,002
----------------------------------------------------------------------------------------------------------------------------
Total                                            $117,570     $248,998       $134,622       $19,831     $521,021    $413,357
----------------------------------------------------------------------------------------------------------------------------
FUTURES AND FORWARD CONTRACTS:
Exchange traded futures contracts contractual
  amount                                         $ 11,082           --             --            --     $ 11,082    $  6,587
----------------------------------------------------------------------------------------------------------------------------
Over the counter forward contracts contractual
  amount                                         $ 22,263     $    502       $     44            --     $ 22,809    $ 21,873
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     AIGFP determines counterparty credit quality by reference to ratings from independent rating agencies or internal analysis. At December 31, 2000 and December 31, 1999, the counterparty credit quality by derivative product with respect to the net replacement value of AIGFP's derivatives portfolio was as follows:

(IN MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
                                                                NET REPLACEMENT VALUE
                                                         ------------------------------------
                                                         SWAPS AND             FUTURES AND             TOTAL           TOTAL
                                                         SWAPTIONS          FORWARD CONTRACTS           2000            1999
-----------------------------------------------------------------------------------------------------------------------------
Counterparty credit quality:
  AAA                                                     $3,778                  $ --                 $3,778          $2,067
  AA                                                       2,621                   204                  2,825           2,839
  A                                                        1,801                    --                  1,801           1,576
  BBB                                                      1,059                    --                  1,059             997
  Below investment grade                                     252                    --                    252              55
-----------------------------------------------------------------------------------------------------------------------------
Total                                                     $9,511                  $204                 $9,715          $7,534
-----------------------------------------------------------------------------------------------------------------------------

     At December 31, 2000 and December 31, 1999, the counterparty breakdown by industry with respect to the net replacement value of AIGFP's derivatives portfolio was as follows:

(IN MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
                                                                NET REPLACEMENT VALUE
                                                         ------------------------------------
                                                         SWAPS AND             FUTURES AND             TOTAL           TOTAL
                                                         SWAPTIONS          FORWARD CONTRACTS           2000            1999
-----------------------------------------------------------------------------------------------------------------------------
Non-U.S. banks                                            $2,419                  $ 98                 $2,517          $2,515
Insured municipalities                                       595                    --                    595             352
U.S. industrials                                           1,945                    --                  1,945             780
Governmental                                                 463                    --                    463             180
Non-U.S. financial service companies                         309                    --                    309             158
Non-U.S. industrials                                       1,372                    --                  1,372           1,117
Special purpose                                            1,204                    --                  1,204             716
U.S. banks                                                   114                   106                    220             510
U.S. financial service companies                             894                    --                    894           1,112
Supranationals                                               196                    --                    196              94
-----------------------------------------------------------------------------------------------------------------------------
Total                                                     $9,511                  $204                 $9,715          $7,534
-----------------------------------------------------------------------------------------------------------------------------

     The gross replacement values presented in the following table represent the sum of the estimated positive fair values of all of AIGTG's derivatives contracts at December 31, 2000 and December 31, 1999. These values do not represent the credit risk to AIGTG.

     The net replacement values presented represent the net sum of estimated positive fair values after the application of legally enforceable master netting agreements and collateral held. The net replacement values most closely represent the net credit risk to AIGTG or the maximum amount exposed to potential loss.

     The following table provides the contractual and notional amounts and credit exposure, if applicable, by maturity and type of derivative of AIGTG's derivatives portfolio at December 31, 2000 and December 31, 1999. In addition, the estimated positive fair values associated with the derivatives portfolio are also provided

--------------------------------------------------------------------------------

and include a maturity profile for the December 31, 2000 balances based upon the expected timing of the future cash flows.

(IN MILLIONS)
---------------------------------------------------------------------------------------------------------------------------------
                                                                            REMAINING LIFE
                                                           ------------------------------------------------
                                                                ONE   TWO THROUGH   SIX THROUGH   AFTER TEN      TOTAL      TOTAL
                                                               YEAR    FIVE YEARS     TEN YEARS       YEARS       2000       1999
---------------------------------------------------------------------------------------------------------------------------------
Contractual amount of futures, forwards and options:
  Exchange traded futures and options                      $ 13,715   $     4,318   $        31   $      --   $ 18,064   $ 18,908
---------------------------------------------------------------------------------------------------------------------------------
  Forwards                                                 $216,062   $    16,160   $     2,094   $      --   $234,316   $220,428
---------------------------------------------------------------------------------------------------------------------------------
  Over the counter purchased options                       $ 59,922   $    19,581   $    25,222   $     194   $104,919   $ 83,871
---------------------------------------------------------------------------------------------------------------------------------
  Over the counter sold options(a)                         $ 58,754   $    19,369   $    25,422   $     197   $103,742   $ 86,726
---------------------------------------------------------------------------------------------------------------------------------
Notional amount:
  Interest rate swaps and forward rate agreements          $ 18,960   $    36,598   $     7,592   $     114   $ 63,264   $ 80,436
  Currency swaps                                              1,071         6,668           834          --      8,573      8,359
  Swaptions                                                   2,398        10,978         1,970          73     15,419      9,996
---------------------------------------------------------------------------------------------------------------------------------
Total                                                      $ 22,429   $    54,244   $    10,396   $     187   $ 87,256   $ 98,791
---------------------------------------------------------------------------------------------------------------------------------
Credit exposure:
  Futures, forwards, swaptions and purchased options
    contracts and interest rate and currency swaps:
    Gross replacement value                                $  7,219   $     2,263   $       831   $       6   $ 10,319   $  7,889
    Master netting arrangements                              (4,061)       (1,467)         (602)         (6)    (6,136)    (4,580)
    Collateral                                                  (65)          (34)           (8)         --       (107)      (209)
---------------------------------------------------------------------------------------------------------------------------------
Net replacement value(b)                                   $  3,093   $       762   $       221   $      --   $  4,076   $  3,100
---------------------------------------------------------------------------------------------------------------------------------

(a) Sold options obligate AIGTG to buy or sell the underlying item if the option purchaser chooses to exercise. The amounts do not represent credit exposure.

(b) The net replacement values with respect to exchange traded futures and options, forward contracts and purchased over the counter options are presented as a component of trading assets in the accompanying balance sheet. The net replacement values with respect to interest rate and currency swaps are presented as a component of unrealized gain on interest rate and currency swaps, options and forward transactions in the accompanying balance sheet.

     AIGTG determines counterparty credit quality by reference to ratings from independent rating agencies or internal analysis. At December 31, 2000 and December 31, 1999, the counterparty credit quality and counterparty breakdown by industry with respect to the net replacement value of AIGTG's derivatives portfolio were as follows:

(IN MILLIONS)
------------------------------------------------------------
                                      NET REPLACEMENT VALUE
                                      ----------------------
                                       2000            1999
------------------------------------------------------------
Counterparty credit quality:
  AAA                                 $  442          $  276
  AA                                   1,807           1,241
  A                                    1,139           1,010
  BBB                                    460             256
  Below investment grade                  48              49
  Not externally rated, including
    exchange traded futures and
    options*                             180             268
------------------------------------------------------------
Total                                 $4,076          $3,100
------------------------------------------------------------

(IN MILLIONS)
------------------------------------------------------------
                                      NET REPLACEMENT VALUE
                                      ----------------------
                                       2000            1999
------------------------------------------------------------
Counterparty breakdown by industry:
  Non-U.S. banks                      $2,076          $  926
  U.S. industrials                        67              70
  Governmental                            70             178
  Non-U.S. financial service
    companies                            282             698
  Non-U.S. industrials                   243             176
  U.S. banks                             468             401
  U.S. financial service companies       690             383
  Exchanges*                             180             268
------------------------------------------------------------
Total                                 $4,076          $3,100
------------------------------------------------------------

* Exchange traded futures and options are not deemed to have significant credit exposure as the exchanges guarantee that every contract will be properly settled on a daily basis.

     Generally, AIG manages and operates its businesses in the currencies of the local operating environment. Thus, exchange gains or losses occur when AIG's foreign currency net investment is affected by changes in the foreign exchange rates relative to the U.S. dollar from one reporting period to the next.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     AIG, through its Foreign Exchange Operating Committee, evaluates each of its worldwide consolidated foreign currency net asset or liability positions and manages AIG's translation exposure to adverse movement in currency exchange rates. AIG may use forward exchange contracts and purchase options where the cost of such is reasonable and markets are liquid to reduce these exchange translation exposures. The exchange gain or loss with respect to these hedging instruments is recorded on an accrual basis as a component of comprehensive income in capital funds.

     As an end user, AIG and its subsidiaries, including its insurance subsidiaries, use derivatives to aid in managing AIG's foreign exchange translation exposure. Derivatives may also be used to minimize certain exposures with respect to AIG's debt financing and its insurance operations; to date, such activities have not been significant.

     AIG has formed a Derivatives Review Committee. This committee, with certain exceptions, provides an independent review of any proposed derivative transaction. The committee examines, among other things, the nature and purpose of the derivative transaction, its potential credit exposure, if any, and the estimated benefits. This committee does not review those derivative transactions entered into by AIGFP and AIGTG for their own accounts.

     Legal risk arises from the uncertainty of the enforceability, through legal or judicial processes, of the obligations of AIG's clients and counterparties, including contractual provisions intended to reduce credit exposure by providing for the netting of mutual obligations. (See also the discussion on master netting agreements above.) AIG seeks to eliminate or minimize such uncertainty through continuous consultation with internal and external legal advisors, both domestically and abroad, in order to understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (FASB 133). In June 2000, FASB issued Statement of Financial Accounting Standards No. 138 "Accounting for Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133" (collectively, FASB 133).

     FASB 133 requires AIG to recognize all derivatives in the consolidated balance sheet at fair value. The financial statement recognition of the change in the fair value of a derivative depends on a number of factors, including the intended use of the derivative and the extent to which it is effective as part of a hedge transaction. The changes in fair value of the derivative transactions of AIGFP and AIGTG are currently presented, in all material respects, as a component of AIG's operating income.

     AIG adopted FASB 133 on January 1, 2001. In accordance with the transition provisions of FASB 133, AIG recorded in its consolidated income statement for the first quarter of 2001 a cumulative effect on an accounting change adjustment loss of $6 million. This loss represents the net fair value of all previously unrecorded derivative instruments as of January 1, 2001, net of tax and after the application of hedge accounting. AIG also recorded in its consolidated statement of comprehensive income for the first quarter of 2001 a cumulative effect of an accounting change adjustment gain of $150 million. This gain represents the increase in other comprehensive income, net of taxes, arising from recognizing the fair value of all derivative contracts designated as cash flow hedging instruments, and to a lesser extent, hedging instruments used to hedge net investments in foreign operations.

RECENT DEVELOPMENTS

On November 22, 2000, AIG completed its acquisition of HSB Group, Inc. (HSB), which through its subsidiary, The Hartford Steam Boiler Inspection and Insurance Company, provides equipment breakdown and other specialty insurance coverages. Each of the outstanding shares of HSB common stock was exchanged for 0.4178 of a share of AIG common stock resulting in the issuance of 12.2 million shares of AIG common stock. The acquisition has been accounted for as a purchase and HSB's results of operations have been consolidated with those of AIG since the date of acquisition.

     On February 23, 2001, AIG announced that it had been named the exclusive sponsor for the reorganization of The Chiyoda Mutual Life Insurance Company (Chiyoda) by its Legal Trustee. In connection with the reorganization, AIG expects to make a capital contribution to Chiyoda of approximately $522 million. AIG expects to close the transaction by mid-April, subject to the approval of Japanese regulatory authorities.

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
AMERICAN INTERNATIONAL GROUP, INC.:

In our opinion, based upon our audits and the report of other auditors, the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of income, capital funds, cash flows and comprehensive income present fairly, in all material respects, the financial position of American International Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, based on our audits and the report of other auditors, the related supplemental financial statement schedules present fairly, in all material aspects, the information set forth therein when read in conjunction with the related supplemental consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We did not audit the financial statements or financial statement schedules of American General Corporation, a wholly-owned subsidiary, which statements reflect total assets of $120,094 million and $115,447 million at December 31, 2000 and 1999, respectively, and total revenues of $11,063 million, $10,679 million and $10,251 million for each of the three years in the period ended December 31, 2000. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for American General Corporation, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

The accompanying supplemental consolidated financial statements give retroactive effect to the acquisition of American General Corporation by American International Group, Inc. on August 29, 2001, which has been accounted for as a pooling of interests as described in the Note 1 to the supplemental consolidated financial statements. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of American International Group, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

                                              PricewaterhouseCoopers LLP

                                       New York, New York
                                       February 7, 2001,
                                       except as to the pooling of interests
                                       with American General Corporation which
                                       is as of August 29, 2001

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
AMERICAN GENERAL CORPORATION:

We have audited the consolidated balance sheets of American General Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000 (not presented separately herein). Our audits also included the related financial statement schedules (not presented separately herein). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American General Corporation and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP

Houston, Texas
January 23, 2001

--------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET   American International Group, Inc. and
                                                                    Subsidiaries

(IN MILLIONS)
----------------------------------------------------------------------------------
                        DECEMBER 31,                            2000        1999
----------------------------------------------------------------------------------
ASSETS:
  Investments and cash:
    Fixed maturities:
      Bonds available for sale, at market value (amortized
       cost: 2000 -- $153,921; 1999 -- $140,593)              $153,763    $137,653
      Bonds held to maturity, at amortized cost (market
       value: 2000 -- $12,053; 1999 -- $12,202)                 11,533      12,078
      Bonds trading securities, at market value (cost:
       2000 -- $838; 1999 -- $1,057)                               846       1,038
    Equity securities:
      Common stocks (cost: 2000 -- $7,051; 1999 -- $6,021)       6,805       6,567
      Non-redeemable preferred stocks (cost: 2000 -- $1,318;
       1999 -- $826)                                             1,207         820
    Mortgage loans on real estate, net of allowance
     (2000 -- $104; 1999 -- $104)                               11,047      10,825
    Policy loans                                                 5,465       5,197
    Collateral and guaranteed loans, net of allowance
     (2000 -- $40; 1999 -- $74)                                  2,084       2,173
    Financial services and asset management assets:
      Flight equipment primarily under operating leases, net
       of accumulated depreciation (2000 -- $2,723;
       1999 -- $2,200)                                          19,325      17,334
      Securities available for sale, at market value
       (amortized cost: 2000 -- $14,636; 1999 -- $12,920)       14,669      12,954
      Trading securities, at market value                        7,347       4,391
      Spot commodities, at market value                            363         683
      Unrealized gain on interest rate and currency swaps,
       options and forward transactions                         10,235       7,931
      Trading assets                                             7,045       5,793
      Securities purchased under agreements to resell, at
       contract value                                           14,991      10,897
      Finance receivables, net of allowance (2000 -- $383;
       1999 -- $396)                                            11,378      10,634
    Other invested assets                                       13,486       9,978
    Short-term investments, at cost (approximates market
     value)                                                      6,502       7,683
    Cash                                                           522         426
----------------------------------------------------------------------------------
      Total investments and cash                               298,613     265,055
  Investment income due and accrued                              3,522       3,130
  Premiums and insurance balances receivable -- net of
    allowance (2000 -- $170; 1999 -- $133)                      11,832      12,236
  Reinsurance assets                                            23,964      20,215
  Deferred policy acquisition costs                             16,647      15,774
  Investments in partially-owned companies                         336         417
  Real estate and other fixed assets, net of accumulated
    depreciation (2000 -- $2,264; 1999 -- $2,037)                4,126       3,508
  Separate and variable accounts                                54,562      53,763
  Other assets                                                  13,069       9,587
----------------------------------------------------------------------------------
TOTAL ASSETS                                                  $426,671    $383,685
----------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET (CONTINUED)       American International
                                                    Group, Inc. and Subsidiaries

(IN MILLIONS, EXCEPT SHARE AMOUNTS)
----------------------------------------------------------------------------------
                        DECEMBER 31,                            2000        1999
----------------------------------------------------------------------------------
LIABILITIES:
  Reserve for losses and loss expenses                        $ 40,613    $ 38,252
  Reserve for unearned premiums                                 12,510      11,450
  Future policy benefits for life and accident and health
    insurance contracts                                         51,532      47,759
  Policyholders' contract deposits                              99,327      92,883
  Other policyholders' funds                                     5,885       5,730
  Reserve for commissions, expenses and taxes                    2,807       2,598
  Insurance balances payable                                     2,794       2,676
  Funds held by companies under reinsurance treaties             1,435         861
  Income taxes payable:
    Current                                                        189         152
    Deferred                                                     3,032       1,570
  Financial services and asset management liabilities:
    Borrowings under obligations of guaranteed investment
     agreements                                                 13,595       9,430
    Securities sold under agreements to repurchase, at
     contract value                                             11,308       6,116
    Trading liabilities                                          4,352       3,821
    Securities and spot commodities sold but not yet
     purchased, at market value                                  7,701       6,413
    Unrealized loss on interest rate and currency swaps,
     options and forward transactions                            8,581       8,624
    Trust deposits and deposits due to banks and other
     depositors                                                  1,895       2,175
    Commercial paper                                             9,421       7,447
    Notes, bonds and loans payable                              23,594      22,523
  Commercial paper                                               3,626       3,378
  Notes, bonds, loans and mortgages payable                      4,087       3,532
  Separate and variable accounts                                54,562      53,763
  Minority interest                                              1,465       1,350
  Other liabilities                                             11,507       8,637
----------------------------------------------------------------------------------
TOTAL LIABILITIES                                              375,818     341,140
----------------------------------------------------------------------------------
PREFERRED SHAREHOLDERS' EQUITY IN SUBSIDIARY COMPANIES           3,414       2,904
----------------------------------------------------------------------------------
CAPITAL FUNDS:
  Common stock, $2.50 par value; 5,000,000,000 shares
    authorized; shares issued 2000 -- 2,787,511,574; 1999 --
    1,972,554,745                                                6,914       4,870
  Additional paid-in capital                                     2,830       2,324
  Retained earnings                                             42,598      38,772
  Accumulated other comprehensive income (loss)                 (2,440)     (3,381)
  Treasury stock, at cost; 2000 -- 164,905,649;
    1999 -- 136,172,921 shares of common stock (including
    133,198,299 and 88,350,180 shares, respectively, held by
    subsidiaries)                                               (2,463)     (2,944)
----------------------------------------------------------------------------------
TOTAL CAPITAL FUNDS                                             47,439      39,641
----------------------------------------------------------------------------------
TOTAL LIABILITIES AND CAPITAL FUNDS                           $426,671    $383,685
----------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME      American International Group,
                                                           Inc. and Subsidiaries

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
---------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                             2000           1999           1998
---------------------------------------------------------------------------------------------------------
GENERAL INSURANCE OPERATIONS:
  Net premiums written                                              $17,526        $16,224        $14,586
  Change in unearned premium reserve                                   (119)          (680)          (488)
---------------------------------------------------------------------------------------------------------
  Net premiums earned                                                17,407         15,544         14,098
  Net investment income                                               2,701          2,517          2,192
  Realized capital gains                                                 38            295            205
---------------------------------------------------------------------------------------------------------
                                                                     20,146         18,356         16,495
---------------------------------------------------------------------------------------------------------
  Losses incurred                                                    11,379          9,819          9,164
  Loss expenses incurred                                              1,725          1,919          1,493
  Underwriting expenses (principally policy acquisition
    costs)                                                            3,518          3,137          2,910
---------------------------------------------------------------------------------------------------------
                                                                     16,622         14,875         13,567
---------------------------------------------------------------------------------------------------------
  OPERATING INCOME                                                    3,524          3,481          2,928
---------------------------------------------------------------------------------------------------------
LIFE INSURANCE OPERATIONS:
  Premium income                                                     17,173         15,480         13,725
  Net investment income                                              10,664          9,505          8,357
  Realized capital losses                                              (162)          (148)           (74)
---------------------------------------------------------------------------------------------------------
                                                                     27,675         24,837         22,008
---------------------------------------------------------------------------------------------------------
  Death and other benefits                                            9,310          8,618          8,059
  Increase in future policy benefits                                  8,478          7,244          5,960
  Acquisition and insurance expenses                                  5,065          4,765          4,393
---------------------------------------------------------------------------------------------------------
                                                                     22,853         20,627         18,412
---------------------------------------------------------------------------------------------------------
  OPERATING INCOME                                                    4,822          4,210          3,596
---------------------------------------------------------------------------------------------------------
FINANCIAL SERVICES OPERATING INCOME                                   1,678          1,432          1,181
---------------------------------------------------------------------------------------------------------
ASSET MANAGEMENT OPERATING INCOME                                     1,161            920            688
---------------------------------------------------------------------------------------------------------
EQUITY IN INCOME OF MINORITY-OWNED INSURANCE OPERATIONS                  --             --             40
---------------------------------------------------------------------------------------------------------
OTHER REALIZED CAPITAL LOSSES                                          (190)           (44)            (1)
---------------------------------------------------------------------------------------------------------
OTHER INCOME (DEDUCTIONS) -- NET                                       (972)          (600)          (849)
---------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST                     10,023          9,399          7,583
---------------------------------------------------------------------------------------------------------
INCOME TAXES:
  Current                                                             1,694          2,151          1,524
  Deferred                                                            1,277            682            666
---------------------------------------------------------------------------------------------------------
                                                                      2,971          2,833          2,190
---------------------------------------------------------------------------------------------------------
INCOME BEFORE MINORITY INTEREST                                       7,052          6,566          5,393
---------------------------------------------------------------------------------------------------------
MINORITY INTEREST                                                      (413)          (380)          (347)
---------------------------------------------------------------------------------------------------------
NET INCOME                                                          $ 6,639        $ 6,186        $ 5,046
---------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
  Basic                                                             $  2.55        $  2.37        $  1.96
  Diluted                                                              2.52           2.34           1.92
---------------------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING:
  Basic                                                               2,607          2,611          2,568
  Diluted                                                             2,638          2,650          2,634
---------------------------------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CAPITAL FUNDS      American International
                                                    Group, Inc. and Subsidiaries

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
---------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                             2000           1999           1998
---------------------------------------------------------------------------------------------------------
PREFERRED STOCK:
  Balance at beginning of year                                      $    --        $   248        $   248
    Conversion to common stock                                           --           (248)            --
---------------------------------------------------------------------------------------------------------
  Balance at end of year                                                 --             --            248
---------------------------------------------------------------------------------------------------------
COMMON STOCK:
  Balance at beginning of year                                        4,870          4,013          3,038
    Issuance of common stock                                              7            (11)            26
    Stock split effected as dividend                                  2,037            818            949
    Issued in conversion of Series E preferred stock to
     common stock                                                        --             24             --
    Issued in connection with redemption of Premium Equity
     Redemption Cumulative Security Units (PERCS Units)                  --             21             --
    Issued under stock option and stock purchase plans                   --              5             --
---------------------------------------------------------------------------------------------------------
  Balance at end of year                                              6,914          4,870          4,013
---------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL:
  Balance at beginning of year                                        2,324          1,529            957
    Issuance of common stock                                             (7)            11            554
    Excess of cost over proceeds of common stock issued
     under stock option and stock purchase plans                       (161)           (90)           (41)
    Excess of redemption value of Series E preferred stock
     over par value of common stock issued                               --            224             --
    Excess of proceeds over par value of common stock issued
     in connection with redemption of PERCS Units                        --            410             --
    Excess of proceeds over par value of common stock issued
     under stock option and stock purchase plans                         --             83             --
    Excess of proceeds over cost of common stock issued in
     connection with acquisitions                                       616             --             --
    Conversion of preferred stock and preferred securities              (83)            --             --
    Other                                                               141            157             59
---------------------------------------------------------------------------------------------------------
  Balance at end of year                                              2,830          2,324          1,529
---------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
  Balance at beginning of year                                       38,772         34,117         30,725
    Net income                                                        6,639          6,186          5,046
    Stock dividends to shareholders                                  (2,037)          (818)          (949)
    Cash dividends to shareholders:
      Preferred                                                          (1)            (6)           (18)
      Common ($.30, $.27 and $.27 per share, respectively)             (775)          (703)          (687)
      Other                                                              --             (4)            --
---------------------------------------------------------------------------------------------------------
  Balance at end of year                                             42,598         38,772         34,117
---------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME:
  Balance at beginning of year                                       (3,381)         1,589          1,551
    Unrealized appreciation (depreciation) of
     investments -- net of reclassification adjustments               1,467         (6,398)           280
      Deferred income tax (expense) benefit on changes                 (316)         1,875           (142)
    Foreign currency translation adjustments                           (273)          (432)          (137)
      Applicable income tax benefit (expense) on changes                 63            (15)            37
---------------------------------------------------------------------------------------------------------
    Other comprehensive income                                          941         (4,970)            38
---------------------------------------------------------------------------------------------------------
  Balance at end of year                                             (2,440)        (3,381)         1,589
---------------------------------------------------------------------------------------------------------
TREASURY STOCK, AT COST:
  Balance at beginning of year                                       (2,944)        (2,587)        (2,436)
    Cost of shares acquired during year                              (1,407)          (700)          (276)
    Issued under stock option and stock purchase plans                  343            300            125
    Issued for conversion of preferred stock and preferred
     securities                                                         418             --             --
    Issued in connection with acquisitions                            1,127             43             --
---------------------------------------------------------------------------------------------------------
  Balance at end of year                                             (2,463)        (2,944)        (2,587)
---------------------------------------------------------------------------------------------------------
TOTAL CAPITAL FUNDS AT END OF YEAR                                  $47,439        $39,641        $38,909
---------------------------------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS  American International Group,
                                                           Inc. and Subsidiaries

(IN MILLIONS)
----------------------------------------------------------------------------------------------
                  YEARS ENDED DECEMBER 31,                      2000        1999        1998
----------------------------------------------------------------------------------------------
SUMMARY:
  Net cash provided by operating activities                   $  8,446    $ 12,350    $  9,650
  Net cash used in investing activities                        (20,193)    (26,262)    (20,769)
  Net cash provided by financing activities                     11,843      13,694      11,413
----------------------------------------------------------------------------------------------
  Change in cash                                                    96        (218)        294
  Cash at beginning of year                                        426         644         350
----------------------------------------------------------------------------------------------
  Cash at end of year                                         $    522    $    426    $    644
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $  6,639    $  6,186    $  5,046
----------------------------------------------------------------------------------------------
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
     BY OPERATING ACTIVITIES:
     Non-cash revenues, expenses, gains and losses included
      in income:
     Change in:
       General and life insurance reserves                       7,928       7,890       8,609
       Premiums and insurance balances receivable and
        payable -- net                                             577        (586)       (733)
       Reinsurance assets                                       (3,752)     (1,624)       (972)
       Deferred policy acquisition costs                          (984)     (2,020)     (1,238)
       Investment income due and accrued                          (346)       (185)       (111)
       Funds held under reinsurance treaties                       572          24         370
       Other policyholders' funds                                  239         516         368
       Current and deferred income taxes -- net                  1,408         586         195
       Reserve for commissions, expenses and taxes                  68         373         455
       Other assets and liabilities -- net                      (1,319)     (1,314)       (411)
       Trading assets and liabilities -- net                      (721)       (407)       (216)
       Trading securities, at market value                      (2,956)      1,277      (1,693)
       Spot commodities, at market value                           320        (207)        (16)
       Net unrealized gain on interest rate and currency
        swaps, options and forward transactions                 (2,347)      3,519      (1,382)
       Securities purchased under agreements to resell          (4,094)     (6,059)       (287)
       Securities sold under agreements to repurchase            5,192       1,643       1,767
       Securities and spot commodities sold but not yet
        purchased, at market value                               1,288       1,956        (715)
     Realized capital gains (losses)                               314        (103)       (130)
     Equity in income of partially-owned companies and other
      invested assets                                             (327)       (186)       (176)
     Depreciation expenses, principally flight equipment         1,243       1,130       1,011
     Change in cumulative translation adjustments                 (273)       (432)       (137)
     Provision for finance receivable losses                       206         207         212
     Other -- net                                                 (429)        166        (166)
----------------------------------------------------------------------------------------------
     Total adjustments                                           1,807       6,164       4,604
----------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                     $  8,446    $ 12,350    $  9,650
----------------------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)           American
                                      International Group, Inc. and Subsidiaries

(IN MILLIONS)
----------------------------------------------------------------------------------------------
                  YEARS ENDED DECEMBER 31,                      2000        1999        1998
----------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cost of fixed maturities, at amortized cost matured or
     redeemed                                                 $  1,227    $  1,062    $  1,578
  Cost of bonds, at market sold                                 37,700      46,456      40,259
  Cost of bonds, at market matured or redeemed                   7,359       8,178       8,315
  Cost of equity securities sold                                 5,162       3,703       2,784
  Realized capital gains (losses)                                 (314)        103         130
  Purchases of fixed maturities                                (58,001)    (73,169)    (58,163)
  Purchases of equity securities                                (6,085)     (3,821)     (3,277)
  Acquisitions, net of cash acquired                               (17)        (29)     (1,106)
  Mortgage, policy and collateral loans granted                 (2,666)     (3,498)     (2,942)
  Repayments of mortgage, policy and collateral loans            2,568       3,105       2,341
  Sales of securities available for sale                         5,588       4,787       2,618
  Maturities of securities available for sale                    1,559         787       1,848
  Purchases of securities available for sale                    (8,890)     (7,869)     (5,967)
  Sales of flight equipment                                        713       1,699         687
  Purchases of flight equipment                                 (3,432)     (3,365)     (3,160)
  Net additions to real estate and other fixed assets           (1,033)       (602)       (624)
  Sales or distributions of other invested assets                4,397       2,995       2,869
  Investments in other invested assets                          (6,285)     (4,827)     (5,109)
  Change in short-term investments                               1,314        (282)     (1,783)
  Investments in partially-owned companies                          79          44          (1)
  Finance receivable originations and purchased                 (6,282)     (6,654)     (6,589)
  Finance receivable principal payments received                 5,314       5,102       4,775
  Other, net                                                      (168)       (167)       (252)
----------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                         $(20,193)   $(26,262)   $(20,769)
----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in policyholders' contract deposits                  $  5,451    $ 10,551    $  5,157
  Change in trust deposits and deposits due to banks and
     other depositors                                             (280)        493        (595)
  Change in commercial paper                                     2,222         851       2,629
  Proceeds from notes, bonds, loans and mortgages payable       12,212      10,280       9,937
  Repayments on notes, bonds, loans and mortgages payable      (10,770)     (8,157)     (6,193)
  Proceeds from guaranteed investment agreements                 9,957       7,927       6,540
  Maturities of guaranteed investment agreements                (5,792)     (7,685)     (5,353)
  Proceeds from common stock issued                                144         244          40
  Proceeds from subsidiary company issuance of preferred
     stock                                                         742         194          --
  Cash dividends to shareholders                                  (776)       (709)       (705)
  Acquisition of treasury stock                                 (1,402)       (700)       (276)
  Proceeds from redemption of Premium Equity Redemption
     Cumulative Security Units                                      --         431          --
  Other -- net                                                     135         (26)        232
----------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                     $ 11,843    $ 13,694    $ 11,413
----------------------------------------------------------------------------------------------
SUPPLEMENTARY INFORMATION:
TAXES PAID                                                    $  1,345    $  1,878    $  1,712
----------------------------------------------------------------------------------------------
INTEREST PAID                                                 $  3,524    $  2,739    $  2,755
----------------------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
           SUPPLEMENTAL CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME  American
                                      International Group, Inc. and Subsidiaries

(IN MILLIONS)
-----------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                       2000      1999       1998
-----------------------------------------------------------------------------------------
COMPREHENSIVE INCOME:
Net income                                                    $6,639    $ 6,186    $5,046
-----------------------------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME:
  Unrealized appreciation (depreciation) of
     investments -- net of reclassification adjustments        1,467     (6,398)      280
     Deferred income tax (expense) benefit on changes           (316)     1,875      (142)
  Foreign currency translation adjustments                      (273)      (432)     (137)
     Applicable income tax benefit (expense) on changes           63        (15)       37
-----------------------------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME                                       941     (4,970)       38
-----------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                          $7,580    $ 1,216    $5,084
-----------------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS    American International Group, Inc.
                                                                and Subsidiaries

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) PRINCIPLES OF CONSOLIDATION: On August 29, 2001 (the acquisition date), American General Corporation (AGC), was acquired by AIG. In connection with the acquisition, AIG issued approximately 290 million shares of its common stock in exchange for all the outstanding common stock of AGC based on an exchange ratio of 0.5790 of a share of AIG common stock for each share of AGC common stock. The acquisition was accounted for as a pooling of interests and the accompanying supplemental financial statements have been prepared to retroactively combine AGC's financial statements for its year ended December 31 with AIG's December 31 financial statements. These statements do not extend through the acquisition date. However, these statements will become AIG's historical consolidated financial statements after AIG issues its financial statements that include the acquisition date.

     All of the share information included herein reflects the application of the exchange ratio to the number of shares of AGC common stock outstanding at the relevant times rather than the number of shares of AIG common stock actually issued or outstanding at such times. In addition, AGC convertible preferred stock has been included based on its AGC common stock equivalent in the restated capital accounts.

     The following is a reconciliation of the individual company results to the combined results for 2000, 1999 and 1998:

(IN MILLIONS)              AIG               AGC         TOTAL
---------------------------------------------------------------
                       DECEMBER 31,      DECEMBER 31,
2000
  Revenues               $45,972           $11,063      $57,035
  Net income               5,636             1,003        6,639
1999
  Revenues                40,656            10,679       51,335
  Net income               5,055             1,131        6,186
1998
  Revenues                35,716            10,251       45,967
  Net income               4,282               764        5,046
---------------------------------------------------------------

     On January 1, 1999 (the merger date), SunAmerica Inc., a Maryland corporation, merged with and into AIG. AIG issued 187.5 million shares of its common stock in exchange for all the outstanding common stock and Class B stock of SunAmerica Inc., based on an exchange ratio of 0.855 shares of AIG common stock for each share of SunAmerica Inc. stock. A newly formed Delaware company, SunAmerica Inc. (SunAmerica) holds substantially all of the assets previously held by the Maryland corporation. The merger was accounted for as a pooling of interests and the accompanying financial statements for 1998 have been restated to combine SunAmerica Inc.'s financial statements for its fiscal year ended September 30 with AIG's December 31 financial statements.

     The following is a reconciliation of the individual company results to the combined results for the 1998 twelve month period:

(IN MILLIONS)              AIG            SUNAMERICA      TOTAL
----------------------------------------------------------------
                       DECEMBER 31,      SEPTEMBER 30,
1998
  Revenues               $33,296            $2,420       $35,716
  Net income               3,766               516         4,282
----------------------------------------------------------------

     The financial statements for the quarter ended March 31, 1999, included in the AIG Quarterly Report on Form 10-Q reflected the operations of SunAmerica on a pooling of interests basis and the change of its fiscal year from September 30 to December 31. For the period October 1, 1998 through December 31, 1998, SunAmerica Inc.'s revenues were $318 million, operating income was $52 million and net income was $29 million; dividends distributed were $33 million. Thus, capital funds at December 31, 1999 reflect the net decrease in SunAmerica Inc.'s retained earnings of $4 million and the decline of $94 million in accumulated other comprehensive income.

     AIG subsidiaries write property, casualty, marine, life and financial lines insurance in approximately 130 countries and jurisdictions. Certain of AIG's foreign subsidiaries included in the consolidated financial statements report on a fiscal year ending November 30. All material intercompany accounts and transactions have been eliminated.

     Commencing with the third quarter 1998, Transatlantic and 21st Century were consolidated into AIG's financial statements as AIG became the majority shareholder of these entities. HSB Group, Inc. (HSB) was acquired on November 22, 2000 and consolidated into AIG's financial statements during the fourth quarter of 2000.

     (b) BASIS OF PRESENTATION: The accompanying financial statements have been prepared on the basis of generally accepted accounting principles (GAAP). GAAP prescribes the way to give effect to a consummated acquisition accounted for by the pooling of interests method in financial statements that do not include the date of acquisition. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain accounts have been reclassified in the 1999 and 1998 financial statements to conform to their 2000 presentation.

     GENERAL INSURANCE OPERATIONS: AIG's general insurance subsidiaries are multiple line companies writing substantially all lines of property and casualty insurance. Premiums are earned primarily on a pro rata basis over the term of the related coverage. The reserve for unearned premiums represents the portion of premiums written relating to the unexpired terms of coverage.

     Acquisition costs represent those costs, including commissions, that vary with and are primarily related to the acquisition of new

--------------------------------------------------------------------------------
business. These costs are deferred and amortized over the period in which the related premiums written are earned. Investment income is not anticipated in the deferral of acquisition costs. (See Note 4.)

     Losses and loss expenses are charged to income as incurred. The reserve for losses and loss expenses represents the accumulation of estimates for reported losses and includes provisions for losses incurred but not reported. The methods of determining such estimates and establishing resulting reserves, including amounts relating to reserves for estimated unrecoverable reinsurance, are continually reviewed and updated. Adjustments resulting therefrom are reflected in income currently. AIG discounts certain of its loss reserves which are primarily related to certain workers' compensation claims. (See Note 6.)

     LIFE INSURANCE OPERATIONS: AIG's life insurance subsidiaries offer a wide range of traditional insurance and financial and investment products. Traditional products consist of individual and group life, annuity, endowment and accident and health policies. Financial and investment products consist of single premium annuity, variable annuities, guaranteed investment contracts, universal life and pensions. Premiums for traditional life insurance products and life contingent annuities, excluding accident and health products, are recognized as revenues when due. Estimates for premiums due but not yet collected are accrued. Benefits and expenses are provided against such revenues to recognize profits over the estimated life of the policies. Revenues for universal life and investment-type products consist of policy charges for the cost of insurance, administration and surrenders during the period. Policy charges collected with respect to future services are deferred and recognized in a manner similar to the deferred policy acquisition costs related to such products. Expenses include interest credited to policy account balances and benefit payments made in excess of policy account balances. Accident and health products are accounted for in a manner similar to general insurance products described above. Investment income reflects certain amounts of realized capital gains where the gains are deemed to be an inherent element in pricing certain life products in some foreign countries.

     Policy acquisition costs for traditional life insurance products are generally deferred and amortized over the premium paying period of the policy. Policy acquisition costs and policy initiation costs related to universal life and investment-type products (non-traditional products) are deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts. Estimated gross profits are composed of net interest income, net realized investment gains and losses, variable annuity fees, surrender charges and direct administrative expenses.

     The deferred acquisition costs with respect to non-traditional products are adjusted with respect to estimated gross profits as a result of changes in the net unrealized gains or losses on debt and equity securities available for sale. That is, as debt and equity securities available for sale are carried at aggregate fair value, an adjustment is made to deferred policy acquisition costs equal to the change in amortization that would have been recorded if such securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. The change in this adjustment, net of tax, is included with the change in net unrealized gains/losses on debt and equity securities available for sale that is credited or charged directly to comprehensive income. Deferred policy acquisition costs have been decreased by $190 million at December 31, 2000 and increased by $1.55 billion at December 31, 1999 for this adjustment. (See Note 4.)

     The liabilities for future policy benefits and policyholders' contract deposits are established using assumptions described in Note 6.

     FINANCIAL SERVICES OPERATIONS: AIG participates in the derivatives dealer market conducting, primarily as principal, an interest rate, currency, equity and credit derivative products business. AIG also enters into structured transactions including long-dated forward foreign exchange contracts, option transactions, liquidity facilities and investment agreements and invests in a diversified portfolio of securities.

     AIG engages in market making and trading activities, as principal, in foreign exchange, interest rates and precious and base metals. AIG owns inventories in the commodities in which it trades and may reduce the exposure to market risk through the use of swaps, forwards, futures and option contracts.

     AIG, as lessor, leases flight equipment principally under operating leases. Accordingly, income is reported over the life of the lease as rentals become receivable under the provisions of the lease or, in the case of leases with varying payments, under the straight-line method over the noncancelable term of the lease. In certain cases, leases provide for additional amounts contingent on usage. AIG is also a remarketer of flight equipment for its own account and for airlines and financial institutions, and provides, for a fee, fleet management services to certain third-party operators. AIG's revenues from such operations consist of net gains on sales of flight equipment and commissions.

     AIG provides a wide variety of consumer finance products, including mortgages, retail sales finance and credit related insurance.

     ASSET MANAGEMENT OPERATIONS: AIG's asset management operations offer a wide variety of investment vehicles and services, including variable annuities, mutual funds and investment asset management. Such products and services are offered to individuals and institutions both domestically and internationally. The fees generated with respect to asset management operations are recognized as revenues when earned. Costs incurred in the sale of variable annuities and mutual funds are deferred and subsequently amortized. With respect to variable annuities, acquisition costs are amortized in relation to the incidence of estimated gross profits to be realized over the estimated lives of the variable annuity contracts. With respect to the sale of mutual funds, acquisition costs are amortized over the estimated lives of the funds obtained.

     (c) NON-CASH TRANSACTIONS: During 2000, AIG issued 17.77 million common shares in connection with acquisitions. In

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

July 1998, 224,950 shares of 21st Century's Series A preferred stock were converted into 19,584,368 shares of 21st Century's common stock.

     (d) INVESTMENTS IN FIXED MATURITIES AND EQUITY SECURITIES: Bonds and preferred stocks held to maturity, both of which are principally owned by the insurance subsidiaries, are carried at amortized cost where AIG has the ability and positive intent to hold these securities until maturity. Where AIG may not have the positive intent to hold these securities until maturity, those bonds are considered to be available for sale and carried at current market values. Interest income with respect to fixed maturity securities is accrued currently.

     Included in the bonds available for sale are collateralized mortgage obligations (CMOs). Premiums and discounts arising from the purchase of CMOs are treated as yield adjustments over their estimated lives.

     Bond trading securities are carried at current market values, as it is AIG's intention to sell these securities in the near term.

     Common and non-redeemable preferred stocks are carried at current market values. Dividend income is generally recognized when receivable.

     Unrealized gains and losses from investments in equity securities and fixed maturities available for sale are reflected as a separate component of comprehensive income, net of deferred income taxes in capital funds currently. Unrealized gains and losses from investments in trading securities are reflected in income currently.

     Realized capital gains and losses are determined principally by specific identification. Where declines in values of securities below cost or amortized cost are considered to be other than temporary, a charge is reflected in income for the difference between cost or amortized cost and estimated net realizable value.

     (e) MORTGAGE LOANS ON REAL ESTATE, POLICY AND COLLATERAL
LOANS -- NET: Mortgage loans on real estate, policy loans and collateral loans are carried at unpaid principal balances. Interest income on such loans is accrued currently.

     Impairment of mortgage loans on real estate and collateral loans is based upon certain risk factors and when collection of all amounts due under the contractual term is not probable. This impairment is generally measured based on the present value of expected future cash flows discounted at the loan's effective interest rate subject to the fair value of underlying collateral. Interest income on such loans is recognized as cash is received.

     There is no allowance for policy loans, as these loans serve to reduce the death benefit paid when the death claim is made and the balances are effectively collateralized by the cash surrender value of the policy.

     (f) FLIGHT EQUIPMENT: Flight equipment is stated at cost. Major additions and modifications are capitalized. Normal maintenance and repairs, airframe and engine overhauls and compliance with return conditions of flight equipment on lease are provided by and paid for by the lessee. Under the provisions of most leases for certain airframe and engine overhauls, the lessee is reimbursed for costs incurred up to but not exceeding contingent rentals paid to AIG by the lessee. AIG provides a charge to income for such reimbursements based upon the expected reimbursements during the life of the lease. Depreciation and amortization are computed on the straight-line basis to a residual value of approximately 15 percent over the estimated useful lives of the related assets but not exceeding 25 years. AIG monitors the global aircraft market and the values of various types and models of aircraft within that market relative to the values of its own fleet. If events or circumstances were such that the carrying amount of AIG's aircraft might be impaired, AIG would determine if such impairment existed and recognize such impairment. This caption also includes deposits for aircraft to be purchased.

     At the time the assets are retired or disposed of, the cost and associated accumulated depreciation and amortization are removed from the related accounts and the difference, net of proceeds, is recorded as a gain or loss.

     (g) SECURITIES AVAILABLE FOR SALE, AT MARKET VALUE: These securities are held to meet long term investment objectives and are accounted for as available for sale, carried at current market values and recorded on a trade date basis. Unrealized gains and losses from valuing these securities and any related hedges are reflected in capital funds currently, net of any related deferred income taxes. When the underlying security is sold, the realized gain or loss resulting from the hedging derivative transaction is recognized in income in that same period as the realized gain or loss of the hedged security.

     (h) FINANCE RECEIVABLES: Finance charges are recognized as revenue using the interest method. Revenue ceases to be accrued when contractual payments are not received for four consecutive months for loans and retail sales contracts, and for six months for revolving retail accounts and private label receivables. Extension fees, late charges, and prepayment penalties are recognized as revenue when received.

     Direct costs of originating loans, net of non-refundable points and fees, are deferred and included in the carrying amount of the related loans. The amount deferred is recognized as an adjustment to finance charge revenues, using the interest method over the lesser of the contractual term or the expected life based on prepayment experience. If loans are prepaid, any remaining deferral is charged or credited to revenue.

     Foreclosure proceedings are initiated on real estate loans when four monthly installments are past due and these loans are charged off at foreclosure. All other finance receivables are charged off when minimal or no collections have been made for six months.

--------------------------------------------------------------------------------

     The allowance for finance receivable losses is maintained at a level considered adequate to absorb anticipated credit losses in the existing portfolio. The portfolio is periodically evaluated on a pooled basis and considers factors such as economic conditions, portfolio composition, and loss and delinquency experience in the evaluation of the allowance.

     (i) TRADING SECURITIES, AT MARKET VALUE: Trading securities are held to meet short term investment objectives, including hedging securities. These securities are recorded on a trade date basis and carried at current market values. Unrealized gains and losses are reflected in income currently.

     (j) SPOT COMMODITIES, AT MARKET VALUE: Spot commodities are carried at current market values and are recorded on a settlement date basis. The exposure to market risk may be reduced through the use of forwards, futures and option contracts. Unrealized gains and losses of both commodities and any derivative transactions are reflected in income currently.

     (k) UNREALIZED GAIN AND UNREALIZED LOSS ON INTEREST RATE AND CURRENCY SWAPS, OPTIONS AND FORWARD TRANSACTIONS: Interest rate swaps, currency swaps, equity swaps, swaptions, options and forward transactions are accounted for as contractual commitments recorded on a trade date basis and are carried at current market values or estimated fair values when market values are not available. Unrealized gains and losses are reflected in income currently. Estimated fair values are based on the use of valuation models that utilize, among other things, current interest, foreign exchange and volatility rates. These valuations represent an assessment of the present values of expected future cash flows of these transactions and may include reserves for market risk as deemed appropriate. The portfolio's discounted cash flows are evaluated with reference to current market conditions, maturities within the portfolio and other relevant factors. Based upon this evaluation, it is determined what offsetting transactions, if any, are necessary to reduce the market risk of the portfolio. AIG manages its market risk with a variety of transactions, including swaps, trading securities, futures and forward contracts and other transactions as appropriate. Because of the limited liquidity of some of these instruments, the recorded values of these transactions may be different than the values that might be realized if AIG were to sell or close out the transactions prior to maturity. AIG believes that such differences are not significant to the results of operations, financial condition or liquidity. Such differences would be immediately recognized when the transactions are sold or closed out prior to maturity.

     (l) TRADING ASSETS AND TRADING LIABILITIES: Trading assets and trading liabilities include option premiums paid and received and receivables from and payables to counterparties which relate to unrealized gains and losses on futures, forwards and options and balances due from and due to clearing brokers and exchanges.

     Futures, forwards and options purchased and written are accounted for as contractual commitments on a trade date basis and are carried at fair values. Unrealized gains and losses are reflected in income currently. The fair values of futures contracts are based on closing exchange quotations. Commodity forward transactions are carried at fair values derived from dealer quotations and underlying commodity exchange quotations. For long dated forward transactions, where there are no dealer or exchange quotations, fair values are derived using internally developed valuation methodologies based on available market information. Options are carried at fair values based on the use of valuation models that utilize, among other things, current interest or commodity rates and foreign exchange and volatility rates, as applicable.

     (m) SECURITIES PURCHASED (SOLD) UNDER AGREEMENTS TO RESELL (REPURCHASE), AT CONTRACT VALUE: Purchases of securities under agreements to resell and sales of securities under agreements to repurchase are accounted for as collateralized lending transactions and are recorded at their contracted resale or repurchase amounts, plus accrued interest. Generally, it is AIG's policy to take possession of or obtain a security interest in securities purchased under agreements to resell.

     AIG minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and generally requiring additional collateral to be deposited with AIG when deemed necessary.

     AIG also enters into dollar roll agreements. These are agreements to sell mortgage-backed securities and to repurchase substantially the same securities at a specified price and date in the future. The dollar rolls are accounted for as collateralized financings and the repurchase obligation is a component of other liabilities. At December 31, 2000, 1999 and 1998, there were no dollar rolls outstanding.

     (n) OTHER INVESTED ASSETS: Other invested assets consist primarily of investments by AIG's insurance operations in joint ventures and partnerships and other investments not classified elsewhere herein. The joint ventures and partnerships are carried at equity or cost depending on the nature of the invested asset. Other investments are carried at cost or market values depending upon the nature of the underlying assets. Unrealized gains and losses from the revaluation of those investments carried at market values are reflected in comprehensive income, net of any related deferred income taxes or realized capital gains or losses depending on the nature of the invested asset.

     (o) REINSURANCE ASSETS: Reinsurance assets include the balances due from both reinsurance and insurance companies under the terms of AIG's reinsurance agreements for paid and unpaid losses and loss expenses, ceded unearned premiums and ceded future policy benefits for life and accident and health insurance contracts and benefits paid and unpaid. It also includes funds held under reinsurance treaties. Amounts related to paid and unpaid losses and loss expenses with respect to these reinsurance agreements are substantially collateralized.

     (p) INVESTMENTS IN PARTIALLY-OWNED COMPANIES: The equity method of accounting is used for AIG's investment in

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

companies in which AIG's ownership interest approximates twenty but is not greater than fifty percent (minority-owned companies). In years prior to 1999, equity in income of minority-owned insurance operations was presented separately in the consolidated statement of income. In 2000 and 1999, AIG did not report equity in income of minority-owned insurance operations as a result of the consolidation of the operations of Transatlantic and SELIC Holdings, Ltd. into general insurance operating results. IPC Holdings, Ltd., the remaining operation included in equity in income of minority-owned insurance operations in previous periods is now reported as a component of other income (deductions) -- net. Equity in net income of other unconsolidated companies is principally included in other income (deductions) -- net. At December 31, 2000, AIG's significant investments in partially-owned companies included its 24.4 percent interest in IPC Holdings, Ltd. This balance sheet caption also includes investments in less significant partially-owned companies and in certain minor majority-owned subsidiaries. The amounts of dividends received from unconsolidated entities owned less than 50 percent were $3 million, $13 million and $24 million in 2000, 1999 and 1998 respectively. The undistributed earnings of unconsolidated entities owned less than 50 percent was $58 million as of December 31, 2000.

     (q) REAL ESTATE AND OTHER FIXED ASSETS: The costs of buildings and furniture and equipment are depreciated principally on a straight-line basis over their estimated useful lives (maximum of 40 years for buildings and 10 years for furniture and equipment). Expenditures for maintenance and repairs are charged to income as incurred; expenditures for betterments are capitalized and depreciated.

     From time to time, AIG assesses the carrying value of its real estate relative to the market values of real estate within the specific local area. At December 31, 2000, there were no impairments.

     (r) SEPARATE AND VARIABLE ACCOUNTS: Separate and variable accounts represent funds for which investment income and investment gains and losses accrue directly to the policyholders who predominantly bear the investment risk. Each account has specific investment objectives, and the assets are carried at market value. The assets of each account are legally segregated and are not subject to claims which arise out of any other business of AIG. The liabilities for these accounts are equal to the account assets.

     (s) SECURITIES AND SPOT COMMODITIES SOLD BUT NOT YET PURCHASED, AT MARKET
VALUE: Securities and spot commodities sold but not yet purchased represent sales of securities and spot commodities not owned at the time of sale. The obligations arising from such transactions are recorded on a trade date basis and carried at the respective current market values or current commodity prices. Unrealized gains or losses are reflected in income currently.

     (t) PREFERRED SHAREHOLDERS' EQUITY IN SUBSIDIARY COMPANIES: Preferred shareholders' equity in subsidiary companies relates to outstanding preferred stock or interest of ILFC and certain subsidiaries of SunAmerica, AGC and HSB, wholly owned subsidiaries of AIG. Cash distributions on such preferred stock or interest are accounted for as interest expense and included as minority interest in the consolidated statement of income.

     (u) TRANSLATION OF FOREIGN CURRENCIES: Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation" (FASB 52). Under FASB 52, functional currency assets and liabilities are translated into U.S. dollars generally using current rates of exchange prevailing at the balance sheet date of each respective subsidiary and the related translation adjustments are recorded as a separate component of comprehensive income, net of any related taxes in capital funds. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates. The adjustments resulting from translation of financial statements of foreign entities operating in highly inflationary economies are recorded in income. Exchange gains and losses resulting from foreign currency transactions are also recorded in income currently. The exchange gain or loss with respect to utilization of foreign exchange hedging instruments is recorded as a component of comprehensive income.

     (v) INCOME TAXES: Deferred federal and foreign income taxes are provided for temporary differences for the expected future tax consequences of events that have been recognized in AIG's financial statements or tax returns.

     A valuation allowance with respect to deferred tax assets is provided for when, in the opinion of management, it is more likely than not that some portion of a deferred tax asset will not be realized. The changes in the allowance account are recognized in operations or comprehensive income depending upon the nature of the deferred tax asset

     (w) EARNINGS PER SHARE: Basic earnings per common share are based on the weighted average number of common shares outstanding, retroactively adjusted to reflect all stock dividends and stock splits. Diluted earnings per share are based on those shares used in basic earnings per share plus shares that would have been outstanding assuming issuance of common shares for all dilutive potential common shares outstanding, retroactively adjusted to reflect all stock dividends and stock splits.

--------------------------------------------------------------------------------

     The computation of earnings per share for December 31, 2000, 1999 and 1998 was as follows:

            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
----------------------------------------------------------------
       YEARS ENDED DECEMBER 31,          2000     1999     1998
----------------------------------------------------------------
NUMERATOR FOR BASIC EARNINGS PER
  SHARE:
Net income                              $6,639   $6,186   $5,046
Less:
  Dividends on convertible preferred
    stock                                   --       (6)     (18)
----------------------------------------------------------------
Net income applicable to common stock   $6,639   $6,180   $5,028
----------------------------------------------------------------
DENOMINATOR FOR BASIC EARNINGS PER
  SHARE:
Average shares outstanding used in the
  computation of per share earnings:
  Common stock issued                    2,796    2,808    2,757
  Common stock in treasury                (189)    (197)    (185)
  Common stock contingently issuable        --       --       (4)
----------------------------------------------------------------
Average shares outstanding -- basic      2,607    2,611    2,568
----------------------------------------------------------------
NUMERATOR FOR DILUTED EARNINGS PER
  SHARE:
Net income                              $6,639   $6,186   $5,046
Dividends on convertible preferred
  securities                                 5       11       11
----------------------------------------------------------------
Net income applicable to common stock   $6,644   $6,197   $5,057
----------------------------------------------------------------
DENOMINATOR FOR DILUTED EARNINGS PER
  SHARE:
Average shares outstanding               2,607    2,611    2,572
Incremental shares from potential
  common stock:
  Average number of shares arising
    from outstanding employee stock
    plans (treasury stock method)           27       29       25
  Average number of shares issuable
    upon conversion of convertible
    securities and preferred stock           4       10       37
----------------------------------------------------------------
Average shares outstanding -- diluted    2,638    2,650    2,634
----------------------------------------------------------------
EARNINGS PER SHARE:
Basic                                   $ 2.55   $ 2.37   $ 1.96
Diluted                                   2.52     2.34     1.92
----------------------------------------------------------------

     (x) ACCOUNTING STANDARDS: In June 1998, FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (FASB 133). In June 2000, FASB issued Statement of Financial Accounting Standards No. 138 "Accounting for Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133" (FASB 138).

     Together, these Statements require AIG to recognize all derivatives in the consolidated balance sheet at fair value. The financial statement recognition of the change in the fair value of a derivative depends on a number of factors, including the intended use of the derivative and the extent to which it is effective as part of a hedge transaction. Due to the operating nature of AIGFP and AIGTG, the changes in fair value of their derivative transactions are currently presented, in all material respects, as a component of AIG's operating income. FASB 133 and FASB 138 are effective for AIG for the year commencing January 1, 2001. The impact of the adoption of FASB 133 and FASB 138 at January 1, 2001 with respect to AIG's results of operations, financial condition and liquidity is deemed insignificant.

2.  FOREIGN OPERATIONS

Certain subsidiaries operate solely outside of the United States. Their assets and liabilities are located principally in the countries where the insurance risks are written and/or investment and non-insurance related operations are located. In addition, certain of AIG's domestic subsidiaries have branch and/or subsidiary operations and substantial assets and liabilities in foreign countries. Certain countries have restrictions on the conversions of funds which generally cause a delay in the outward remittance of such funds. Approximately 23 percent of consolidated assets at December 31, 2000 and 1999 and 40 percent, 39 percent and 38 percent of revenues for the years ended December 31, 2000, 1999 and 1998, respectively, were located in or derived from foreign countries (other than Canada). (See Note 18.)

3.  FEDERAL INCOME TAXES

     (a) AIG and its domestic subsidiaries (excluding AGC and its subsidiaries) file a consolidated U.S. Federal income tax return. Revenue Agent's Reports assessing additional taxes for the years 1987, 1988, 1989 and 1990 have been issued and Letters of Protest contesting the assessments have been filed with the Internal Revenue Service (IRS). In addition, Revenue Agent's Reports assessing additional taxes for the years ended September 30, 1993 and 1994 have been issued to SunAmerica. Such assessments relate to years prior to the acquisition of SunAmerica by AIG. Letters of Protest contesting the assessments have been filed with the Internal Revenue Service. Issues regarding SunAmerica's tax years ending November 30, 1988 and September 30, 1989, 1990, 1991 and 1992 have recently been agreed to with the Internal Revenue Service. It is management's belief that there are substantial arguments in support of the positions taken by AIG and SunAmerica in their Letters of Protest. AIG also believes that the impact of the results of these examinations will not be significant to AIG's financial condition, results of operations or liquidity.

     AGC and the majority of its subsidiaries file a consolidated U.S. federal income tax return. The IRS has completed examinations of AGC's tax returns through 1992 and finalized all issues with respect to AGC's tax returns through 1992. Such issues were immaterial to AIG's financial condition, results of operations and liquidity.

     The IRS is currently examining AGC's tax returns for 1993 through 1999. Although the final outcome of any issues raised is uncertain, AIG believes that the ultimate liability, including interest, will be immaterial to AIG's results of operations, financial condition and liquidity.

     A component of life insurance surplus accumulated prior to 1984 is not taxable unless it exceeds certain statutory limitations or is distributed to shareholders. This surplus, accumulated in

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

3.  FEDERAL INCOME TAXES (continued)

policyholder surplus accounts, totaled approximately $1 billion at December 31, 2000. AIG has not made any provision in the accompanying financial statements for taxation of this amount as management has no intention of making any distributions from this surplus.

     Foreign income not expected to be taxed in the United States has arisen because AIG's foreign subsidiaries were generally not subject to U.S. income taxes on income earned prior to January 1, 1987. Such income would become subject to U.S. income taxes at current tax rates if remitted to the United States or if other events occur which would make these amounts currently taxable. The cumulative amount of translated undistributed earnings of AIG's foreign subsidiaries currently not subject to U.S. income taxes was approximately $3.5 billion at December 31, 2000. Management presently has not subjected and has no intention of subjecting these accumulated earnings to material U.S. income taxes and no provision has been made in the accompanying financial statements for such taxes.

     (b) The U.S. Federal income tax rate is 35 percent for 2000, 1999 and 1998. Actual tax expense on income differs from the "expected" amount computed by applying the Federal income tax rate because of the following:

(DOLLARS IN MILLIONS)
--------------------------------------------------------------------------------

         YEARS ENDED DECEMBER 31,                     2000                          1999                          1998
                                           --------------------------    --------------------------    --------------------------
                                                            PERCENT                       PERCENT                       PERCENT
                                                          OF PRE-TAX                    OF PRE-TAX                    OF PRE-TAX
                                             AMOUNT         INCOME         AMOUNT         INCOME         AMOUNT         INCOME
---------------------------------------------------------------------------------------------------------------------------------
"Expected" tax expense                     $     3,508           35.0%   $     3,289           35.0%   $     2,654           35.0%
Adjustments:
  Tax exempt interest                             (294)         (2.9)           (299)         (3.2)           (310)         (4.1)
  Dividends received deduction                     (50)         (0.5)            (38)         (0.4)            (30)         (0.4)
  State income taxes                                52            0.5             55            0.6             47            0.6
  Foreign income not expected to be taxed
    in the U.S., less foreign income taxes        (110)         (1.1)            (81)         (0.9)            (85)         (1.1)
  Affordable housing tax credits                   (48)         (0.5)            (55)         (0.6)            (39)         (0.5)
  Other                                            (87)         (0.9)            (38)         (0.4)            (47)         (0.6)
---------------------------------------------------------------------------------------------------------------------------------
Actual tax expense                         $     2,971           29.6%   $     2,833           30.1%   $     2,190           28.9%
---------------------------------------------------------------------------------------------------------------------------------
Foreign and domestic components of actual
  tax expense:
  Foreign:
    Current                                $       450                   $       403                   $       386
    Deferred                                       131                           123                            31
  Domestic*:
    Current                                      1,244                         1,748                         1,138
    Deferred                                     1,146                           559                           635
---------------------------------------------------------------------------------------------------------------------------------
Total                                      $     2,971                   $     2,833                   $     2,190
---------------------------------------------------------------------------------------------------------------------------------

* Including U.S. tax on foreign income.

--------------------------------------------------------------------------------

     (c) The components of the net deferred tax liability as of December 31, 2000 and December 31, 1999 were as follows:

(IN MILLIONS)
------------------------------------------------------------------

                                             2000      1999
------------------------------------------------------------
Deferred tax assets:
  Loss reserve discount                     $1,311    $1,357
  Unearned premium reserve reduction           401       380
  Accruals not currently deductible            458       466
  Adjustment to life policy reserves         2,089     2,124
  Cumulative translation adjustment            225       137
  Litigation settlements                       101        66
  Unrealized depreciation of investments        54       298
  Other                                        461       823
------------------------------------------------------------
                                             5,100     5,651
  Valuation allowance                          187       448
------------------------------------------------------------
                                             4,913     5,203
------------------------------------------------------------
Deferred tax liabilities:
  Deferred policy acquisition costs          4,501     4,006
  Financial service products mark to
    market differential                        599       454
  Depreciation of flight equipment           1,504     1,210
  Acquisition net asset basis adjustments       27        63
  Other                                      1,314     1,040
------------------------------------------------------------
                                             7,945     6,773
------------------------------------------------------------
Net deferred tax liability                  $3,032    $1,570
------------------------------------------------------------

     Valuation allowances of $130 million and $381 million in 2000 and 1999, respectively, were established with respect to the unrealized depreciation of investments. These valuation allowances had no income statement impact.

     The remaining deferred tax asset valuation allowance at year-end 2000 and 1999 was related to Federal and state income tax operating loss carryovers that AGC did not expect to utilize. At December 31, 2000, AGC had operating loss carryovers for Federal income tax purposes of $57 million, which are available to offset its future taxable income through 2012. The operating loss carryovers are predominantly associated with acquired companies; therefore, these operating loss carryovers are subject to certain limitations.

4.  DEFERRED POLICY ACQUISITION COSTS

The following reflects the policy acquisition costs deferred for amortization against future income and the related amortization charged to income for general and life insurance operations, excluding certain amounts deferred and amortized in the same period:

(IN MILLIONS)
------------------------------------------------------------------

    YEARS ENDED DECEMBER 31,       2000      1999      1998
-------------------------------------------------------------
General insurance operations:
  Balance at beginning of year    $ 2,132   $ 1,852   $ 1,637
-------------------------------------------------------------
  Acquisition costs deferred
    Commissions                       876       799       664
    Other                           1,138     1,009       909
-------------------------------------------------------------
                                    2,014     1,808     1,573
-------------------------------------------------------------
  Amortization charged to income
    Commissions                       748       642       568
    Other                             960       886       790
-------------------------------------------------------------
                                    1,708     1,528     1,358
-------------------------------------------------------------
  Balance at end of year          $ 2,438   $ 2,132   $ 1,852
-------------------------------------------------------------
Life insurance operations:
  Balance at beginning of year    $13,642   $10,438   $ 8,913
-------------------------------------------------------------
  Acquisition costs deferred
    Commissions                     1,937     1,851     1,475
    Other                             828     1,304       731
-------------------------------------------------------------
                                    2,765     3,155     2,206
-------------------------------------------------------------
  Amortization charged to income
    Commissions                     1,305     1,273     1,211
    Other*                            498    (1,187)     (370)
-------------------------------------------------------------
                                    1,803        86       841
-------------------------------------------------------------
  Increase (decrease) due to
    foreign exchange                 (395)      135       160
-------------------------------------------------------------
  Balance at end of year          $14,209   $13,642   $10,438
-------------------------------------------------------------
Total deferred policy
  acquisition costs               $16,647   $15,774   $12,290
-------------------------------------------------------------

* Includes adjustments as a result of changes in the net unrealized gains or losses on debt and equity securities available for sale. Such adjustments were included with the change in net unrealized gains/losses on debt and equity securities available for sale that were credited or charged directly to comprehensive income.

5.  REINSURANCE

In the ordinary course of business, AIG's general and life insurance companies cede reinsurance to other insurance companies in order to provide greater diversification of AIG's business and limit the potential for losses arising from large risks.

     General reinsurance is effected under reinsurance treaties and by negotiation on individual risks. Certain of these reinsurance arrangements consist of excess of loss contracts which protect AIG against losses over stipulated amounts. Ceded premiums are considered prepaid reinsurance premiums and are amortized into income over the contract period in proportion to the protection received. Amounts recoverable from general reinsurers are estimated in a manner consistent with the claims liabilities associated with the reinsurance and presented as a component of reinsurance assets.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

5.  REINSURANCE (continued)

     AIG life companies limit exposure to loss on any single life. For ordinary insurance, AIG retains a maximum of approximately one million dollars of coverage per individual life with respect to AIG's overseas life operations and $2.5 million of coverage per individual life with respect to AIG's domestic life operations. There are smaller retentions for other lines of business. Life reinsurance is effected principally under yearly renewable term treaties. The premiums with respect to these treaties are considered prepaid reinsurance premiums and are amortized into income over the contract period in proportion to the protection provided. Amounts recoverable from life reinsurers are estimated in a manner consistent with the assumptions used for the underlying policy benefits and are presented as a component of reinsurance assets.

     General insurance premiums written and earned were comprised of the following:

(IN MILLIONS)
------------------------------------------------------------------

        YEARS ENDED DECEMBER 31,          WRITTEN    EARNED
------------------------------------------------------------
2000
Gross premiums                            $25,050    $24,062
Ceded premiums                             (7,524)    (6,655)
------------------------------------------------------------
Net premiums                              $17,526    $17,407
------------------------------------------------------------
1999
Gross premiums                            $22,569    $21,187
Ceded premiums                             (6,345)    (5,643)
------------------------------------------------------------
Net premiums                              $16,224    $15,544
------------------------------------------------------------
1998
Gross premiums                            $20,684    $20,092
Ceded premiums                             (6,098)    (5,994)
------------------------------------------------------------
Net premiums                              $14,586    $14,098
------------------------------------------------------------

     For the years ended December 31, 2000, 1999 and 1998, reinsurance recoveries, which reduced loss and loss expenses incurred, amounted to $6.00 billion, $5.13 billion and $5.36 billion, respectively.

     Life insurance net premium income was comprised of the following:

(IN MILLIONS)
------------------------------------------------------------------

   YEARS ENDED DECEMBER 31,      2000       1999       1998
-------------------------------------------------------------
Gross premium income            $17,935    $16,356    $14,459
Ceded premiums                     (762)      (876)      (734)
-------------------------------------------------------------
Net premium income              $17,173    $15,480    $13,725
-------------------------------------------------------------

     Life insurance recoveries, which reduced death and other benefits, approximated $331 million, $512 million and $420 million, respectively, for the years ended December 31, 2000, 1999 and 1998.

     AIG's reinsurance arrangements do not relieve AIG from its direct obligation to its insureds. Thus, a credit exposure exists with respect to both general and life reinsurance ceded to the extent that any reinsurer is unable to meet the obligations assumed under the reinsurance agreements. AIG holds substantial collateral as security under related reinsurance agreements in the form of funds, securities and/or letters of credit. A provision has been recorded for estimated unrecoverable reinsurance. AIG has been largely successful in prior recovery efforts.

     AIG evaluates the financial condition of its reinsurers through an internal reinsurance security committee consisting of members of AIG's senior management. No single reinsurer is a material reinsurer to AIG nor is AIG's business substantially dependent upon any reinsurance contract.

     Life insurance ceded to other insurance companies was as follows:

(IN MILLIONS)
------------------------------------------------------------------

 YEARS ENDED DECEMBER 31,      2000        1999        1998
-------------------------------------------------------------
Life insurance in-force      $185,705    $163,982    $128,777
-------------------------------------------------------------

     Life insurance assumed represented 0.2 percent of gross life insurance in-force at December 31, 2000, 0.4 percent for 1999 and 1998 and life insurance premium income assumed represented 0.4 percent, 1.9 percent and 2.2 percent of gross premium income for the periods ended December 31, 2000, 1999 and 1998.

     Supplemental information for gross loss and benefit reserves net of ceded reinsurance at December 31, 2000 and 1999 follows:

(IN MILLIONS)
------------------------------------------------------------------

                                        AS         NET OF
                                     REPORTED    REINSURANCE
------------------------------------------------------------
2000
Reserve for losses and loss
  expenses                           $(40,613)      $(24,952)
Future policy benefits for life and
  accident and health insurance
  contracts                           (51,532)       (50,464)
Premiums and insurance balances
  receivable -- net                    11,832         15,164
Funds held under reinsurance
  treaties                                 --            578
Reserve for unearned premiums         (12,510)        (9,185)
Reinsurance assets                     23,964             --
------------------------------------------------------------
1999
Reserve for losses and loss
  expenses                           $(38,252)      $(24,600)
Future policy benefits for life and
  accident and health insurance
  contracts                           (47,759)       (46,676)
Premiums and insurance balances
  receivable -- net                    12,236         14,776
Funds held under reinsurance
  treaties                                 --            484
Reserve for unearned premiums         (11,450)        (8,994)
Reinsurance assets                     20,215             --
------------------------------------------------------------

--------------------------------------------------------------------------------

6. RESERVE FOR LOSSES AND LOSS EXPENSES AND FUTURE LIFE POLICY BENEFITS AND POLICYHOLDERS' CONTRACT DEPOSITS

(a) The following analysis provides a reconciliation of the activity in the reserve for losses and loss expenses:

(IN MILLIONS)
------------------------------------------------------------------

 YEARS ENDED DECEMBER 31,      2000        1999        1998
-------------------------------------------------------------
At beginning of year:
  Reserve for losses and
    loss expenses            $ 38,252    $ 38,310    $ 33,400
  Reinsurance recoverable     (13,652)    (13,691)    (12,229)
-------------------------------------------------------------
                               24,600      24,619      21,171
-------------------------------------------------------------
Acquisitions                      236          --       2,896
-------------------------------------------------------------
Losses and loss expenses
  incurred:
  Current year                 13,356      12,122      10,938
  Prior years                    (252)       (384)       (281)
-------------------------------------------------------------
Total                          13,104      11,738      10,657
-------------------------------------------------------------
Losses and loss expenses
  paid:
  Current year                  5,205       4,978       4,389
  Prior years                   7,783       6,779       5,716
-------------------------------------------------------------
Total                          12,988      11,757      10,105
-------------------------------------------------------------
At end of year:
  Net reserve for losses
    and loss expenses          24,952      24,600      24,619
  Reinsurance recoverable      15,661      13,652      13,691
-------------------------------------------------------------
Total                        $ 40,613    $ 38,252    $ 38,310
-------------------------------------------------------------

     (b) The analysis of the future policy benefits and policyholders' contract deposits liabilities as at December 31, 2000 and 1999 follows:

(IN MILLIONS)
------------------------------------------------------------------

                                           2000       1999
------------------------------------------------------------
Future policy benefits:
  Long duration contracts                 $49,304    $45,288
  Short duration contracts                  2,228      2,471
------------------------------------------------------------
Total                                     $51,532    $47,759
------------------------------------------------------------
Policyholders' contract deposits:
  Annuities                               $60,446    $61,073
  Guaranteed investment contracts (GICs)   25,344     18,905
  Corporate life products                   2,175      2,122
  Universal life                           10,455     10,019
  Other investment contracts                  907        764
------------------------------------------------------------
Total                                     $99,327    $92,883
------------------------------------------------------------

     (c) Long duration contract liabilities included in future policy benefits, as presented in the table above, result from traditional life products. Short duration contract liabilities are primarily accident and health products. The liability for future life policy benefits has been established based upon the following assumptions:

     (i) Interest rates (exclusive of immediate/terminal funding annuities), which vary by territory, year of issuance and products, range from 1.5 percent to 12.0 percent within the first 20 years. Interest rates on immediate/terminal funding annuities are at a maximum of 12.2 percent and grade to not greater than
7.5 percent.

     (ii) Mortality and surrender rates are based upon actual experience by geographical area modified to allow for variations in policy form. The weighted average lapse rate, including surrenders, for individual and group life approximated 7.5 percent.

     (iii) The portions of current and prior net income and of current unrealized appreciation of investments that can inure to the benefit of AIG are restricted in some cases by the insurance contracts and by the local insurance regulations of the countries in which the policies are in force.

     (iv) Participating life business represented approximately 22 percent of the gross insurance in-force at December 31, 2000 and 35 percent of gross premium income in 2000. The amount of annual dividends to be paid is determined locally by the Boards of Directors. Provisions for future dividend payments are computed by jurisdiction, reflecting local regulations.

     (d) The liability for policyholders' contract deposits has been established based on the following assumptions:

     (i) Interest rates credited on deferred annuities, which vary by territory and year of issuance, range from 2.0 percent to 9.0 percent. Current declared interest rates are generally guaranteed to remain in effect for a period of one year though some are guaranteed for longer periods. Withdrawal charges generally range from zero percent to 10.0 percent grading to zero over a period of zero to 10 years.

     (ii) Domestically, GICs have market value withdrawal provisions for any funds withdrawn other than benefit responsive payments. Interest rates credited generally range from 4.0 percent to 9.4 percent. The vast majority of these GICs mature within 10 years. Overseas, interest rates credited on GICs generally range from 4.8 percent to 7.3 percent and maturities range from 1 to 6 years.

     (iii) Interest rates on corporate life insurance products are guaranteed at
4.0 percent and the weighted average rate credited in 2000 was 6.8 percent.

     (iv) The universal life funds have credited interest rates of 4.0 percent to 7.5 percent and guarantees ranging from 3.0 percent to 5.5 percent depending on the year of issue. Additionally, universal life funds are subject to surrender charges that amount to 14.0 percent of the aggregate fund balance grading to zero over a period not longer than 20 years.

     (e) Certain products, which are short duration contracts, are subject to experience adjustments. These include group life and group medical products, credit life contracts, accident & health insurance contracts/riders attached to life policies and, to a limited extent, reinsurance agreements with other direct insurers. Ultimate premiums from these contracts are estimated and recognized as revenue and the unearned portions of the premiums are held as reserves. Experience adjustments vary according to the type of

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

6. RESERVE FOR LOSSES AND LOSS EXPENSES AND FUTURE LIFE POLICY BENEFITS AND POLICYHOLDERS' CONTRACT DEPOSITS (continued)

contract and the territory in which the policy is in force and are subject to local regulatory guidance.

7.  STATUTORY FINANCIAL DATA

Statutory surplus and net income for general insurance and life insurance operations as reported to regulatory authorities were as follows:

(IN MILLIONS)
------------------------------------------------------------------

   YEARS ENDED DECEMBER 31,      2000       1999       1998
-------------------------------------------------------------
Statutory surplus:
  General insurance             $16,934    $16,225    $15,523
  Life insurance                 16,849     14,312     12,034
Statutory net income*:
  General insurance               2,508      2,458      2,252
  Life insurance                  2,314      2,427      1,685
-------------------------------------------------------------

* Includes net realized capital gains and losses.

     AIG's insurance subsidiaries file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by domestic or foreign insurance regulatory authorities. The differences between statutory financial statements and financial statements prepared in accordance with GAAP vary between domestic and foreign jurisdictions. The principal differences are that statutory financial statements do not reflect deferred policy acquisition costs and deferred income taxes, all bonds are carried at amortized cost and reinsurance assets and liabilities are presented net of reinsurance. AIG's use of permitted statutory accounting practices does not have a significant impact on statutory surplus.

8.  INVESTMENT INFORMATION

(a) STATUTORY DEPOSITS: Cash and securities with carrying values of $5.63 billion and $4.60 billion were deposited by AIG's subsidiaries under requirements of regulatory authorities as of December 31, 2000 and 1999, respectively.

     (b) NET INVESTMENT INCOME: An analysis of the net investment income from the general and life insurance operations follows:

(IN MILLIONS)
-------------------------------------------------------------
    YEARS ENDED DECEMBER 31,       2000       1999      1998
-------------------------------------------------------------
General insurance:
  Fixed maturities                $ 1,815    $1,852    $1,663
  Equity securities                   214       101        80
  Short-term investments               70        52        73
  Other invested assets               556       399       202
  Miscellaneous (net of interest
    expense on funds held)            189       256       279
-------------------------------------------------------------
  Total investment income           2,844     2,660     2,297
  Investment expenses                 143       143       105
-------------------------------------------------------------
Net investment income             $ 2,701    $2,517    $2,192
-------------------------------------------------------------
Life insurance:
  Fixed maturities                $ 8,253    $7,369    $6,468
  Equity securities                   112       103        86
  Short-term investments              332       395       366
  Interest on mortgage, policy
    and collateral loans            1,075     1,009     1,030
  Other                             1,191       920       755
-------------------------------------------------------------
  Total investment income          10,963     9,796     8,705
  Investment expenses                 299       291       348
-------------------------------------------------------------
Net investment income             $10,664    $9,505    $8,357
-------------------------------------------------------------

     (c) INVESTMENT GAINS AND LOSSES: The realized capital gains (losses) and increase (decrease) in unrealized appreciation of investments were as follows:

(IN MILLIONS)
-------------------------------------------------------------
   YEARS ENDED DECEMBER 31,        2000       1999       1998
-------------------------------------------------------------
Realized capital gains (losses)
  on investments:
  Fixed maturities(a)            $ (622)   $  (207)   $    48
  Equity securities                 340        416        113
  Other                             (32)      (106)       (31)
-------------------------------------------------------------
Realized capital gains (losses)  $ (314)   $   103    $   130
-------------------------------------------------------------
Increase (decrease) in
  unrealized appreciation of
  investments:
  Fixed maturities               $2,782    $(8,903)   $ 1,288
  Equity securities                (897)       330       (470)
  Other(b)                         (560)     3,155       (775)
-------------------------------------------------------------
Increase (decrease) in
  unrealized appreciation        $1,325    $(5,418)   $    43
-------------------------------------------------------------

(a) The realized gains (losses) resulted from the disposition of available for sale fixed maturities.

(b) Includes $51 million increase, $264 million decrease and $301 million increase in unrealized appreciation attributable to participating policyholders at December 31, 2000, 1999 and 1998, respectively.

--------------------------------------------------------------------------------

     The gross gains and gross losses realized on the disposition of available for sale securities were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                             GROSS      GROSS
                                          REALIZED   REALIZED
                                             GAINS     LOSSES
-------------------------------------------------------------
2000
Bonds                                      $  393     $1,001
Common stocks                                 791        397
Preferred stocks                               47         27
Financial services securities available
  for sale                                      8         --
-------------------------------------------------------------
Total                                      $1,239     $1,425
-------------------------------------------------------------
1999
Bonds                                      $  448     $  668
Common stocks                                 812        336
Preferred stocks                               36         12
Financial services securities available
  for sale                                     26         --
-------------------------------------------------------------
Total                                      $1,322     $1,016
-------------------------------------------------------------
1998
Bonds                                      $  566     $  500
Common stocks                                 550        454
Preferred stocks                               12         11
Financial services securities available
  for sale                                      4          2
-------------------------------------------------------------
Total                                      $1,132     $  967
-------------------------------------------------------------

     (d) MARKET VALUE OF FIXED MATURITIES AND UNREALIZED APPRECIATION OF
INVESTMENTS: At December 31, 2000 and 1999, the balance of the unrealized appreciation of investments in equity securities (before applicable taxes) included gross gains of approximately $687 million and $1.3 billion and gross losses of approximately $1 billion and $713 million, respectively.

     The deferred tax asset related to the net unrealized depreciation of investments was $54 million at December 31, 2000 and the deferred tax asset related to the net unrealized depreciation of investments was $298 million at December 31, 1999.

     The amortized cost and estimated market value of investments in fixed maturities carried at amortized cost at December 31, 2000 and 1999 were as follows:

(IN MILLIONS)
-----------------------------------------------------------------------
                                         GROSS        GROSS   ESTIMATED
                        AMORTIZED   UNREALIZED   UNREALIZED      MARKET
                             COST        GAINS       LOSSES       VALUE
-----------------------------------------------------------------------
2000
Fixed maturities held
  to maturity:
  Bonds:
    U.S.
      Government(a)      $   67       $    3        $ --       $    70
    States(b)            11,461          523           6        11,978
    Other                     5           --          --             5
-----------------------------------------------------------------------
Total fixed
  maturities             $11,533      $  526        $  6       $12,053
-----------------------------------------------------------------------
1999
Fixed maturities held
  to maturity:
  Bonds:
    U.S.
      Government(a)      $   30       $   --        $ --       $    30
    States(b)            12,042          275         149        12,168
    Other                     4           --          --             4
-----------------------------------------------------------------------
Total bonds              12,076          275         149        12,202
Preferred stocks              2           --           2            --
-----------------------------------------------------------------------
Total fixed
  maturities             $12,078      $  275        $151       $12,202
-----------------------------------------------------------------------

(a) Including U.S. Government agencies and authorities.

(b) Including municipalities and political subdivisions.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

8.  INVESTMENT INFORMATION (continued)

     The amortized cost and estimated market value of bonds available for sale and carried at market value at December 31, 2000 and 1999 were as follows:

(IN MILLIONS)
-----------------------------------------------------------------------
                                         GROSS        GROSS   ESTIMATED
                        AMORTIZED   UNREALIZED   UNREALIZED      MARKET
                             COST        GAINS       LOSSES       VALUE
-----------------------------------------------------------------------
2000
Fixed maturities
  available for sale:
  Bonds:
    U.S.
      Government(a)      $ 2,417      $  146       $   24      $ 2,539
    States(b)             10,841         454          108       11,187
    Foreign
      governments         18,274         919          212       18,981
    All other
      corporate          122,389       2,775        4,108      121,056
-----------------------------------------------------------------------
Total bonds              $153,921     $4,294       $4,452      $153,763
-----------------------------------------------------------------------
1999
Fixed maturities
  available for sale:
  Bonds:
    U.S.
      Government(a)      $ 3,131      $   94       $   85      $ 3,140
    States(b)             10,279         155          407       10,027
    Foreign
      governments         15,342         475           91       15,726
    All other
      corporate          111,841       1,292        4,373      108,760
-----------------------------------------------------------------------
Total bonds              $140,593     $2,016       $4,956      $137,653
-----------------------------------------------------------------------

(a) Including U.S. Government agencies and authorities.

(b) Including municipalities and political subdivisions.

     The amortized cost and estimated market values of fixed maturities held to maturity and fixed maturities available for sale at December 31, 2000, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

(IN MILLIONS)
------------------------------------------------------------
                                                   ESTIMATED
                                       AMORTIZED      MARKET
                                            COST       VALUE
------------------------------------------------------------
Fixed maturities held to maturity:
Due in one year or less                 $   661     $   687
Due after one year through five
  years                                   2,066       2,151
Due after five years through ten
  years                                   3,579       3,753
Due after ten years                       5,227       5,462
------------------------------------------------------------
Total held to maturity                  $11,533     $12,053
------------------------------------------------------------
Fixed maturities available for sale:
Due in one year or less                 $ 6,806     $ 6,817
Due after one year through five
  years                                  38,779      38,877
Due after five years through ten
  years                                  46,021      45,328
Due after ten years                      62,315      62,741
------------------------------------------------------------
Total available for sale                $153,921    $153,763
------------------------------------------------------------

     (e) SECURITIES AVAILABLE FOR SALE: AIGFP follows a policy of minimizing interest rate, equity and currency risks associated with securities available for sale by entering into swap or other transactions. In addition, to reduce its credit risk, AIGFP has entered into credit derivative transactions with respect to $182 million of securities available for sale. At December 31, 2000, the cumulative increase in carrying value of the securities available for sale and related hedges as a result of marking to market such securities net of hedging transactions was $33 million.

     The amortized cost, related hedges and estimated market value of securities available for sale and carried at market value at December 31, 2000 and 1999 were as follows:

(IN MILLIONS)
----------------------------------------------------------------------------------------------------------------------------
                                                                                                      UNREALIZED
                                                                                                           GAINS
                                                                            GROSS        GROSS   (LOSSES) -- NET   ESTIMATED
                                                           AMORTIZED   UNREALIZED   UNREALIZED        ON HEDGING      MARKET
                                                                COST        GAINS       LOSSES      TRANSACTIONS       VALUE
----------------------------------------------------------------------------------------------------------------------------
2000
Securities available for sale:
  Corporate and bank debt                                   $ 8,140       $ 82         $275          $  219         $ 8,166
  Foreign government obligations                                 30         --          21               20              29
  Asset-backed and collateralized                             4,946        113          77              (37)          4,945
  Preferred stocks                                            1,328          9           4                5           1,338
  U.S. Government obligations                                   192          4           4               (1)            191
----------------------------------------------------------------------------------------------------------------------------
Total                                                       $14,636       $208         $381          $  206         $14,669
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                           8. INVESTMENT INFORMATION (continued)
(IN MILLIONS)
----------------------------------------------------------------------------------------------------------------------------
                                                                                                      UNREALIZED
                                                                                                           GAINS
                                                                            GROSS        GROSS   (LOSSES) -- NET   ESTIMATED
                                                           AMORTIZED   UNREALIZED   UNREALIZED        ON HEDGING      MARKET
                                                                COST        GAINS       LOSSES      TRANSACTIONS       VALUE
----------------------------------------------------------------------------------------------------------------------------
1999
Securities available for sale:
  Corporate and bank debt                                   $ 7,477       $ 54         $199          $  167         $ 7,499
  Foreign government obligations                                354        311           1             (311)            353
  Asset-backed and collateralized                             3,985          6         165              163           3,989
  Preferred stocks                                              957         13          --               (4)            966
  U.S. Government obligations                                   147          4           7                3             147
----------------------------------------------------------------------------------------------------------------------------
Total                                                       $12,920       $388         $372          $   18         $12,954
----------------------------------------------------------------------------------------------------------------------------

     The amortized cost and estimated market values of securities available for sale at December 31, 2000, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

(IN MILLIONS)
------------------------------------------------------------
                                                   ESTIMATED
                                       AMORTIZED      MARKET
                                            COST       VALUE
------------------------------------------------------------
Securities available for sale:
Due in one year or less                 $ 1,473     $ 1,478
Due after one year through five
  years                                   5,096       5,122
Due after five years through ten
  years                                   1,822       1,828
Due after ten years                       1,299       1,296
Asset-backed and collateralized           4,946       4,945
------------------------------------------------------------
Total securities available for sale     $14,636     $14,669
------------------------------------------------------------

     No securities available for sale were below investment grade at December 31, 2000.

     (f) FINANCE RECEIVABLES: Finance receivables, net of unearned finance charges, were as follows:

(IN MILLIONS)
-------------------------------------------------------------
    YEARS ENDED DECEMBER 31,          2000      1999     1998
-------------------------------------------------------------
Real estate loans                  $ 7,280   $ 7,104   $5,757
Non-real estate loans                3,027     2,576    2,560
Retail sales finance                 1,454     1,350    1,340
-------------------------------------------------------------
  Total finance receivables         11,761    11,030    9,657
  Allowance for losses                (383)     (396)    (382)
-------------------------------------------------------------
    Finance receivables, net       $11,378   $10,634   $9,275
-------------------------------------------------------------

     Activity in the allowance for finance receivable losses was as follows:

(IN MILLIONS)
-----------------------------------------------------------
      YEARS ENDED DECEMBER 31,         2000    1999    1998
-----------------------------------------------------------
Balance at January 1                  $ 396   $ 382   $ 373
Provision for finance receivable
  losses                                206     207     212
Charge offs, net of recoveries         (206)   (207)   (220)
Acquired (sold) receivables             (13)     14      17
-----------------------------------------------------------
Balance at December 31                $ 383   $ 396   $ 382
-----------------------------------------------------------

     At December 31, 2000, contractual maturities of finance receivables were as follows:

(IN MILLIONS)
----------------------------------------------------------------------
                                                                 AFTER
                         2001     2002     2003   2004   2005     2005
----------------------------------------------------------------------
Maturities             $1,331   $1,597   $1,179   $708   $437   $6,509
----------------------------------------------------------------------

     Contractual maturities are not a forecast of future cash collections. A substantial portion of finance receivables may be renewed, converted, or repaid prior to maturity.

     Cash collections of principal were as follows:

(DOLLARS IN MILLIONS)
-------------------------------------------------------------
     YEARS ENDED DECEMBER 31,          2000     1999     1998
-------------------------------------------------------------
Real estate loans
  Cash collections                   $1,855   $1,886   $1,553
  % of average balances                  26%      30%      33%
Non-real estate loans
  Cash collections                   $1,610   $1,519   $1,569
  % of average balances                  57%      61%      62%
Retail sales finance
  Cash collections                   $1,849   $1,697   $1,653
  % of average balances                 132%     133%     127%
-------------------------------------------------------------

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     The geographic concentration of finance receivables was as follows:

--------------------------------------------------------------
         YEARS ENDED DECEMBER 31,           2000   1999   1998
--------------------------------------------------------------
California                                   13%    14%    15%
North Carolina                                7      7      8
Florida                                       6      6      6
Illinois                                      6      6      6
Ohio                                          6      6      6
Indiana                                       5      5      5
Other                                        57     56     54
--------------------------------------------------------------
Total finance receivables                   100%   100%   100%
--------------------------------------------------------------

     (g) CMOS: At December 31, 2000, CMOs, held by AIG's life companies, were presented as a component of bonds available for sale, at market value. Substantially all of the CMOs were investment grade and approximately 37 percent of the CMOs were backed by various U.S. government agencies. The remaining 63 percent were corporate issuances.

     The distribution of the CMOs at December 31, 2000 and 1999 was as follows:

(IN MILLIONS)
-----------------------------------------------------------
                                                2000   1999
-----------------------------------------------------------
GNMA                                               5%     5%
FHLMC                                             17     20
FNMA                                              15     16
VA                                                --      1
Non-governmental                                  63     58
-----------------------------------------------------------
                                                 100%   100%
-----------------------------------------------------------

     AIG is not exposed to any significant credit concentration risk of a single or group non-governmental issuer.

     At December 31, 2000, the gross weighted average coupon of this portfolio was 6.88 percent. The gross weighted average life of this portfolio was approximately 6.09 years.

     At December 31, 2000 and 1999, the market value of the CMO portfolio was $24.81 billion and $22.64 billion, respectively; the amortized cost was approximately $24.48 billion in 2000 and $23.33 billion in 1999. AIG's CMO portfolio is readily marketable. There were no derivative (high risk) CMO securities contained in this portfolio at December 31, 2000 and 1999.

     (h) FIXED MATURITIES BELOW INVESTMENT GRADE: At December 31, 2000, fixed maturities held by AIG that were below investment grade or not rated totaled $18.07 billion.

     (i) At December 31, 2000, non-income producing invested assets were insignificant.

9.  DEBT OUTSTANDING

At December 31, 2000, AIG's debt outstanding of $54.32 billion, shown below, included borrowings of $50.39 billion which were either not guaranteed by AIG or were matched borrowings under obligations of guaranteed investment agreements
(GIAs) or matched notes and bonds payable.

                   (IN MILLIONS)
------------------------------------------------------------
Borrowings under obligations of GIAs -- AIGFP        $13,595
------------------------------------------------------------
Commercial Paper:
  AGC(a)                                               1,921
  AGF(a)                                               5,162
  Funding                                                968
  ILFC(a)                                              4,259
  AICCO                                                  597
  AIGF -- Taiwan(a)                                      104
  AIGCCC -- Taiwan(a)                                     36
------------------------------------------------------------
  Total                                               13,047
------------------------------------------------------------
Medium Term Notes:
  AGF(a)                                               3,069
  ILFC(a)                                              3,175
  AIG                                                    582
------------------------------------------------------------
  Total                                                6,826
------------------------------------------------------------
Notes and Bonds Payable:
  ILFC(a)(b)                                           5,529
  AIGFP                                                8,755
  AIG                                                    720
  AGC(a)                                               1,338
  AGF(a)                                               2,602
------------------------------------------------------------
  Total                                               18,944
------------------------------------------------------------
Loans and Mortgages Payable:
  ILFC(a)(c)                                             463
  AIG Finance (Hong Kong) Limited(a)                     346
  AIG Consumer Finance Group, Inc.(a)                    662
  AIG                                                    440
------------------------------------------------------------
  Total                                                1,911
------------------------------------------------------------
Total Borrowings                                      54,323
------------------------------------------------------------
Borrowings not guaranteed by AIG                      28,666
Matched GIA borrowings                                13,595
Matched notes and bonds payable -- AIGFP               8,127
------------------------------------------------------------
                                                      50,388
------------------------------------------------------------
Remaining borrowings of AIG                          $ 3,935
------------------------------------------------------------

(a) AIG does not guarantee or support these borrowings.

(b) Includes borrowings under Export Credit Facility of $2.07 billion.

(c) Capital lease obligations.

     The amount of long-term borrowings is $38.07 billion and the amount of short-term borrowings is $16.25 billion. Long-term borrowings include commercial paper and short-term borrowings represent borrowings that mature in less than one year.

--------------------------------------------------------------------------------

     (a) COMMERCIAL PAPER: At December 31, 2000, the commercial paper issued and outstanding was as follows:

                          (DOLLARS IN MILLIONS)
--------------------------------------------------------------------------
                                                       WEIGHTED
                          NET                           AVERAGE   WEIGHTED
                         BOOK   UNAMORTIZED     FACE   INTEREST    AVERAGE
                        VALUE      DISCOUNT   AMOUNT       RATE   MATURITY
--------------------------------------------------------------------------
Funding               $   968           $ 2    $ 970       6.50%   19 days
ILFC                    4,259            30    4,289       6.63   111 days
AGF                     5,162            22    5,184       6.68    29 days
AGC                     1,921             8    1,929       6.68    32 days
AICCO                     597             2      599       6.51    16 days
AIGF -- Taiwan*           104             2      106       6.04   177 days
AIGCCC -- Taiwan*          36            --       36       5.87   161 days
--------------------------------------------------------------------------
Total                 $13,047           $66  $13,113         --         --
--------------------------------------------------------------------------

* Issued in Taiwan N.T. dollars at prevailing local interest rates.

     Commercial paper issued by Funding is guaranteed by AIG. At December 31, 2000, AIG did not guarantee or support the commercial paper of any of its subsidiaries other than Funding and AICCO. In early 2001, AICCO ceased issuing commercial paper under its program and the agreement which AIG had provided supporting the commercial paper was terminated; AICCO's funding requirements are now met through Funding's program.

     (b) BORROWINGS UNDER OBLIGATIONS OF GUARANTEED INVESTMENT
AGREEMENTS: Borrowings under obligations of guaranteed investment agreements, which are guaranteed by AIG, are recorded at the amount outstanding under each contract. Obligations may be called at various times prior to maturity at the option of the counterparty. Interest rates on these borrowings are primarily fixed, vary by maturity, and range up to 9.8 percent.

     Payments due under these investment agreements in each of the next five years ending December 31, and the periods thereafter based on the earliest call dates, were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                                    PRINCIPAL
                                                       AMOUNT
-------------------------------------------------------------
2001                                                 $6,061
2002                                                  1,464
2003                                                    280
2004                                                     72
2005                                                    106
Remaining years after 2005                            5,612
-------------------------------------------------------------
Total                                                $13,595
-------------------------------------------------------------

     At December 31, 2000, the market value of securities pledged as collateral with respect to these obligations approximated $3.8 billion.

     Funds received from GIA borrowings are invested in a diversified portfolio of securities and derivative transactions.

     (c) MEDIUM TERM NOTES PAYABLE:

     (i) Medium Term Notes Payable Issued by AIG: AIG's Medium Term Notes are unsecured obligations which normally may not be redeemed by AIG prior to maturity and bear interest at either fixed rates set by AIG at issuance or variable rates determined by reference to an interest rate or other formula.

     An analysis of AIG's Medium Term Notes for the year ended December 31, 2000 was as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                     AIG   SUNAMERICA   TOTAL
-------------------------------------------------------------
Balance December 31, 1999          $ 283      $198      $ 481
Issued during year                   233        --        233
Redeemed during year                (130)       (2)      (132)
-------------------------------------------------------------
Balance December 31, 2000          $ 386      $196      $ 582
-------------------------------------------------------------

     The interest rates on AIG's Medium Term Notes range from 0.50 percent to
7.15 percent. To the extent deemed appropriate, AIG may enter into swap transactions to reduce its effective borrowing rates with respect to these notes.

     At December 31, 2000, Medium Term Notes issued by SunAmerica Inc. in the aggregate principal amount of $196 million had maturity dates ranging from 2001 to 2026 at interest rates ranging from 6.03 percent to 7.34 percent.

     During 1997, AIG issued $100 million principal amount of equity-linked Medium Term Notes due July 30, 2004. These notes accrued interest at the rate of
2.25 percent and the total return on these notes was linked to the appreciation in market value of AIG's common stock. In conjunction with the issuance of these notes, AIG entered into a series of swap transactions which effectively converted its interest expense to a fixed rate of 5.87 percent and transferred the equity appreciation exposure to a third party. These notes were redeemed during 2000.

     During 2000, AIG issued $210 million principal amount of equity-linked Medium Term Notes due May 15, 2007. These notes accrue interest at the rate of
0.50 percent and the total return on these notes is linked to the appreciation in market value of AIG's common stock. The notes may be redeemed, at the option of AIG, as a whole but not in part, at any time on or after May 15, 2003. In conjunction with the issuance of these notes, AIG entered into a series of swap transactions which effectively converted its interest expense to a fixed rate of
7.17 percent and transferred the equity appreciation exposure to a third party. AIG is exposed to credit risk with respect to the counterparties to these swap transactions.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

9.  DEBT OUTSTANDING (continued)

     At December 31, 2000, the maturity schedule for AIG's outstanding Medium Term Notes, including those issued by SunAmerica Inc., was as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                                    PRINCIPAL
                                                       AMOUNT
-------------------------------------------------------------
2001                                                  $176
2002                                                    48
2003                                                    25
2004                                                    20
2005                                                    55
Remaining years after 2005                             258
-------------------------------------------------------------
Total                                                 $582
-------------------------------------------------------------

     At December 31, 2000, AIG had $781 million principal amount of debt securities registered and available for issuance from time to time. In early 2001, AIG established a new Medium Term Note program under which these securities may be issued.

     (ii) Medium Term Notes Payable Issued by ILFC: ILFC's Medium Term Notes are unsecured obligations which may not be redeemed by ILFC prior to maturity and bear interest at fixed rates set by ILFC at issuance.

     As of December 31, 2000, notes in aggregate principal amount of $3.18 billion were outstanding with maturity dates from 2001 to 2005 at interest rates ranging from 5.20 percent to 8.55 percent. These notes provide for a single principal payment at the maturity of each note.

     At December 31, 2000, the maturity schedule for ILFC's outstanding Medium Term Notes was as follows:

(IN MILLIONS)
------------------------------------------------------------
                                                   PRINCIPAL
                                                      AMOUNT
------------------------------------------------------------
2001                                               $   1,217
2002                                                   1,328
2003                                                     485
2004                                                     120
2005                                                      25
------------------------------------------------------------
Total                                              $   3,175
------------------------------------------------------------

     (iii) Medium Term Notes Payable Issued by AGF: As of December 31, 2000, notes in aggregate principal amount of $3.07 billion were outstanding with maturity dates ranging from 2001 to 2009 at interest rates ranging from 5.37 percent to 7.95 percent. To the extent deemed appropriate, AGF may enter into swap transactions to reduce its effective borrowing rates with respect to these notes.

     At December 31, 2000, the maturity schedule for AGF's outstanding Medium Term Notes was as follows:

(IN MILLIONS)
------------------------------------------------------------
                                                   PRINCIPAL
                                                      AMOUNT
------------------------------------------------------------
2001                                               $     863
2002                                                   1,038
2003                                                     625
2004                                                     176
2005                                                     323
Remaining years after 2005                                44
------------------------------------------------------------
Total                                              $   3,069
------------------------------------------------------------

     (d) NOTES AND BONDS PAYABLE:

     (i) Notes, Bonds and Debentures Issued by AIG.

     (A) Zero Coupon Notes: On October 1, 1984, AIG issued Eurodollar zero coupon notes in the aggregate principal amount at stated maturity of $750 million. The notes were offered at 12 percent of principal amount at stated maturity, bear no interest and are due August 15, 2004. The net proceeds to AIG from the issuance were $86 million. The notes are redeemable at any time in whole or in part at the option of AIG at 100 percent of their principal amount at stated maturity. The notes are also redeemable at the option of AIG or bearer notes may be redeemed at the option of the holder in the event of certain changes involving taxation in the United States at prices ranging from 65.26 percent currently, to 89.88 percent after August 15, 2003, of the principal amount at stated maturity together with accrued amortization of original issue discount from the preceding August 15. During 2000 and 1999, no notes were repurchased. At December 31, 2000, the notes outstanding after prior purchases had a face value of $189 million, an unamortized discount of $62 million and a net book value of $127 million. The amortization of the original issue discount was recorded as interest expense.

     (B) Italian Lire Bonds: In December, 1991, AIG issued unsecured bonds denominated in Italian Lire. The principal amount of 200 billion Italian Lire Bonds matures December 4, 2001 and accrues interest at a rate of 11.7 percent which is paid annually. These bonds are not redeemable prior to maturity, except in the event of certain changes involving taxation in the United States or the imposition of certain certification, identification or reporting requirements.

     Simultaneous with the issuance of this debt, AIG entered into a swap transaction which effectively converted AIG's net interest expense to a U.S. dollar liability of approximately 7.9 percent, which requires the payment of proceeds at maturity of approximately $159 million in exchange for 200 billion Italian Lire and interest thereon.

     (C) Notes and Debentures Issued by SunAmerica Inc.: As of December 31, 2000, Notes and Debentures issued by SunAmerica Inc. in aggregate principal amount of $433 million (net of

--------------------------------------------------------------------------------
amortized discount of $42 million) were outstanding with maturity dates from 2007 to 2097 at interest rates ranging from 5.60 percent to 9.95 percent.

     (ii) Term Notes Issued by ILFC: ILFC has issued unsecured obligations which may not be redeemed prior to maturity.

     As of December 31, 2000, notes in aggregate principal amount of $3.46 billion were outstanding with maturity dates from 2001 to 2004 and interest rates ranging from 5.63 percent to 8.88 percent. Term notes in the aggregate principal amount of $350 million are at floating interest rates and the remainder are at fixed rates. These notes provide for a single principal payment at maturity.

     At December 31, 2000, the maturity schedule for ILFC's Term Notes was as follows:

(IN MILLIONS)
------------------------------------------------------------
                                                   PRINCIPAL
                                                      AMOUNT
------------------------------------------------------------
2001                                               $   1,075
2002                                                   1,283
2003                                                     450
2004                                                     649
------------------------------------------------------------
Total                                              $   3,457
------------------------------------------------------------

     At December 31, 2000, ILFC had $75 million in aggregate principal amount of debt securities registered for issuance from time to time, which debt had been sold as of March 16, 2001. An additional $2.0 billion principal amount of debt securities was registered as of January 5, 2001, under which $800 million in notes were sold as of March 16, 2001. A $750 million Medium Term Note program was implemented on January 19, 2001 under which $200 million has been sold as of March 16, 2001. In addition, ILFC established a Euro Medium Term Note program for $2.0 billion, under which $771 million in notes were sold through December 31, 2000.

     ILFC has an Export Credit Facility up to a maximum of $4.3 billion, for approximately 75 aircraft to be delivered through 2001. ILFC has the right, but is not required, to use the facility to fund 85 percent of each aircraft's purchase price. This facility is guaranteed by various European Export Credit Agencies. The interest rate varies from 5.75 percent to 5.90 percent on the first 75 aircraft depending on the delivery date of the aircraft. Through December 31, 2000, ILFC borrowed $2.07 billion under this facility. Borrowings with respect to this facility are included in Notes and Bonds Payable in the accompanying table of borrowings. At December 31, 2000, the future minimum payments for ILFC's borrowings under the Export Credit Facility were as follows:

(MILLIONS)
------------------------------------------------------------
                                                   PRINCIPAL
                                                      AMOUNT
------------------------------------------------------------
2001                                               $     229
2002                                                     229
2003                                                     229
2004                                                     229
2005                                                     229
Remaining years after 2005                               927
------------------------------------------------------------
Total                                              $   2,072
------------------------------------------------------------

     AIG does not guarantee any of the debt obligations of ILFC.

     (iii) Notes and Bonds Payable Issued by AIGFP: At December 31, 2000, AIGFP's notes and bonds outstanding, the proceeds of which are invested in a segregated portfolio of securities available for sale, were as follows:

(DOLLARS IN MILLIONS)
-------------------------------------------------------------------
   RANGE OF                            RANGE OF       U.S. DOLLAR
 MATURITIES         CURRENCY        INTEREST RATES   CARRYING VALUE
-------------------------------------------------------------------
2001 - 2029   US dollar                  4.88-7.72%  $        4,140
2001 - 2005   Euro                       4.60-7.19            1,781
2001 - 2005   United Kingdom pound       5.74-7.65              790
2001 - 2002   New Zealand dollar         8.51-9.43              596
2002          Japanese yen                    4.50              190
-------------------------------------------------------------------
Total                                                $        7,497
-------------------------------------------------------------------

     AIGFP is also obligated under various notes maturing from 2001 through 2026. The majority of these notes are denominated in U.S. dollars and Euros and bear interest at various interest rates. At December 31, 2000, these notes had a U.S. dollar carrying value of $1.3 billion.

     AIG guarantees all of AIGFP's debt.

     (iv) Notes and Bonds Payable Issued by AGC and AGF: As of December 31, 2000, notes in aggregate principal amount of $3.94 billion were outstanding with maturity dates ranging from 2001 to 2029 at interest rates ranging from 5.75 percent to 8.45 percent. Term notes in the aggregate principal amount of $1.23 billion were at floating interest rates and the remainder were fixed rates. These notes provide for a single principal payment at maturity.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

9.  DEBT OUTSTANDING (continued)

     At December 31, 2000, the maturity schedules for AGC and AGF Term Notes and Bonds were as follows:

---------------------------------------------------------------
(IN MILLIONS)                             AGC      AGF    TOTAL
---------------------------------------------------------------
2001                                   $   --   $  402   $  402
2002                                       --      351      351
2003                                      100      947    1,047
2004                                      149      199      348
2005                                      294      399      693
Remaining years after 2005                795      304    1,099
---------------------------------------------------------------
Total                                  $1,338   $2,602   $3,940
---------------------------------------------------------------

     AGC and AGF shared in a $6.2 billion unsecured bank credit facility to support their commercial paper borrowings. There were no borrowings under this facility as of December 31, 2000. AGC had $400 million in aggregate principal amount of debt securities registered and available for issuance as of December 31, 2000. AGF had $1.6 billion in aggregate principal amount of debt securities registered and available for issuance at December 31, 2000. AGC uses the proceeds from the issuance of notes and bonds for general corporate purposes. AGF uses the proceeds from the issuance of notes and bonds for the funding of its finance receivables.

     At December 31, 2000, AIG did not guarantee any of the debt obligations of AGC and AGF.

     (e) LOANS AND MORTGAGES PAYABLE: Loans and mortgages payable at December 31, 2000, consisted of the following:

(IN MILLIONS)
------------------------------------------------------------------
                                               AIG
                                   AIGF   CONSUMER
                       ILFC   HONG KONG    FINANCE    AIG    TOTAL
------------------------------------------------------------------
Uncollateralized
  loans payable        $ --   $     346   $    662   $350   $1,358
Collateralized loans
  and mortgages
  payable               463          --         --     90      553
------------------------------------------------------------------
Total                  $463   $     346   $    662   $440   $1,911
------------------------------------------------------------------

     At December 31, 2000, ILFC's capital lease obligations were $463 million. Fixed interest rates with respect to these obligations range from 6.18 percent to 6.89 percent; variable rates are referenced to LIBOR. These obligations mature through 2005. The flight equipment associated with the capital lease obligations had a net book value of $1.01 billion.

     At December 31, 2000, the maturity schedule for ILFC's capital lease obligations, were as follows:

(IN MILLIONS)
------------------------------------------------------------
                                                   PRINCIPAL
                                                      AMOUNT
------------------------------------------------------------
2001                                               $     127
2002                                                     127
2003                                                     127
2004                                                     113
2005                                                      46
------------------------------------------------------------
Total minimum lease obligations                          540
Less amount representing interest                         77
------------------------------------------------------------
Present value of net minimum capital lease
  obligations                                      $     463
------------------------------------------------------------

     (f) As of December 31, 2000, the combined principal payments due of all significant debt, excluding commercial paper, in each of the next five years and periods thereafter were as follows:

(IN MILLIONS)
------------------------------------------------------------
                                                   PRINCIPAL
                                                      AMOUNT
------------------------------------------------------------
2001                                               $  16,254
2002                                                   6,954
2003                                                   4,639
2004                                                   2,360
2005                                                   1,845
Remaining years after 2005                             9,224
------------------------------------------------------------
Total                                              $  41,276
------------------------------------------------------------

     (g) REVOLVING CREDIT FACILITIES: AIG and Funding have entered into syndicated revolving credit facilities (collectively, the Facility) aggregating $1.5 billion. The Facility consists of $1.0 billion in short-term revolving credit facilities and a $500 million five year revolving credit facility. The Facility can be used for general corporate purposes and also to provide backup for AIG's commercial paper programs administered by Funding. There are currently no borrowings outstanding under the Facility, nor were any borrowings outstanding as of December 31, 2000.

     (h) INTEREST EXPENSE FOR ALL INDEBTEDNESS: Total interest expense for all indebtedness, net of capitalized interest, aggregated $3.64 billion in 2000, $2.96 billion in 1999 and $2.68 billion in 1998. Cash distributions on the preferred shareholders' equity in subsidiary companies of ILFC and certain SunAmerica, AGC and HSB subsidiaries are accounted for as interest expense and included as minority interest in the consolidated statement of income. The cash distributions for ILFC were approximately $19 million for the year ended December 31, 2000 and $17 million in each of the years ended December 31, 1999 and 1998. The cash distributions for the SunAmerica subsidiaries were approximately $62 million for the year ended December 31, 2000 and $40 million in each of the years ended December 31, 1999 and 1998. The cash distributions for AGC subsidiaries were approximately $137 million, $140

--------------------------------------------------------------------------------
million and $135 million for the years ended December 31, 2000, 1999 and 1998, respectively.

10.  PREFERRED SHAREHOLDERS' EQUITY IN SUBSIDIARY COMPANIES

Preferred shareholders' equity in subsidiary companies represents preferred stocks issued by ILFC and certain SunAmerica, AGC and HSB subsidiaries, wholly owned subsidiaries of AIG.

     (a) ILFC: The preferred stock consists of 4,000 shares of market auction preferred stock ("MAPS") in eight series of 500 shares each. Each of these shares has a liquidation value of $100,000 per share and is not convertible. The dividend rate, other than the initial rate, for each dividend period for each series is reset approximately every seven weeks (49 days) on the basis of orders placed in an auction. At December 31, 2000, the dividend rate ranged from 4.98 percent to 5.25 percent.

     (b) SUNAMERICA: The preferred stock consists of $185 million liquidation amount of 8.35% Trust Originated Preferred Securities issued by SunAmerica Capital Trust II in October 1995, $310 million liquidation amount of 8.30% Trust Originated Preferred Securities issued by SunAmerica Capital Trust III in November 1996, and $350 million liquidation amount of 7.5% Non-Voting Preferred Interests issued by Total Return LLC, a wholly owned subsidiary of SunAmerica, in March 2000.

     In connection with the issuance of the 8.35% Trust Originated Preferred Securities and the related purchase by SunAmerica Inc. of the grantor trust's common securities, SunAmerica Inc. issued to the grantor trust $191 million principal amount of 8.35% junior subordinated debentures, due 2044.

     In March 2001, SunAmerica Capital Trust II redeemed the 8.35% Trust Originated Preferred Securities for a cash payment equal to the liquidation amount of $185 million plus accrued and unpaid dividends at redemption date. Concurrently, SunAmerica redeemed all of the related 8.35% junior subordinated debentures, due 2044, for a liquidation amount of $191 million plus accrued interest.

     In connection with the issuance of the 8.30% Trust Originated Preferred Securities and the related purchase by SunAmerica Inc. of the grantor trust's common securities, SunAmerica Inc. issued to the grantor trust $321 million principal amount of 8.30% junior subordinated debentures, due 2045, which are redeemable at the option of AIG on or after November 13, 2001 at a redemption price of $25 per debenture plus accrued and unpaid interest.

     The interest and other payment dates on the debentures correspond to the distribution and other payment dates on the preferred and common securities. The preferred and common securities will be redeemed on a pro rata basis, to the same extent as the debentures are repaid. Under certain circumstances involving a change in law or legal interpretation, the debentures may be distributed to holders of the preferred and common securities in liquidation of the grantor trust(s). AIG's obligations under the debentures and related agreements, taken together, provide a full and unconditional guarantee of payments due on the preferred securities.

     The grantor trusts are accounted for as wholly owned subsidiaries of AIG. The debentures issued to the grantor trusts and the common securities purchased by SunAmerica Inc. from the grantor trusts are eliminated in the consolidated balance sheet.

     In connection with the issuance of 7.5% Non-Voting Preferred Interests by Total Return LLC in March 2000, SunAmerica issued a $350 million promissory note to Total Return LLC, due 2003. The preferred interests receive cash distributions and the note bears interest at a rate of 7.5%. The common interests in Total Return LLC are wholly owned by SunAmerica, and the common interests and the note are eliminated in the consolidated balance sheet.

     (c) AGC: The preferred stock has been issued by an AGC subsidiary and five subsidiary trusts (the subsidiaries).

     The sole assets of these subsidiaries are Junior Subordinated Debentures (Subordinated Debentures) issued by AGC and, in some cases, U.S. Treasury bonds. These subsidiaries have no independent operations. The Subordinated Debentures are eliminated in consolidation.

     The interest terms and payment dates of the Subordinated Debentures held by the subsidiaries correspond to those of the subsidiaries' preferred securities. AGC's obligations under the Subordinated Debentures and related agreements, when taken together, constitute a full and unconditional guarantee by AGC of payments due on the preferred securities. The Subordinated Debentures are redeemable, under certain conditions, at the option of AGC on a proportionate basis.

     The preferred stock consists of $100 million liquidation value of 8.05% preferred stock issued by American General Capital III in December 2000, $300 million liquidation value of 8.5% preferred stock issued by American General Capital II in June 2000, $200 million liquidation value of 7.875% preferred stock issued by American General Capital I in September 1999, $500 million liquidation value of 8.125% preferred stock issued by American General Institutional Capital B in March 1997, $500 million liquidation value of 7.57% preferred stock issued by American General Institutional Capital A in December 1996, $215 million liquidation value of 8.125% preferred stock issued by American General Capital, L.L.C. in August 1995 and $287 million liquidation value of 8.45% preferred stock issued by American General Capital, L.L.C. in June 1995.

     On March 1, 2000, AGC redeemed 2.3 million shares or $85 million of its 7 percent convertible preferred stock by issuing 3.8 million shares of AGC common stock.

     On June 30, 2000, holders converted approximately 5 million shares or $250 million of 6 percent convertible preferred securities issued by American General Delaware, L.L.C. into 12.3 million shares of AGC common stock.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

10.  PREFERRED SHAREHOLDERS' EQUITY IN SUBSIDIARY
     COMPANIES (continued)

     (d) HSB: The preferred stock consists of $110 million liquidation value of Exchange Capital Securities issued by HSB Capital I, a statutory business trust wholly owned by HSB, which has invested $113.4 million in debt securities of HSB. The capital securities accrue and pay quarterly cash distributions at a variable rate equal to 90 day LIBOR plus 0.91% of the stated liquidation amount of $1,000 per capital security, which rate was 6.6% at December 31, 2000. The capital securities are not redeemable prior to July 15, 2007 and are mandatorily redeemable upon the maturity of the debt securities on July 15, 2027 or the earlier redemption of the debt securities. AIG has issued a guarantee of the obligations of HSB, which together with the terms of the debt securities, the guarantee of HSB with respect to the capital securities, the indenture and the trust agreement with respect to the trust provide a full and unconditional guarantee of payments due on the capital securities. The trust is accounted for as a wholly owned subsidiary of AIG. The debt securities issued to the trust and the common securities issued by the trust to HSB are eliminated in the consolidated balance sheet.

11.  CAPITAL FUNDS

(a) AIG parent depends on its subsidiaries for cash flow in the form of loans, advances and dividends. AIG's insurance subsidiaries are subject to regulatory restrictions on the amount of dividends which can be remitted to AIG parent. These restrictions vary by state. For example, unless permitted by the New York Superintendent of Insurance, general insurance companies domiciled in New York may not pay dividends to shareholders which in any twelve month period exceed the lesser of 10 percent of the company's statutory policyholders' surplus or 100 percent of its "adjusted net investment income", as defined. Generally, less severe restrictions applicable to both general and life insurance companies exist in most of the other states in which AIG's insurance subsidiaries are domiciled. Certain foreign jurisdictions have restrictions which generally cause only a temporary delay in the remittance of dividends. There are also various local restrictions limiting cash loans and advances to AIG by its subsidiaries. Largely as a result of the restrictions, approximately 65 percent of consolidated capital funds were restricted from immediate transfer to AIG parent at December 31, 2000.

     (b) At December 31, 2000, there were 6,000,000 shares of AIG's $5 par value serial preferred stock authorized, issuable in series.

     (c) The activity for preferred stock issued by SunAmerica Inc. prior to the merger with AIG for the year ended December 31, 1999 and the year ended September 30, 1998 was as follows:

-------------------------------------------------------------
                                          1999        1998
-------------------------------------------------------------
Shares outstanding at beginning of
  year                                  4,000,000   4,000,000
Redemption of Series E Depositary
  Shares                               (4,000,000)         --
-------------------------------------------------------------
Shares outstanding at end of year              --   4,000,000
-------------------------------------------------------------

     On November 1, 1995, SunAmerica Inc. issued 4,000,000 $3.10 Depositary Shares (the "Series E Depositary Shares"), each representing one-fiftieth of a share of Series E Mandatory Conversion Premium Dividend Preferred Stock, with a liquidation preference of $62 per share. On October 30, 1998, SunAmerica Inc. redeemed all of its Series E Depositary Shares, which resulted in the issuance of 11,250,709 shares of SunAmerica Inc. common stock and cash payment of all accrued and unpaid dividends through the redemption date.

     (d) The common stock activity for the three years ended December 31, 2000 was as follows:

---------------------------------------------------------------------
                           2000(A)         1999(A)       1998(A)(B)
---------------------------------------------------------------------
Shares outstanding at
  beginning of year     1,836,381,824   1,508,726,189   1,148,174,473
Acquired during the
  year                    (19,677,939)     (9,612,001)     (4,415,659)
Conversion of Series E
  Preferred Stock                  --       9,619,356              --
Conversion of PERCS
  Units                            --       8,642,535              --
Issued pursuant to
  Restricted Stock
  Unit Obligations                 --         538,649              --
Conversion of
  preferred stock and
  securities                9,317,340         971,898              --
Issued under stock
  option and purchase
  plans                     7,307,010       7,935,164       3,184,291
Issued in connection
  with acquisitions        17,774,094              --      11,769,264
Issued under
  contractual
  obligations                  63,277           7,094          37,123
Stock split effected
  as stock dividend       814,956,829     327,061,951     379,536,828
Other(c)                  (43,516,510)    (17,509,011)    (29,560,131)
---------------------------------------------------------------------
Shares outstanding at
  end of year           2,622,605,925   1,836,381,824   1,508,726,189
---------------------------------------------------------------------

(a) Outstanding shares have been adjusted to reflect the conversion of all outstanding AGC shares by converting each outstanding share of AGC to 0.5790 shares of AIG.

(b) Outstanding shares have been adjusted to reflect the conversion of all outstanding SunAmerica Inc. shares by converting each outstanding share of SunAmerica Inc. to 0.855 shares of AIG.

(c) Primarily shares issued to AIG and subsidiaries as part of stock split effected as stock dividend and conversion of SunAmerica Inc. non-transferrable Class B stock to common stock.

--------------------------------------------------------------------------------

     Common stock increased and retained earnings decreased $2.04 billion in 2000, $818 million in 1999 and $949 million in 1998 as a result of common stock splits in the form of 50 percent, 25 percent and 50 percent common stock dividends paid July 28, 2000, July 30, 1999 and July 31, 1998, respectively.

     (e) On November 6, 1996, SunAmerica Inc. issued 11,500,000 8 1/2% Premium Equity Redemption Cumulative Security Units (the "Units") with a stated amount of $37.50 per Unit. Each Unit consisted of a stock purchase contract (the "Contract") and a United States Treasury Note (the "Treasury Note") having a principal amount equal to the stated amount. These Units were scheduled to mature on October 31, 1999. The holders of the Units received interest on the Treasury Notes payable by the United States Government at a rate of 7 1/2% per annum and Contract fees payable at a rate of 1% per annum (both, the "Unit Payments") based upon the stated amount. The Units provided that SunAmerica Inc. would deliver on October 31, 1999 to the holder of each Unit one and one-half shares of common stock of SunAmerica Inc., subject to adjustment under certain defined circumstances, and obligated the holder of the Unit to pay to SunAmerica Inc. $37.50 per Unit. The Treasury Notes were held by a collateral agent to secure payment to SunAmerica Inc. as required under the Contract, but could be redeemed by the holders of the Units under certain defined circumstances. SunAmerica Inc. redeemed all of its Units on December 6, 1998. In connection with this redemption, SunAmerica Inc. issued 10,108,229 shares of SunAmerica Inc. common stock and made a cash payment for all accrued and unpaid Contract fees.

     (f) Statement of Accounting Standards No. 130 "Comprehensive Income" (FASB
130) was adopted by AIG effective January 1, 1998. FASB 130 establishes standards for reporting comprehensive income and its components as part of capital funds. The reclassification adjustments with respect to available for sale securities were $(314) million, $103 million and $130 million for December 31, 2000, 1999 and 1998, respectively.

12.  COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, various commitments and contingent liabilities are entered into by AIG and certain of its subsidiaries. In addition, AIG guarantees various obligations of certain subsidiaries.

     (a) Commitments to extend credit are agreements to lend subject to certain conditions. These commitments generally have fixed expiration dates or termination clauses and typically require payment of a fee. These commitments approximated $500 million and $150 million for December 31, 2000 and 1999, respectively. AIG uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. AIG evaluates each counterparty's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by AIG upon extension of credit, is based on management's credit evaluation of the counterparty.

     (b) AIG and certain of its subsidiaries become parties to financial instruments with market risk resulting from both dealer and end user activities and to reduce currency, interest rate, equity and commodity exposures. To the extent those instruments are carried at their estimated fair value, the elements of currency, interest rate, equity and commodity risks are reflected in the consolidated balance sheet. In addition, these instruments involve, to varying degrees, elements of credit risk not explicitly recognized in the consolidated balance sheet. Collateral is required, at the discretion of AIG, on certain transactions based on the creditworthiness of the counterparty.

     (c) AIGFP becomes a party to derivative financial instruments in the normal course of its business and to reduce its currency, interest rate and equity exposures. Interest rate, currency and equity risks related to such instruments are reflected in the consolidated financial statements to the extent these instruments are carried at a market or a fair value, whichever is appropriate. Because of limited liquidity of certain of these instruments, the recorded estimated fair values of such instruments may be different than the values that might be realized if AIGFP were to sell or close out the transactions prior to maturity.

     AIGFP, in the ordinary course of its operations and as principal, structures derivative transactions to meet the needs of investors who may be seeking to hedge certain aspects of such investors' operations. AIGFP may also enter into derivative transactions for its own account. Such derivative transactions include interest rate, currency and equity swaps, swaptions and forward commitments. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. AIGFP typically becomes a principal in the exchange of interest payments between the parties and, therefore, may be exposed to loss, if counterparties default. Currency and equity swaps are similar to interest rate swaps, but may involve the exchange of principal amounts at the beginning and end of the transaction. Swaptions are options where the holder has the right but not the obligation to enter into a swap transaction or cancel an existing swap transaction. At December 31, 2000, the notional principal amount of the sum of the swap pays and receives approximated $521.0 billion, primarily related to interest rate swaps of approximately $344.2 billion.

     The following tables provide the contractual and notional amounts of derivatives transactions of AIGFP and AIGTG at December 31, 2000.

     The notional amounts used to express the extent of involvement in swap transactions represent a standard of measurement of the volume of swaps business of AIGFP and AIGTG. Notional amount is not a quantification of market risk or credit risk and it may not necessarily be recorded on the balance sheet. Notional amounts represent those amounts used to calculate contractual cash flows to be exchanged and are not paid or received, except for certain contracts such as currency swaps.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

12.  COMMITMENTS AND CONTINGENT LIABILITIES (continued)

     The timing and the amount of cash flows relating to AIGFP's and AIGTG's foreign exchange forwards and exchange traded futures and options contracts are determined by each of the respective contractual agreements.

     The following table presents AIGFP's derivatives portfolio by maturity and type of derivative at December 31, 2000 and December 31, 1999:

(IN MILLIONS)
--------------------------------------------------------------------------------

                                                                       REMAINING LIFE
                                                     ---------------------------------------------------
                                                       ONE       TWO THROUGH    SIX THROUGH    AFTER TEN     TOTAL       TOTAL
                                                       YEAR      FIVE YEARS      TEN YEARS       YEARS        2000        1999
--------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE, CURRENCY AND EQUITY/COMMODITY SWAPS
  AND SWAPTIONS:
NOTIONAL AMOUNT:
  Interest rate swaps                                $ 70,847       $173,892     $ 90,745       $ 8,719     $344,203    $281,682
  Currency swaps                                       34,507         44,271       33,185         5,829      117,792      83,673
  Swaptions and equity swaps                           12,216         30,835       10,692         5,283       59,026      48,002
--------------------------------------------------------------------------------------------------------------------------------
Total                                                $117,570       $248,998     $134,622       $19,831     $521,021    $413,357
--------------------------------------------------------------------------------------------------------------------------------

     Futures and forward contracts are contracts for delivery of foreign currencies or financial indices in which the seller/purchaser agrees to make/take delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise as a result of movements in current market prices from contracted prices and the potential inability of counterparties to meet their obligations under the contracts. At December 31, 2000, the contractual amount of AIGFP's futures and forward contracts approximated $33.9 billion.

     The following table presents AIGFP's futures and forward contracts portfolio by maturity and type of derivative at December 31, 2000 and December 31, 1999:

(IN MILLIONS)
--------------------------------------------------------------------------------

                                                              REMAINING LIFE
                                            --------------------------------------------------
                                              ONE      TWO THROUGH    SIX THROUGH    AFTER TEN     TOTAL      TOTAL
                                             YEAR      FIVE YEARS      TEN YEARS       YEARS       2000       1999
--------------------------------------------------------------------------------------------------------------------
Futures and forward contracts:
Exchange traded futures contracts
  contractual amount                        $11,082             --             --           --    $11,082    $ 6,587
--------------------------------------------------------------------------------------------------------------------
Over the counter forward contracts
  contractual amount                        $22,263           $502            $44           --    $22,809    $21,873
--------------------------------------------------------------------------------------------------------------------

     These instruments involve, to varying degrees, elements of credit risk not explicitly recognized in the consolidated financial statements.

     AIGFP utilizes various credit enhancements, including collateral, credit triggers and credit derivatives to reduce the credit exposure relating to these off-balance sheet financial instruments. AIGFP requires credit enhancements in connection with specific transactions based on, among other things, the creditworthiness of the counterparties and the transaction's size and maturity. In addition, AIGFP's derivative transactions are generally documented under ISDA Master Agreements. Management believes that such agreements provide for legally enforceable set-off and close out netting of exposures to specific counterparties. Under such agreements, in connection with an early termination of a transaction, AIGFP is permitted to set off its receivables from a counterparty against its payables to the same counterparty arising out of all included transactions. As a result, the net replacement value represents the net sum of estimated positive fair values after the application of such strategies, agreements and collateral held. Prior to the application of the aforementioned credit enhancements, the gross exposure to credit risk with respect to these derivative instruments was $33.4 billion at December 31, 2000 and $16.90 billion at December 31, 1999. Subsequent to the application of such credit enhancements, the net exposure to credit risk or the net replacement value of all interest rate, currency, and equity swaps, swaptions and forward commitments approximated $9.51 billion at December 31, 2000 and $7.53 billion at December 31, 1999. The net replacement value for futures and forward contracts approximated $204 million at December 31, 2000 and $5 million at December 31, 1999. The net replacement value most closely represents the net credit risk to AIGFP or the maximum amount exposed to potential loss.

--------------------------------------------------------------------------------

     AIGFP independently evaluates the creditworthiness of its counterparties, taking into account credit ratings assigned by recognized statistical rating organizations. In addition, AIGFP's credit approval process involves pre-set counterparty, country and industry credit exposure limits and, for particularly credit intensive transactions, obtaining approval from AIG's Credit Risk Committee. The average credit rating of AIGFP's counterparties as a whole (as measured by AIGFP) is equivalent to AA. The maximum potential loss will increase or decrease during the life of the derivative commitments as a function of maturity and market conditions.

     AIGFP determines counterparty credit quality by reference to ratings from independent rating agencies or internal analysis. At December 31, 2000 and December 31, 1999, the counterparty credit quality by derivative product with respect to the net replacement value of AIGFP's derivatives portfolio was as follows:

(IN MILLIONS)
--------------------------------------------------------------------------------

                                                                   NET REPLACEMENT VALUE
                                                              --------------------------------
                                                              SWAPS AND         FUTURES AND         TOTAL       TOTAL
                                                              SWAPTIONS      FORWARD CONTRACTS       2000        1999
----------------------------------------------------------------------------------------------------------------------
Counterparty credit quality:
  AAA                                                            $3,778                   $ --      $3,778      $2,067
  AA                                                              2,621                    204       2,825       2,839
  A                                                               1,801                     --       1,801       1,576
  BBB                                                             1,059                     --       1,059         997
  Below investment grade                                            252                     --         252          55
----------------------------------------------------------------------------------------------------------------------
Total                                                            $9,511                   $204      $9,715      $7,534
----------------------------------------------------------------------------------------------------------------------

     At December 31, 2000 and December 31, 1999, the counterparty breakdown by industry with respect to the net replacement value of AIGFP's derivatives portfolio was as follows:

(IN MILLIONS)
--------------------------------------------------------------------------------

                                                                   NET REPLACEMENT VALUE
                                                              --------------------------------
                                                              SWAPS AND         FUTURES AND         TOTAL       TOTAL
                                                              SWAPTIONS      FORWARD CONTRACTS       2000        1999
----------------------------------------------------------------------------------------------------------------------
Non-U.S. banks                                                   $2,419                   $ 98      $2,517      $2,515
Insured municipalities                                              595                     --         595         352
U.S. industrials                                                  1,945                     --       1,945         780
Governmental                                                        463                     --         463         180
Non-U.S. financial service companies                                309                     --         309         158
Non-U.S. industrials                                              1,372                     --       1,372       1,117
Special purpose                                                   1,204                     --       1,204         716
U.S. banks                                                          114                    106         220         510
U.S. financial service companies                                    894                     --         894       1,112
Supranationals                                                      196                     --         196          94
----------------------------------------------------------------------------------------------------------------------
Total                                                            $9,511                   $204      $9,715      $7,534
----------------------------------------------------------------------------------------------------------------------

     Securities sold, but not yet purchased represent obligations of AIGFP to deliver specified securities at their contracted prices, and thereby create a liability to repurchase the securities in the market at prevailing prices.

     AIGFP monitors and controls its risk exposure on a daily basis through financial, credit and legal reporting systems and, accordingly, believes that it has in place effective procedures for evaluating and limiting the credit and market risks to which it is subject. Management is not aware of any potential counterparty defaults.

     Commissions, transaction and other fees for the twelve months ended December 31, 2000, 1999 and 1998 from AIGFP's operations were $1.06 billion, $737 million and $550 million, respectively.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     (d) AIGTG becomes a party to off-balance sheet financial instruments in the normal course of its business and to reduce its currency, interest rate and commodity exposures.

     Futures and forward contracts are contracts for delivery of foreign currencies, commodities or financial indices in which the seller/purchaser agrees to make/take delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise as a result of movements in current market prices from contracted prices and the potential inability of counterparties to meet their obligations under the contracts. Options are contracts that allow the holder of the option to purchase or sell the underlying commodity, currency or index at a specified price and within, or at, a specified period of time. Risks arise as a result of movements in current market prices from contracted prices, and the potential inability of the counterparties to meet their obligations under the contracts. As a writer of options, AIGTG generally receives an option premium and then manages the risk of any unfavorable change in the value of the underlying commodity, currency or index. At December 31, 2000, the contractual amount of AIGTG's futures, forward and option contracts approximated $461.0 billion.

     The gross replacement values presented represent the sum of the estimated positive fair values of all of AIGTG's derivatives contracts at December 31, 2000 and December 31, 1999. These values do not represent the credit risk to AIGTG.

     Net replacement values presented represent the net sum of estimated positive fair values after the application of legally enforceable master closeout netting agreements and collateral held. The net replacement values most closely represent the net credit risk to AIGTG or the maximum amount exposed to potential loss within a product category. At December 31, 2000, the net replacement value of AIGTG's futures, forward and option contracts and interest rate and currency swaps approximated $4.1 billion.

     The following table provides the contractual and notional amounts and credit exposure, if applicable, by maturity and type of derivative of AIGTG's derivatives portfolio at December 31, 2000 and December 31, 1999. In addition, the estimated positive fair values associated with the derivatives portfolio are also provided and include a maturity profile for the December 31, 2000 balances based upon the expected timing of the future cash flows.

(IN MILLIONS)
--------------------------------------------------------------------------------

                                                                       REMAINING LIFE
                                                     ---------------------------------------------------
                                                       ONE       TWO THROUGH    SIX THROUGH    AFTER TEN     TOTAL       TOTAL
                                                       YEAR      FIVE YEARS      TEN YEARS       YEARS        2000        1999
--------------------------------------------------------------------------------------------------------------------------------
Contractual amount of futures, forwards and
  options:
  Exchange traded futures and options                $ 13,715      $ 4,318        $    31        $ --       $ 18,064    $ 18,908
--------------------------------------------------------------------------------------------------------------------------------
  Forwards                                           $216,062      $16,160        $ 2,094        $ --       $234,316    $220,428
--------------------------------------------------------------------------------------------------------------------------------
  Over the counter purchased options                 $ 59,922      $19,581        $25,222        $194       $104,919    $ 83,871
--------------------------------------------------------------------------------------------------------------------------------
  Over the counter sold options(a)                   $ 58,754      $19,369        $25,422        $197       $103,742    $ 86,726
--------------------------------------------------------------------------------------------------------------------------------
Notional amount:
  Interest rate swaps and forward rate agreements    $ 18,960      $36,598        $ 7,592        $114       $ 63,264    $ 80,436
  Currency swaps                                        1,071        6,668            834          --          8,573       8,359
  Swaptions                                             2,398       10,978          1,970          73         15,419       9,996
--------------------------------------------------------------------------------------------------------------------------------
Total                                                $ 22,429      $54,244        $10,396        $187       $ 87,256    $ 98,791
--------------------------------------------------------------------------------------------------------------------------------
Credit exposure:
  Futures, forwards swaptions and purchased options
    contracts and interest rate and currency swaps:
    Gross replacement value                          $  7,219      $ 2,263        $   831        $  6       $ 10,319    $  7,889
    Master netting arrangements                        (4,061)      (1,467)          (602)         (6)        (6,136)     (4,580)
    Collateral                                            (65)         (34)            (8)         --           (107)       (209)
--------------------------------------------------------------------------------------------------------------------------------
Net replacement value(b)                             $  3,093      $   762        $   221        $ --       $  4,076    $  3,100
--------------------------------------------------------------------------------------------------------------------------------

(a) Sold options obligate AIGTG to buy or sell the underlying item if the option purchaser chooses to exercise. The amounts do not represent credit exposure.

(b) The net replacement values with respect to exchange traded futures and options, forward contracts and purchased over the counter options are presented as a component of trading assets in the accompanying balance sheet. The net replacement values with respect to interest rate and currency swaps are presented as a component of unrealized gain on interest rate and currency swaps, options and forward transactions in the accompanying balance sheet.

--------------------------------------------------------------------------------

     AIGTG independently evaluates the creditworthiness of its counterparties, taking into account credit ratings assigned by recognized statistical rating organizations. In addition, AIGTG's credit approval process involves pre-set counterparty, country and industry credit exposure limits and, for particularly credit intensive transactions, obtaining approval from AIG's Credit Risk Committee. The maximum potential loss will increase or decrease during the life of the derivative commitments as a function of maturity and market conditions.

     AIGTG determines counterparty credit quality by reference to ratings from independent rating agencies or internal analysis. At December 31, 2000 and December 31, 1999, the counterparty credit quality and counterparty breakdown by industry with respect to the net replacement value of AIGTG's derivatives portfolio were as follows:

(IN MILLIONS)

------------------------------------------------------------
                                                 NET
                                          REPLACEMENT VALUE
                                          ------------------
                                           2000        1999
------------------------------------------------------------
Counterparty credit quality:
  AAA                                     $  442      $  276
  AA                                       1,807       1,241
  A                                        1,139       1,010
  BBB                                        460         256
  Below investment grade                      48          49
  Not externally rated, including
    exchange traded futures and options*     180         268
------------------------------------------------------------
Total                                     $4,076      $3,100
------------------------------------------------------------
Counterparty breakdown by industry:
  Non-U.S. banks                          $2,076      $  926
  U.S. industrials                            67          70
  Governmental                                70         178
  Non-U.S. financial service companies       282         698
  Non-U.S. industrials                       243         176
  U.S. banks                                 468         401
  U.S. financial service companies           690         383
  Exchanges*                                 180         268
------------------------------------------------------------
Total                                     $4,076      $3,100
------------------------------------------------------------

* Exchange traded futures and options are not deemed to have significant credit exposure as the exchanges guarantee that every contract will be properly settled on a daily basis.

     Spot commodities sold but not yet purchased represent obligations of AIGTG to deliver spot commodities at their contracted prices and thereby create a liability to repurchase the spot commodities in the market at prevailing prices.

     AIGTG limits its risks by holding offsetting positions. In addition, AIGTG monitors and controls its risk exposures through various monitoring systems which evaluate AIGTG's market and credit risks, and through credit approvals and limits. At December 31, 2000, AIGTG did not have a significant concentration of credit risk from either an individual counterparty or group of counterparties.

     Commissions, transaction and other fees for the twelve months ended December 31, 2000, 1999 and 1998 from AIGTG's operations were $254 million, $227 million and $374 million, respectively.

     At December 31, 2000, AIGTG had issued and outstanding a $28 million principal amount letter of credit. This letter of credit was issued to a central bank.

     AIG has issued unconditional guarantees with respect to the prompt payment, when due, of all present and future obligations and liabilities of AIGFP and AIGTG arising from transactions entered into by AIGFP and AIGTG.

     (e) As a component of its asset and liability management strategy, SunAmerica utilizes swap agreements to match more closely the cash flows of its assets to the cash flows of its liabilities. SunAmerica uses these swap agreements to hedge against the risk of interest rate changes. At December 31, 2000, SunAmerica's swap agreements had an aggregate notional principal amount of $12.25 billion. These agreements mature in various years through 2030.

     For investment purposes, SunAmerica has entered into various total return agreements with an aggregate notional amount of $28 million (the "notional amount") at December 31, 2000. The total return agreements effectively exchange a fixed rate of interest (the "payment amount") on the notional amount for the coupon income plus or minus the increase or decrease in the fair value of specified non-investment grade bonds (the "bonds"). SunAmerica is exposed to potential loss with respect to credit risk on the underlying non-investment grade bonds and fair value risk resulting from the payment amount and any depreciation in the aggregate fair value of the bonds below the notional amount. SunAmerica is also exposed to potential credit loss in the event of nonperformance by the investment grade rated counterparty with respect to any increase in the aggregate market value of the bonds above the notional amount. However, nonperformance is not anticipated and, therefore, no collateral is held or pledged. The agreements are marked to market and the change in market value is recognized currently in life investment income. Net amounts received (paid) are included in operating income and totaled ($39 million) and ($12 million) for the years ended December 31, 2000 and 1999, respectively, and ($34 million) for the year ended September 30, 1998. AIG guarantees the payment obligations of SunAmerica under such agreements.

     (f) AGC and certain of its subsidiaries have entered into various interest rate and currency swap agreements, treasury rate lock agreements and options to enter into interest rate swap agreements. AGC uses these agreements to hedge its exposure to interest rate changes and currency rate fluctuations that are associated with investment operations and/or anticipated debt issuances. At December 31, 2000, AGC's swap agreements with respect to investment operations had an aggregate notional amount

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

of $332 million; AGC's swap agreements with respect to debt (principally in connection with the operations of AGF) was $2.85 billion. There were no treasury rate lock agreements outstanding at December 31, 2000. The impact of AGC's derivatives on AIG's results of operations, financial condition and liquidity was insignificant.

     (g) At December 31, 2000, ILFC had committed to purchase 488 aircraft deliverable from 2001 through 2009 at an estimated aggregate purchase price of $27.3 billion and had options to purchase 51 aircraft deliverable from 2001 through 2008 at an estimated aggregate purchase price of $3.0 billion. ILFC will be required to find customers for any aircraft presently on order and any aircraft to be ordered, and it must arrange financing for portions of the purchase price of such equipment.

     (h) AIG and its subsidiaries, in common with the insurance industry in general, are subject to litigation, including claims for punitive damages, in the normal course of their business. AIG does not believe that such litigation will have a material effect on its operating results and financial condition.

     AIG continues to receive claims asserting injuries from toxic waste, hazardous substances, and other environmental pollutants and alleged damages to cover the cleanup costs of hazardous waste dump sites (hereinafter collectively referred to as environmental claims) and indemnity claims asserting injuries from asbestos. Estimation of asbestos and environmental claims loss reserves is a difficult process, as these claims, which emanate from policies written in 1984 and prior years, cannot be estimated by conventional reserving techniques. Asbestos and environmental claims development is affected by factors such as inconsistent court resolutions, the broadening of the intent of policies and scope of coverage and increasing number of new claims. AIG and other industry members have and will continue to litigate the broadening judicial interpretation of policy coverage and the liability issues. If the courts continue in the future to expand the intent of the policies and the scope of the coverage, as they have in the past, additional liabilities would emerge for amounts in excess of reserves held. This emergence cannot now be reasonably estimated, but could have a material impact on AIG's future operating results. The reserves carried for these claims as at December 31, 2000 ($2.45 billion gross; $855 million net) are believed to be adequate as these reserves are based on known facts and current law.

     A summary of reserve activity, including estimates for applicable incurred but not reported losses and loss expenses, relating to asbestos and environmental claims separately and combined at December 31, 2000, 1999 and 1998 follows.

                                                  (IN MILLIONS)
------------------------------------------------------------------------------------------------------------------
                                                                   2000              1999               1998
                                                              --------------    ---------------    ---------------
                                                              GROSS     NET     GROSS      NET     GROSS      NET
------------------------------------------------------------------------------------------------------------------
Asbestos:
Reserve for losses and loss expenses at beginning of year     $1,093    $306    $  964    $ 259    $  842    $ 195
Losses and loss expenses incurred                                405      80       404      101       375      111
Losses and loss expenses paid                                   (398)    (48)     (275)     (54)     (253)     (47)
------------------------------------------------------------------------------------------------------------------
Reserve for losses and loss expenses at end of year           $1,100    $338    $1,093    $ 306    $  964    $ 259
------------------------------------------------------------------------------------------------------------------
Environmental:
Reserve for losses and loss expenses at beginning of year     $1,519    $585    $1,535    $ 605    $1,467    $ 592
Losses and loss expenses incurred                                (44)    (45)      127       47       284      107
Losses and loss expenses paid                                   (130)    (23)     (143)     (67)     (216)     (94)
------------------------------------------------------------------------------------------------------------------
Reserve for losses and loss expenses at end of year           $1,345    $517    $1,519    $ 585    $1,535    $ 605
------------------------------------------------------------------------------------------------------------------
Combined:
Reserve for losses and loss expenses at beginning of year     $2,612    $891    $2,499    $ 864    $2,309    $ 787
Losses and loss expenses incurred                                361      35       531      148       659      218
Losses and loss expenses paid                                   (528)    (71)     (418)    (121)     (469)    (141)
------------------------------------------------------------------------------------------------------------------
Reserve for losses and loss expenses at end of year           $2,445    $855    $2,612    $ 891    $2,499    $ 864
------------------------------------------------------------------------------------------------------------------

     (i) AGC Litigation: In the mid-1990s, a subsidiary of AGC, A.G. Financial Service Center, Inc. (formerly named American General Financial Center), provided financing for satellite dishes sold by independent unaffiliated dealers. On May 18, 1999, a Mississippi state court rendered a judgment against A.G. Financial Service Center for approximately $500,000 in compensatory damages and $167 million in punitive damages, in a lawsuit brought by 29 individuals who had each purchased a satellite dish. In 1999, A.G. Financial Service Center voluntarily filed for bankruptcy.

     As part of the resolution process, certain settlement agreements were executed in January 2000. Accordingly, AGC recorded a charge of $57 million in the fourth quarter of 1999 to cover the proposed settlements of this and other litigation. On September 1, 2000, payment was made as final settlement of these agreements.

     In 2000, A.G. Financial Service Center filed a plan of reorganization to resolve the remaining claims filed in the bankruptcy. In January 2001, A.G. Financial Service Center and the creditors' committee in the bankruptcy entered into a settlement that has been approved by the bankruptcy court. The plan of reorganization was confirmed by the bankruptcy court in February 2001. Certain creditors may appeal the confirmation of the plan, but it is not expected that the appeals will prevail. AIG expects the remaining recorded liability related to this matter to be sufficient to cover the costs of the plan of reorganization.

     Prior to AGC's acquisition of USLIFE Corporation (USLIFE), one of USLIFE's subsidiaries entered the workers' compensation reinsurance business in 1997. AGC subsidiaries discontinued writing new workers' compensation reinsurance business in 1998. The largest contract with respect to this workers' compensation reinsurance business was a quota share reinsurance agreement with Superior National Insurance Group, Inc. and its affiliates (Superior National), effective May 1, 1998. On November 29, 1999, AGC initiated an arbitration proceeding to rescind this contract from its inception, based in part on misrepresentations and nondisclosures which AGC believes were made by Superior National.

     In 2000, the California Department of Insurance ordered seizure of certain of Superior National's insurance subsidiaries as a result of their financial condition, and Superior National Insurance Group, Inc. voluntarily filed for bankruptcy.

     Through the arbitration with Superior National, AGC has and will fully pursue all remedies. Based on the advice of counsel, AGC believes that it will succeed in rescinding the contract. However, risks and uncertainties remain with respect to the ultimate outcome. In the event AGC does not prevail in the arbitration, AIG believes that any ultimate loss related to this workers' compensation business will not have a material adverse effect on AIG's future results of operations, financial condition or liquidity.

     In the second quarter of 2000, AGC recorded a charge of $265 million for the settlement of class action litigation and related regulatory inquiries primarily concerning sales of industrial life insurance. The charge covered the cost of policyholder benefits, including premium adjustments and benefit enhancements, and other charges and expenses resulting from the settlements, as well as related administrative and legal costs. The class action settlement became final and no longer subject to appeal in the fourth quarter of 2000.

     In June 2000, AGC discovered a potential fraud committed against one of its subsidiaries which conducts mortgage warehouse lending activities. Mortgages processed by one originator allegedly had been funded based on fraudulent information. In July 2000, the originator's license was suspended and the originator and its parent company filed for bankruptcy. Based on the available information, AGC recorded a charge of $50 million in the second quarter of 2000 for its loss related to this alleged fraud. AGC is pursuing all appropriate remedies and AIG believes that AGC's recorded liability is sufficient to cover this loss.

     In 1998, certain of AGC's life insurance subsidiaries entered into agreements to resolve substantially all material pending market conduct class action lawsuits. Concurrently, AGC recorded a charge of $378 million. The charge covered the cost of additional policyholder benefits and other anticipated expenses resulting from the proposed settlements, as well as other administrative and legal costs.

     (j) Risk Based Capital (RBC) is designed to measure the adequacy of an insurer's statutory surplus in relation to the risks inherent in its business. Thus, inadequately capitalized general and life insurance companies may be identified.

     The RBC formula develops a risk adjusted target level of adjusted statutory capital by applying certain factors to various asset, premium and reserve items. Higher factors are applied to more risky items and lower factors are applied to less risky items. Thus, the target level of statutory surplus varies not only as a result of the insurer's size, but also on the risk profile of the insurer's operations.

     The RBC Model Law provides for four incremental levels of regulatory attention for insurers whose surplus is below the calculated RBC target. These levels of attention range in severity from requiring the insurer to submit a plan for corrective action to actually placing the insurer under regulatory control.

     The statutory surplus of each of AIG's domestic general and life insurance subsidiaries exceeded their RBC standards by considerable margins as of December 31, 2000.

     To the extent that any of AIG's insurance entities would fall below prescribed levels of surplus, it would be AIG's intention to infuse necessary capital to support that entity.

     (k) SunAmerica has established a deferred compensation plan for its registered representatives, pursuant to which participants have the opportunity to invest deferred commissions and fees on a notional basis. The value of the deferred compensation fluctuates with the value of the deferred investment alternatives chosen. AIG has provided a full and unconditional guarantee of the obligations of SunAmerica to pay the deferred compensation under the plan.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" (FASB 107) requires disclosure of fair value information about financial instruments, as defined therein, for which it is practicable to estimate such fair value. These financial instruments may or may not be recognized in the consolidated balance sheet. In the measurement of the fair value of certain of the financial instruments, quoted market prices were not available and other valuation techniques were utilized. These derived fair value estimates are significantly affected by the assumptions used. FASB 107 excludes certain financial instruments, including those related to insurance contracts.

     The following methods and assumptions were used by AIG in estimating the fair value of the financial instruments presented:

     Cash and short-term investments: The carrying amounts reported in the consolidated balance sheet for these instruments approximate fair values.

     Fixed maturity securities: Fair values for fixed maturity securities carried at amortized cost or at market value were generally based upon quoted market prices. For certain fixed maturity securities for which market prices were not readily available, fair values were estimated using values obtained from independent pricing services. No other fair valuation techniques were applied to
 62

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

these securities as AIG believes it would have to expend excessive costs for the benefits derived.

     Equity securities: Fair values for equity securities were based upon quoted market prices.

     Mortgage loans on real estate, policy and collateral loans: Where practical, the fair values of loans on real estate and collateral loans were estimated using discounted cash flow calculations based upon AIG's current incremental lending rates for similar type loans. The fair values of the policy loans were not calculated as AIG believes it would have to expend excessive costs for the benefits derived.

     Trading assets and trading liabilities: Fair values for trading assets and trading liabilities approximate the carrying values presented in the consolidated balance sheet.

     Finance receivables: the fair values of finance receivables were estimated using discounted cash flow calculations based upon the weighted average rates currently being offered for similar finance receivables.

     Securities available for sale: Fair values for securities available for sale and related hedges were based on quoted market prices. For securities and related hedges for which market prices were not readily available, fair values were estimated using quoted market prices of comparable investments.

     Trading securities: Fair values for trading securities were based on current market value where available. For securities for which market values were not readily available, fair values were estimated using quoted market prices of comparable investments.

     Spot commodities: Fair values for spot commodities were based on current market prices.

     Unrealized gains and losses on interest rate and currency swaps, options and forward transactions: Fair values for swaps, options and forward transactions were based on the use of valuation models that utilize, among other things, current interest, foreign exchange and volatility rates, as applicable.

     Securities purchased (sold) under agreements to resell (repurchase), at contract value: As these securities (obligations) are short-term in nature, the contract values approximate fair values.

     Other invested assets: For assets for which market prices were not readily available, fair valuation techniques were not applied as AIG believes it would have to expend excessive costs for the benefits derived.

     Policyholders' contract deposits: Fair values of policyholder contract deposits were estimated using discounted cash flow calculations based upon interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

     GIAs: Fair values of AIG's obligations under investment type agreements were estimated using discounted cash flow calculations based on interest rates currently being offered for similar agreements with maturities consistent with those remaining for the agreements being valued. Additionally, AIG follows a policy of minimizing interest rate risks associated with GIAs by entering into swap transactions.

     Securities and spot commodities sold but not yet purchased: The carrying amounts for the financial instruments approximate fair values. Fair values for spot commodities sold short were based on current market prices.

     Trust deposits and deposits due to banks and other depositors: To the extent certain amounts are not demand deposits or certificates of deposit which mature in more than one year, fair values were not calculated as AIG believes it would have to expend excessive costs for the benefits derived.

     Commercial paper: The carrying amount of AIG's commercial paper borrowings approximates fair value.

     Notes, bonds, loans and mortgages payable: Where practical, the fair values of these obligations were estimated using discounted cash flow calculations based upon AIG's current incremental borrowing rates for similar types of borrowings with maturities consistent with those remaining for the debt being valued.

     The carrying values and fair values of AIG's financial instruments at December 31, 2000 and December 31, 1999 and the average fair values with respect to derivative positions during 2000 and 1999 were as follows:

                                                        (IN MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
                                                                        2000                               1999
                                                           -------------------------------    -------------------------------
                                                                                   AVERAGE                            AVERAGE
                                                           CARRYING      FAIR       FAIR      CARRYING      FAIR       FAIR
                                                            VALUE       VALUE       VALUE      VALUE       VALUE       VALUE
-----------------------------------------------------------------------------------------------------------------------------
Assets:
Fixed maturities                                           $166,142    $166,662    $   --     $150,769    $150,893    $    --
Equity securities                                             8,012       8,012        --        7,387       7,387         --
Mortgage loans on real estate, policy and collateral
  loans                                                      18,596      18,869        --       18,195      17,934         --
Securities available for sale                                14,669      14,669    13,489       12,954      12,954     11,992
Finance receivables, net of allowance                        11,378      10,897                 10,634      10,570
Trading securities                                            7,347       7,347     5,063        4,391       4,391      5,438
Spot commodities                                                363         363       557          683         683        536
Unrealized gain on interest rate and currency swaps,
  options and forward transactions                           10,235      10,235     8,985        7,931       7,931      8,045
Trading assets                                                7,045       7,045     7,792        5,793       5,793      5,297
Securities purchased under agreements to resell              14,991      14,991        --       10,897      10,897         --
Other invested assets                                        13,486      13,486        --        9,978       9,978         --
Short-term investments                                        6,502       6,502        --        7,683       7,683         --
Cash                                                            522         522        --          426         426         --
Liabilities:
Policyholders' contract deposits                             99,327      99,137        --       92,883      91,600         --
Borrowings under obligations of guaranteed investment
  agreements                                                 13,595      14,260        --        9,430       9,308         --
Securities sold under agreements to repurchase               11,308      11,308        --        6,116       6,116         --
Trading liabilities                                           4,352       4,352     3,953        3,821       3,821      4,177
Securities and spot commodities sold but not yet
  purchased                                                   7,701       7,701     7,831        6,413       6,413      6,314
Unrealized loss on interest rate and currency swaps,
  options and forward transactions                            8,581       8,581     8,278        8,624       8,624      8,630
Trust deposits and deposits due to banks and other
  depositors                                                  1,895       1,915        --        2,175       2,163         --
Commercial paper                                             13,047      13,047        --       10,825      10,825         --
Notes, bonds, loans and mortgages payable                    27,681      27,245        --       26,055      25,511         --
-----------------------------------------------------------------------------------------------------------------------------

     Off-balance sheet financial instruments: Financial instruments which are not currently recognized in the consolidated balance sheet of AIG are principally commitments to extend credit and financial guarantees. The unrecognized fair values of these instruments represent fees currently charged to enter into similar agreements, taking into account the remaining terms of the current agreements and the counterparties' credit standings. No valuation was made as AIG believes it would have to expend excessive costs for the benefits derived.

14.  STOCK COMPENSATION PLANS

(a) At December 31, 2000, AIG and AGC each had two types of stock-based compensation plans. One type was a stock option plan; the other, an employee stock purchase plan. AIG and AGC applied APB Opinion 25 "Accounting for Stock Issued to Employees" and related Interpretations (APB 25) in accounting for each plan. Accordingly, no compensation costs have been recognized for the plans.

     Had compensation costs for these plans been determined consistent with the method of Statement of Financial Accounting Standards No. 123 "Accounting for Awards of Stock Based Compensation to Employees" (FASB 123), AIG's net income and earnings per share for the years ended December 31, 2000, 1999 and 1998 would have been reduced to the pro forma amounts as follows:

           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
-------------------------------------------------------------
                                    2000      1999      1998
-------------------------------------------------------------
Net income:
  As reported(a)                   $6,639    $6,186    $5,046
  Pro forma                         6,545     6,130     4,988
Earnings per
  share -- diluted(b)(c):
  As reported                      $ 2.52    $ 2.34    $ 1.92
  Pro forma                          2.48      2.32      1.91
-------------------------------------------------------------

(a) Post merger amounts.

(b) Includes SunAmerica Inc. shares which were exchanged for AIG shares at an exchange ratio of 0.855 shares of AIG common stock for each share of SunAmerica Inc. common stock for 1998.

(c) Includes AGC shares which were exchanged for AIG shares at an exchange ratio of 0.5790 shares of AIG common stock for each share of AGC common stock for each year presented.

     (i) STOCK OPTION PLAN: On September 15, 1999, the AIG Board of Directors adopted a 1999 stock option plan (the 1999 Plan), which provides that options to purchase a maximum of 15,000,000 shares of common stock can be granted to certain key employees and members of the Board of Directors at prices not less

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

14.  STOCK COMPENSATION PLANS (continued)

than fair market value at the date of grant. The 1999 Plan limits the maximum number of shares as to which stock options may be granted to any employee in any one year to 375,000 shares. Options granted under this Plan expire not more than 10 years from the date of the grant. Options with respect to 13,500 shares and 12,000 shares were granted to non-employee members of the Board of Directors on September 15, 1999 and May 17, 2000, respectively. These options become exercisable on the first anniversary of the date of grant, expire 10 years from the date of grant and do not qualify for Incentive Stock Option Treatment under the Economic Recovery Tax Act of 1981 (ISO Treatment). The Plan, and the options previously granted thereunder, were approved by the shareholders at the 2000 Annual Meeting of Shareholders. At December 31, 2000, 12,842,155 shares were reserved for future grants under the 1999 Plan. The 1999 Plan superseded the 1991 employee stock option plan (the 1991 Plan) and the previously superseded 1987 employee stock option plan (the 1987 Plan), although outstanding options granted under both the 1991 Plan and the 1987 Plan continue in force until exercise or expiration. At December 31, 2000, there were 15,991,621 shares reserved for issuance under the 1999, 1991, and 1987 Plans.

     During 2000 and 1999, AIG granted options with respect to 413,500 shares and 574,500 shares, respectively, which become exercisable on the fifth anniversary of the date of grant and expire 10 years from the date of grant. These options do not qualify for ISO Treatment. The agreements with respect to all other options granted to employees under these plans provide that 25 percent of the options granted become exercisable on the anniversary of the date of grant in each of the four years following that grant and expire 10 years from the date of the grant. As of December 31, 2000, outstanding options granted with respect to 8,875,310 shares qualified for ISO Treatment.

     At January 1, 1999, the merger date, SunAmerica Inc. had five stock-based compensation plans pursuant to which options, restricted stock and deferred share and share unit obligations had been issued and remained outstanding. Options granted under these plans had an exercise price equal to the market price on the date of grant, had a maximum term of ten years and generally became exercisable ratably over a five-year period. Substantially all of the SunAmerica Inc. options outstanding at the merger date became fully vested on that date and were converted into options to purchase AIG common stock at the exchange ratio of 0.855 shares of AIG common stock for each share of SunAmerica Inc. common stock. No further options can be granted under the SunAmerica Inc. plans, but outstanding options so converted continue in force until exercise or expiration. At December 31, 2000, there were 20,574,062 shares of AIG common stock reserved for issuance on exercise of options under these plans. None of these options qualified for ISO Treatment as of December 31, 2000.

     During 1999, AIG issued 1,009,968 shares of AIG common stock which vested on the effectiveness of the merger with SunAmerica Inc., and an additional 993,031 shares were issued pursuant to deferred share and share unit obligations. During 2000, deferred share and share unit obligations with respect to an additional 1,224,214 shares of AIG common stock vested, 142,105 shares were issued pursuant to deferred share and share unit obligations and an additional 1,082,109 shares were delivered into a trust in connection with a deferred compensation plan. No additional deferred share or share unit obligations may be granted under the SunAmerica plans. As of December 31, 2000, deferred share and share unit obligations representing 173,615 shares were outstanding but not yet vested.

     In 1999, the AIG Board of Directors amended the AIG stock option plans to allow deferral of delivery of AIG shares otherwise deliverable upon the exercise of an option to a date or dates specified by the optionee upon the request of an optionee. During 2000, options with respect to 760,070 shares were exercised with delivery deferred. At December 31, 2000, optionees had made valid elections to defer delivery of 858,703 shares of AIG common stock upon exercise of options expiring during 2001.

     As a result of the acquisition of HSB in November 2000, HSB options outstanding at the acquisition date were fully vested and were converted into options to purchase AIG common stock at the exchange ratio of 0.4178 shares of AIG common stock for each share of HSB common stock. No further options can be granted under the HSB option plans, but outstanding options so converted continue in force until exercise or expiration. At December 31, 2000, there were 1,605,468 shares of AIG common stock reserved for issuance under the HSB option plans, none of which qualified for ISO Treatment.

     Additional information with respect to AIG's plans at December 31, 2000, and changes for the three years then ended, were as follows:

---------------------------------------------------------------------------------------------------------------------------------
                                                 2000                          1999(A)                           1998
                                     ----------------------------    ----------------------------    ----------------------------
                                                      WEIGHTED                        WEIGHTED                        WEIGHTED
                                                      AVERAGE                         AVERAGE                         AVERAGE
                                       SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE
---------------------------------------------------------------------------------------------------------------------------------
Shares Under Option:
Outstanding at beginning of year     41,415,126        $23.29        44,583,495        $19.87        17,456,277        $17.41
Granted                               2,179,220         95.48         2,748,556         62.43         1,716,222         46.63
Assumed upon acquisition from HSB     1,605,468         81.43                --            --                --            --
Exercised                            (5,796,592)        13.80        (5,673,366)        14.97        (2,236,634)         9.77
Exercised, delivery deferred           (760,070)         3.06                --            --                --            --
Forfeited                              (472,001)        36.70          (243,559)        31.97          (281,071)        24.99
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year           38,171,151        $31.53        41,415,126        $23.29        16,654,794        $21.33
---------------------------------------------------------------------------------------------------------------------------------
Options exercisable at year-end      32,778,411        $24.87        35,973,468        $19.10        11,779,257        $15.13
---------------------------------------------------------------------------------------------------------------------------------
Weighted average fair value per
  share of options granted                             $38.76                          $26.00                          $16.36
---------------------------------------------------------------------------------------------------------------------------------

(a) Includes those options that vested January 1, 1999 as a result of the merger of SunAmerica Inc. with and into AIG.

     In addition, at December 31, 2000, options to purchase 403,595 shares at a weighted average exercise price of $19.81 had been previously granted to AIG non-employee directors and remained outstanding.

     Information about stock options outstanding at December 31, 2000, is summarized as follows:

---------------------------------------------------------------------------------------------------------------------------------
                                                             OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                                              --------------------------------------------------    -----------------------------
                                                                 WEIGHTED            WEIGHTED                         WEIGHTED
                                                NUMBER       AVERAGE REMAINING       AVERAGE          NUMBER          AVERAGE
         RANGE OF EXERCISE PRICES:            OUTSTANDING    CONTRACTUAL LIFE     EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------------------------------------------------------------------------------------------------------------------------
$1.46 -- 7.67                                  6,216,737         3.1 years            $ 4.87         6,216,737         $ 4.87
 8.64 -- 14.44                                 5,487,959         3.2 years             11.33         5,487,959          11.33
 15.25 -- 22.28                                5,502,345         5.2 years             17.49         5,502,345          17.49
 23.41 -- 29.45                                5,390,113         6.5 years             25.12         5,389,228          25.12
 31.02 -- 37.87                                6,000,473         7.6 years             36.94         5,589,123          36.88
 41.51 -- 63.40                                5,240,479         8.3 years             53.39         2,985,681          51.59
 66.80 -- 100.57                               4,333,045         8.6 years             87.26         1,607,338          81.43
---------------------------------------------------------------------------------------------------------------------------------
                                              38,171,151                              $31.53        32,778,411         $24.87
---------------------------------------------------------------------------------------------------------------------------------

     The fair values of stock options granted during the years ended December 31, 2000, 1999 and 1998 were $85 million, $71 million and $28 million, respectively. The fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model.

     The following weighted average assumptions were used for grants in 2000, 1999 and 1998, respectively: dividend yields of 0.17 percent, 0.20 percent and
0.24 percent; expected volatilities of 27.0 percent, 25.0 percent and 22.0 percent; risk-free interest rates of 5.42 percent, 5.33 percent and 4.73 percent and expected terms of 7 years.

     Using the Black-Scholes option-pricing model applicable to SunAmerica Inc. for 1998, the fair value of stock options granted by SunAmerica Inc. was $49 million.

     (ii) EMPLOYEE STOCK PURCHASE PLAN: AIG's 1996 Employee Stock Purchase Plan was adopted at its 1996 shareholders' meeting and became effective as of July 1, 1996. Eligible employees may receive privileges to purchase up to an aggregate of 4,218,750 shares of AIG common stock, at a price equal to 85 percent of the fair market value on the date of the grant of the purchase privilege. Purchase privileges are granted annually and were originally limited to the number of whole shares that could be purchased by an amount equal to 5 percent of an employee's annual salary or $5,500, whichever was less. Beginning with the January 1, 1998 subscription, the maximum allowable purchase limitation increased to 10 percent of an employee's annual salary or $10,000 per year, whichever is less, and the eligibility requirement was reduced from two years to one year.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

14.  STOCK COMPENSATION PLANS (continued)

     There were 742,773 shares, 892,929 shares and 638,284 shares issued under the 1996 plan at weighted average prices of $52.66, $38.24 and $28.74 for the years ended December 31, 2000, 1999 and 1998, respectively. The excess or deficit of the proceeds over the par value or cost of the common stock issued under these plans was credited or charged to additional paid-in capital.

     As of December 31, 2000, there were 542,479 shares of common stock subscribed to at a weighted average price of $69.11 per share pursuant to grants of privileges under the 1996 plan. There were 988,605 shares available for the grant of future purchase privileges under the 1996 plan at December 31, 2000.

     The fair values of purchase privileges granted during the years ended December 31, 2000, 1999 and 1998 were $13 million, $13 million and $10 million, respectively. The weighted average fair values per share of those purchase rights granted in 2000, 1999 and 1998 were $19.36, $14.04 and $10.31, respectively. The fair value of each purchase right is estimated on the date of the subscription using the Black-Scholes model.

     The following weighted average assumptions were used for grants in 2000, 1999 and 1998, respectively: dividend yields of 0.17 percent, 0.20 percent and
0.24 percent; expected volatilities of 34.0 percent, 34.0 percent and 33.0 percent; risk-free interest rates of 5.95 percent, 5.33 percent and 5.26 percent; and expected terms of 1 year.

     During 1999, there were 42,577 shares of AIG common stock issued under the SunAmerica Inc. employee stock purchase plan at a weighted average price of $32.60. There are no further shares available for grant under this plan.

(b) The following are disclosures with respect to the stock compensation plans of AGC prior to its acquisition by AIG. Both share information and exercise price information have been recalculated to reflect the exchange ratio of 0.5790 shares of AIG common stock for each outstanding share of AGC's common stock. All of AGC's options vested immediately prior to the closing date of the acquisition.

     AGC's long-term incentive plans provide for the award of stock options, restricted stock awards, and performance awards to key employees and directors. Stock options constitute the majority of awards. AGC recognized no expense for stock options since the market price equaled the exercise price at the grant date.

     For restricted stock and performance awards, the grant date market value was amortized to expense over the vesting period. AGC adjusted the expense to reflect changes in market value of AGC's common stock and anticipated performance levels for those awards with performance criteria.

     AGC stock option activity was as follows:

                              2000                 1999                 1998
                       ------------------------------------------------------------
                                 AVERAGE              AVERAGE              AVERAGE
                       OPTIONS   EXERCISE             EXERCISE   OPTIONS   EXERCISE
                       (000'S)    PRICE     OPTIONS    PRICE     (000'S)    PRICE
-----------------------------------------------------------------------------------
Balance at
  January 1            11,405     $48.91     6,671     $38.70     4,212     $29.78
Granted                 5,436      55.32     5,974      58.98     2,918      51.66
For acquisition            --         --        --         --     1,602      21.40
Exercised              (1,084)     35.42      (674)     33.20    (1,731)     22.14
Forfeited                (658)     56.41      (566)     53.35      (330)     42.06
-----------------------------------------------------------------------------------
Balance at December
  31                   15,099     $51.87    11,405     $48.91     6,671     $38.70
-----------------------------------------------------------------------------------
Exercisable at
  December 31           5,898     $44.87     3,901     $34.30     2,914     $27.08
-----------------------------------------------------------------------------------
Weighted average fair
  value per share of
  options granted                 $16.93               $14.59               $13.20
-----------------------------------------------------------------------------------

     Options could not be exercised within at least six months of, nor after 10 years from, grant date. For certain stock options, one reload option was granted for each previously-owned share of common stock tendered to exercise options. Reload options vested immediately and were exercisable for the remaining term of the original options. Information about options outstanding at December 31, 2000 was as follows:

                           OUTSTANDING                EXERCISABLE
                  ---------------------------------------------------
                             AVERAGE    AVERAGE              AVERAGE
   RANGE OF       OPTIONS   REMAINING   EXERCISE   OPTIONS   EXERCISE
EXERCISE PRICES   (000'S)     LIFE       PRICE     (000'S)    PRICE
---------------------------------------------------------------------
$16.17 - $25.89      914    3 years      $19.78       914     $19.78
 25.91 -  34.53      637    5 years       29.59       637      29.59
 34.54 -  43.16      893    6 years       37.79       831      37.53
 43.18 -  51.80    2,217    7 years       51.02     1,414      51.16
 51.81 -  60.43   10,117    9 years       57.20     1,959      58.67
 60.45 -  69.07      291    8 years       63.92       124      64.02
 69.08 -  77.70       30    8 years       69.67        18      69.24
---------------------------------------------------------------------
Total             15,099                 $51.87     5,897     $44.87
---------------------------------------------------------------------

     The average fair values of the options granted were $16.93 in 2000, $14.59 in 1999, and $13.20 in 1998. AGC estimated the fair value of each option at the grant date using a Black-Scholes option pricing model and the following assumptions:

                                        2000      1999      1998
------------------------------------------------------------------
Dividend yield                            2.5%      2.5%      2.5%
Expected volatility                      27.6%     24.4%     23.0%
Risk-free interest rate                   6.7%      4.9%      5.7%
Expected life                          6 YEARS   6 years   6 years
------------------------------------------------------------------

15.  EMPLOYEE BENEFITS

(a) Employees of AIG, its subsidiaries and certain affiliated companies, including employees in foreign countries, are generally covered under various funded and insured pension plans. Eligibility for participation in the various plans is based on either completion of a specified period of continuous service or date of hire, subject to age limitation.

     AIG's U.S. retirement plan is a qualified, noncontributory, defined benefit plan. All qualified employees, other than those of SunAmerica, AGC, 21st Century and HSB who have attained age 21 and completed twelve months of continuous service are eligible to participate in this plan. An employee with 5 or more years of service is entitled to pension benefits beginning at normal retirement at age 65. Benefits are based upon a percentage of average final compensation multiplied by years of credited service limited to 44 years of credited service. The average final compensation is subject to certain limitations. Annual funding requirements are determined based on the "projected unit credit" cost method which attributes a pro rata portion of the total projected benefit payable at normal retirement to each year of credited service.

     AIG has adopted a Supplemental Executive Retirement Plan (Supplemental
Plan) to provide additional retirement benefits to designated executives and key employees. Under the Supplemental Plan, the annual benefit, not to exceed 60 percent of average final compensation, accrues at a percentage of average final pay multiplied for each year of credited service reduced by any benefits from the current and any predecessor retirement plans, Social Security, if any, and from any qualified pension plan of prior employers. The Supplemental Plan also provides a benefit equal to the reduction in benefits payable under the AIG retirement plan as a result of Federal limitations on benefits payable thereunder. Currently, the Supplemental Plan is unfunded.

     Eligibility for participation in the various non-U.S. retirement plans is either based on completion of a specified period of continuous service or date of hire, subject to age limitation. Where non-U.S. retirement plans are defined benefit plans, they are generally based on the employees' years of credited service and average compensation in the years preceding retirement.

     In addition to AIG's defined benefit pension plan, AIG and its subsidiaries provide a postretirement benefit program for medical care and life insurance, domestically and in certain foreign countries. Eligibility in the various plans is generally based upon completion of a specified period of eligible service and reaching a specified age. Benefits vary by geographic location.

     AIG's U.S. postretirement medical and life insurance benefits are based upon the employee electing immediate retirement and having a minimum of ten years of service. Retirees and their dependents who were age 65 by May 1, 1989 participate in the medical plan at no cost. Employees who retired after May 1, 1989 and on or prior to January 1, 1993 pay the active employee premium if under age 65 and 50 percent of the active employee premium if over age 65. Retiree contributions are subject to adjustment annually. Other cost sharing features of the medical plan include deductibles, coinsurance and Medicare coordination and a lifetime maximum benefit of $1.5 million. The lifetime maximum benefit of the medical plan was increased to $2.0 million effective January 1, 2000. The maximum life insurance benefit prior to age 70 is $32,500, with a maximum of $25,000 thereafter.

     Effective January 1, 1993, both plans' provisions were amended. Employees who retire after January 1, 1993 are required to pay the actual cost of the medical benefits premium reduced by a credit which is based on years of service at retirement. The life insurance benefit varies by age at retirement from $5,000 for retirement at ages 55 through 59; $10,000 for retirement at ages 60 through 64 and $15,000 for retirement at ages 65 and over.

     (b) AIG sponsors a voluntary savings plan for domestic employees (a 401(k) plan), which, during the three years ended December 31, 2000, provided for salary reduction contributions by employees and matching contributions by AIG of up to 6 percent of annual salary depending on the employees' years of service.

     (c) SunAmerica sponsors a voluntary savings plan for its employees (the SunAmerica 401(k) plan), which, during the three years ended December 31, 2000, provided for salary reduction contributions by qualifying employees and matching contributions by SunAmerica of up to 4 percent of qualifying employees' annual salaries. Under an Executive Savings Plan, designated SunAmerica executives also could defer up to 90 percent of cash compensation during the three years ended December 31, 2000, and SunAmerica matched 4 percent of the participants' base salaries deferred.

     (d) AGC sponsors a voluntary savings plan for its employees (the AGC 401(k) plan), which provides for salary reduction contributions by employees and matching contributions by AGC of up to 6 percent of annual salary.

     (e) HSB sponsors a voluntary savings plan for its employees (the HSB 401(k) plan), which provides for salary reduction contributions by employees and matching contributions by HSB of up to 6 percent of annual salary.

     (f) AIG has certain benefits provided to former or inactive employees who are not retirees. Certain of these benefits are insured and expensed currently; other expenses are provided for currently. Such uninsured expenses include long and short-term disability medical and life insurance continuation, short-term disability income continuation and COBRA medical subsidies. The provision for these benefits at December 31, 2000 was $6 million. The incremental expense was insignificant.

     The following table sets forth the change in benefit obligation, change in plan assets and weighted average assumptions associated with various pension plan and postretirement benefits. The amounts

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

15.  EMPLOYEE BENEFITS (continued)

are recognized in the accompanying consolidated balance sheet as of December 31, 2000 and 1999:

(IN MILLIONS)
--------------------------------------------------------------------------------

                                                                     PENSION BENEFITS                  OTHER BENEFITS
                                                              ------------------------------    ----------------------------
                                                              NON-U.S.      U.S.                NON-U.S.     U.S.
2000                                                           PLANS       PLANS      TOTAL      PLANS       PLANS     TOTAL
----------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year                     $    476    $  1,212    $1,688    $      8    $   188    $ 196
  Service cost                                                      32          57        89           1          4        5
  Interest cost                                                     15         100       115          --         15       15
  Participant contributions                                          5          --         5          --         --       --
  Actuarial loss                                                     8          88        96           1         31       32
  Plan amendments and mergers                                       --           9         9          --        (16)     (16)
  Benefits paid                                                    (24)        (51)      (75)         --        (25)     (25)
  Effect of foreign currency fluctuation                           (50)         --       (50)         --         --       --
----------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                             $    462    $  1,415    $1,877    $     10    $   197    $ 207
----------------------------------------------------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets at beginning of year              $    300    $  1,883    $2,183    $     --    $    --    $  --
  Actual return on plan assets net of expenses                     (17)         91        74          --         --       --
  Employer contributions                                            23           5        28          --         26       26
  Participant contributions                                          5          --         5          --         --       --
  Benefits paid                                                    (25)        (51)      (76)         --        (26)     (26)
  Asset adjustment                                                  --          (1)       (1)         --         --       --
  Effect of foreign currency fluctuation                           (31)         --       (31)         --         --       --
  Plan mergers                                                      --           9         9          --         --       --
----------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year*                     $    255    $  1,936    $2,191    $     --    $    --    $  --
----------------------------------------------------------------------------------------------------------------------------
Reconciliation of funded status:
  Funded status                                               $   (207)   $    521    $  314    $    (10)   $  (197)   $(207)
  Unrecognized actuarial (gain)/loss                                44        (297)     (253)         --         16       16
  Unrecognized transition obligation                                 9           4        13          --         --       --
  Unrecognized prior service cost                                    5          23        28          --        (43)     (43)
  Benefit payments                                                  --          --        --          --          3        3
----------------------------------------------------------------------------------------------------------------------------
Net amount recognized at year end                             $   (149)   $    251    $  102    $    (10)   $  (221)   $(231)
----------------------------------------------------------------------------------------------------------------------------
Amounts recognized in the statement of financial position
  consist of:
  Prepaid benefit cost                                        $      1    $    393    $  394    $     --    $    --    $  --
  Accrued benefit liability                                       (182)       (145)     (327)        (10)      (221)    (231)
  Intangible asset                                                  32           3        35          --         --       --
----------------------------------------------------------------------------------------------------------------------------
Net amount recognized at year end                             $   (149)   $    251    $  102    $    (10)   $  (221)   $(231)
----------------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions as of December 31,
Discount rate                                                 3.0-10.0%    7.5-8.0%              7.0-7.5%   7.5-8.0%
Expected return on plan assets                                3.5-13.0    9.0-10.4                   N/A        N/A
Rate of compensation increase                                 2.0- 8.0     4.5-5.0                   N/A        N/A
----------------------------------------------------------------------------------------------------------------------------

For measurement purposes, an 8.5 percent annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2000.
The rate was assumed to decrease gradually to 5.0 percent for 2007 and remain at that level thereafter.
* Plan assets are invested primarily in fixed-income securities and listed stocks.

(IN MILLIONS)
--------------------------------------------------------------------------------

                                                                     PENSION BENEFITS                   OTHER BENEFITS
                                                              -------------------------------    -----------------------------
                                                              NON-U.S.      U.S.                 NON-U.S.      U.S.
                            1999                               PLANS        PLANS      TOTAL      PLANS       PLANS      TOTAL
------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year                     $    427    $   1,249    $1,676    $      7    $    210    $ 217
  Service cost                                                      37           62        99           1           5        6
  Interest cost                                                     17           90       107          --          14       14
  Participant contributions                                          5           --         5          --          --       --
  Prior service costs                                               (3)          --        (3)         --          --       --
  Actuarial gain                                                   (22)        (142)     (164)         --         (12)     (12)
  Benefits paid                                                    (22)         (47)      (69)         --         (23)     (23)
  Effect of foreign currency fluctuation                            37           --        37          --          --       --
  Removal of Anthem Participant                                     --           --        --          --          (6)      (6)
------------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                             $    476    $   1,212    $1,688    $      8    $    188    $ 196
------------------------------------------------------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets at beginning of year              $    208    $   1,679    $1,887    $     --    $     --    $  --
  Asset adjustment                                                  --           (1)       (1)         --          --       --
  Actual return on plan assets net of expenses                      66          238       304          --          --       --
  Employer contributions                                            28           14        42          --          23       23
  Participant contributions                                          5           --         5          --          --       --
  Benefits paid                                                    (22)         (47)      (69)         --         (23)     (23)
  Effect of foreign currency fluctuation                            15           --        15          --          --       --
------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year*                     $    300    $   1,883    $2,183    $     --    $     --    $  --
------------------------------------------------------------------------------------------------------------------------------
Reconciliation of funded status:
  Funded status                                               $   (176)   $     671    $  495    $     (8)   $   (188)   $(196)
  Unrecognized actuarial (gain)/loss                                 7         (475)     (468)         --         (15)     (15)
  Unrecognized transition obligation                                12            5        17          --          --       --
  Unrecognized prior service cost                                    9           23        32          --         (48)     (48)
  Benefit payments                                                  --           --        --          --           3        3
------------------------------------------------------------------------------------------------------------------------------
Net amount recognized at year end                             $   (148)   $     224    $   76    $     (8)   $   (248)   $(256)
------------------------------------------------------------------------------------------------------------------------------
Amounts recognized in the statement of financial position
  consist of:
  Prepaid benefit cost                                        $      3    $     335    $  338    $     --    $     --    $  --
  Accrued benefit liability                                       (184)        (114)     (298)         (8)       (248)    (256)
  Intangible asset                                                  33            3        36          --          --       --
------------------------------------------------------------------------------------------------------------------------------
Net amount recognized at year end                             $   (148)   $     224    $   76    $     (8)   $   (248)   $(256)
------------------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions as of December 31,
Discount rate                                                 3.0-10.0%     7.8-8.0%             7.0-7.75%    7.8-8.0%
Expected return on plan assets                                3.5-13.0     9.0-10.4                   N/A         N/A
Rate of compensation increase                                 2.0- 8.0      4.3-5.0                   N/A         N/A
------------------------------------------------------------------------------------------------------------------------------

For measurement purposes, a 9.0 percent annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 1999.
The rate was assumed to decrease to 5.0 percent for 2007 and remain at that level thereafter.
* Plan assets are invested primarily in fixed-income securities and listed stocks.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

15.  EMPLOYEE BENEFITS (continued)

     The net benefit cost for the years ended December 31, 2000, 1999, and 1998 included the following components:

(IN MILLIONS)
--------------------------------------------------------------------------------

                                                                 PENSION BENEFITS                     OTHER BENEFITS
                                                          ------------------------------      ------------------------------
                                                          NON-U.S.      U.S.                  NON-U.S.      U.S.
                                                           PLANS        PLANS      TOTAL       PLANS        PLANS      TOTAL
----------------------------------------------------------------------------------------------------------------------------
2000
Components of net period benefit cost:
  Service cost                                            $     32      $  57      $  89      $      1       $ 4        $ 5
  Interest cost                                                 15        101        116            --        16         16
  Expected return on assets                                    (12)      (172)      (184)           --        --         --
  Amortization of prior service cost                             2          2          4            --        (4)        (4)
  Amortization of transitional liability                         2          1          3            --        --         --
  Recognized actuarial loss                                      2        (11)        (9)           --        --         --
----------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                 $     41      $ (22)     $  19      $      1       $16        $17
----------------------------------------------------------------------------------------------------------------------------
1999
Components of net period benefit cost:
  Service cost                                            $     36      $  62      $  98      $      1       $ 5        $ 6
  Interest cost                                                 17         90        107            --        14         14
  Expected return on assets                                    (10)      (152)      (162)           --        --         --
  Amortization of prior service cost                             3          2          5            --        (4)        (4)
  Amortization of transitional liability                         2          1          3            --        --         --
  Recognized actuarial loss                                      3          1          4            --        --         --
----------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                 $     51      $   4      $  55      $      1       $15        $16
----------------------------------------------------------------------------------------------------------------------------
1998
Components of net period benefit cost:
  Service cost                                            $     32      $  53      $  85      $      1       $ 3        $ 4
  Interest cost                                                 16         79         95             1        14         15
  Expected return on assets                                     (9)      (124)      (133)           --        --         --
  Amortization of prior service cost                             2          3          5            --        (4)        (4)
  Amortization of transitional (asset)/liability                 2         --          2            (1)       --         (1)
  Recognized actuarial loss                                      3          1          4            --        --         --
----------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                 $     46      $  12      $  58      $      1       $13        $14
----------------------------------------------------------------------------------------------------------------------------

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $302 million, $258 million and $51 million, respectively, as of December 31, 2000 and $292 million, $251 million and $54 million as of December 31, 1999.

     On December 31, 1998, AIG amended its retirement and postretirement healthcare plan to provide increased benefits to certain employees who retire prior to age 65. Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plan.

     A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

(IN MILLIONS)
------------------------------------------------------------------

                               1-PERCENTAGE      1-PERCENTAGE
                              POINT INCREASE    POINT DECREASE
--------------------------------------------------------------
Effect on total of service
  and interest cost
  components                  $            1    $           --
Effect on postretirement
  benefit obligation                       7                (6)
--------------------------------------------------------------

16.  LEASES

(a) AIG and its subsidiaries occupy leased space in many locations under various long-term leases and have entered into various leases covering the long-term use of data processing equipment.

     At December 31, 2000, the future minimum lease payments under operating leases were as follows:

(IN MILLIONS)
------------------------------------------------------------------

2001                                                  $  421
2002                                                     332
2003                                                     255
2004                                                     217
2005                                                     165
Remaining years after 2005                               589
------------------------------------------------------------
Total                                                 $1,979
------------------------------------------------------------

     Rent expense approximated $412 million, $390 million and $345 million for the years ended December 31, 2000, 1999 and 1998 respectively.

     (b) Minimum future rental income on noncancelable operating leases of flight equipment which have been delivered at December 31, 2000 was as follows:

(IN MILLIONS)
------------------------------------------------------------
2001                                                 $ 1,875
2002                                                   1,667
2003                                                   1,425
2004                                                   1,224
2005                                                     923
Remaining years after 2005                             3,019
------------------------------------------------------------
Total                                                $10,133
------------------------------------------------------------

     Flight equipment is leased, under operating leases, with remaining terms ranging from one to 14 years.

17.  OWNERSHIP AND TRANSACTIONS WITH RELATED PARTIES

(a) OWNERSHIP: The directors and officers of AIG, together with C.V. Starr & Co., Inc. (Starr), a private holding company, The Starr Foundation and Starr International Company, Inc. (SICO), a private holding company, owned or otherwise controlled approximately 24 percent of the voting stock of AIG at December 31, 2000. Six directors of AIG also serve as directors of Starr and SICO.

     (b) TRANSACTIONS WITH RELATED PARTIES: During the ordinary course of business, AIG and its subsidiaries pay commissions to Starr and its subsidiaries for the production and management of insurance business. There are no significant receivables from/payables to related parties at December 31, 2000. Net commission payments to Starr aggregated approximately $60 million in 2000, $45 million in 1999 and $46 million in 1998, from which Starr is required to pay commissions due originating brokers and its operating expenses. AIG also received approximately $13 million in 2000, $11 million in 1999 and $13 million in 1998 from Starr and paid approximately $41,000 in 2000, $42,000 in 1999 and $37,000 in 1998 to Starr in rental fees. AIG also received approximately $1 million in 2000, 1999 and 1998 from SICO and paid approximately $1 million in each of the years 2000, 1999 and 1998 to SICO as reimbursement for services rendered at cost. AIG also paid to SICO $4 million in 2000, 1999 and 1998 in rental fees.

18.  SEGMENT INFORMATION

(a) AIG's operations are conducted principally through four business segments. These segments and their respective operations are as follows:

     General Insurance: AIG's general insurance subsidiaries are multiple line companies writing substantially all lines of property and casualty insurance.

     DBG writes substantially all classes of business insurance accepting such business mainly from insurance brokers. This provides DBG the opportunity to select specialized markets and retain underwriting control. Any licensed broker is able to submit business to DBG without the traditional agent-company contractual relationship, but such broker usually has no authority to commit DBG to accept a risk. Transatlantic's and HSB's domestic operations are included in this group.

     AIG's Foreign General insurance group accepts risks primarily underwritten through AIU, a marketing unit consisting of wholly owned agencies and insurance entities. The Foreign General insurance group also includes business written by AIG's foreign-based insurance subsidiaries for their own accounts. The Foreign General group uses various marketing methods to write both business and personal lines insurance with certain refinements for local laws, customs and needs. AIU operates in over 70 countries in Asia, the Pacific Rim, Europe, Africa, Middle East and Latin America. Transatlantic's foreign operations are included in this group.

     Life Insurance: AIG's life insurance subsidiaries offer a wide range of traditional insurance and financial and investment products. Traditional products consist of individual and group life, annuity, endowment and accident and health policies. Financial and investment products consist of single premium annuity, variable annuities, guaranteed investment contracts, universal life and pensions.

     AIG's three principal overseas life operations are ALICO, AIA and Nan Shan. ALICO is incorporated in Delaware and all of its business is written outside of the United States. ALICO has operations either directly or through subsidiaries in approximately

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

18.  SEGMENT INFORMATION (continued)

50 countries located in Europe, Africa, Latin America, the Caribbean, the Middle East, and the Far East, with Japan being the largest territory. AIA operates primarily in Hong Kong, Singapore, Malaysia and Thailand. Nan Shan operates in Taiwan. AIG's domestic life operations are comprised of two separate operations, the life insurance subsidiaries of AGC, including AIG's domestic life companies, and the life insurance subsidiaries of SunAmerica.

     Both of these operations sell primarily financial and investment type products. Additionally, the life insurance subsidiaries of AGC sell traditional life products.

     Financial Services: AIG's financial services subsidiaries engage in diversified financial products and services including premium financing, banking services and consumer finance services.

     ILFC engages primarily in the acquisition of new and used commercial jet aircraft and the leasing and remarketing of such aircraft to airlines around the world.

     AIGFP structures financial transactions, including long-dated interest rate and currency swaps and structured borrowings through notes, bonds and guaranteed investment agreements.

     AGF provides a wide variety of consumer finance products, including mortgages, consumer loans, retail sales finance and credit related insurance to customers in the United States.

     AIGTG engages in various commodities trading, foreign exchange trading, interest rate swaps and market making activities.

     Asset Management: AIG's asset management operations offer a wide variety of investment vehicles and services, including variable annuities, mutual funds and investment asset management. Such products and services are offered to individuals and institutions both domestically and internationally.

     AIG's four principal asset management operations are SAAMCo, Global Investment, Cap Partners and AGC's asset management operations through The Variable Annuity Life Insurance Company (VALIC). SAAMCo develops and sells variable annuities and other investment products, sells and manages mutual funds and provides financial services. Global Investment manages third-party institutional, retail and private equity funds invested assets on a global basis, and provides custodial services. Cap Partners organizes, and manages the invested assets of institutional investment funds and may also invest in such funds. Each of these subsidiary operations receives fees for investment products and services provided. VALIC provides tax qualified annuities to employees of educational, healthcare and governmental entities.

     (b) The following table summarizes the operations by major operating segment for the years ended December 31, 2000, 1999 and 1998:

                                                 -----------------------------------------------------------------------------
                                                                          OPERATING SEGMENTS -- 2000
                                                 -----------------------------------------------------------------------------
                                                  GENERAL       LIFE       FINANCIAL      ASSET
(IN MILLIONS)                                    INSURANCE    INSURANCE    SERVICES     MANAGEMENT    OTHER(A)    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------
Revenues(b)                                      $  20,146    $  27,675    $   5,954    $    3,475    $   (215)   $     57,035
Interest revenue                                        --           --        3,557            94          --           3,651
Interest expense                                         5          144        3,276            15         265           3,705
Realized capital gains (losses)                         38         (162)          --            --        (190)           (314)
Operating income (loss) before minority
  interest                                           3,524        4,822        1,678         1,161      (1,162)         10,023
Income taxes (benefits)                                931        1,566          588           400        (514)          2,971
Depreciation expense                                   149          138          833            15         108           1,243
Capital expenditures                                   278          472        3,748            47         184           4,729
Identifiable assets                                 85,270      248,982       94,173         1,590      (3,344)        426,671
------------------------------------------------------------------------------------------------------------------------------

                                                 -----------------------------------------------------------------------------
                                                                          OPERATING SEGMENTS -- 1999
                                                 -----------------------------------------------------------------------------
                                                  GENERAL       LIFE       FINANCIAL      ASSET
(IN MILLIONS)                                    INSURANCE    INSURANCE    SERVICES     MANAGEMENT    OTHER(A)    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------
Revenues(b)                                      $  18,356    $  24,837    $   5,069    $    3,112    $    (39)   $     51,335
Interest revenue                                        --           --        2,836            84          --           2,920
Interest expense                                         8          159        2,616             5         234           3,022
Realized capital gains (losses)                        295         (148)          --            --         (44)            103
Operating income (loss) before minority
  interest                                           3,481        4,210        1,432           920        (644)          9,399
Income taxes (benefits)                                831        1,427          513           310        (248)          2,833
Depreciation expense                                   134          122          762            13          99           1,130
Capital expenditures                                   215          310        3,495            91         128           4,239
Identifiable assets                                 76,725      231,843       78,868         1,132      (4,883)        383,685
------------------------------------------------------------------------------------------------------------------------------

                                                 -----------------------------------------------------------------------------
                                                                          OPERATING SEGMENTS -- 1998
                                                 -----------------------------------------------------------------------------
                                                  GENERAL       LIFE       FINANCIAL      ASSET
(IN MILLIONS)                                    INSURANCE    INSURANCE    SERVICES     MANAGEMENT    OTHER(A)    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------
Revenues(b)                                      $  16,495    $  22,008    $   4,653    $    2,720    $     91    $     45,967
Interest revenue                                        --           --        2,557            63          --           2,620
Interest expense                                         7          184        2,347            14         217           2,769
Realized capital gains (losses)                        205          (74)          --            --          (1)            130
Operating income (loss) before minority
  interest                                           2,928        3,596        1,181           688        (810)          7,583
Income taxes (benefits)                                646        1,145          408           208        (217)          2,190
Equity in income of minority-owned insurance
  operations                                            57           --           --            --         (17)             40
Depreciation expense                                   109          110          683            10          99           1,011
Capital expenditures                                   220          332        3,265           105         169           4,091
Identifiable assets                                 73,226      197,851       70,065           915      (3,274)        338,783
------------------------------------------------------------------------------------------------------------------------------

(a) Includes AIG Parent and other operations which are not required to be reported separately, other income (deductions) -- net and adjustments and eliminations.

(b) Represents the sum of general net premiums earned, life premium income, net investment income, financial services commissions, transaction and other fees, asset management commissions and other fees, equity in income of minority-owned insurance operations and realized capital gains (losses).

     (c) The following table summarizes AIG's general insurance operations by major internal reporting group for the years ended December 31, 2000, 1999 and 1998:

                                                                        GENERAL INSURANCE -- 2000
                                                              ---------------------------------------------
                                                              DOMESTIC                              TOTAL
                                                              BROKERAGE    FOREIGN                 GENERAL
                       (IN MILLIONS)                            GROUP      GENERAL    OTHER(A)    INSURANCE
-----------------------------------------------------------------------------------------------------------
Net premiums written                                            $ 8,805    $ 5,758     $2,963       $17,526
Net premiums earned                                               8,886      5,668      2,853        17,407
Losses & loss expenses incurred                                   7,419      3,595      2,090        13,104
Underwriting expenses                                             1,250      1,738        530         3,518
Adjusted underwriting profit(b)                                     217        335        233           785
Net investment income                                             1,793        625        283         2,701
Operating income before realized capital gains(c)                 2,010        960        516         3,486
Depreciation expense                                                 53         72         24           149
Capital expenditures                                                103         96         79           278
Identifiable assets                                              59,644     20,889      4,737        85,270
-----------------------------------------------------------------------------------------------------------

                                                                        GENERAL INSURANCE -- 1999
                                                              ---------------------------------------------
                                                              DOMESTIC                              TOTAL
                                                              BROKERAGE    FOREIGN                 GENERAL
                       (IN MILLIONS)                            GROUP      GENERAL    OTHER(A)    INSURANCE
-----------------------------------------------------------------------------------------------------------
Net premiums written                                            $ 8,297    $ 5,368     $2,559       $16,224
Net premiums earned                                               7,788      5,281      2,475        15,544
Losses & loss expenses incurred                                   6,615      3,394      1,729        11,738
Underwriting expenses                                             1,106      1,586        445         3,137
Adjusted underwriting profit(b)                                      67        301        301           669
Net investment income                                             1,738        522        257         2,517
Operating income before realized capital gains(c)                 1,805        823        558         3,186
Depreciation expense                                                 39         73         22           134
Capital expenditures                                                 79         80         56           215
Identifiable assets                                              54,007     18,588      4,130        76,725
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

18.  SEGMENT INFORMATION (continued)


                                                                        GENERAL INSURANCE -- 1998
                                                              ---------------------------------------------
                                                              DOMESTIC                              TOTAL
                                                              BROKERAGE    FOREIGN                 GENERAL
                       (IN MILLIONS)                            GROUP      GENERAL    OTHER(A)    INSURANCE
-----------------------------------------------------------------------------------------------------------
Net premiums written                                            $ 8,191    $ 4,610     $1,785       $14,586
Net premiums earned                                               8,002      4,439      1,657        14,098
Losses & loss expenses incurred                                   6,995      2,545      1,117        10,657
Underwriting expenses                                             1,218      1,378        314         2,910
Adjusted underwriting profit (loss)(b)                             (211)       516        226           531
Net investment income                                             1,570        438        184         2,192
Operating income before realized capital gains(c)                 1,359        954        410         2,723
Equity in income of minority-owned insurance operations              57         --         --            57
Depreciation expense                                                 34         63         12           109
Capital expenditures                                                 66        110         44           220
Identifiable assets                                              53,844     16,060      3,322        73,226
-----------------------------------------------------------------------------------------------------------

(a) Includes other operations which are not required to be reported separately and adjustments and eliminations.
(b) Adjusted underwriting profit (loss) represents statutory underwriting profit or loss adjusted primarily for changes in deferred acquisition costs.
(c) Realized capital gains are not deemed to be an integral part of AIG's general insurance operations' internal reporting groups.

     (d) The following table summarizes AIG's life insurance operations by major internal reporting group for the years ended December 31, 2000, 1999 and 1998:

                                                                             LIFE INSURANCE -- 2000
                                                              ----------------------------------------------------
                                                                          AIA                              TOTAL
                                                                          AND      DOMESTIC                LIFE
(IN MILLIONS)                                                  ALICO    NAN SHAN     LIFE     OTHER(A)   INSURANCE
------------------------------------------------------------------------------------------------------------------
Premium income                                                $ 4,135   $ 7,859    $ 4,818     $  361    $ 17,173
Net investment income                                           1,362     1,688      7,467        147      10,664
Operating income before realized capital gains(b)                 754     1,409      2,746         75       4,984
Depreciation expense                                               46        33         51          8         138
Capital expenditures                                              313        58         69         32         472
Identifiable assets                                            28,532    32,697    186,111      1,642     248,982
------------------------------------------------------------------------------------------------------------------

                                                                             LIFE INSURANCE -- 1999
                                                              ----------------------------------------------------
                                                                          AIA                              TOTAL
                                                                          AND      DOMESTIC                LIFE
(IN MILLIONS)                                                  ALICO    NAN SHAN     LIFE     OTHER(A)   INSURANCE
------------------------------------------------------------------------------------------------------------------
Premium income                                                $ 3,714   $ 7,014    $ 4,485     $  267    $ 15,480
Net investment income                                           1,222     1,357      6,796        130       9,505
Operating income before realized capital gains(b)                 680     1,200      2,414         64       4,358
Depreciation expense                                               41        30         45          6         122
Capital expenditures                                               62        92        137         19         310
Identifiable assets                                            26,294    28,310    175,504      1,735     231,843
------------------------------------------------------------------------------------------------------------------

                                                                             LIFE INSURANCE -- 1998
                                                              ----------------------------------------------------
                                                                          AIA                              TOTAL
                                                                          AND      DOMESTIC                LIFE
(IN MILLIONS)                                                  ALICO    NAN SHAN     LIFE     OTHER(A)   INSURANCE
------------------------------------------------------------------------------------------------------------------
Premium income                                                $ 3,212   $ 6,052    $ 4,216     $  245    $ 13,725
Net investment income                                           1,019     1,189      6,045        104       8,357
Operating income before realized capital gains(b)                 576     1,040      2,005         49       3,670
Depreciation expense                                               31        25         49          5         110
Capital expenditures                                              201        64         56         11         332
Identifiable assets                                            23,495    23,860    149,109      1,387     197,851
------------------------------------------------------------------------------------------------------------------

(a) Includes other operations which are not required to be reported separately and adjustments and eliminations.

(b) Realized capital gains are not deemed to be an integral part of AIG's life insurance operations' internal reporting groups.

     (e) The following table summarizes AIG's financial services operations by major internal reporting group for the years ended December 31, 2000, 1999 and 1998:

                                                                               FINANCIAL SERVICES -- 2000
                                                           ------------------------------------------------------------------
                                                                                                                      TOTAL
                                                                                                                    FINANCIAL
                      (IN MILLIONS)                         ILFC      AIGFP(A)      AGF       AIGTG     OTHER(B)    SERVICES
-----------------------------------------------------------------------------------------------------------------------------
Commissions, transaction and other fees(c)                 $ 2,441    $  1,056    $ 1,902    $   254    $    301    $   5,954
Interest revenue                                                38       1,540      1,619         46         314        3,557
Interest expense                                               824       1,552        694         25         181        3,276
Operating income (loss)                                        654         648        385         62         (71)       1,678
Depreciation expense                                           729           8         21         14          61          833
Capital expenditures                                         3,435         216         23          8          66        3,748
Identifiable assets                                         19,984      41,837     13,157     14,322       4,873       94,173
-----------------------------------------------------------------------------------------------------------------------------

                                                                               FINANCIAL SERVICES -- 1999
                                                           ------------------------------------------------------------------
                                                                                                                      TOTAL
                                                                                                                    FINANCIAL
                      (IN MILLIONS)                         ILFC      AIGFP(A)      AGF       AIGTG     OTHER(B)    SERVICES
-----------------------------------------------------------------------------------------------------------------------------
Commissions, transaction and other fees(c)                 $ 2,194    $    737    $ 1,729    $   227    $    182    $   5,069
Interest revenue                                                30       1,066      1,455         50         235        2,836
Interest expense                                               732       1,189        574         27          94        2,616
Operating income (loss)                                        590         482        351        109        (100)       1,432
Depreciation expense                                           664           6         19         10          63          762
Capital expenditures                                         3,366          11         42         11          65        3,495
Identifiable assets                                         17,854      33,965     12,301      9,960       4,788       78,868
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

18.  SEGMENT INFORMATION (continued)


                                                                               FINANCIAL SERVICES -- 1998
                                                           ------------------------------------------------------------------
                                                                                                                      TOTAL
                                                                                                                    FINANCIAL
                      (IN MILLIONS)                         ILFC      AIGFP(A)      AGF       AIGTG     OTHER(B)    SERVICES
-----------------------------------------------------------------------------------------------------------------------------
Commissions, transaction and other fees(c)                 $ 2,002    $    550    $ 1,609    $   374    $    118    $   4,653
Interest revenue                                                49         941      1,354         74         139        2,557
Interest expense                                               694         997        512         59          85        2,347
Operating income (loss)                                        496         323        312        123         (73)       1,181
Depreciation expense                                           581           6         21          8          67          683
Capital expenditures                                         3,160           3         32         13          57        3,265
Identifiable assets                                         16,846      28,080     10,867     10,526       3,746       70,065
-----------------------------------------------------------------------------------------------------------------------------

(a) AIGFP's interest revenue and interest expense are reported as net revenues.

(b) Includes other operations which are not required to be reported separately and adjustments and eliminations.

(c) Commissions, transaction and other fees are the sum of the net gain or loss of trading activities, the net change in unrealized gain or loss, the net interest revenues from forward rate agreements and interest rate swaps, and where applicable, management and incentive fees from asset management activities.

     (f) A substantial portion of AIG's operations is conducted in countries other than the United States and Canada. The following table summarizes AIG's operations by major geographic segment. Allocations have been made on the basis of the location of operations and assets.

                                                                         GEOGRAPHIC SEGMENTS -- 2000
                                                              --------------------------------------------------
                                                                                          OTHER
                       (IN MILLIONS)                          DOMESTIC(A)    FAR EAST    FOREIGN    CONSOLIDATED
----------------------------------------------------------------------------------------------------------------
Revenues(b)                                                     $34,189      $15,311     $7,535     $    57,035
Real estate and other fixed assets, net of accumulated
  depreciation                                                    2,104        1,264        758           4,126
Flight equipment primarily under operating leases, net of
  accumulated depreciation                                       19,325           --         --          19,325
----------------------------------------------------------------------------------------------------------------

                                                                         GEOGRAPHIC SEGMENTS -- 1999
                                                              --------------------------------------------------
                                                                                          OTHER
                       (IN MILLIONS)                          DOMESTIC(A)    FAR EAST    FOREIGN    CONSOLIDATED
----------------------------------------------------------------------------------------------------------------
Revenues(b)                                                     $31,204      $13,242     $6,889     $    51,335
Real estate and other fixed assets, net of accumulated
  depreciation                                                    1,747        1,006        755           3,508
Flight equipment primarily under operating leases, net of
  accumulated depreciation                                       17,334           --         --          17,334
----------------------------------------------------------------------------------------------------------------
                                                                         GEOGRAPHIC SEGMENTS -- 1998
                                                              --------------------------------------------------
                                                                                          OTHER
                       (IN MILLIONS)                          DOMESTIC(A)    FAR EAST    FOREIGN    CONSOLIDATED
----------------------------------------------------------------------------------------------------------------
Revenues(b)                                                     $28,677      $10,571     $6,719     $    45,967
Real estate and other fixed assets, net of accumulated
  depreciation                                                    1,586          895        781           3,262
Flight equipment primarily under operating leases, net of
  accumulated depreciation                                       16,330           --         --          16,330
----------------------------------------------------------------------------------------------------------------

(a) Including general insurance operations in Canada.

(b)Represents the sum of general net premiums earned, life premium income, net investment income, financial services commissions, transaction and other fees, asset management commissions and other fees, equity in income of minority-owned insurance operations and realized capital gains (losses).

19.  SUMMARY OF QUARTERLY FINANCIAL INFORMATION -- UNAUDITED

The following quarterly financial information for each of the three months ended March 31, June 30, September 30 and December 31, 2000 and 1999 is unaudited. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results of operations for such periods, have been made for a fair presentation of the results shown.

                                                                     THREE MONTHS ENDED
                             --------------------------------------------------------------------------------------------------
                                  MARCH 31,                  JUNE 30,               SEPTEMBER 30,              DECEMBER 31,
   (IN MILLIONS, EXCEPT      --------------------      --------------------      --------------------      --------------------
    PER SHARE AMOUNTS)        2000         1999         2000         1999         2000         1999         2000         1999
-------------------------------------------------------------------------------------------------------------------------------
Revenues                     $13,627      $12,445      $14,161      $12,908      $13,934      $12,314      $15,313      $13,668
Net income                     1,631        1,486        1,501        1,570        1,705        1,561        1,802        1,569
-------------------------------------------------------------------------------------------------------------------------------
Net income per common
  share:
  Basic                      $  0.63      $  0.57      $  0.57      $  0.60      $  0.66      $  0.60      $  0.69      $  0.60
  Diluted                       0.62         0.56         0.57         0.59         0.65         0.59         0.68         0.60
Average shares outstanding:
  Basic                        2,608        2,613        2,600        2,612        2,606        2,609        2,610        2,609
  Diluted                      2,644        2,656        2,634        2,654        2,633        2,651        2,639        2,649
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET   American International Group, Inc. and
                                                                    Subsidiaries

(IN MILLIONS)
--------------------------------------------------------------------------------------
                                                              JUNE 30,    DECEMBER 31,
                                                                  2001            2000
--------------------------------------------------------------------------------------
                                                                    (UNAUDITED)
ASSETS:
  Investments and cash:
    Fixed maturities:
      Bonds available for sale, at market value (amortized
       cost: 2001 -- $176,343; 2000 -- $153,921)              $178,388      $153,763
      Bonds held to maturity, at amortized cost (market
       value: 2000 -- $12,053)                                      --        11,533
      Bonds trading securities, at market value (cost:
       2001 -- $823; 2000 -- $838)                                 822           846
    Equity securities:
      Common stocks (cost: 2001 -- $6,932; 2000 -- $7,051)       6,397         6,805
      Non-redeemable preferred stocks (cost: 2001 -- $1,476;
       2000 -- $1,318)                                           1,377         1,207
    Mortgage loans on real estate, net of allowance
     (2001 -- $107; 2000 -- $104)                               11,368        11,047
    Policy Loans                                                 5,301         5,465
    Collateral and guaranteed loans, net of allowance
     (2001 -- $40; 2000 -- $40)                                  2,079         2,084
    Financial services and asset management assets:
      Flight equipment primarily under operating leases, net
       of accumulated depreciation (2001 -- $3,098;
       2000 -- $2,723)                                          21,674        19,325
      Securities available for sale, at market value (cost:
       2001 -- $16,995; 2000 -- $14,636)                        17,027        14,669
      Trading securities, at market value                        6,523         7,347
      Spot commodities, at market value                            316           363
      Unrealized gain on interest rate and currency swaps,
       options and forward transactions                         10,746        10,235
      Trading assets                                             7,503         7,045
      Securities purchased under agreements to resell, at
       contract value                                           17,700        14,991
      Finance receivables, net of allowance (2001 -- $398;
       2000 -- $383)                                            11,448        11,378
    Other invested assets                                       18,130        13,486
    Short-term investments, at cost (approximates market
     value)                                                     11,352         6,502
    Cash                                                           544           522
--------------------------------------------------------------------------------------
      Total investments and cash                               328,695       298,613
  Investment income due and accrued                              3,559         3,522
  Premiums and insurance balances receivable, net of
    allowance (2001 -- $189; 2000 -- $170)                      12,898        11,832
  Reinsurance assets                                            25,037        23,964
  Deferred policy acquisition costs                             17,045        16,647
  Investments in partially-owned companies                         510           336
  Real estate and other fixed assets, net of accumulated
    depreciation (2001 -- $2,373; 2000 -- $2,264)                4,131         4,126
  Separate and variable accounts                                52,663        54,562
  Other assets                                                  16,765        13,069
--------------------------------------------------------------------------------------
TOTAL ASSETS                                                  $461,303      $426,671
--------------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET (CONTINUED)       American International
                                                    Group, Inc. and Subsidiaries

(IN MILLIONS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------------
                                                              JUNE 30,    DECEMBER 31,
                                                                  2001            2000
--------------------------------------------------------------------------------------
                                                                    (unaudited)
LIABILITIES:
  Reserve for losses and loss expenses                        $ 40,842      $ 40,613
  Reserve for unearned premiums                                 12,904        12,510
  Future policy benefits for life and accident and health
    insurance contracts                                         53,396        51,532
  Policyholders' contract deposits                             106,082        99,327
  Other policyholders' funds                                     6,436         5,885
  Reserve for commissions, expenses and taxes                    3,132         2,807
  Insurance balances payable                                     4,026         2,794
  Funds held by companies under reinsurance treaties             1,851         1,435
  Income taxes payable:
    Current                                                        (58)          189
    Deferred                                                     3,925         3,032
  Financial services and asset management liabilities:
    Borrowings under obligations of guaranteed investment
     agreements                                                 14,977        13,595
    Securities sold under agreements to repurchase, at
     contract value                                             10,736        11,308
    Trading liabilities                                          4,839         4,352
    Securities and spot commodities sold but not yet
     purchased, at market value                                  6,574         7,701
    Unrealized loss on interest rate and currency swaps,
     options and forward transactions                            7,948         8,581
    Trust deposits and deposits due to banks and other
     depositors                                                  2,179         1,895
    Commercial paper                                             9,135         9,421
    Notes, bonds and loans payable                              31,136        23,594
  Commercial paper                                               5,040         3,626
  Notes, bonds, loans and mortgages payable                      4,184         4,087
  Separate and variable accounts                                52,663        54,562
  Minority interest                                              1,541         1,465
  Other liabilities                                             23,921        11,507
--------------------------------------------------------------------------------------
TOTAL LIABILITIES                                              407,409       375,818
--------------------------------------------------------------------------------------
PREFERRED SHAREHOLDERS' EQUITY IN SUBSIDIARY COMPANIES           3,259         3,414
--------------------------------------------------------------------------------------
CAPITAL FUNDS:
  Common stock, $2.50 par value; 5,000,000,000 shares
    authorized; shares issued 2001 -- 2,787,511,574; 2000 --
    2,787,511,574                                                6,913         6,914
  Additional paid-in capital                                     2,736         2,830
  Retained earnings                                             45,355        42,598
  Accumulated other comprehensive income (loss)                 (1,788)       (2,440)
  Treasury stock, at cost; 2001 -- 166,400,326;
    2000 -- 164,905,649 shares of common stock                  (2,581)       (2,463)
--------------------------------------------------------------------------------------
TOTAL CAPITAL FUNDS                                             50,635        47,439
--------------------------------------------------------------------------------------
TOTAL LIABILITIES AND CAPITAL FUNDS                           $461,303      $426,671
--------------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME      American International Group,
                                                           Inc. and Subsidiaries

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
------------------------------------------------------------------------------------------------------
                                                                    SIX MONTHS          THREE MONTHS
                                                                  ENDED JUNE 30,       ENDED JUNE 30,
                                                                ------------------    ----------------
                                                                 2001       2000       2001      2000
------------------------------------------------------------------------------------------------------
                                                                             (unaudited)
GENERAL INSURANCE OPERATIONS:
  Net premiums written                                          $ 9,920    $ 8,730    $5,055    $4,504
  Change in unearned premium reserve                               (456)      (221)     (313)     (102)
------------------------------------------------------------------------------------------------------
  Net premiums earned                                             9,464      8,509     4,742     4,402
  Net investment income                                           1,423      1,323       707       660
  Realized capital gains (losses)                                   (58)         9       (37)       (3)
------------------------------------------------------------------------------------------------------
                                                                 10,829      9,841     5,412     5,059
------------------------------------------------------------------------------------------------------
  Losses and loss expenses incurred                               7,091      6,394     3,519     3,306
  Underwriting expenses                                           1,877      1,676       983       869
------------------------------------------------------------------------------------------------------
                                                                  8,968      8,070     4,502     4,175
------------------------------------------------------------------------------------------------------
  OPERATING INCOME                                                1,861      1,771       910       884
------------------------------------------------------------------------------------------------------
LIFE INSURANCE OPERATIONS:
  Premium income                                                  9,193      8,493     4,822     4,291
  Net investment income                                           5,752      5,141     2,904     2,615
  Realized capital losses                                           (21)       (58)       (3)      (29)
------------------------------------------------------------------------------------------------------
                                                                 14,924     13,576     7,723     6,877
------------------------------------------------------------------------------------------------------
  Death and other benefits                                        5,277      4,585     2,929     2,407
  Increase in future policy benefits                              4,209      4,151     1,936     1,973
  Acquisition and insurance expenses                              2,651      2,466     1,399     1,264
------------------------------------------------------------------------------------------------------
                                                                 12,137     11,202     6,264     5,644
------------------------------------------------------------------------------------------------------
  OPERATING INCOME                                                2,787      2,374     1,459     1,233
------------------------------------------------------------------------------------------------------
FINANCIAL SERVICES OPERATING INCOME                                 921        774       489       401
ASSET MANAGEMENT OPERATING INCOME                                   569        550       282       277
OTHER REALIZED CAPITAL LOSSES                                      (356)      (115)     (309)      (60)
OTHER INCOME (DEDUCTIONS) -- NET                                 (1,032)      (625)     (875)     (475)
------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST                  4,750      4,729     1,956     2,260
------------------------------------------------------------------------------------------------------
INCOME TAXES
  Current                                                           766        840       297       431
  Deferred                                                          605        559       247       223
------------------------------------------------------------------------------------------------------
                                                                  1,371      1,399       544       654
------------------------------------------------------------------------------------------------------
INCOME BEFORE MINORITY INTEREST                                   3,379      3,330     1,412     1,606
------------------------------------------------------------------------------------------------------
MINORITY INTEREST                                                  (209)      (198)      (97)     (105)
------------------------------------------------------------------------------------------------------
NET INCOME                                                      $ 3,170    $ 3,132    $1,315    $1,501
------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
  Basic                                                         $  1.21    $  1.20    $ 0.50    $ 0.57
------------------------------------------------------------------------------------------------------
  Diluted                                                       $  1.20    $  1.19    $ 0.50    $ 0.57
------------------------------------------------------------------------------------------------------
CASH DIVIDENDS PER COMMON SHARE                                 $ 0.074    $ 0.067    $0.037    $0.033
------------------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING:
  Basic                                                           2,622      2,604     2,621     2,600
  Diluted                                                         2,651      2,638     2,651     2,634
------------------------------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS  American International Group,
                                                           Inc. and Subsidiaries

(IN MILLIONS)
--------------------------------------------------------------------------------
SIX MONTHS ENDED JUNE 30,                                      2001       2000
--------------------------------------------------------------------------------
                                                                 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                  $ 3,170    $ 3,132
                                                              -------    -------
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
     BY OPERATING ACTIVITIES:
     Non-cash revenues, expenses, gains and losses included
      in income:
     Change in:
       General and life insurance reserves                      3,219      3,639
       Premiums and insurance balances receivable and
        payable -- net                                            199       (759)
       Reinsurance assets                                        (997)      (324)
       Deferred policy acquisition costs                         (619)      (625)
       Investment income due and accrued                           (3)      (106)
       Funds held under reinsurance treaties                      416         14
       Other policyholders' funds                                  13        273
       Current and deferred income taxes -- net                   557        381
       Reserve for commissions, expenses and taxes                325        (33)
       Other assets and liabilities -- net                        436       (894)
       Trading assets and liabilities -- net                       29     (1,898)
       Trading securities, at market value                        824        521
       Spot commodities, at market value                           47        153
       Net unrealized gain on interest rate and currency
        swaps, options and forward transactions                (1,144)    (1,159)
       Securities purchased under agreements to resell         (2,709)     1,123
       Securities sold under agreements to repurchase            (572)      (482)
       Securities and spot commodities sold but not yet
        purchased, at market value                             (1,127)     1,023
     Realized capital losses                                      435        164
     Equity in income of partially-owned companies and other
      invested assets                                            (291)       (45)
     Depreciation expenses, principally flight equipment          631        557
     Change in cumulative translation adjustments                (311)         4
     Provision for finance receivable losses                      128         97
     Other -- net                                                (547)       156
--------------------------------------------------------------------------------
     Total adjustments                                         (1,061)     1,780
--------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                     $ 2,109    $ 4,912
--------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)           American
                                      International Group, Inc. and Subsidiaries

(IN MILLIONS)
------------------------------------------------------------------------------------
SIX MONTHS ENDED JUNE 30,                                       2001          2000
------------------------------------------------------------------------------------
                                                                   (unaudited)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cost of fixed maturities, at amortized cost matured or
     redeemed                                                 $     --      $    581
  Cost of bonds, at market sold                                 32,008        19,663
  Cost of bonds, at market matured or redeemed                   3,282         3,748
  Cost of equity securities sold                                 2,897         2,811
  Realized capital losses                                         (435)         (164)
  Purchases of fixed maturities                                (45,966)      (30,182)
  Purchases of equity securities                                (2,905)       (3,093)
  Mortgage, policy and collateral loans granted                 (1,559)       (1,103)
  Repayments of mortgage, policy and collateral loans            1,572           904
  Sales of securities available for sale                         1,825         2,894
  Maturities of securities available for sale                    1,002         1,102
  Purchases of securities available for sale                    (5,180)       (4,273)
  Sales of flight equipment                                         68            79
  Purchases of flight equipment                                 (2,804)       (2,146)
  Net additions to real estate and other fixed assets             (271)         (240)
  Sales or distributions of other invested assets                3,061         2,279
  Investments in other invested assets                          (3,229)       (2,676)
  Change in short-term investments                              (4,827)       (1,411)
  Investments in partially-owned companies                        (110)           --
  Finance receivable originations and purchases                 (3,160)       (3,404)
  Finance receivable principal payments received                 2,946         2,655
  Other, net                                                      (107)          (58)
------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                          (21,892)      (12,034)
------------------------------------------------------------------------------------
Cash flows from financing activities:
  Change in policyholders' contract deposits                     6,142         2,518
  Change in trust deposits and deposits due to banks and
     other depositors                                              284          (190)
  Change in commercial paper                                     5,254         3,646
  Proceeds from notes, bonds, loans and mortgages payable       12,821         6,368
  Repayments on notes, bonds, loans and mortgages payable       (5,191)       (5,296)
  Proceeds from guaranteed investment agreements                 9,201         3,772
  Maturities of guaranteed investment agreements                (7,819)       (2,871)
  Redemption of subsidiary company preferred stock                (185)           --
  Proceeds from common stock issued                                 49            85
  Proceeds from subsidiary company preferred stock issued           --           645
  Cash dividends to shareholders                                  (413)         (373)
  Acquisition of treasury stock                                   (286)       (1,139)
  Other -- net                                                     (52)          119
------------------------------------------------------------------------------------
Net cash provided by financing activities                       19,805         7,284
------------------------------------------------------------------------------------
Change in cash                                                      22           162
Cash at beginning of period                                        522           426
------------------------------------------------------------------------------------
Cash at end of period                                         $    544      $    588
------------------------------------------------------------------------------------

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
           SUPPLEMENTAL CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME  American
                                      International Group, Inc. and Subsidiaries

(IN MILLIONS)
---------------------------------------------------------------------------------------------------
                                                                 SIX MONTHS         THREE MONTHS
                                                               ENDED JUNE 30,      ENDED JUNE 30,
                                                              ----------------    -----------------
                                                               2001      2000      2001      2000
---------------------------------------------------------------------------------------------------
                                                                           (unaudited)
Net income                                                    $3,170    $3,132    $1,315    $ 1,501
Other comprehensive income:
  Unrealized appreciation (depreciation) of
     investments -- net of reclassification adjustments          788      (856)     (988)    (1,020)
     Deferred income tax (expense) benefit on changes           (231)      297       317        372
  Foreign currency translation adjustments(a)                   (313)        4      (215)       (45)
     Applicable income tax benefit on changes                     68        24        46          5
  Cumulative effect of an accounting change, net of tax(b)       150        --        --         --
  Net derivative gains (losses) arising from cash flow
     hedging activities                                         (135)       --        45         --
     Deferred income tax expense on changes                      (14)       --       (22)        --
  Cumulative effect of an accounting change, net of tax(c)       339        --        --         --
---------------------------------------------------------------------------------------------------
  Total                                                          652      (531)     (817)      (688)
---------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                          $3,822    $2,601    $  498    $   813
---------------------------------------------------------------------------------------------------

(a)Includes immaterial derivative gains and losses arising from hedges of net investments in foreign operations.

(b)Consists of derivative gains and losses arising from the adoption of FASB
   133.

(c)Represents the unrealized appreciation arising from the transfer of the bonds held to maturity portfolio to the bonds available for sale portfolio in connection with the implementation of FASB 133.

See Accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------

NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS
JUNE 30, 2001 (UNAUDITED)
                             American International Group, Inc. and Subsidiaries

     (a) On August 29, 2001 (the acquisition date), American General Corporation
(AGC) was acquired by AIG. In connection with the acquisition, AIG issued approximately 290 million shares of its common stock in an exchange for all the outstanding common stock of AGC based on an exchange ratio of 0.5790 of a share of AIG common stock for each share of American General Corporation's common stock. The acquisition was accounted for as a pooling of interests and the accompanying supplemental financial statements have been prepared to retroactively combine AGC's financial statements for its six months ended June 30, 2001 with AIG's June 30, 2001 financial statements. These statements do not extend through the acquisition date. However, these statements will become AIG's historical consolidated financial statements after AIG issues its financial statements that include the acquisition date.

     All of the share information included herein reflects the application of the exchange ratio to the number of shares of AGC common stock outstanding at the relevant times rather than the number of shares of AIG common stock actually issued and outstanding at such times.

     The following is a reconciliation of the individual companies combined results for the six months ended 2001 and 2000:

(IN MILLIONS)                        AIG        AGC     TOTAL
--------------------------------------------------------------
                                JUNE 30,   JUNE 30,
2001
Revenues                        $24,729     $5,523     $30,252
Net income                        3,159         11       3,170
2000
Revenues                         22,316      5,472      27,788
Net income                        2,753        379       3,132
--------------------------------------------------------------

     (b) These statements are unaudited. In the opinion of management, all adjustments consisting of normal recurring accruals have been made for a fair presentation of the results shown. All material intercompany accounts and transactions have been eliminated. For further information, refer to the Annual Report on Form 10-K of AIG for the year ended December 31, 2000 (as amended by this Current Report on Form 8-K).

     (c) Earnings per share of AIG are based on the weighted average number of common shares outstanding during the period, retroactively adjusted to reflect all stock splits.

     Cash dividends per common share reflect the adjustment for a common stock split in the form of a 50 percent common stock dividend paid July 28, 2000. The quarterly dividend rate per common share, commencing with the dividend paid September 14, 2001 is $0.042.

     (d) Cash flow information for the six month periods ended June 30, 2001 and 2000 is as follows:

(IN MILLIONS)                                2001      2000
------------------------------------------------------------
Income taxes paid                           $  941    $  926
Interest paid                               $2,006    $1,628
------------------------------------------------------------

     (e) Segment Information:

     The following table summarizes the operations by major operating segment for the first six months and second quarter of 2001 and 2000 (in millions):

--------------------------------------------------------------------------------

                                                                         OPERATING SEGMENTS
                                                              ----------------------------------------
                                                                      SIX MONTHS          THREE MONTHS
                                                                  ENDED JUNE 30,        ENDED JUNE 30,
                                                              ------------------    ------------------
                                                               2001       2000       2001       2000
------------------------------------------------------------------------------------------------------
Revenues(1):
  General Insurance                                           $10,829    $ 9,841    $ 5,412    $ 5,059
  Life Insurance                                               14,924     13,576      7,723      6,877
  Financial Services                                            3,095      2,802      1,580      1,444
  Asset Management                                              1,760      1,705        890        852
  Other                                                          (356)      (136)      (309)       (71)
------------------------------------------------------------------------------------------------------
Total                                                         $30,252    $27,788    $15,296    $14,161
------------------------------------------------------------------------------------------------------
Operating income:
  General Insurance                                           $ 1,861    $ 1,771    $   910    $   884
  Life Insurance                                                2,787      2,374      1,459      1,233
  Financial Services                                              921        774        489        401
  Asset Management                                                569        550        282        277
  Other                                                        (1,388)(2)    (740)   (1,184)(2)    (535)
------------------------------------------------------------------------------------------------------
Total                                                         $ 4,750    $ 4,729    $ 1,956    $ 2,260
------------------------------------------------------------------------------------------------------

(1) Represents the sum of general net premiums earned, life premium income, net investment income, financial services commissions, transaction and other fees, asset management commissions and other fees, and realized capital gains (losses).

(2) Including pre-tax charge of $654 million for termination fee ($600 million) and other related costs in connection with AGC's termination of its merger agreement with Prudential plc.

     The following table summarizes AIG's general insurance operations by major reporting group for the first six months and second quarter of 2001 and 2000 (in millions):

                                                                        GENERAL INSURANCE
                                                              -------------------------------------
                                                                     SIX MONTHS        THREE MONTHS
                                                                 ENDED JUNE 30,      ENDED JUNE 30,
                                                              -----------------    ----------------
                                                               2001       2000      2001      2000
---------------------------------------------------------------------------------------------------
Revenues:
  Domestic Brokerage Group                                    $ 6,127    $5,195    $3,081    $2,694
  Foreign General                                               3,058     3,161     1,498     1,610
  Other                                                         1,644     1,485       833       755
---------------------------------------------------------------------------------------------------
Total                                                         $10,829    $9,841    $5,412    $5,059
---------------------------------------------------------------------------------------------------
Operating income before realized capital gains (losses)(1):
  Domestic Brokerage Group                                    $ 1,084    $  974    $  531    $  515
  Foreign General                                                 591       502       292       241
  Other                                                           244       286       124       131
---------------------------------------------------------------------------------------------------
Total                                                         $ 1,919    $1,762    $  947    $  887
---------------------------------------------------------------------------------------------------

(1) Realized capital gains (losses) are not deemed to be an integral part of AIG's general insurance operations' internal reporting groups.

     The following table summarizes AIG's life insurance operations by major reporting group for the first six months and second quarter of 2001 and 2000 (in millions):

                                                                          LIFE INSURANCE
                                                              --------------------------------------
                                                                  SIX MONTHS          THREE MONTHS
                                                                ENDED JUNE 30,       ENDED JUNE 30,
                                                              ------------------    ----------------
                                                               2001       2000       2001      2000
----------------------------------------------------------------------------------------------------
Revenues:
  American International Assurance Company Ltd. and Nan Shan
    Life Insurance Company, Ltd.                              $ 5,085    $ 4,676    $2,622    $2,408
  American Life Insurance Company                               2,784      2,750     1,382     1,378
  Domestic Life                                                 6,580      5,922     3,375     2,977
  Other                                                           475        228       344       114
----------------------------------------------------------------------------------------------------
Total                                                         $14,924    $13,576    $7,723    $6,877
----------------------------------------------------------------------------------------------------
Operating income before realized capital gains (losses)(1):
  American International Assurance Company Ltd. and Nan Shan
    Life Insurance Company, Ltd.                              $   779    $   673    $  416    $  360
  American Life Insurance Company                                 438        372       228       190
  Domestic Life                                                 1,512      1,350       759       693
  Other                                                            79         37        59        19
----------------------------------------------------------------------------------------------------
Total                                                         $ 2,808    $ 2,432    $1,462    $1,262
----------------------------------------------------------------------------------------------------

(1) Realized capital gains (losses) are not deemed to be an integral part of AIG's life insurance operations' internal reporting groups.

     The following table summarizes AIG's financial services operations by major reporting group for the first six months and second quarter of 2001 and 2000 (in millions):

                                                                       FINANCIAL SERVICES
                                                              ------------------------------------
                                                                 SIX MONTHS         THREE MONTHS
                                                               ENDED JUNE 30,      ENDED JUNE 30,
                                                              ----------------    ----------------
                                                               2001      2000      2001      2000
--------------------------------------------------------------------------------------------------
Revenues:
  International Lease Finance Corporation                     $1,278    $1,157    $  657    $  607
  AIG Financial Products Corp.                                   519       451       271       239
  American General Finance, Inc.                                 995       932       505       469
  AIG Trading Group Inc.                                          59       135        20        62
  Other                                                          244       127       127        67
--------------------------------------------------------------------------------------------------
Total                                                         $3,095    $2,802    $1,580    $1,444
--------------------------------------------------------------------------------------------------
Operating income:
  International Lease Finance Corporation                     $  344    $  310    $  184    $  171
  AIG Financial Products Corp.                                   354       278       189       139
  American General Finance, Inc.                                 220       189       117        97
  AIG Trading Group Inc.                                          14        35         7        13
  Other                                                          (11)      (38)       (8)      (19)
--------------------------------------------------------------------------------------------------
Total                                                         $  921    $  774    $  489    $  401
--------------------------------------------------------------------------------------------------

(f) Computation of Earnings Per Share

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
---------------------------------------------------------------------------------------------------
                                                                       Six Months      Three Months
                                                                   Ended June 30,    Ended June 30,
                                                                  ---------------   ---------------
                                                                   2001     2000     2001     2000
---------------------------------------------------------------------------------------------------
Share information reflects an adjustment for a common stock
  split in the form of a 50 percent common stock dividend
  paid July 28, 2000.
Numerator:
Net income (applicable to common stock) -- basic                  $3,170   $3,132   $1,315   $1,501
Dividends on preferred securities                                     --        5       --        2
---------------------------------------------------------------------------------------------------
Net income (applicable to common stock) -- diluted                $3,170   $3,137   $1,315   $1,503
---------------------------------------------------------------------------------------------------
Denominator:
Basic:
Average outstanding shares used in the computation of per
  share earnings:
  Common stock                                                     2,789    2,803    2,789    2,804
  Common stock in treasury                                          (167)    (199)    (168)    (204)
---------------------------------------------------------------------------------------------------
Average outstanding shares -- basic                                2,622    2,604    2,621    2,600
---------------------------------------------------------------------------------------------------
Diluted:
Average outstanding shares used in the computation of per
  share earnings:
  Common stock                                                     2,789    2,803    2,789    2,804
  Common stock in treasury                                          (167)    (199)    (168)    (204)
Stock options and stock purchase plan (treasury stock
  method)                                                             29       27       30       27
Convertible preferred securities                                      --        7       --        7
---------------------------------------------------------------------------------------------------
Average outstanding shares -- diluted                              2,651    2,638    2,651    2,634
---------------------------------------------------------------------------------------------------
Net income per share:
  Basic                                                           $ 1.21   $ 1.20   $ 0.50   $ 0.57
---------------------------------------------------------------------------------------------------
  Diluted                                                         $ 1.20   $ 1.19   $ 0.50   $ 0.57
---------------------------------------------------------------------------------------------------

     (g) Statement of Accounting Standards No. 130 "Comprehensive Income" (FASB
130) establishes standards for reporting comprehensive income and its components as part of capital funds. The reclassification adjustments with respect to available for sale securities were $(435) million and $(164) million for the first six months and $(349) million and $(92) million for the second quarter of 2001 and 2000, respectively.
     (h) Accounting Standards:
     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities". In June 2000, FASB issued Statement of Financial Accounting Standards No. 138 "Accounting for Derivative Instruments and Hedging Activities -- an amendment of FASB Statement No. 133" (collectively, FASB 133).

--------------------------------------------------------------------------------

     FASB 133 requires AIG to recognize all derivatives in the consolidated balance sheet at fair value. The financial statement recognition of the change in the fair value of a derivative depends on a number of factors, including the intended use of the derivative and the extent to which the derivative is effective as part of a hedge transaction. The changes in fair value of the derivative transactions of AIGFP and AIGTG are presented as a component of AIG's operating income. The discussion below relates to the derivative activities of AIG other than those of AIGFP and AIGTG.

     On the date the derivative contract is entered into, AIG designates the derivative as: (1) a hedge of the subsequent changes in the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge); (2) a hedge of a forecasted transaction, or the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge); or (3) a hedge of a net investment in a foreign operation. Fair value and cash flow hedges may involve foreign currencies ("foreign currency hedges"). The gain or loss in the fair value of a derivative that is designated, qualifies and is highly effective as a fair value hedge is recorded in current period earnings along with the loss or gain on the hedged item attributable to the hedged risk. The gain or loss in the fair value of a derivative that is designated, qualifies and is highly effective as a cash flow hedge is recorded in other comprehensive income, until earnings are affected by the variability of cash flows. The gain or loss in the fair value of a derivative that is designated, qualifies and is highly effective as a hedge of a net investment in a foreign operation is recorded in the foreign currency translation adjustments account within other comprehensive income. Changes in the fair value of derivatives used for other than the above hedging activities are reported in current period earnings.

     AIG documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as hedges to specific assets or liabilities on the balance sheet, or specific firm commitments or forecasted transactions. AIG also assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

     AIG adopted FASB 133 on January 1, 2001. In accordance with the transition provisions of FASB 133, AIG recorded in its consolidated income statement for the first six months of 2001 a cumulative effect of an accounting change adjustment loss of $6 million and is presented as a component of other income (deductions) -- net. This loss represents the net fair value of all previously unrecorded derivative instruments as of January 1, 2001, net of tax and after the application of hedge accounting. AIG also recorded in its consolidated statement of comprehensive income for the first six months of 2001 a cumulative effect of an accounting change adjustment gain of $150 million. This gain represents the increase in other comprehensive income, net of taxes, arising from recognizing the fair value of all derivative contracts designated as cash flow hedging instruments, and to a lesser extent, hedging instruments used to hedge net investments in foreign operations.

     AIG (excluding its two trading operations, AIGFP and AIGTG) uses derivative instruments (principally swap and forward contracts) to hedge risk exposures to interest rate and foreign currency risks. These risks arise primarily from available-for-sale fixed income securities, debt, policyholder account balance liabilities associated with guaranteed investment contracts and net investments in foreign operations. Other hedging activities, such as those involving forecasted transactions or equity securities, are not significant. During the first six months of 2001, there were no hedges that were discontinued or otherwise no longer qualify as hedges under FASB 133. With respect to fair value hedges, net income for the first six months reflected a net $3 million loss from hedge ineffectiveness. With respect to cash flow hedges, such ineffectiveness amounted to a net loss of less than $1 million. During the first six months of 2001, there were minor reclassifications to earnings from other comprehensive income under cash flow hedge accounting. These reclassifications were connected to programs of synthetically converting certain investment securities, debt issuances or policyholder account balance liabilities associated with guaranteed investment contracts, from a floating interest rate to a fixed interest rate. As at June 30, 2001, the maximum amount of net derivative losses to be reclassified into net income within the next twelve months is insignificant. The maximum length of time over which future cash flows are hedged is approximately 9 years.

     In addition to hedging activities, AIG also uses derivative instruments with respect to investment operations, which include, among other things, writing option contracts, and purchasing investments with embedded derivatives, such as equity linked notes and convertible bonds. All changes in the market value of these derivatives are recorded in earnings. AIG bifurcates an embedded derivative where: (1) the economic characteristics of the embedded instruments are not clearly and closely related to those of the remaining components of the financial instrument; and (2) a separate instrument with the same terms as the embedded instrument meets the definition of a derivative under FASB 133.

     In accordance with the transition provisions of FASB 133, AIG transferred bonds in the held to maturity, at amortized cost category into the bonds available for sale, at market value category. The amortized cost of the bonds transferred was $11.53 billion. The unrealized appreciation, net of deferred tax expense was approximately $339 million at the date of transfer and was recorded as a cumulative effect of an accounting change within other comprehensive income. Under the provisions of FASB 133, such a transfer does not affect AIG's intent nor its ability to hold current or future bonds to their maturity.

     (i) On July 31, 2001 AGC redeemed all preferred securities with respect to AGC's 8.45% Cumulative Monthly Income Preferred Securities and AGC's 8 1/8% Cumulative Monthly Income

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

Preferred Securities. These preferred securities had a total carrying value of $502 million. The redemption price of each class of preferred security was $25 per share, its liquidation value.

     (j) Subsequent Events

     AIG continues to update the estimates of its total expected net losses resulting from the terrorist attacks of September 11, 2001. It is impossible for any company to precisely estimate its total losses at the current time. Although AIG's property insurance coverages on the World Trade Center complex are minor, AIG expects ultimately to receive claims from many insureds across a wide range of coverages. Based on the information available at the current time, AIG's net pre-tax losses are expected to approximate $800 million.

     On August 29, 2001, AIG acquired AGC in a transaction accounted for as a pooling of interests. As a result, all financial information presented herein for the combined entity reflects the results of AGC as if AGC had been consolidated for all periods presented. It is estimated that the combined entity will incur one-time pre-tax costs of approximately $1.3 billion in the third quarter of 2001 ($950 million after tax) with additional less significant costs expected to be incurred in the fourth quarter of 2001 and in 2002 and 2003 related to the ongoing integration of operations.

     Approximately 40 percent of the one-time costs incurred in the third quarter are related to direct costs with respect to the acquisition such as investment banking, legal and accounting fees, employee severance and other termination benefits, and other compensation costs related to change in control provisions applicable to AGC executives. Also included in one-time costs are charges resulting from post-business combination plans. Such charges recognize that certain assets will have no future economic benefit or ability to generate future revenues. Such costs include asset impairment charges related to software, leasehold improvements and certain goodwill related to such operations as part of the post-business combination plans. Also included are certain adjustments associated with conforming AGC's balances to AIG's existing accounting policies and methodologies.

     Ongoing costs with respect to the integration of operations will be expensed in future periods as incurred. AIG expects that these ongoing costs will include costs for the integration of computer systems, the training and relocation of certain employees and the consolidation of facilities.

     As previously stated, AIG ultimately anticipates annual savings of approximately $400 million from the business combination, reflecting principally the benefits of reductions in redundant operations.

--------------------------------------------------------------------------------

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             American International Group, Inc. and Subsidiaries

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Quarterly Report on Form 10-Q and other publicly available documents may include, and AIG's officers and representatives may from time to time make, statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only AIG's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of AIG's control. These statements may address, among other things, AIG's strategy for growth, product development, regulatory approvals, market position, financial results and reserves. It is possible that AIG's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Important factors that could cause AIG's actual results to differ, possibly materially, from those in the specific forward-looking statements are discussed throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. AIG is not under any obligation to (and expressly disclaims any such obligations to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

OPERATIONAL REVIEW

GENERAL INSURANCE OPERATIONS

AIG's general insurance subsidiaries are multiple line companies writing substantially all lines of property and casualty insurance.

     Domestic general insurance operations are comprised of the Domestic Brokerage Group (DBG), which includes The Hartford Steam Boiler Inspection and Insurance Company (HSB) and the domestic operations of Transatlantic Holdings, Inc. (Transatlantic), Personal Lines, including 21st Century Insurance Group (21st Century), and Mortgage Guaranty.

     HSB was acquired on November 22, 2000, and was initially consolidated into AIG's financial statements during the fourth quarter of 2000.

     DBG is AIG's primary domestic division. DBG writes substantially all classes of business insurance, accepting such business mainly from insurance brokers. This provides DBG the opportunity to select specialized markets and retain underwriting control. Any licensed broker is able to submit business to DBG without the traditional agent-company contractual relationship, but such broker usually has no authority to commit DBG to accept a risk.

     Personal Lines engages in the mass marketing of personal lines insurance, primarily private passenger auto and homeowners and personal umbrella coverages.

     Mortgage Guaranty provides guaranty insurance on conventional first mortgage loans on single family dwellings and condominiums.

     AIG's Foreign General insurance group accepts risks primarily underwritten through American International Underwriters (AIU), a marketing unit consisting of wholly owned agencies and insurance entities. The Foreign General insurance group also includes business written by AIG's foreign-based insurance subsidiaries for their own accounts. The Foreign General insurance group uses various marketing methods to write both business and personal lines insurance with certain refinements for local laws, customs and needs. AIU operates in over 70 countries in Asia, the Pacific Rim, Europe, Africa, Middle East and Latin America. Transatlantic's foreign operations are included in this group. (See also Note (d) of Notes to Financial Statements.)

     General insurance operations for the six month periods ending June 30, 2001 and 2000 were as follows:

(IN MILLIONS)
------------------------------------------------------------
                                             2001      2000
------------------------------------------------------------
Net premiums written*:
  Domestic                                  $6,953    $5,741
  Foreign                                    2,967     2,989
------------------------------------------------------------
Total                                       $9,920    $8,730
------------------------------------------------------------
Net premiums earned*:
  Domestic                                  $6,694    $5,636
  Foreign                                    2,770     2,873
------------------------------------------------------------
Total                                       $9,464    $8,509
------------------------------------------------------------
Adjusted underwriting profit*:
  Domestic                                  $  219    $  229
  Foreign                                      277       210
------------------------------------------------------------
Total                                       $  496    $  439
------------------------------------------------------------
Net investment income:
  Domestic                                  $1,109    $1,031
  Foreign                                      314       292
------------------------------------------------------------
Total                                       $1,423    $1,323
------------------------------------------------------------
Operating income before realized capital
  gains (losses)*:
  Domestic                                  $1,328    $1,260
  Foreign                                      591       502
------------------------------------------------------------
Total                                        1,919     1,762
Realized capital gains (losses)                (58)        9
------------------------------------------------------------
Operating income                            $1,861    $1,771
------------------------------------------------------------

* Reflects the realignment of certain internal divisions in 2000.

     During the first six months of 2001, net premiums written and net premiums earned increased 13.6 percent and 11.2 percent, respectively, from those of 2000. During the first six months of 2001, AIG cancelled or non-renewed approximately $225 million of business worldwide that did not meet AIG's underwriting standards.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     General insurance domestic net premiums written and net premiums earned for the six month periods ended June 30, 2001 and 2000 were as follows:

(IN MILLIONS)
------------------------------------------------------------
                                             2001      2000
------------------------------------------------------------
Net premiums written:
  DBG*                                      $5,468    $4,290
  Personal Lines                             1,246     1,233
  Mortgage Guaranty                            239       218
------------------------------------------------------------
Total*                                      $6,953    $5,741
------------------------------------------------------------
Net premiums earned:
  DBG*                                      $5,181    $4,269
  Personal Lines                             1,273     1,147
  Mortgage Guaranty                            240       220
------------------------------------------------------------
Total*                                      $6,694    $5,636
------------------------------------------------------------

* Reflects the realignment of certain internal divisions in 2000.

     Commencing in the latter part of 1999 and continuing through 2001, the commercial property-casualty market place has experienced rate increases. Virtually all areas of DBG have experienced rate increases. Overall, DBG's net premiums written increased $1.18 billion or 27.5 percent in the first six months of 2001 over 2000.

     Personal Lines' net premiums written increased 1.1 percent or $13 million in the first six months of 2001 over 2000. The growth in 2001 primarily resulted from an increase in the number of policies issued with respect to preferred, standard and non-standard auto risks and increased rates.

     Foreign general insurance net premiums written and net premiums earned declined 0.7 percent and 3.6 percent, respectively, in the first six months of 2001 when compared to the same period of 2000. Foreign general insurance operations produced 29.9 percent of the general insurance net premiums written in the first six months of 2001 and 34.2 percent in 2000.

     In comparing the foreign currency exchange rates used to translate the results of AIG's foreign general operations during the first six months of 2001 to those foreign currency exchange rates used to translate AIG's foreign general results during the same period of 2000, the U.S. dollar strengthened in value in relation to most major foreign currencies in which AIG transacts business. Accordingly, when foreign net premiums written were translated into U.S. dollars for the purposes of the preparation of the consolidated financial statements, total general insurance net premiums written were approximately 3.0 percentage points less than they would have been if translated utilizing those foreign currency exchange rates which prevailed during that same period of 2000.

     Because of the nature and diversity of AIG's operations and the continuing rapid changes in the insurance industry worldwide, together with the factors discussed above, it is difficult to assess further or project future growth in AIG's net premiums written and reserve for losses and loss expenses.

     Net premiums written are initially deferred and earned based upon the terms of the underlying policies. The net unearned premium reserve constitutes deferred revenues which are generally earned ratably over the policy period. Thus, the net unearned premium reserve is not fully recognized as net premiums earned until the end of the policy period.

     AIG, along with most general insurance entities, uses the loss ratio, the expense ratio and the combined ratio as measures of performance. The loss ratio is the sum of losses and loss expenses incurred divided by net premiums earned. The expense ratio is statutory underwriting expenses divided by net premiums written. The combined ratio is the sum of the loss ratio and the expense ratio. These ratios are relative measurements that describe for every $100 of net premiums earned or written, the cost of losses and statutory expenses, respectively. The combined ratio presents the total cost per $100 of premium production. A combined ratio below 100 demonstrates underwriting profit; a combined ratio above 100 demonstrates underwriting loss. The statutory general insurance ratios were as follows:

------------------------------------------------------------
                                              2001     2000
------------------------------------------------------------
Domestic:
  Loss Ratio                                  80.64    80.84
  Expense Ratio                               16.49    16.41
------------------------------------------------------------
Combined Ratio                                97.13    97.25
------------------------------------------------------------
Foreign:
  Loss Ratio                                  61.12    63.96
  Expense Ratio                               30.86    28.95
------------------------------------------------------------
Combined Ratio                                91.98    92.91
------------------------------------------------------------
Consolidated:
  Loss Ratio                                  74.92    75.14
  Expense Ratio                               20.79    20.71
------------------------------------------------------------
Combined Ratio                                95.71    95.85
------------------------------------------------------------

     AIG believes that underwriting profit is the true measure of the performance of the core business of a general insurance company.

     Underwriting profit is measured in two ways: statutory underwriting profit and Generally Accepted Accounting Principles (GAAP) underwriting profit.

     Statutory underwriting profit is arrived at by reducing net premiums earned by net losses and loss expenses incurred and net expenses incurred. Statutory accounting differs from GAAP, as statutory accounting requires immediate expense recognition and ignores the matching of revenues and expenses as required by GAAP. That is, for statutory purposes, all expenses, most specifically acquisition expenses, are recognized immediately, not consistent with the revenues earned.

--------------------------------------------------------------------------------

     A basic premise of GAAP accounting is the recognition of expenses at the same time revenues are earned, the principle of matching. Therefore, to convert underwriting results to a GAAP basis, acquisition expenses are deferred and recognized together with the related revenues. Accordingly, the statutory underwriting profit has been adjusted as a result of acquisition expenses being deferred as required by GAAP. Thus, "adjusted underwriting profit" is a GAAP measurement which can be viewed as gross margin or an intermediate subtotal in calculating operating income and net income.

     A major part of the discipline of a successful general insurance company is to produce an underwriting profit, exclusive of investment income. If underwriting is not profitable, losses incurred are a major factor. The result is that the premiums are inadequate to pay for losses and expenses and produce a profit; therefore, investment income must be used to cover underwriting losses. If assets and the income therefrom are insufficient to pay claims and expenses over extended periods, an insurance company cannot survive. For these reasons, AIG views and manages its underwriting operations separately from its investment operations.

     The adjusted underwriting profits were $496 million in the first six months of 2001 and $439 million in the same period of 2000. Domestic adjusted underwriting profit increased primarily as a result of the disciplined underwriting of DBG. The regulatory, product type and competitive environment as well as the degree of litigation activity in any one country varies significantly. These factors have a direct impact on pricing and consequently profitability as reflected by adjusted underwriting profit and statutory general insurance ratios.

     AIG's results reflect the net impact of incurred losses from catastrophes approximating $48 million and $44 million in the first six months of 2001 and 2000, respectively. AIG's gross incurred losses from catastrophes approximated $101 million and $112 million in 2001 and 2000, respectively. The impact of losses caused by catastrophes can fluctuate widely from period to period, making comparisons of recurring type business more difficult. The pro forma table below excludes catastrophe losses in order to present comparable results of AIG's recurring core underwriting operations. The pro forma consolidated statutory general insurance ratios would be as follows:

------------------------------------------------------------
                                              2001     2000
------------------------------------------------------------
Loss Ratio                                    74.42    74.62
Expense Ratio                                 20.79    20.71
------------------------------------------------------------
Combined Ratio                                95.21    95.33
------------------------------------------------------------

     AIG's historic ability to maintain its combined ratio below 100 is primarily attributable to the profitability of AIG's foreign general insurance operations and AIG's emphasis on maintaining its disciplined underwriting, especially in the domestic specialty markets. In addition, AIG does not seek net premium growth where rates do not adequately reflect its assessment of exposures.

     General insurance net investment income in the first six months of 2001 increased 7.6 percent when compared to the same period of 2000. The growth in net investment income in 2001 was primarily attributable to new cash flow for investment. The new cash flow was generated from net general insurance operating cash flow and included the compounding of previously earned and reinvested net investment income. (See also the discussion under "Liquidity" herein.)

     General insurance realized capital losses were $58 million in the first six months of 2001 and realized capital gains were $9 million in 2000. These realized capital gains and losses resulted from the ongoing management of the general insurance investment portfolios within the overall objectives of the general insurance operations and arose primarily from the disposition of equity securities and available for sale fixed maturities as well as redemptions of fixed maturities.

     General insurance operating income in the first six months of 2001 increased 5.1 percent when compared to the same period of 2000. The contribution of general insurance operating income to income before income taxes and minority interest was 39.2 percent during the first six months of 2001 compared to 37.4 percent in the same period of 2000.

     AIG is a major purchaser of reinsurance for its general insurance operations. AIG is cognizant of the need to exercise good judgment in the selection and approval of both domestic and foreign companies participating in its reinsurance programs. AIG insures risks in over 70 countries and its reinsurance programs must be coordinated in order to provide AIG the level of reinsurance protection that AIG desires. These reinsurance arrangements do not relieve AIG from its direct obligations to its insureds.

     AIG's general reinsurance assets amounted to $23.88 billion and resulted from AIG's reinsurance arrangements. Thus, a credit exposure existed at June 30, 2001 with respect to reinsurance recoverable to the extent that any reinsurer may not be able to reimburse AIG under the terms of these reinsurance arrangements. AIG manages its credit risk in its reinsurance relationships by transacting with reinsurers that it considers financially sound, and when necessary AIG holds substantial collateral in the form of funds, securities and/or irrevocable letters of credit. This collateral can be drawn on for amounts that remain unpaid beyond specified time periods on an individual reinsurer basis. At December 31, 2000, approximately 43 percent of the general reinsurance assets were from unauthorized reinsurers. In order to obtain statutory recognition, nearly all of these balances were collateralized. The remaining 57 percent of the general reinsurance assets were from authorized reinsurers and over 95 percent of such balances are from reinsurers rated A-(excellent) or better, as rated by A.M. Best. This rating is a measure of financial strength. The terms authorized and unauthorized pertain to regulatory categories, not creditworthiness. Through June 30, 2001, these distribution percentages have not significantly changed.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     AIG's allowance for estimated unrecoverable reinsurance has not significantly changed from December 31, 2000 when AIG had allowances for unrecoverable reinsurance approximating $76 million. At that date AIG had no significant reinsurance recoverables from any individual reinsurer which is financially troubled (e.g., liquidated, insolvent, in receivership or otherwise subject to formal or informal regulatory restriction).

     AIG's Reinsurance Security Department conducts ongoing detailed assessments of the reinsurance markets and current and potential reinsurers, both foreign and domestic. Such assessments include, but are not limited to, identifying if a reinsurer is appropriately licensed, and has sufficient financial capacity, and the local economic environment in which a foreign reinsurer operates. This department also reviews the nature of the risks ceded and the need for collateral. In addition, AIG's Credit Risk Committee reviews the credit limits for and concentrations with any one reinsurer.

     AIG enters into certain intercompany reinsurance transactions for its general and life operations. AIG enters these transactions as a sound and prudent business practice in order to maintain underwriting control and spread insurance risk among various legal entities. These reinsurance agreements have been approved by the appropriate regulatory authorities. All material intercompany transactions have been eliminated in consolidation.

     At June 30, 2001, the consolidated general reinsurance assets of $23.88 billion include reinsurance recoverables for paid losses and loss expenses of $3.69 billion and $15.78 billion with respect to the ceded reserve for losses and loss expenses, including ceded losses incurred but not reported (IBNR) (ceded reserves). The ceded reserves represent the accumulation of estimates of ultimate ceded losses including provisions for ceded IBNR and loss expenses. The methods used to determine such estimates and to establish the resulting ceded reserves are continually reviewed and updated. Any adjustments therefrom are reflected in income currently. It is AIG's belief that the ceded reserves at June 30, 2001 were representative of the ultimate losses recoverable. In the future, as the ceded reserves continue to develop to ultimate amounts, the ultimate loss recoverable may be greater or less than the reserves currently ceded.

     At June 30, 2001, general insurance reserves for losses and loss expenses (loss reserves) amounted to $40.84 billion. These loss reserves represent the accumulation of estimates of ultimate losses, including IBNR, and loss expenses and amounts of discounting related to certain workers' compensation claims. At June 30, 2001, general insurance net loss reserves increased $112 million from prior year end to $25.06 billion. The net loss reserves represent loss reserves reduced by reinsurance recoverables, net of an allowance for unrecoverable reinsurance. The methods used to determine such estimates and to establish the resulting reserves are continually reviewed and updated. Any adjustments resulting therefrom are reflected in operating income currently. It is management's belief that the general insurance net loss reserves are adequate to cover all general insurance net losses and loss expenses as at June 30, 2001. In the future, if the general insurance net loss reserves develop deficiently, such deficiency would have an adverse impact on future results of operations.

     In a very broad sense, the general loss reserves can be categorized into two distinct groups: one group being long tail casualty lines of business. Such lines include excess and umbrella liability, directors and officers' liability, professional liability, medical malpractice, general liability, products' liability, and related classes. These lines account for approximately one-half of net losses and loss expenses. The other group is short tail lines of business consisting principally of property lines, certain classes of casualty lines and includes personal lines.

     Estimation of ultimate net losses and loss expenses (net losses) for long tail casualty lines of business is a complex process and depends on a number of factors, including the line and volume of the business involved. In the more recent accident years of long tail casualty lines there is limited statistical credibility in reported net losses. That is, a relatively low proportion of net losses would be reported claims and expenses and an even smaller proportion would be net losses paid. A relatively high proportion of net losses would therefore be IBNR.

     A variety of actuarial methods and assumptions are normally employed to estimate net losses for long tail casualty lines. These methods ordinarily involve the use of loss trend factors intended to reflect the estimated annual growth in loss costs from one accident year to the next. For the majority of long tail casualty lines, net loss trend factors approximated four percent. Loss trend factors reflect many items including changes in claims handling, exposure and policy forms and current and future estimates of monetary inflation and social inflation. Thus, many factors are implicitly considered in estimating the year to year growth in loss costs. Therefore, AIG's carried net long tail loss reserves are judgmentally set as well as tested for reasonableness using the most appropriate loss trend factors for each class of business. In the evaluation of AIG's net loss reserves, loss trend factors vary slightly, depending on the particular class and nature of the business involved. These factors are periodically reviewed and subsequently adjusted, as appropriate, to reflect emerging trends which are based upon past loss experience.

     Estimation of net losses for short tail business is less complex than for long tail casualty lines. Loss cost trends for many property lines can generally be assumed to be similar to the growth in exposure of such lines. For example, if the fire insurance coverage remained proportional to the actual value of the property, the growth in the property's exposure to fire loss can be approximated by the amount of insurance purchased.

     For other property and short tail casualty lines, the loss trend is implicitly assumed to grow at the rate that reported net losses grow from one year to the next. The concerns noted above for longer tail casualty lines with respect to the limited statistical credibility of reported net losses generally do not apply to shorter tail lines.

     AIG continues to receive claims asserting injuries from toxic waste, hazardous substances, and other environmental pollutants

--------------------------------------------------------------------------------

and alleged damages to cover the cleanup costs of hazardous waste dump sites (hereinafter referred to collectively as environmental claims) and indemnity claims asserting injuries from asbestos. The vast majority of these asbestos and environmental claims emanate from policies written in 1984 and prior years. AIG has established a specialized claims unit which investigates and adjusts all such asbestos and environmental claims. Commencing in 1985, standard policies contained an absolute exclusion for pollution related damage. However, AIG currently underwrites environmental impairment liability insurance on a claims made basis and excluded such claims from the analyses included herein.

     Estimation of asbestos and environmental claims loss reserves is a difficult process. These asbestos and environmental claims cannot be estimated by conventional reserving techniques as previously described. Quantitative techniques frequently have to be supplemented by subjective considerations including managerial judgment. Significant factors which affect the trends which influence the development of asbestos and environmental claims are the inconsistent court resolutions and judicial interpretations which broaden the intent of the policies and scope of coverage. The current case law can be characterized as still evolving and there is little likelihood that any firm direction will develop in the near future. Additionally, the exposure for cleanup costs of hazardous waste dump sites involves issues such as allocation of responsibility among potentially responsible parties and the government's refusal to release parties. The cleanup cost exposure may significantly change if potential Congressional reauthorization of Superfund dramatically changes the current program.

     In the interim, AIG and other industry members have and will continue to litigate the broadening judicial interpretation of the policy coverage and the liability issues. At the current time, it is not possible to determine the future development of asbestos and environmental claims with the same degree of reliability as is the case for other types of claims. Such development will be affected by the extent to which courts continue to expand the intent of the policies and the scope of the coverage, as they have in the past, as well as by the changes in Superfund and waste dump site coverage issues. Although the estimated liabilities for these claims are subject to a significantly greater margin of error than for other claims, the reserves carried for these claims at June 30, 2001 are believed to be adequate as these reserves are based on the known facts and current law. Furthermore, as AIG's net exposure retained relative to the gross exposure written was lower in 1984 and prior years, the potential impact of these claims is much smaller on the net loss reserves than on the gross loss reserves. In the future, if the environmental claims develop deficiently, such deficiency would have an adverse impact on future results of operations. (See the previous discussion on reinsurance collectibility herein.)

     The majority of AIG's exposures for asbestos and environmental claims are excess casualty coverages, not primary coverages. Thus, the litigation costs are treated in the same manner as indemnity reserves. That is, litigation expenses are included within the limits of the liability AIG incurs. Individual significant claim liabilities, where future litigation costs are reasonably determinable, are established on a case basis.

     A summary of reserve activity, including estimates for applicable IBNR, relating to asbestos and environmental claims separately and combined at June 30, 2001 and 2000 was as follows:

(IN MILLIONS)
-----------------------------------------------------------------------------------------------
                                                                  2001                2000
                                                             --------------      --------------
                                                             GROSS     NET       GROSS     NET
-----------------------------------------------------------------------------------------------
ASBESTOS:
Reserve for losses and loss expenses at beginning of year    $1,100    $338      $1,093    $306
Losses and loss expenses incurred                               191      38          29      14
Losses and loss expenses paid                                  (174)    (60)       (206)    (51)
-----------------------------------------------------------------------------------------------
Reserve for losses and loss expenses at end of period        $1,117    $316      $  916    $269
-----------------------------------------------------------------------------------------------
ENVIRONMENTAL:
Reserve for losses and loss expenses at beginning of year    $1,345    $517      $1,519    $585
Losses and loss expenses incurred                               (30)    (40)          3       2
Losses and loss expenses paid                                  (128)    (46)        (47)    (25)
-----------------------------------------------------------------------------------------------
Reserve for losses and loss expenses at end of period        $1,187    $431      $1,475    $562
-----------------------------------------------------------------------------------------------
COMBINED:
Reserve for losses and loss expenses at beginning of year    $2,445    $855      $2,612    $891
Losses and loss expenses incurred                               161      (2)         32      16
Losses and loss expenses paid                                  (302)   (106)       (253)    (76)
-----------------------------------------------------------------------------------------------
Reserve for losses and loss expenses at end of period        $2,304    $747      $2,391    $831
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     The gross and net IBNR included in the aforementioned reserve for losses and loss expenses at June 30, 2001 and December 31, 2000 were estimated as follows:

(IN MILLIONS)
----------------------------------------------------------------------------------------------
                                                                   2001              2000
                                                              --------------    --------------
                                                              GROSS     NET     GROSS     NET
----------------------------------------------------------------------------------------------
Combined                                                      $1,040    $287    $1,042    $314
----------------------------------------------------------------------------------------------

     A summary of asbestos and environmental claims count activity for the six month periods ended June 30, 2001 and 2000 was as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                 2001                                  2000
                                                  -----------------------------------   -----------------------------------
                                                  ASBESTOS   ENVIRONMENTAL   COMBINED   ASBESTOS   ENVIRONMENTAL   COMBINED
---------------------------------------------------------------------------------------------------------------------------
Claims at beginning of year                        6,796        11,323        18,119     6,746        13,432        20,178
Claims during year:
  Opened                                             481         1,087         1,568       395           909         1,304
  Settled                                            (77)         (776)         (853)      (61)         (348)         (409)
  Dismissed or otherwise resolved                   (426)       (1,708)       (2,134)     (287)       (1,766)       (2,053)
---------------------------------------------------------------------------------------------------------------------------
Claims at end of period                            6,774         9,926        16,700     6,793        12,227        19,020
---------------------------------------------------------------------------------------------------------------------------

     The average cost per claim settled, dismissed or otherwise resolved for the six month periods ended June 30, 2001 and 2000 was as follows:

-------------------------------------------------------------------
                               2001                    2000
                       --------------------    --------------------
                        GROSS        NET        GROSS        NET
-------------------------------------------------------------------
Asbestos               $345,900    $119,300    $592,000    $146,600
Environmental            51,500      18,500      22,200      11,800
Combined                101,100      35,500     102,800      30,900
-------------------------------------------------------------------

     A.M. Best, an insurance rating agency, has developed a survival ratio to measure the number of years it would take a company to exhaust both its asbestos and environmental reserves for losses and loss expenses based on that company's current level of asbestos and environmental claims payments. This is a ratio derived by taking the current ending losses and loss expense reserves and dividing by the average annual payments for the prior three years. Therefore, the ratio derived is a simplistic measure of an estimate of the number of years it would be before the current ending losses and loss expense reserves would be paid off using recent average payments. The higher the ratio, the more years the reserves for losses and loss expenses cover these claims payments. These ratios are computed based on the ending reserves for losses and loss expenses over the respective claims settlements during the fiscal year. Such payments include indemnity payments and legal and loss adjustment payments. It should be noted, however, that this is an extremely simplistic approach to measuring asbestos and environmental reserve levels. Many factors, such as aggressive settlement procedures, mix of business and level of coverage provided, have significant impact on the amount of asbestos and environmental losses and loss expense reserves, ultimate payments thereof and the resultant ratio.

     The developed survival ratios include both involuntary and voluntary indemnity payments. Involuntary payments are primarily attributable to court judgments, court orders, covered claims with no coverage defenses, state mandated cleanup costs, claims where AIG's coverage defenses are minimal, and settlements made less than six months before the first trial setting. Also, AIG considers all legal and loss adjustment payments as involuntary.

     AIG believes voluntary indemnity payments should be excluded from the survival ratio. The special asbestos and environmental claims unit actively manages AIG's asbestos and environmental claims and proactively pursues early settlement of environmental claims for all known and unknown sites. As a result, AIG reduces its exposure to future environmental loss contingencies.

     AIG's survival ratios for involuntary asbestos and environmental claims, separately and combined, were based upon a three year average payment. These ratios at June 30, 2001 and 2000 were as follows:

------------------------------------------------------------
                                  2001             2000
                              -------------    -------------
                              GROSS    NET     GROSS    NET
------------------------------------------------------------
Involuntary survival ratios:
  Asbestos                      3.2     3.4      2.8     3.9
  Environmental                17.4    16.3     19.1    18.3
  Combined                      6.6     7.5      6.9     9.4
------------------------------------------------------------

     AIG's operations are negatively impacted under guarantee fund assessment laws which exist in most states. As a result of operating in a state which has guarantee fund assessment laws, a

--------------------------------------------------------------------------------

solvent insurance company may be assessed for certain obligations arising from the insolvencies of other insurance companies which operated in that state. AIG generally records these assessments upon notice. Additionally, certain states permit at least a portion of the assessed amount to be used as a credit against a company's future premium tax liabilities. Therefore, the ultimate net assessment cannot reasonably be estimated. The guarantee fund assessments net of credits for 2000 were $15 million. Based upon current information, AIG does not anticipate that its net assessment will be significantly different in 2001.

     AIG is also required to participate in various involuntary pools (principally workers' compensation business) which provide insurance coverage for those not able to obtain such coverage in the voluntary markets. This participation is also recorded upon notification, as these amounts cannot reasonably be estimated.

LIFE INSURANCE OPERATIONS

     AIG's life insurance subsidiaries offer a wide range of traditional insurance and financial and investment products. Traditional products consist of individual and group life, annuity, endowment and accident and health policies. Financial and investment products consist of single premium annuity, variable annuities, guaranteed investment contracts, universal life and pensions.

     AIG's three principal overseas life operations are American Life Insurance Company (ALICO), American International Assurance Company, Limited together with American International Assurance Company (Bermuda) Limited (AIA) and Nan Shan Life Insurance Company, Ltd. (Nan Shan). ALICO is incorporated in Delaware and all of its business is written outside of the United States. ALICO has operations either directly or through subsidiaries in approximately 50 countries located in Europe, Africa, Latin America, the Caribbean, the Middle East, and the Far East, with Japan being the largest territory. AIA operates primarily in Hong Kong, Singapore, Malaysia and Thailand. Nan Shan operates in Taiwan. AIG's domestic life operations are comprised of three separate operations, the life insurance subsidiaries of AGC, AIG's domestic life companies and the life insurance subsidiaries of SunAmerica Inc. (SunAmerica), a Delaware corporation which owns substantially all of the subsidiaries which were owned by SunAmerica Inc., the Maryland corporation which was merged into AIG in January 1999. The domestic subsidiaries of AIG and SunAmerica sell primarily financial and investment type products, while AGC's subsidiaries sell these as well as traditional life products. (See also Note (d) of Notes to Financial Statements.)

     Life insurance operations for the six month periods ending June 30, 2001 and 2000 were as follows:

(IN MILLIONS)
--------------------------------------------------------------
                                            2001        2000
--------------------------------------------------------------
Premium income:
  Domestic                               $    2,590   $  2,398
  Foreign                                     6,603      6,095
--------------------------------------------------------------
Total                                    $    9,193   $  8,493
--------------------------------------------------------------
Net investment income:
  Domestic                               $    4,017   $  3,609
  Foreign                                     1,735      1,532
--------------------------------------------------------------
Total                                    $    5,752   $  5,141
--------------------------------------------------------------
Operating income before realized
  capital losses:
  Domestic                               $    1,512   $  1,350
  Foreign                                     1,296      1,082
--------------------------------------------------------------
Total                                         2,808      2,432
Realized capital losses                         (21)       (58)
--------------------------------------------------------------
Operating income                         $    2,787   $  2,374
--------------------------------------------------------------
Life insurance in-force:*
  Domestic                               $  497,493   $477,576
  Foreign                                   657,396    494,316
--------------------------------------------------------------
Total                                    $1,154,889   $971,892
--------------------------------------------------------------

* Amounts presented were as at June 30, 2001 and December 31, 2000, respectively. June 30, 2001, included AIG Star Life Insurance Co., Ltd., (formerly The Chiyoda Mutual Life Insurance Company).

     AIG's life premium income during the first six months of 2001 represented a
8.2 percent increase from the same period in 2000. Foreign life operations produced 71.8 percent of the life premium income in both 2001 and 2000.

     The traditional life products, particularly individual life products, were major contributors to the growth in foreign premium income. These traditional life products, coupled with the increased distribution of financial and investment products contributed to the growth in foreign investment income. A mixture of traditional, accident and health and financial products are being sold in Japan through ALICO.

     As previously discussed, the U.S. dollar strengthened in value in relation to most major foreign currencies in which AIG transacts business. Accordingly, for the first six months of 2001, when foreign life premium income was translated into U.S. dollars for purposes of the preparation of the consolidated financial statements, total life premium income was approximately 5.9 percentage points less than it would have been if translated utilizing exchange rates prevailing in 2000.

     Life insurance net investment income increased 11.9 percent during the first six months of 2001. The growth in net investment income was primarily attributable to both foreign and domestic new cash flow for investment. The new cash flow was generated

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

from life insurance operations and included the compounding of previously earned and reinvested net investment income. (See also the discussion under "Liquidity" herein.)

     Life insurance realized capital losses for the first six months were $21 million in 2001 and $58 million in 2000. These realized capital losses resulted from the ongoing management of the life insurance investment portfolios within the overall objectives of the life insurance operations and arose primarily from the disposition of equity securities and available for sale fixed maturities as well as redemptions of fixed maturities.

     Life insurance operating income during the first six months of 2001 increased 17.4 percent to $2.79 billion. Excluding realized capital losses from life insurance operating income, the percent increase would be 15.5 percent. The contribution of life insurance operating income to income before income taxes and minority interest amounted to 58.7 percent during the first six months of 2001 compared to 50.2 percent in the same period of 2000.

     The risks associated with the traditional life and accident and health products are underwriting risk and investment risk. The risk associated with the financial and investment contract products is investment risk.

     Underwriting risk represents the exposure to loss resulting from the actual policy experience adversely emerging in comparison to the assumptions made in the product pricing associated with mortality, morbidity, termination and expenses. AIG's foreign life companies limit their maximum underwriting exposure on traditional life insurance of a single life to approximately one million dollars of coverage and AIG's domestic life companies, including those of AGC, limit their maximum underwriting exposure on traditional life insurance of a single life to $2.5 million of coverage by using yearly renewable term reinsurance.

     The investment risk represents the exposure to loss resulting from the cash flows from the invested assets, primarily long-term fixed rate investments, being less than the cash flows required to meet the obligations of the expected policy and contract liabilities and the necessary return on investments.

     To minimize its exposure to investment risk, AIG tests the cash flows from the invested assets and the policy and contract liabilities using various interest rate scenarios to assess whether there is a liquidity excess or deficit. If a rebalancing of the invested assets to the policy and contract claims became necessary and did not occur, a demand could be placed upon liquidity. (See also the discussion under "Liquidity" herein.)

     The asset-liability relationship is appropriately managed in AIG's foreign operations, as it has been throughout AIG's history, even though certain territories lack qualified long-term investments or there are investment restrictions imposed by the local regulatory authorities. For example, in Japan and several Southeast Asia territories, the duration of the investments is often for a shorter period than the effective maturity of the related policy liabilities. Therefore, there is a risk that the reinvestment of the proceeds at the maturity of the initial investments may be at a yield below that of the interest required for the accretion of the policy liabilities. At December 31, 2000, the average duration of the investment portfolio in Japan was 6.0 years.

     Additionally, there exists a future investment risk associated with certain policies currently in force which will have premium receipts in the future. That is, the investment of these future premium receipts may be at a yield below that required to meet future policy liabilities. The anticipated average period for the receipt and investment of these future premium receipts is 6.1 years. These durations compare with an estimated average duration of 10.4 years for the corresponding policy liabilities. These durations have not changed significantly during 2001. To maintain an adequate yield to match the interest necessary to support future policy liabilities, constant management focus is required to reinvest the proceeds of the maturing securities and to invest the future premium receipts without sacrificing investment quality. To the extent permitted under local regulation, AIG may invest in qualified longer-term securities outside Japan to achieve a closer matching in both duration and the required yield. AIG is able to manage any asset-liability duration difference through maintenance of sufficient global liquidity and to support any operational shortfall through its international financial network. (See also the discussion under "Liquidity" herein.)

     The asset-liability relationship is appropriately managed in AIG's domestic operations, as there is ample supply of qualified long-term investments.

     AIG uses asset-liability matching as a management tool worldwide to determine the composition of the invested assets and marketing strategies. As a part of these strategies, AIG may determine that it is economically advantageous to be temporarily in an unmatched position due to anticipated interest rate or other economic changes.

FINANCIAL SERVICES OPERATIONS

     AIG's financial services subsidiaries engage in diversified financial products and services including premium financing, banking services and consumer finance services.

     International Lease Finance Corporation (ILFC) engages primarily in the acquisition of new and used commercial jet aircraft and the leasing and remarketing of such aircraft to airlines around the world. Also, ILFC provides, for a fee, fleet management services to certain third-party operators. (See also Note (d) of Notes to Financial Statements.)

     AIG Financial Products Corp. and its subsidiaries (AIGFP) structure financial transactions, including long-dated interest rate and currency swaps and structured borrowings through notes, bonds and guaranteed investment agreements. (See also Note (d) of Notes to Financial Statements.)

     American General Finance, Inc. and its subsidiaries (AGF) provide a wide variety of consumer finance products, including

--------------------------------------------------------------------------------

mortgages, consumer loans, retail sales finance and credit related insurance to customers in the United States. (See also Note (d) of Notes to Financial Statements.)

     AIG Trading Group Inc. and its subsidiaries (AIGTG) engage in various commodities trading, foreign exchange trading, interest rate swaps and market making activities. (See also Note (d) of Notes to Financial Statements.)

     Financial services operations for the six month periods ending June 30, 2001, and 2000 were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                              2001      2000
-------------------------------------------------------------
REVENUES:
International Lease Finance Corporation      $1,278    $1,157
AIG Financial Products Corp.*                   519       451
American General Finance, Inc.                  995       932
AIG Trading Group Inc.*                          59       135
Other                                           244       127
-------------------------------------------------------------
Total                                        $3,095    $2,802
-------------------------------------------------------------
OPERATING INCOME:
International Lease Finance Corporation      $  344    $  310
AIG Financial Products Corp.                    354       278
American General Finance, Inc.                  220       189
AIG Trading Group Inc.                           14        35
Other, including intercompany adjustments       (11)      (38)
-------------------------------------------------------------
Total                                        $  921    $  774
-------------------------------------------------------------

* Represents commissions, transaction and other fees.

     Financial services operating income increased 19.0 percent in the first six months of 2001 over 2000.

     Financial services operating income represented 19.4 percent of AIG's income before income taxes and minority interest in the first six months of 2001. This compares to 16.4 percent in the same period of 2000.

     ILFC generates its revenues primarily from leasing new and used commercial jet aircraft to domestic and foreign airlines. Revenues also result from the remarketing of commercial jets for its own account, for airlines and for financial institutions. Revenues in the first six months of 2001 increased 10.5 percent from the same period of 2000. The revenue growth resulted primarily from the increase in flight equipment available for operating lease and the increase in the relative cost of the leased fleet. Approximately 20 percent of ILFC's operating lease revenues are derived from U.S. and Canadian airlines. During the first six months of 2001, operating income increased 11.0 percent from the same period of 2000. ILFC finances its purchases of aircraft primarily through the issuance of a variety of debt instruments. The composite borrowing rates at the end of the first six months of 2001 and 2000 were 5.49 percent and 6.33 percent, respectively. (See also the discussions under "Capital Resources" and "Liquidity" herein and Note (d) of Notes to Financial Statements.)

     ILFC is exposed to loss through non-performance of aircraft lessees, through owning aircraft which it would be unable to sell or re-lease at acceptable rates at lease expiration and through committing to purchase aircraft which it would be unable to lease. ILFC manages its lessee non-performance exposure through credit reviews and security deposit requirements. At June 30, 2001, there were 429 aircraft subject to operating leases and there was one aircraft off lease. (See also the discussions under "Capital Resources" and "Liquidity" herein.)

     AIGFP participates in the derivatives dealer market conducting, primarily as principal, an interest rate, currency, equity and credit derivative products business. AIGFP also enters into structured transactions including long-dated forward foreign exchange contracts, option transactions, liquidity facilities and investment agreements and invests in a diversified portfolio of securities. AIGFP derives substantially all its revenues from proprietary positions entered in connection with counterparty transactions rather than from speculative transactions. Revenues in the first six months of 2001 increased 15.2 percent from the same period of 2000. During the first six months of 2001, operating income increased 27.1 percent from the same period of 2000. As AIGFP is a transaction-oriented operation, current and past revenues and operating results may not provide a basis for predicting future performance. (See also the discussions under "Capital Resources," "Liquidity" and "Derivatives" herein and Note (d) of Notes to Financial Statements.)

     AGF derives a substantial portion of its revenues from finance charges assessed on outstanding mortgages and finance receivables. Revenues in the first six months of 2001 increased 6.8 percent from the same period of 2000.

     The growth in revenues was generally due to the growth in the average finance receivables and higher finance margins. During the first six months of 2001, operating income increased 16.4 percent from the same period of 2000. The increase in operating income resulted from the growth as described above.

     AGF is exposed to loss when contractual payments are not received. AGF manages its collection exposure through the mix of types of loans and security thereon.

     AIGTG derives a substantial portion of their revenues from market making and trading activities, as principals, in foreign exchange, interest rates and precious and base metals. Revenues in the first six months of 2001 decreased
56.4 percent from the same period of 2000. During the first six months of 2001, operating income decreased 60.5 percent from the same period of 2000. As AIGTG is a transaction-oriented operation, current and past revenues and operating results may not provide a basis for predicting future performance or for comparing revenues to operating income. (See also the discussions under "Capital Resources," "Liquidity" and "Derivatives" herein and Note (d) of Notes to Financial Statements.)

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     AIG Consumer Finance Group, Inc., through its subsidiaries, is engaged in developing a multi-product consumer finance business with an emphasis on emerging markets.

ASSET MANAGEMENT OPERATIONS

AIG's asset management operations offer a wide variety of investment vehicles and services, including variable annuities, mutual funds, and investment asset management. Such products and services are offered to individuals and institutions both domestically and internationally.

     AIG's four principal asset management operations are SunAmerica's asset management operations (SAAMCo), AIG Global Investment Group, Inc. and its subsidiaries (Global Investment) and AIG Capital Partners, Inc. (Cap Partners) and AGC's asset management operations through The Variable Annuity Life Insurance Company (VALIC). SAAMCo develops and sells variable annuities and other investment products, sells and manages mutual funds and provides financial services. Global Investment manages third-party institutional, retail and private equity funds invested assets on a global basis, and provides custodial services. Cap Partners organizes, and manages the invested assets of institutional investment funds and may also invest in such funds. VALIC provides tax qualified annuities to the employees of educational, healthcare and governmental entities. Each of these subsidiary operations receives fees for investment products and services provided.

     Asset management operations for the six month periods ending June 30, 2001 and 2000 were as follows:

(IN MILLIONS)
------------------------------------------------------------
                                             2001      2000
------------------------------------------------------------
REVENUES:
AGC                                         $1,149    $1,112
SunAmerica                                     348       365
Other                                          263       228
------------------------------------------------------------
Total                                       $1,760    $1,705
------------------------------------------------------------
OPERATING INCOME:
AGC                                         $  358    $  340
SunAmerica                                     125       153
Other                                           86        57
------------------------------------------------------------
Total                                       $  569    $  550
------------------------------------------------------------

     Asset management operating income in the first six months of 2001 increased
3.5 percent when compared to the same period of 2000.

     Asset management operating income represented 12.0 percent of AIG's income before income taxes and minority interest in the first six months of 2001. This compares to 11.6 percent in the same period of 2000.

     At June 30, 2001, AIG's third party assets under management, including both retail mutual funds and institutional accounts, approximated $38 billion.

OTHER OPERATIONS

Other realized capital losses amounted to $356 million, and $115 million in the first six months of 2001 and 2000, respectively.

     Other income (deductions)-net includes AIG's equity in certain minor majority-owned subsidiaries and certain partially-owned companies, realized foreign exchange transaction gains and losses in substantially all currencies and unrealized gains and losses in hyperinflationary currencies, as well as the income and expenses of the parent holding company and other miscellaneous income and expenses. In the first six months of 2001, net deductions amounted to $1.03 billion. In the same period of 2000, net deductions amounted to $625 million. The cumulative effect of an accounting change resulting from the adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" and Statement of Financial Accounting Standards No. 138 "Accounting for Derivative Instruments and Hedging
Activities -- an amendment of FASB Statement No. 133" (collectively, FASB 133) was a loss of $6 million, net of tax, and is presented as a component of Other income (deductions)-net.

     Income before income taxes and minority interest amounted to $4.76 billion in the first six months of 2001. Income before income taxes and minority interest amounted to $4.73 billion in the same period of 2000.

     In the first six months of 2001, AIG recorded a provision for income taxes of $1.37 billion compared to the provision of $1.40 billion in the same period of 2000. These provisions represent effective tax rates of 28.9 percent in the first six months of 2001, and 29.6 percent in the same period of 2000.

     Minority interest represents minority shareholders' equity in income of certain majority-owned consolidated subsidiaries. Minority interest amounted to $209 million and $198 million in the first six months of 2001 and 2000, respectively.

     Net income amounted to $3.17 billion in the first six months of 2001 and $3.13 billion in the same period of 2000. The increases in net income over the periods resulted from those factors described above.

CAPITAL RESOURCES

At June 30, 2001, AIG had total capital funds of $50.64 billion and total borrowings of $64.47 billion. At that date, $58.95 billion of such borrowings were either not guaranteed by AIG or were matched borrowings under obligations of guaranteed investment agreements (GIAs) or matched notes and bonds payable.

--------------------------------------------------------------------------------

     Total borrowings and borrowings not guaranteed or matched at June 30, 2001 and December 31, 2000 were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                            2001       2000
-------------------------------------------------------------
GIAs -- AIGFP                              $14,977    $13,595
-------------------------------------------------------------
Commercial Paper:
  AGC(a)                                     2,861      1,921
  AGF(a)                                     4,996      5,162
  AIG Funding, Inc.                          2,024        968
  ILFC(a)                                    4,139      4,259
  A.I. Credit Corp.                             --        597
  AIG Finance (Taiwan) Limited(a)              108        104
  AIG Credit Card Company (Taiwan)(a)           47         36
-------------------------------------------------------------
  Total                                     14,175     13,047
-------------------------------------------------------------
Medium Term Notes:
  AGF(a)                                     3,518      3,069
  ILFC(a)                                    4,274      3,175
  AIG                                          656        582
-------------------------------------------------------------
  Total                                      8,448      6,826
-------------------------------------------------------------
Notes and Bonds Payable:
  ILFC(a)                                    6,429      5,529
  AIGFP                                     14,098      8,755
  AIG                                          726        720
  AGC(a)                                     1,339      1,338
  AGF(a)                                     2,402      2,602
-------------------------------------------------------------
  Total                                     24,994     18,944
-------------------------------------------------------------
Loans and Mortgages Payable:
  ILFC(a)(b)                                   415        463
  AIG Finance (Hong Kong) Limited(a)           256        346
  AIG Consumer Finance Group, Inc.(a)          765        662
  AIG                                          442        440
-------------------------------------------------------------
  Total                                      1,878      1,911
-------------------------------------------------------------
  Total Borrowings                          64,472     54,323
-------------------------------------------------------------
Borrowings not guaranteed by AIG            31,549     28,666
Matched GIA borrowings                      14,977     13,595
Matched notes and bonds payable -- AIGFP    12,426      8,127
-------------------------------------------------------------
                                            58,952     50,388
-------------------------------------------------------------
Remaining borrowings of AIG                $ 5,520    $ 3,935
-------------------------------------------------------------

(a) AIG does not guarantee or support these borrowings.
(b) Capital lease obligations.

     The maturity distributions of total borrowings at June 30, 2001 and December 31, 2000 were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                            2001       2000
-------------------------------------------------------------
Short-term borrowings                      $18,079    $16,254
Long-term borrowings(a)                     46,393     38,069
-------------------------------------------------------------
Total borrowings                           $64,472    $54,323
-------------------------------------------------------------

(a) Including commercial paper and excluding that portion of long-term debt maturing in less than one year.

     During the first six months of 2001, AIGFP increased the aggregate principal amount outstanding of its notes and bonds payable to $14.10 billion. AIGFP uses the proceeds from the issuance of notes and bonds and GIA borrowings to invest in a diversified portfolio of securities and derivative transactions. The funds may also be temporarily invested in securities purchased under agreements to resell. (See also the discussions under "Operational Review", "Liquidity" and "Derivatives" herein.)

     AIG Funding, Inc. (Funding), through the issuance of commercial paper, fulfills the short-term cash requirements of AIG and its non-insurance subsidiaries. Funding intends to continue to meet AIG's funding requirements through the issuance of commercial paper guaranteed by AIG. This issuance of Funding's commercial paper is subject to the approval of AIG's Board of Directors. ILFC and A.I. Credit Corp. (AICCO) as well as AIG Credit Card Company (Taiwan) -- (AIGCCC-Taiwan) and AIG Finance (Taiwan) Limited -- (AIGF-Taiwan), both consumer finance subsidiaries in Taiwan, AGC and AGF have issued commercial paper for the funding of their own operations. At June 30, 2001, AIG did not guarantee or support the commercial paper of any of its subsidiaries other than Funding. In early 2001, AICCO ceased issuing commercial paper under its program and the agreement which AIG had provided supporting the commercial paper was terminated; AICCO's funding requirements are now met through Funding's program. (See also the discussion under "Derivatives" herein.)

     AIG and Funding have entered into syndicated revolving credit facilities (collectively, the Facility) aggregating $1.5 billion. The Facility consists of $1.0 billion in a short-term revolving credit facility and a $500 million five year revolving credit facility. The Facility can be used for general corporate purposes and also to provide backup for AIG's commercial paper programs administered by Funding. There are currently no borrowings outstanding under the Facility, nor were any borrowings outstanding as of June 30, 2001.

     AGC and AGF shared in a $6.2 billion unsecured bank credit facility to support their commercial paper borrowings. There were no borrowings under this facility as of June 30, 2001. AGC had $400 million in aggregate principal amount of debt securities registered and available for issuance as of June 30, 2001. AGF had $1.0 billion in aggregate principal amount of debt securities registered and available for issuance at June 30, 2001. AGC uses the proceeds from the issuance of notes and bonds for general corporate purposes. AGF uses the proceeds from the issuance of notes and bonds for the funding of its finance receivables.

     At June 30, 2001, ILFC had increased the aggregate principal amount outstanding of its medium term and term notes to $10.70 billion, a net increase of $2.0 billion, and recorded a net decline in its capital lease obligations of $48 million and a net decrease in its commercial paper of $120 million. At June 30,

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

2001, ILFC had $3.08 billion in aggregate principal amount of debt securities registered for issuance from time to time. In addition, ILFC has a Euro Medium Term Note Program for $2.0 billion, under which $771 million in notes were sold through June 30, 2001.

     ILFC has a $4.3 billion Export Credit Facility for use in connection with the purchase of approximately 75 aircraft to be delivered through 2001. ILFC has the right, but is not required, to use the facility to fund 85 percent of each aircraft's purchase price. This facility is guaranteed by various European Export Credit Agencies. The interest rate varies from 5.75 percent to 5.90 percent on these aircraft depending on the delivery date of the aircraft. Through June 30, 2001, ILFC borrowed $2.5 billion under this facility. Borrowings with respect to this facility are included in Notes and Bonds Payable in the accompanying table of borrowings.

     The proceeds of ILFC's debt financing are primarily used to purchase flight equipment, including progress payments during the construction phase. The primary sources for the repayment of this debt and the interest expense thereon are the cash flow from operations, proceeds from the sale of flight equipment and the rollover and refinancing of the prior debt. (See also the discussions under "Operational Review" and "Liquidity" herein.)

     During the first six months of 2001, AIG issued $129 million principal amount of Medium Term Notes and $55 million of previously issued notes matured. At June 30, 2001, AIG had $652 million in aggregate principal amount of debt securities registered for issuance from time to time.

     AIG's capital funds increased $3.20 billion during the first six months of 2001. Unrealized appreciation of investments, net of taxes increased $557 million. During the first six months of 2001, the cumulative translation adjustment loss, net of taxes, increased $245 million. The change from period to period with respect to the unrealized appreciation of investments, net of taxes was primarily impacted by the decline in domestic interest rates. The transfer of bonds in the held to maturity, at amortized cost category to the bonds available for sale, at market value category in accordance with the transition provisions of FASB 133 resulted in a gain of $339 million recorded in the statement of comprehensive income as a cumulative effect of an accounting change adjustment. (See also the discussion under "Operational Review" and "Liquidity" herein.) At June 30, 2001, capital funds included a cumulative effect of an accounting change adjustment gain of $150 million. During the first six months of 2001, there was a loss of $149 million, net of taxes relating to derivative contracts designated as cash flow hedging instruments. (See also the discussion under Notes to Financial Statements and the Consolidated Statement of Comprehensive Income.) During the first six months of 2001, retained earnings increased $2.76 billion, resulting from net income less dividends.

     During the period from January 2001 through June 30, 2001, AIG repurchased in the open market 2,795,000 shares of its common stock. AIG intends to continue to buy its common shares in the open market for general corporate purposes, including to satisfy its obligations under various employee benefit plans.

     Payments of dividends to AIG by its insurance subsidiaries are subject to certain restrictions imposed by statutory authorities. AIG has in the past reinvested most of its unrestricted earnings in its operations and believes such continued reinvestment in the future will be adequate to meet any foreseeable capital needs. However, AIG may choose from time to time to raise additional funds through the issuance of additional securities. At June 30, 2001, there were no significant statutory or regulatory issues which would impair AIG's financial condition, results of operations or liquidity. To AIG's knowledge, no AIG company is on any regulatory or similar "watch list". (See also the discussion under "Liquidity" herein.)

     AIG's insurance subsidiaries, in common with other insurers, are subject to regulation and supervision by the states and jurisdictions in which they do business. The National Association of Insurance Commissioners (NAIC) has developed Risk-Based Capital (RBC) requirements. RBC relates an individual insurance company's statutory surplus to the risk inherent in its overall operations. At June 30, 2001, the adjusted capital of each of AIG's domestic general companies and of each of AIG's domestic life companies exceeded each of their RBC standards by considerable margins.

     A substantial portion of AIG's general insurance business and a majority of its life insurance business are conducted in foreign countries. The degree of regulation and supervision in foreign jurisdictions varies from minimal in some to stringent in others. Generally, AIG, as well as the underwriting companies operating in such jurisdictions, must satisfy local regulatory requirements. Licenses issued by foreign authorities to AIG subsidiaries are subject to modification and revocation. Thus, AIG's insurance subsidiaries could be prevented from conducting future business in certain of the jurisdictions where they currently operate. AIG's international operations include operations in various developing nations. Both current and future foreign operations could be adversely affected by unfavorable political developments up to and including nationalization of AIG's operations without compensation. Adverse effects resulting from any one country may impact AIG's results of operations, liquidity and financial condition depending on the magnitude of the event and AIG's net financial exposure at that time in that country.

LIQUIDITY

AIG's liquidity is primarily derived from the operating cash flows of its general and life insurance operations.

     At June 30, 2001, AIG's consolidated invested assets included $11.90 billion of cash and short-term investments. Consolidated net cash provided from operating activities in the first six months of 2001 amounted to $2.11 billion.

     Sources of funds considered in meeting the objectives of AIG's financial services operations include guaranteed investment agree-

--------------------------------------------------------------------------------

ments, issuance of long and short-term debt, maturities and sales of securities available for sale, securities sold under repurchase agreements, trading liabilities, securities and spot commodities sold but not yet purchased, issuance of equity, and cash provided from such operations. AIG's strong capital position is integral to managing this liquidity, as it enables AIG to raise funds in diverse markets worldwide. (See also the discussions under "Capital Resources" herein.)

     Management believes that AIG's liquid assets, its net cash provided by operations, and access to the capital markets will enable it to meet any foreseeable cash requirements.

     The liquidity of the combined insurance operations is derived both domestically and abroad. The combined insurance operating cash flow is derived from two sources, underwriting operations and investment operations. In the aggregate, AIG's insurance operations generated approximately $13.6 billion in pre-tax cash flow during the first six months of 2001. Cash flow includes periodic premium collections, including policyholders' contract deposits, paid loss recoveries less reinsurance premiums, losses, benefits, acquisition and operating expenses. Generally, there is a time lag from when premiums are collected and, when as a result of the occurrence of events specified in the policy, the losses and benefits are paid. AIG's insurance investment operations generated approximately $7.1 billion in investment income cash flow during the first six months of 2001. Investment income cash flow is primarily derived from interest and dividends received and includes realized capital gains net of realized capital losses.

     In addition to the combined insurance pre-tax operating cash flow, AIG's insurance operations held $11.06 billion in cash and short-term investments at June 30, 2001. The aforementioned operating cash flow and the cash and short-term balances held provided AIG's insurance operations with a significant amount of liquidity.

     This liquidity is available, among other things, to purchase high quality and diversified fixed income securities and to a lesser extent marketable equity securities and to provide mortgage loans on real estate, policy loans and collateral loans. This cash flow coupled with proceeds of approximately $38 billion from the maturities, sales and redemptions of fixed income securities and from the sale of equity securities was used to purchase approximately $49 billion of fixed income securities and marketable equity securities during the first six months of 2001.

     The following table is a summary of AIG's invested assets by significant segment, including investment income due and accrued of $3.56 billion and $3.52 billion and real estate of $1.98 billion and $2.08 billion, at June 30, 2001 and December 31, 2000, respectively:

(DOLLARS IN MILLIONS)
---------------------------------------------------------------------------------------------------------------
                                                                 JUNE 30, 2001              DECEMBER 31, 2000
                                                              --------------------         --------------------
                                                              INVESTED    PERCENT          INVESTED    PERCENT
                                                               ASSETS     OF TOTAL          ASSETS     OF TOTAL
---------------------------------------------------------------------------------------------------------------
General insurance                                             $ 43,401      13.0%          $ 42,892      14.1%
Life insurance                                                 192,655      57.6            171,019      56.2
Financial services and asset management                         97,290      29.1             89,479      29.4
Other                                                              891       0.3                831       0.3
---------------------------------------------------------------------------------------------------------------
Total                                                         $334,237     100.0%          $304,221     100.0%
---------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

INSURANCE INVESTED ASSETS

The following tables summarize the composition of AIG's insurance invested assets by insurance segment, including investment income due and accrued and real estate, at June 30, 2001 and December 31, 2000:

(DOLLARS IN MILLIONS)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                           PERCENT DISTRIBUTION
                                                          GENERAL       LIFE                   PERCENT     ---------------------
JUNE 30, 2001                                            INSURANCE    INSURANCE     TOTAL      OF TOTAL    DOMESTIC     FOREIGN
--------------------------------------------------------------------------------------------------------------------------------
Fixed maturities:
  Available for sale, at market value(a)                  $29,763     $148,153     $177,916      75.4%       73.4%        26.6%
Equity securities, at market value(b)                       4,531        3,006        7,537       3.2        59.5         40.5
Mortgage loans on real estate, policy and collateral
  loans                                                        66       17,004       17,070       7.2        73.7         26.3
Short-term investments, including time deposits, and
  cash                                                      1,809        9,246       11,055       4.7        70.8         29.2
Real estate                                                   410        1,473        1,883       0.8        20.8         79.2
Investment income due and accrued                             563        2,864        3,427       1.4        65.9         34.1
Other invested assets                                       6,259       10,909       17,168       7.3        76.5         23.5
--------------------------------------------------------------------------------------------------------------------------------
Total                                                     $43,401     $192,655     $236,056     100.0%       72.6%        27.4%
--------------------------------------------------------------------------------------------------------------------------------

(a) Includes $822 million of bonds trading securities, at market value.
(b) Includes $1.36 billion of non-redeemable preferred stocks, at market value.

                (DOLLARS IN MILLIONS)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                          PERCENT DISTRIBUTION
                                                         GENERAL       LIFE                   PERCENT     --------------------
DECEMBER 31, 2000                                       INSURANCE    INSURANCE     TOTAL      OF TOTAL    DOMESTIC     FOREIGN
-------------------------------------------------------------------------------------------------------------------------------
Fixed maturities:
  Available for sale, at market value(a)                 $18,168     $135,212     $153,380      71.7%        71.6%       28.4%
  Held to maturity, at amortized cost                     11,533           --       11,533       5.4        100.0          --
Equity securities, at market value(b)                      4,666        3,112        7,778       3.6         60.0        40.0
Mortgage loans on real estate, policy and collateral
  loans                                                       65       16,860       16,925       7.9         74.0        26.0
Short-term investments, including time deposits, and
  cash                                                     1,448        4,839        6,287       2.9         51.6        48.4
Real estate                                                  408        1,565        1,973       0.9         25.3        74.7
Investment income due and accrued                            584        2,773        3,357       1.6         64.0        36.0
Other invested assets                                      6,020        6,658       12,678       6.0         88.4        11.6
-------------------------------------------------------------------------------------------------------------------------------
Total                                                    $42,892     $171,019     $213,911     100.0%        72.8%       27.2%
-------------------------------------------------------------------------------------------------------------------------------

(a) Includes $846 million of bonds trading securities, at market value.
(b) Includes $1.19 billion of non-redeemable preferred stocks, at market value.

     Generally, insurance regulations restrict the types of assets in which an insurance company may invest.

     With respect to fixed maturities, AIG's general strategy is to invest in high quality securities while maintaining diversification to avoid significant exposure to issuer, industry and/or country concentrations. With respect to general insurance, AIG's strategy is to invest in longer duration fixed maturities to maximize the yields at the date of purchase. With respect to life insurance, AIG's strategy is to produce cash flows required to meet maturing insurance liabilities. (See also the discussion under "Operational Review: Life Insurance Operations" herein.)

     The fixed maturity available for sale portfolio is subject to decline in fair value as interest rates rise. Such declines in fair value are presented as a component of comprehensive income in unrealized appreciation of investments, net of taxes.

     At June 30, 2001, approximately 73 percent of the fixed maturities investments were domestic securities. Approximately 30 percent of such domestic securities were rated AAA. Approximately 9 percent were below investment grade or not rated.

     A significant portion of the foreign insurance fixed income portfolio is rated by Moody's, Standard & Poor's (S&P) or similar foreign services. Similar credit quality rating services are not available in all overseas locations. AIG annually reviews the credit quality of the foreign portfolio nonrated fixed income investments, including mortgages. At June 30, 2001, approximately 11 percent of the foreign fixed income investments were either rated AAA or, on the basis of AIG's internal analysis, were equivalent from a credit standpoint to securities so rated. Approximately 16 percent were below investment grade or not rated at that date. A large portion of the foreign insurance fixed income portfolio are sovereign

--------------------------------------------------------------------------------

fixed maturity securities supporting the policy liabilities in the country of issuance.

     At June 30, 2001, approximately 16 percent of the fixed maturities portfolio was collateralized mortgage obligations (CMOs), including commercial mortgage backed securities. Substantially all of the CMOs were investment grade and approximately 30 percent of the CMOs were backed by various U.S. government agencies. CMOs are exposed to interest rate risk as the duration and ultimate realized yield would be affected by the accelerated prepayments of the underlying mortgages.

     Any fixed income security may be subject to downgrade for a variety of reasons subsequent to any balance sheet date.

     AIG invests in equities for various reasons, including diversifying its overall exposure to interest rate risk. Equity securities are subject to declines in fair value. Such declines in fair value are presented in unrealized appreciation of investments, net of taxes as a component of comprehensive income.

     Mortgage loans on real estate, policy and collateral loans comprised 7.2 percent of AIG's insurance invested assets at June 30, 2001. AIG's insurance operations' holdings of real estate mortgages amounted to $10.95 billion of which 86.5 percent was domestic. At June 30, 2001, only a nominal amount were in default. It is AIG's practice to maintain a maximum loan to value ratio of 75 percent at loan origination. At June 30, 2001, AIG's insurance holdings of collateral loans amounted to $815 million, all of which were foreign. It is AIG's strategy to enter into mortgage and collateral loans as an adjunct primarily to life insurance fixed maturity investments. AIG's policy loans decreased from $5.47 billion at December 31, 2000 to $5.30 billion at June 30, 2001.

     Short-term investments represent amounts invested in various internal and external money market funds, time deposits and cash held.

     AIG's real estate investment properties are primarily occupied by AIG's various operations. The current market value of these properties considerably exceeds their carrying value.

     Other invested assets were primarily comprised of both foreign and domestic private placements, limited partnerships and outside managed funds.

     When permitted by regulatory authorities and when deemed necessary to protect insurance assets, including invested assets, from adverse movements in foreign currency exchange rates, interest rates and equity prices, AIG and its insurance subsidiaries may enter into derivative transactions as end users. To date, such activities have not been significant. (See also the discussion under "Derivatives" herein.)

     In certain jurisdictions, significant regulatory and/or foreign governmental barriers exist which may not permit the immediate free flow of funds between insurance subsidiaries or from the insurance subsidiaries to AIG parent. These barriers generally cause only minor delays in the outward remittance of the funds.

     AIG's insurance operations are exposed to market risk. Market risk is the risk of loss of fair value resulting from adverse fluctuations in interest and foreign currency exchange rates and equity prices.

     Measuring potential losses in fair values has recently become the focus of risk management efforts by many companies. Such measurements are performed through the application of various statistical techniques. One such technique is Value at Risk (VaR). VaR is a summary statistical measure that uses historical interest and foreign currency exchange rates and equity prices and estimates the volatility and correlation of each of these rates and prices to calculate the maximum loss that could occur over a defined period of time given a certain probability.

     AIG believes that statistical models alone do not provide a reliable method of monitoring and controlling market risk. While VaR models are relatively sophisticated, the quantitative market risk information generated is limited by the assumptions and parameters established in creating the related models. Therefore, such models are tools and do not substitute for the experience or judgment of senior management.

     AIG has performed a VaR analysis to estimate the maximum potential loss of fair value for each of AIG's insurance segments and for each market risk within each insurance segment. In this analysis, financial instrument assets include the domestic and foreign invested assets excluding real estate and investment income due and accrued. Financial instrument liabilities include reserve for losses and loss expenses, reserve for unearned premiums, future policy benefits for life and accident and health insurance contracts and policyholders' funds.

     Due to the nature of each insurance segment, AIG manages the general and life insurance operations separately. As a result, AIG manages separately the invested assets of each. Accordingly, the VaR analysis was separately performed for the general and the life insurance operations.

     AIG calculated the VaR with respect to the net fair value of each of AIG's insurance segments as of June 30, 2001 and December 31, 2000. AIG's methodology for calculating VaR and the results of the calculations presented herein were performed using historical simulation. Using historical simulation over the delta-normal approach does not significantly change the results of this disclosure. The historical simulation methodology entails re-pricing all assets and liabilities under explicit changes in market rates within a specific historical time period. In this case, the most recent three years of historical market information for interest rates, foreign exchange rates, and equity index prices were used to construct the historical scenarios. For each scenario, each transaction was re-priced. Portfolio, business unit and finally AIG-wide scenario values were then calculated by netting the values of all the underlying assets and liabilities. The final VaR number represents the maximum potential loss incurred by these scenarios with 95% confidence (i.e., only 5% of historical scenarios show losses greater than the VaR figure). A one month holding period was assumed in computing the VaR figure.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

The following table presents the VaR on a combined basis and of each component of market risk for each of AIG's insurance segments as of June 30, 2001 and December 31, 2000. VaR with respect to combined operations cannot be derived by aggregating the individual risk or segment amounts presented herein.

(IN MILLIONS)
--------------------------------------------------------------------------------------------------------------------
                                                                          GENERAL
                                                                         INSURANCE                LIFE INSURANCE
                                                                     -----------------         ---------------------
                        MARKET RISK                                  2001         2000          2001           2000
--------------------------------------------------------------------------------------------------------------------
Combined                                                             $837         $744         $1,354         $1,456
Interest rate                                                         460          454          1,364          1,422
Currency                                                               44           59            183            373
Equity                                                                812          603            375            384
--------------------------------------------------------------------------------------------------------------------

The following table presents the average, high and low VaRs on a combined basis and of each component of market risk for each of AIG's insurance segments as of June 30, 2001 and December 31, 2000.

(IN MILLIONS)
------------------------------------------------------------------------------------------------------------------------
                                                                         2001                           2000
                                                              ---------------------------    ---------------------------
                                                              AVERAGE     HIGH      LOW      AVERAGE     HIGH      LOW
------------------------------------------------------------------------------------------------------------------------
GENERAL INSURANCE
Market Risk
  Combined                                                    $  799     $  837    $  744    $  811     $  954    $  737
  Interest rate                                                  459        464       454       419        454       338
  Currency                                                        51         59        44        49         65        29
  Equity                                                         740        812       603       694        828       603
LIFE INSURANCE
Market Risk
  Combined                                                    $1,405     $1,456    $1,354    $1,355     $1,456    $1,254
  Interest rate                                                1,393      1,422     1,364     1,296      1,422     1,169
  Currency                                                       278        373       183       430        566       372
  Equity                                                         380        384       375       423        384       462
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

FINANCIAL SERVICES AND ASSET MANAGEMENT INVESTED ASSETS

The following table is a summary of the composition of AIG's financial services and asset management invested assets at June 30, 2001 and December 31, 2000. (See also the discussions under "Operational Review: Financial Services Operations", "Operational Review: Asset Management Operations", "Capital Resources" and "Derivatives" herein.)

                   (DOLLARS IN MILLIONS)
----------------------------------------------------------------------------------------------------------
                                                                      2001                    2000
                                                              --------------------    --------------------
                                                              INVESTED    PERCENT     INVESTED    PERCENT
                                                               ASSETS     OF TOTAL     ASSETS     OF TOTAL
----------------------------------------------------------------------------------------------------------
Flight equipment primarily under operating leases, net of
  accumulated depreciation                                    $21,674       22.3%     $19,325       21.6%
Finance receivables, net of allowance                          11,448       11.8       11,378       12.7
Unrealized gain on interest rate and currency swaps, options
  and forward transactions                                     10,746       11.0       10,235       11.5
Securities available for sale, at market value                 17,027       17.5       14,669       16.4
Trading securities, at market value                             6,523        6.7        7,347        8.2
Securities purchased under agreements to resell, at contract
  value                                                        17,692       18.2       14,979       16.7
Trading assets                                                  7,503        7.7        7,045        7.9
Spot commodities, at market value                                 316        0.3          363        0.4
Other, including short-term investments                         4,361        4.5        4,138        4.6
----------------------------------------------------------------------------------------------------------
Total                                                         $97,290      100.0%     $89,479      100.0%
----------------------------------------------------------------------------------------------------------

     As previously discussed, the cash used for the purchase of flight equipment is derived primarily from the proceeds of ILFC's debt financings. The primary sources for the repayment of this debt and the interest expense thereon are the cash flow from operations, proceeds from the sale of flight equipment and the rollover and refinancing of the prior debt. During the first six months of 2001, ILFC acquired flight equipment costing $2.80 billion.

     ILFC is exposed to market risk and the risk of loss of fair value resulting from adverse fluctuations in interest rates. As of June 30, 2001 and December 31, 2000, AIG statistically measured the aforementioned loss of fair value through the application of a VaR model. In this analysis, the net fair value of ILFC was determined using the financial instrument assets which included the tax adjusted future flight equipment lease revenue and the financial instrument liabilities which included the future servicing of the current debt. The estimated impact of the current derivative positions was also taken into account.

     AIG calculated the VaR with respect to the net fair value of ILFC using the historical simulation methodology, as previously described. As of June 30, 2001 and December 31, 2000, the VaR with respect to the aforementioned net fair value of ILFC was approximately $8 million and $11 million, respectively.

     AIGFP's derivative transactions are carried at market value or at estimated fair value when market prices are not readily available. AIGFP reduces its economic risk exposure through similarly valued offsetting transactions including swaps, trading securities, options, forwards and futures. The estimated fair values of these transactions represent assessments of the present value of expected future cash flows. These transactions are exposed to liquidity risk if AIGFP were to sell or close out the transactions prior to maturity. AIG believes that the impact of any such limited liquidity would not be significant to AIG's financial condition or its overall liquidity. (See also the discussion under "Operational Review: Financial Services Operations" and "Derivatives" herein.)

     AIGFP uses the proceeds from the issuance of notes and bonds and GIA borrowings to invest in a diversified portfolio of securities, including securities available for sale, at market, and derivative transactions. The funds may also be temporarily invested in securities purchased under agreements to resell. The proceeds from the disposal of the aforementioned securities available for sale and securities purchased under agreements to resell have been used to fund the maturing GIAs or other AIGFP financings. (See also the discussion under "Capital Resources" herein.)

     Securities available for sale is mainly a portfolio of debt securities, where the individual securities have varying degrees of credit risk. At June 30, 2001, the average credit rating of this portfolio was AA or the equivalent thereto as determined through rating agencies or internal review. AIGFP has also entered into credit derivative transactions to hedge its credit risk associated with $182 million of these securities. There were no securities deemed below investment grade at June 30, 2001. There have been no significant downgrades through August 1, 2001. Securities purchased under agreements to resell are treated as collateralized transactions. AIGFP takes possession of or obtains a security interest in securities purchased under agreements to resell. AIGFP further minimizes its credit risk by monitoring counterparty credit exposure and, when AIGFP deems necessary, it requires additional collateral to be deposited. Trading securities, at market value are marked to

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

market daily and are held to meet the short-term risk management objectives of AIGFP.

     AIGTG conducts, as principal, market making and trading activities in foreign exchange, interest rates and precious and base metals. AIGTG owns inventories in the commodities in which it trades and may reduce the exposure to market risk through the use of swaps, forwards, futures and option contracts. AIGTG uses derivatives to manage the economic exposure of its various trading positions and transactions from adverse movements of interest rates, foreign currency exchange rates and commodity prices. AIGTG supports its trading activities largely through trading liabilities, unrealized losses on swaps, short-term borrowings, securities sold under agreements to repurchase and securities and commodities sold but not yet purchased. (See also the discussions under "Capital Resources" and "Derivatives" herein.)

     The gross unrealized gains and gross unrealized losses of AIGFP and AIGTG included in the financial services assets and liabilities at June 30, 2001 were as follows:

(IN MILLIONS)
-------------------------------------------------------------
                                        GROSS         GROSS
                                     UNREALIZED    UNREALIZED
                                        GAINS        LOSSES
-------------------------------------------------------------
Securities available for sale, at
  market value                        $   846        $  814
Unrealized gain/loss on interest
  rate and currency swaps, options
  and forward transactions(a)(b)       10,746         7,948
Trading assets                          8,010         6,178
Spot commodities, at market value          28            --
Trading liabilities                        --         2,303
Securities and spot commodities
  sold but not yet purchased, at
  market value                            505            --
-------------------------------------------------------------

(a) These amounts are also presented as the respective balance sheet amounts.

(b) At June 30, 2001, AIGTG's replacement values with respect to interest rate and currency swaps were $410 million.

     AIGFP's interest rate and currency risks on securities available for sale, at market, are managed by taking offsetting positions on a security by security basis, thereby offsetting a significant portion of the unrealized appreciation or depreciation. At June 30, 2001, the unrealized gains and losses remaining after the benefit of the offsets were $51 million and $19 million, respectively.

     Trading securities, at market value, and securities and spot commodities sold but not yet purchased, at market value are marked to market daily with the unrealized gain or loss being recognized in income at that time. These securities and positions are held to meet the short-term risk management objectives of AIGFP and AIGTG.

     The senior management of AIG defines the policies and establishes general operating parameters for AIGFP and AIGTG. AIG's senior management has established various oversight committees to review the various financial market, operational and credit issues of AIGFP and AIGTG. The senior managements of AIGFP and AIGTG report the results of their respective operations to and review future strategies with AIG's senior management.

     AIG actively manages the exposures to limit potential losses, while maximizing the rewards afforded by these business opportunities. In doing so, AIG must continually manage a variety of exposures including credit, market, liquidity, operational and legal risks.

     Market risk arises principally from the uncertainty that future earnings are exposed to potential changes in volatility, interest rates, foreign currency exchange rates, and equity and commodity prices. AIG generally controls its exposure to market risk by taking offsetting positions. AIG's philosophy with respect to its financial services operations is to minimize or set limits for open or uncovered positions that are to be carried. Credit risk exposure is separately managed. (See the discussion on the management of credit risk below.)

     AIG's Market Risk Management Department provides detailed independent review of AIG's market exposures, particularly those market exposures of AIGFP and AIGTG. This department determines whether AIG's market risks, as well as those market risks of individual subsidiaries, are within the parameters established by AIG's senior management. Well established market risk management techniques such as sensitivity analysis are used. Additionally, this department verifies that specific market risks of each of certain subsidiaries are managed and hedged by that subsidiary.

     AIGFP is exposed to market risk due to changes in the level and volatility of interest rates and the shape and slope of the yield curve. AIGFP hedges its exposure to interest rate risk by entering into transactions such as interest rate swaps and options and purchasing U.S. and foreign government obligations.

     AIGFP is exposed to market risk due to changes in and volatility of foreign currency exchange rates. AIGFP hedges its foreign currency exchange risk primarily through the use of currency swaps, options, forwards and futures.

     AIGFP is exposed to market risk due to changes in the level and volatility of equity prices which affect the value of securities or instruments that derive their value from a particular stock, a basket of stocks or a stock index. AIGFP reduces the risk of loss inherent in its inventory in equity securities by entering into hedging transactions, including equity swaps and options and purchasing U.S. and foreign government obligations.

     AIGFP does not seek to manage the market risk of each of its transactions through an individual offsetting transaction. Rather, AIGFP takes a portfolio approach to the management of its market risk exposure. AIGFP values its portfolio at market value or estimated fair value when market values are not readily available. These valuations represent an assessment of the present values of expected future cash flows of AIGFP's transactions and may include reserves for such risks as are deemed appropriate by AIGFP's and AIG's management. AIGFP evaluates the portfolio's discounted cash flows with reference to current market conditions, maturities within the portfolio and other relevant factors. Based upon this

--------------------------------------------------------------------------------

evaluation, AIGFP determines what, if any, offsetting transactions are necessary to reduce the market risk exposure of the portfolio.

     The aforementioned estimated fair values are based upon the use of valuation models. These models utilize, among other things, current interest, foreign exchange and volatility rates. These valuation models are integrated into the evaluation of the portfolio, as described above, in order to provide timely information for the market risk management of the portfolio.

     Additionally, depending upon the changes in interest rates and other market movements during the day, the system will produce reports for management's consideration for intra-day offsetting positions. Overnight, the system generates reports which recommend the types of offsets management should consider for the following day. Additionally, AIGFP operates in major business centers overseas and is essentially open for business 24 hours a day. Thus, the market exposure and offset strategies are monitored, reviewed and coordinated around the clock. Therefore, offsetting adjustments can be made as and when necessary from any AIGFP office in the world.

     As part of its monitoring and controlling of its exposure to market risk, AIGFP applies various testing techniques which reflect potential market movements. These techniques vary by currency and are regularly changed to reflect factors affecting the derivatives portfolio. In addition to the daily monitoring, AIGFP's senior management and local risk managers conduct a weekly review of the derivatives portfolio and existing hedges. This review includes an examination of the portfolio's risk measures, such as aggregate option sensitivity to movements in market variables. AIGFP's management may change these measures to reflect their judgment and evaluation of the dynamics of the markets. This management group will also determine whether additional or alternative action is required in order to manage the portfolio.

     All of AIGTG's market risk sensitive instruments are entered into for trading purposes. The fair values of AIGTG's financial instruments are exposed to market risk as a result of adverse market changes in interest rates, foreign currency exchange rates, commodity prices and adverse changes in the liquidity of the markets in which AIGTG trades.

     AIGTG's approach to managing market risk is to establish an appropriate offsetting position to a particular transaction or group of transactions depending upon the extent of market risk AIGTG expects to reduce.

     AIGTG's senior management has established positions and stop-loss limits for each line of business. AIGTG's traders are required to maintain positions within these limits. These positions are monitored during the day either manually and/or through on-line computer systems. In addition, these positions are reviewed by AIGTG's management. Reports which present each trading books position and the prior day's profit and loss are reviewed by traders, head traders and AIGTG's senior management. Based upon these and other reports, AIGTG's senior management may determine to adjust AIGTG's risk profile.

     AIGTG attempts to secure reliable current market prices, such as published prices or third party quotes, to value its derivatives. Where such prices are not available, AIGTG uses an internal methodology which includes interpolation or extrapolation from verifiable prices nearest to the dates of the transactions. The methodology may reflect interest and exchange rates, commodity prices, volatility rates and other relevant factors.

     A significant portion of AIGTG's business is transacted in liquid markets. Certain of AIGTG's derivative product exposures are evaluated using simulation techniques which consider such factors as changes in currency and commodity prices, interest rates, volatility levels and the effect of time.

     AIGFP and AIGTG are both exposed to the risk of loss of fair value from adverse fluctuations in interest rate and foreign currency exchange rates and equity and commodity prices. AIG statistically measured the losses of fair value through the application of a VaR model. AIG separately calculated the VaR with respect to AIGFP and AIGTG, as AIG manages these operations separately.

     AIGFP's and AIGTG's asset and liability portfolios for which the VaR analyses were performed included over the counter and exchange traded investments, derivative instruments and commodities. Since the market risk with respect to securities available for sale, at market is substantially hedged, segregation of market sensitive instruments into trading and other than trading was not deemed necessary.

     AIG calculated the VaR with respect to AIGFP and AIGTG as of June 30, 2001 and December 31, 2000. AIG's methodology for calculating VaR and the results of the calculations presented herein were performed using historical simulation. Using historical simulation over the delta-normal approach does not significantly change the results of this disclosure. The historical simulation methodology entails re-pricing all assets and liabilities under explicit changes in market rates within a specific historical time period. In this case, the most recent three years of historical market information for interest rates, foreign exchange rates, and equity index prices were used to construct the historical scenarios. For each scenario, each transaction was re-priced. Portfolio, business unit and finally AIG-wide scenario values were then calculated by netting the values of all the underlying assets and liabilities. The final VaR number represents the maximum potential loss incurred by these scenarios with 95% confidence (i.e., only 5% of historical scenarios show losses greater than the VaR figure).

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     The following table presents the VaR on a combined basis and of each component of AIGFP's and AIGTG's market risk as of June 30, 2001 and December 31, 2000. VaR with respect to combined operations cannot be derived by aggregating the individual risk presented herein.

(IN MILLIONS)
------------------------------------------------------------------

                                 AIGFP(A)        AIGTG(B)
                               ------------    ------------
MARKET RISK                    2001    2000    2001    2000
-----------------------------------------------------------
Combined                       $12     $15      $2      $6
Interest rate                   11      15       2       4
Currency                        --      --       2       3
Equity/Commodity                 1      --      --      --
-----------------------------------------------------------

(a) A one month holding period was used to measure the market exposures of AIGFP.

(b) A one day holding period was used to measure the market exposures of AIGTG.

     The following table presents the average, high and low VaRs on a combined basis and of each component of AIGFP's and AIGTG's market risk as of June 30, 2001 and December 31, 2000.

                       (IN MILLIONS)
--------------------------------------------------------------------------------------------------------------
                                                                       2001                      2000
                                                              ----------------------    ----------------------
                                                              AVERAGE    HIGH    LOW    AVERAGE    HIGH    LOW
--------------------------------------------------------------------------------------------------------------
AIGFP MARKET RISK:
  Combined                                                      $12      $15     $10      $15      $24     $8
  Interest rate                                                  12       15     10        15       23      7
  Currency                                                       --        1     --        --       --     --
  Equity/Commodity                                                1        1     --         1        2     --
AIGTG MARKET RISK:
  Combined                                                      $ 4      $ 6     $2       $ 5      $ 6     $4
  Interest Rate                                                   3        4      2         3        4      3
  Currency                                                        2        3      1         3        4      2
--------------------------------------------------------------------------------------------------------------

DERIVATIVES

Derivatives are financial arrangements among two or more parties whose returns are linked to or "derived" from some underlying equity, debt, commodity or other asset, liability, or index. Derivatives payments may be based on interest rates and exchange rates and/or prices of certain securities, certain commodities, or financial or commodity indices. The more significant types of derivative arrangements in which AIG transacts are swaps, forwards, futures, options and related instruments.

     The most commonly used swaps are interest rate swaps, currency swaps, equity swaps and swaptions. Such derivatives are traded over the counter. An interest rate swap is a contract between two parties to exchange interest rate payments (typically a fixed interest rate versus a variable interest rate) calculated on a notional principal amount for a specified period of time. The notional amount is not exchanged. Currency and equity swaps are similar to interest rate swaps but may involve the exchange of principal amounts at the commencement and termination of the swap. Swaptions are options where the holder has the right but not the obligation to enter into a swap transaction or cancel an existing swap transaction.

     A futures or forward contract is a legal contract between two parties to purchase or sell at a specified future date a specified quantity of a commodity, security, currency, financial index or other instrument, at a specified price. A futures contract is traded on an exchange, while a forward contract is executed over the counter.

     Over the counter derivatives are not transacted in an exchange traded environment. The futures exchanges maintain considerable financial requirements and surveillance to ensure the integrity of exchange traded futures and options.

     An option contract generally provides the option purchaser with the right but not the obligation to buy or sell during a period of time or at a specified date the underlying instrument at a set

--------------------------------------------------------------------------------

price. The option writer is obligated to sell or buy the underlying item if the option purchaser chooses to exercise his right. The option writer receives a nonrefundable fee or premium paid by the option purchaser. Options may be traded over the counter or on an exchange.

     Derivatives are generally either negotiated over the counter contracts or standardized contracts executed on an exchange. Standardized exchange traded derivatives include futures and options which can be readily bought or sold over recognized security or commodity exchanges and settled daily through such clearing houses. Negotiated over the counter derivatives include forwards, swaps and options. Over the counter derivatives are generally not traded like exchange traded securities and the terms of over the counter derivatives are non-standard and unique to each contract. However, in the normal course of business, with the agreement of the original counterparty, these contracts may be terminated early or assigned to another counterparty.

     All significant derivatives activities are conducted through AIGFP and AIGTG permitting AIG to participate in the derivatives dealer market acting primarily as principal. In these derivative operations, AIG structures agreements which generally allow its counterparties to enter into transactions with respect to changes in interest and exchange rates, securities' prices and certain commodities and financial or commodity indices. Generally, derivatives are used by AIG's customers such as corporations, financial institutions, multinational organizations, sovereign entities, government agencies and municipalities. For example, a futures, forward or option contract can be used to protect the customers' assets or liabilities against price fluctuations.

     A counterparty may default on any obligation to AIG, including a derivative contract. Credit risk is a consequence of extending credit and/or carrying trading and investment positions. Credit risk exists for a derivative contract when that contract has an estimated positive fair value. To help manage this risk, the credit departments of AIGFP and AIGTG operate within the guidelines of the AIG Credit Risk Committee, which sets credit policy and limits for counterparties and provides limits for derivative transactions with counterparties having different credit ratings. In addition to credit ratings, this committee takes into account other factors, including the industry and country of the counterparty. Transactions which fall outside these pre-established guidelines require the approval of the AIG Credit Risk Committee. It is also AIG's policy to establish reserves for potential credit impairment when necessary.

     AIGFP and AIGTG determine the credit quality of each of their counterparties taking into account credit ratings assigned by recognized statistical rating organizations. If it is determined that a counterparty requires credit enhancement, then one or more enhancement techniques will be used. Examples of such enhancement techniques include letters of credit, guarantees, collateral credit triggers and credit derivatives and margin agreements.

     A significant majority of AIGFP's transactions are contracted and documented under ISDA Master Agreements. Management believes that such agreements provide for legally enforceable set-off in the event of default. Also, under such agreements, in connection with a counterparty desiring to terminate a contract prior to maturity, AIGFP may be permitted to set-off its receivables from that counterparty against AIGFP's payables to that same counterparty arising out of all included transactions. Excluding regulated exchange transactions, AIGTG, whenever possible, enters into netting agreements with its counterparties which are similar in effect to those discussed above.

     The following tables provide the notional and contractual amounts of AIGFP's and AIGTG's derivatives transactions at June 30, 2001 and December 31, 2000.

     The notional amounts used to express the extent of AIGFP's and AIGTG's involvement in swap transactions represent a standard of measurement of the volume of AIGFP's and AIGTG's swaps business. Notional amount is not a quantification of market risk or credit risk and it may not necessarily be recorded on the balance sheet. Notional amounts represent those amounts used to calculate contractual cash flows to be exchanged and are not paid or received, except for certain contracts such as currency swaps.

     The timing and the amount of cash flows relating to AIGFP's and AIGTG's foreign exchange forwards and exchange traded futures and options contracts are determined by each of the respective contractual agreements.

     The net replacement value most closely represents the net credit risk to AIGFP or the maximum amount exposed to potential loss after the application of the aforementioned strategies, netting under ISDA Master Agreements and applying collateral held. Prior to the application of these credit enhancements, the gross credit risk with respect to these derivative instruments was $51.1 billion at June 30, 2001 and $33.4 billion at December 31, 2000. Subsequent to the application of such credit enhancements, the net exposure to credit risk or the net replacement value of all interest rate, currency and equity swaps, swaptions and forward commitments approximated $10.07 billion at June 30, 2001 and $9.51 billion at December 31, 2000. The net replacement value for futures and forward contracts approximated $185 million at June 30, 2001 and $204 million at December 31, 2000. The net replacement value most closely represents the net credit risk to AIGFP or the maximum amount exposed to potential loss.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     The following table presents AIGFP's derivatives portfolio by maturity and type of derivative at June 30, 2001 and December 31, 2000:

(IN MILLIONS)
----------------------------------------------------------------------------------------------------------------------------
                                                                   REMAINING LIFE
                                                 ---------------------------------------------------
                                                   ONE       TWO THROUGH    SIX THROUGH    AFTER TEN     TOTAL       TOTAL
                                                   YEAR      FIVE YEARS      TEN YEARS       YEARS        2001        2000
----------------------------------------------------------------------------------------------------------------------------
Interest rate, currency and equity/commodity
  swaps and swaptions:
Notional amount:
  Interest rate swaps                            $ 75,278     $195,884       $ 89,281       $ 9,518     $369,961    $344,203
  Currency swaps                                   29,711       51,959         34,220         4,970      120,860     117,792
  Swaptions and equity swaps                       15,103       26,040         10,900         3,770       55,813      59,026
----------------------------------------------------------------------------------------------------------------------------
Total                                            $120,092     $273,883       $134,401       $18,258     $546,634    $521,021
----------------------------------------------------------------------------------------------------------------------------
Futures and forward contracts:
Exchange traded futures contracts contractual
  amount                                         $  8,624           --             --            --     $  8,624    $ 11,082
----------------------------------------------------------------------------------------------------------------------------
Over the counter forward contracts contractual
  amount                                         $ 47,337     $    471       $    189            --     $ 47,997    $ 22,809
----------------------------------------------------------------------------------------------------------------------------

     AIGFP determines counterparty credit quality by reference to ratings from independent rating agencies or internal analysis. At June 30, 2001 and December 31, 2000, the counterparty credit quality by derivative product with respect to the net replacement value of AIGFP's derivatives portfolio was as follows:

(IN MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
                                                               NET REPLACEMENT VALUE
                                                        ------------------------------------
                                                        SWAPS AND             FUTURES AND              TOTAL           TOTAL
                                                        SWAPTIONS          FORWARD CONTRACTS           2001             2000
-----------------------------------------------------------------------------------------------------------------------------
Counterparty credit quality:
  AAA                                                    $ 3,742                 $ 15                 $ 3,757          $3,778
  AA                                                       3,198                  139                   3,337           2,825
  A                                                        2,097                   29                   2,126           1,801
  BBB                                                        926                    2                     928           1,059
  Below investment grade                                     110                   --                     110             252
-----------------------------------------------------------------------------------------------------------------------------
Total                                                    $10,073                 $185                 $10,258          $9,715
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     At June 30, 2001 and December 31, 2000, the counterparty breakdown by industry with respect to the net replacement value of AIGFP's derivatives portfolio was as follows:

(IN MILLIONS)
-----------------------------------------------------------------------------------------------------------------------------
                                                               NET REPLACEMENT VALUE
                                                        ------------------------------------
                                                        SWAPS AND             FUTURES AND              TOTAL           TOTAL
                                                        SWAPTIONS          FORWARD CONTRACTS           2001             2000
-----------------------------------------------------------------------------------------------------------------------------
Non-U.S. banks                                           $ 2,543                 $ 68                 $ 2,611          $2,517
Insured municipalities                                       555                   --                     555             595
U.S. industrials                                           2,004                   --                   2,004           1,945
Governmental                                                 481                   --                     481             463
Non-U.S. financial service companies                         426                    1                     427             309
Non-U.S. industrials                                         961                   15                     976           1,372
Special purpose                                            1,476                   --                   1,476           1,204
U.S. banks                                                   204                   99                     303             220
U.S. financial service companies                           1,132                    2                   1,134             894
Supranationals                                               291                   --                     291             196
-----------------------------------------------------------------------------------------------------------------------------
Total                                                    $10,073                 $185                 $10,258          $9,715
-----------------------------------------------------------------------------------------------------------------------------

     The gross replacement values presented in the following table represent the sum of the estimated positive fair values of all of AIGTG's derivatives contracts at June 30, 2001 and December 31, 2000. These values do not represent the credit risk to AIGTG.

     The net replacement values presented represent the net sum of estimated positive fair values after the application of legally enforceable master netting agreements and collateral held. The net replacement values most closely represent the net credit risk to AIGTG or the maximum amount exposed to potential loss.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     The following table provides the contractual and notional amounts and credit exposure, if applicable, by maturity and type of derivative of AIGTG's derivatives portfolio at June 30, 2001 and December 31, 2000. In addition, the estimated positive fair values associated with the derivatives portfolio are also provided and include a maturity profile for the June 30, 2001 balances based upon the expected timing of the future cash flows.

(IN MILLIONS)
----------------------------------------------------------------------------------------------------------------------------
                                                                   REMAINING LIFE
                                                 ---------------------------------------------------
                                                   ONE       TWO THROUGH    SIX THROUGH    AFTER TEN     TOTAL       TOTAL
                                                   YEAR      FIVE YEARS      TEN YEARS       YEARS        2001        2000
----------------------------------------------------------------------------------------------------------------------------
Contractual amount of futures, forwards and
  options:
  Exchange traded futures and options            $  9,329      $ 3,560        $    20         $--       $ 12,909    $ 18,064
----------------------------------------------------------------------------------------------------------------------------
  Forwards                                       $224,936      $17,021        $ 1,675         $--       $243,632    $234,316
----------------------------------------------------------------------------------------------------------------------------
  Over the counter purchased options             $ 87,242      $20,433        $34,761         $--       $142,436    $104,919
----------------------------------------------------------------------------------------------------------------------------
  Over the counter sold options(a)               $ 83,757      $21,606        $33,983         $87       $139,433    $103,742
----------------------------------------------------------------------------------------------------------------------------
Notional amount:
  Interest rate swaps and forward rate
    agreements                                   $ 16,754      $34,628        $ 6,978         $85       $ 58,445    $ 63,264
  Currency swaps                                    3,876        5,412            648          --          9,936       8,573
  Swaptions                                         1,390       13,333          1,311          --         16,034      15,419
----------------------------------------------------------------------------------------------------------------------------
Total                                            $ 22,020      $53,373        $ 8,937         $85       $ 84,415    $ 87,256
----------------------------------------------------------------------------------------------------------------------------
Credit exposure:
  Futures, forwards, swaptions and purchased
    options contracts and interest rate and
    currency swaps:
    Gross replacement value                      $  6,277      $ 2,412        $   981         $ 1       $  9,671    $ 10,319
    Master netting arrangements                    (3,714)      (1,574)          (725)         (1)        (6,014)     (6,136)
    Collateral                                        (60)         (49)           (24)         --           (133)       (107)
----------------------------------------------------------------------------------------------------------------------------
Net replacement value(b)                         $  2,503      $   789        $   232         $--       $  3,524    $  4,076
----------------------------------------------------------------------------------------------------------------------------

(a) Sold options obligate AIGTG to buy or sell the underlying item if the option purchaser chooses to exercise. The amounts do not represent credit exposure.

(b) The net replacement values with respect to exchange traded futures and options, forward contracts, and purchased over the counter options are presented as a component of trading assets in the accompanying balance sheet. The net replacement values with respect to interest rate and currency swaps are presented as a component of unrealized gain on interest rate and currency swaps, options and forward transactions in the accompanying balance sheet.

     AIGTG determines counterparty credit quality by reference to ratings from independent rating agencies or internal analysis. At June 30, 2001 and December 31, 2000, the counterparty credit quality and counterparty breakdown by industry with respect to the net replacement value of AIGTG's derivatives portfolio were as follows:

(IN MILLIONS)
------------------------------------------------------------
                                      NET REPLACEMENT VALUE
                                      ----------------------
                                       2001            2000
------------------------------------------------------------
Counterparty credit quality:
  AAA                                 $  435          $  442
  AA                                   1,348           1,807
  A                                    1,217           1,139
  BBB                                    238             460
  Below investment grade                  76              48
  Not externally rated, including
    exchange traded futures and
    options*                             210             180
------------------------------------------------------------
Total                                 $3,524          $4,076
------------------------------------------------------------

(IN MILLIONS)
------------------------------------------------------------
                                      NET REPLACEMENT VALUE
                                      ----------------------
                                       2001            2000
------------------------------------------------------------
Counterparty breakdown by industry:
  Non-U.S. banks                      $1,288          $2,076
  U.S. industrials                       262              67
  Governmental                            78              70
  Non-U.S. financial service
    companies                            308             282
  Non-U.S. industrials                   404             243
  U.S. banks                             651             468
  U.S. financial service companies       323             690
  Exchanges*                             210             180
------------------------------------------------------------
Total                                 $3,524          $4,076
------------------------------------------------------------

* Exchange traded futures and options are not deemed to have significant credit exposure as the exchanges guarantee that every contract will be properly settled on a daily basis.

     Generally, AIG manages and operates its businesses in the currencies of the local operating environment. Thus, exchange gains or losses occur when AIG's foreign currency net investment is

--------------------------------------------------------------------------------

affected by changes in the foreign exchange rates relative to the U.S. dollar from one reporting period to the next.

     AIG, through its Foreign Exchange Operating Committee, evaluates each of its worldwide consolidated foreign currency net asset or liability positions and manages AIG's translation exposure to adverse movement in currency exchange rates. AIG may use forward exchange contracts and purchase options where the cost of such is reasonable and markets are liquid to reduce these exchange translation exposures. The exchange gain or loss with respect to these hedging instruments is recorded on an accrual basis as a component of comprehensive income in capital funds.

     As an end user, AIG and its subsidiaries, including its insurance subsidiaries, use derivatives to aid in managing AIG's foreign exchange translation exposure. Derivatives may also be used to minimize certain exposures with respect to AIG's debt financing and its insurance operations; to date, such activities have not been significant.

     AIG has formed a Derivatives Review Committee. This committee, with certain exceptions, provides an independent review of any proposed derivative transaction. The committee examines, among other things, the nature and purpose of the derivative transaction, its potential credit exposure, if any, and the estimated benefits. This committee does not review those derivative transactions entered into by AIGFP and AIGTG for their own accounts.

     Legal risk arises from the uncertainty of the enforceability, through legal or judicial processes, of the obligations of AIG's clients and counterparties, including contractual provisions intended to reduce credit exposure by providing for the netting of mutual obligations. (See also the discussion on master netting agreements above.) AIG seeks to eliminate or minimize such uncertainty through continuous consultation with internal and external legal advisors, both domestically and abroad, in order to understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities". In June 2000, FASB issued Statement of Financial Accounting Standards No. 138 "Accounting for Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133" (collectively, FASB 133).

     FASB 133 requires AIG to recognize all derivatives in the consolidated balance sheet at fair value. The financial statement recognition of the change in the fair value of a derivative depends on a number of factors, including the intended use of the derivative and the extent to which the derivative is effective as part of a hedge transaction. The changes in fair value of the derivative transactions of AIGFP and AIGTG are currently presented, in all material respects, as a component of AIG's operating income. The discussion below relates to the derivative activities of AIG other than those of AIGFP and AIGTG.

     On the date the derivative contract is entered into, AIG designates the derivative as: (1) a hedge of the subsequent changes in the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge); (2) a hedge of a forecasted transaction, or the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge); or (3) a hedge of a net investment in a foreign operation. Fair value and cash flow hedges may involve foreign currencies ("foreign currency hedges"). The gain or loss in the fair value of a derivative that is designated, qualifies and is highly effective as a fair value hedge is recorded in current period earnings, along with the loss or gain on the hedged item attributable to the hedged risk. The gain or loss in the fair value of a derivative that is designated, qualifies and is highly effective as a cash flow hedge is recorded in other comprehensive income, until earnings are affected by the variability of cash flows. The gain or loss in the fair value of a derivative that is designated, qualifies and is highly effective as a hedge of a net investment in a foreign operation is recorded in the foreign currency translation adjustments account within other comprehensive income. Changes in the fair value of derivatives used for other than the above hedging activities are reported in current period earnings.

     AIG documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as hedges to specific assets or liabilities on the balance sheet, or specific firm commitments or forecasted transactions. AIG also assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

     AIG adopted FASB 133 on January 1, 2001. In accordance with the transition provisions of FASB 133, AIG recorded in its consolidated income statement for the first six months of 2001 a cumulative effect of an accounting change adjustment loss of $6 million. This amount is presented as a component of Other income (deductions)-net. This loss represents the net fair value of all previously unrecorded derivative instruments as of January 1, 2001, net of tax and after the application of hedge accounting. AIG also recorded in its consolidated statement of comprehensive income for the first six months of 2001 a cumulative effect of an accounting change adjustment gain of $150 million. This gain represents the increase in other comprehensive income, net of taxes, arising from recognizing the fair value of all derivative contracts designated as cash flow hedging instruments, and to a lesser extent, hedging instruments used to hedge net investments in foreign operations.

     In June 2001, FASB issued Statement of Financial Accounting Standard No. 141 "Business Combinations" (FASB 141). FASB 141 requires AIG to apply the purchase method of accounting for all acquisitions initiated after June 30, 2001.

--------------------------------------------------------------------------------
                             American International Group, Inc. and Subsidiaries

     In June 2001, FASB issued Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" (FASB 142). FASB 142 requires AIG to discontinue the amortization of goodwill on its consolidated income statement. FASB 142 is effective for AIG for the year commencing January 1, 2002.

     In addition, FASB 142 requires goodwill to be subject to an assessment of impairment on an annual basis, or more frequently if circumstances indicate that a possible impairment has occurred. As of June 30, 2001, AIG recorded $4.8 billion of goodwill on its consolidated balance sheet. AIG is currently evaluating the impact of the impairment provisions of FASB 142, and believes that the impact on its results of operations and financial condition will not be significant.

RECENT DEVELOPMENTS

On April 20, 2001, AIG announced that the reorganization plan for The Chiyoda Mutual Life Insurance Company (Chiyoda) had been approved by Japanese regulatory authorities, and that Chiyoda had become a joint-stock company and commenced operations as AIG Star Life Insurance Co., Ltd., a wholly owned subsidiary of AIG.

     On May 11, 2001, AIG announced that it has entered into a definitive agreement to acquire American General Corporation (AGC). American General shareholders will receive $46 per American General share in AIG common stock, subject to a collar mechanism. The transaction, which has been approved by the boards of directors of both companies, will be a tax-free reorganization and will be accounted for using the pooling of interests method. The transaction values American General at approximately $23 billion. AIG expects to receive the remaining regulatory approvals for the acquisition in August and plans to close the transaction as soon as possible thereafter.

SUBSEQUENT EVENTS

AIG continues to update the estimates of its total expected net losses resulting from the terrorist attacks of September 11, 2001. It is impossible for any company to precisely estimate its total losses at the current time. Although AIG's property insurance coverages on the World Trade Center complex are minor, AIG expects ultimately to receive claims from many insureds across a wide range of coverages. Based on the information available at the current time, AIG's net pre-tax losses are expected to approximate $800 million.

     On August 29, 2001, AIG acquired AGC in a transaction accounted for as a pooling of interests. As a result, all financial information presented herein for the combined entity reflects the results of AGC as if AGC had been consolidated for all periods presented. It is estimated that the combined entity will incur one-time pre-tax costs of approximately $1.3 billion in the third quarter of 2001 ($950 million after tax) with additional less significant costs expected to be incurred in the fourth quarter of 2001 and in 2002 and 2003 related to the ongoing integration of operations.

     Approximately 40 percent of the one-time costs incurred in the third quarter are related to direct costs with respect to the acquisition such as investment banking, legal and accounting fees, employee severance and other termination benefits, and other compensation costs related to change in control provisions applicable to AGC executives. Also included in one-time costs are charges resulting from post-business combination plans. Such charges recognize that certain assets will have no future economic benefit or ability to generate future revenues. Such costs include asset impairment charges related to software, leasehold improvements and certain goodwill related to such operations as part of the post-business combination plans. Also included are certain adjustments associated with conforming AGC's balances to AIG's existing accounting policies and methodologies.

     Ongoing costs with respect to the integration of operations will be expensed in future periods as incurred. AIG expects that these ongoing costs will include costs for the integration of computer systems, the training and relocation of certain employees and the consolidation of facilities.

     As previously stated, AIG ultimately anticipates annual savings of approximately $400 million from the business combination, reflecting principally the benefits of reductions in redundant operations.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

  (c)  EXHIBITS.


     12              Supplemental Computation of Ratios of Earnings to Fixed
                     Charges
     23              Consents of Independent Accountants
    99.1             Financial Statement Schedules:
                     I  -- Summary of Investments -- Other Than Investments in
                     Related Parties as of December 31, 2000
                     II  -- Condensed Financial Information of Registrant as of
                     December 31, 2000 and 1999 and for the years ended December
                     31, 2000, 1999 and 1998
                     III -- Supplementary Insurance Information as of December
                     31, 2000, 1999 and 1998 and for the years then ended
                     IV -- Reinsurance as of December 31, 2000, 1999 and 1998 and
                     for the years then ended

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  AMERICAN INTERNATIONAL GROUP, INC.
                                         (Registrant)

                                  By /s/ HOWARD I. SMITH
                                  ----------------------------------------------
                                     Name: Howard I. Smith
                                     Title:  Executive Vice President and
                                             Chief Financial Officer

Date: October 9, 2001

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                                    DESCRIPTION
  -------                                    -----------                              LOCATION
     12              Supplemental Computation of Ratios of Earnings to Fixed       Filed herewith.
                     Charges
     23              Consents of Independent Accountants                           Filed herewith.
    99.1             Financial Statement Schedules:                                Filed herewith.
                     I  -- Summary of Investments -- Other Than Investments in
                     Related Parties as of December 31, 2000
                     II  -- Condensed Financial Information of Registrant as of
                     December 31, 2000 and 1999 and for the years ended December
                     31, 2000, 1999 and 1998
                     III -- Supplementary Insurance Information as of December
                     31, 2000, 1999 and 1998 and for the years then ended
                     IV -- Reinsurance as of December 31, 2000, 1999 and 1998 and
                     for the years then ended